As filed with the U.S. Securities and Exchange Commission on May 19, 2022.

Registration No. 333-263396

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Indonesia Energy Corporation Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	1311	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employee Identification number)

GIESMART PLAZA 7th Floor

Jl. Raya Pasar Minggu No. 17A

Pancoran – Jakarta 12780 Indonesia

+62 21 2696 2888

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James J. Huang

Chief Investment Officer

GIESMART PLAZA 7th Floor

Jl. Raya Pasar Minggu No. 17A

Pancoran – Jakarta 12780 Indonesia

+62 21 2696 2888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq. Lawrence A. Rosenbloom, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Tel: (212) 370-1300 Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MAY [ ], 2022

Up to 9,100,574

Ordinary Shares

This prospectus relates to the resale, from time to time, by the selling shareholder named herein (which we refer to herein as the Selling Shareholder) of (i) an aggregate of up to 8,333,334 of our ordinary shares, par value $0.00267 per share (which we refer to herein as the ordinary shares), potentially issuable upon the conversion of (or monthly installment payments made by us under) an outstanding convertible promissory note held by the Selling Shareholder and (ii) an aggregate of up to 767,240 ordinary shares potentially issuable upon exercise of two outstanding warrants held by the Selling Shareholder (which we refer to herein as the Warrants).

We are not selling any securities under this prospectus and we will not receive proceeds from the sale of our ordinary shares by the Selling Shareholder. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current applicable exercise price of $6.00 per share with respect to all of the 767,240 ordinary shares, would result in gross proceeds to us of approximately $4,603,440.

We will pay the expenses of registering the ordinary shares offered by this prospectus, but all selling and other expenses incurred by the Selling Shareholder will be paid by the Selling Shareholder. The Selling Shareholder may sell our ordinary shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the Selling Shareholder may sell shares will be determined by the prevailing market price for our ordinary shares or in negotiated transactions.

Our ordinary shares are traded on NYSE American LLC (or NYSE American) under the symbol “INDO.” On May 19, 2022, the last reported sale price for our ordinary share on NYSE American was $16.18.

Investing in our securities is highly speculative involves a significant degree of risk. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2022.

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. Neither we nor the Selling Shareholder have authorized anyone to provide you with information different from that contained in this prospectus or any free-writing prospectus. We are offering to sell, and seeking offers to buy, the ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ordinary shares.

We have not taken any action to permit a public offering of the ordinary shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ordinary shares and the distribution of the prospectus outside the United States.

We obtained the statistical data, market data and other industry data and forecasts described in this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the risks described under “Risk Factors” beginning on page 12 of this prospectus. We note that our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

All references to “the Company”, “we,” “us,” “our,” or similar terms used in this prospectus refer to Indonesia Energy Corporation Limited, a Cayman Islands exempted company with limited liability, including its consolidated subsidiaries, unless the context otherwise indicates. In addition, references in this prospectus to “Government” refer to the government of Indonesia and its agencies.

Please see “Glossary of Terms” for a listing of oil and gas-related defined terms used throughout this prospectus.

Overview

We are an oil and gas exploration and production company focused on the Indonesian market. Alongside operational excellence, we believe we have set the highest standards for ethics, safety and corporate social responsibility practices to ensure that we add value to society. Led by a professional management team with extensive oil and gas experience, we seek to bring forth at all times the best of our expertise to ensure the sustainable development of a profitable and integrated energy exploration and production business model.

Our mission is to efficiently manage targeted profitable energy resources in Indonesia. Our vision is to be a leading company in the Indonesian oil and gas industry for maximizing hydrocarbon recovery with the minimum environmental and social impact possible.

We currently have rights through contracts with the Indonesian government to one oil and gas producing block (called Kruh Block) and one oil and gas exploration block (called Citarum Block). We have also identified a potential third exploration block, known as the Rangkas Area, and we may seek to acquire or otherwise obtain rights to additional oil and gas producing assets.

We produce oil through a subsidiary which operates the Kruh Block under an agreement with PT Pertamina (Persero), the Indonesian state-owned oil and gas company (or Pertamina). Our operatorship Kruh Block runs until May 2030 under a ten year Joint Operation Partnership (or KSO) with Pertamina. Kruh Block covers an area of 258 km2 (63,753 acres) and is located onshore 16 miles northwest of Pendopo, Pali, South Sumatra. In this prospectus, we refer to the specific wells we are operating, drilling or exploring at Kruh Block by number, alternatively proceeded by the word “Kruh” or the designation “K-” (for example, the 26th well at Kruh Block is alternatively referred to herein as “Kruh 26” or “K-26”).

Citarum Block is an exploration block covering an area of 3,924.67 km2 (969,807 acres). This block is located onshore in West Java and only 16 miles south of the capital city of Indonesia, Jakarta. Our rights to Citarum Block run until July 2048 under Production Sharing Contract (or PSC) agreement with the Indonesian Special Task Force for Upstream Oil and Gas Business Activities (known as SKK Migas).

We were incorporated on April 24, 2018 as an exempted company with limited liability under the laws of the Cayman Islands and are a holding company for WJ Energy Group Limited (or WJ Energy), which in turn owns our Indonesian holding and operating subsidiaries.

Indonesia’s Oil and Gas Industry and Economic Information

The largest economy in Southeast Asia, Indonesia (located between the Indian and Pacific oceans and bordered by Malaysia, Singapore, East Timor and Papua New Guinea) has charted impressive economic growth since overcoming the Asian financial crisis of the late 1990s. The Indonesian economy continued to recover in 2021 despite moderating due to the COVID-19 Delta variant wave mid-year. The Indonesian economy is estimated to have expanded 3.7 percent during 2021 and is forecast to accelerate to 5.2 percent in 2022, according to the World Bank. Today, Indonesia is the world’s 10th largest economy, a member of the G-20 and the world’s fourth most populous nation with a population, according to the Central Intelligence Agency’s World Factbook, as of July 2021 of over 275 million. Indonesia also has a prominent presence in other commodities markets such as thermal coal, copper, gold and tin, with Indonesia being the world’s second largest tin producer and largest tin exporter, as well as in the agriculture industry as a producer of rice, palm oil, coffee, medicinal plants, spices and rubber according to the Indonesia Commodity & Derivatives Exchange and the World Factbook.

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The Indonesian oil and gas industry is among the oldest in the world. Indonesia has been active in the oil and gas sector for over 130 years after its first oil discovery in North Sumatra in 1885. The major international energy companies began their significant exploration and development operations in the mid-20th century. According to the Special Taskforce for Upstream Oil and Gas Business Activities (SKK Migas – Satuan Kerja Khusus Pelaksana Kegiatan Usaha Hulu Minyak dan Gas Bumi) Annual Report 2020 and the BP Statistical Review of World Energy 2021, Indonesia held proven oil reserves of 2.44 billion barrels at the end of 2020. According to its public filings, Chevron has been very active in Indonesia for over 50 years. Chevron has produced a very large amount of oil — 12 billion barrels — over this period with billions of those barrels having been produced in Sumatra (the location of our Kruh Block, as described below).

According to the BP 2021 Report, Indonesia’s oil consumption in 2020 reached 1.45 million barrels per day, 51% of which was met by domestic production. The MEMR specified that Indonesia exported 31.45 million barrels of oil and imported 79.69 million barrels of oil in 2020. SKK Migas recorded Thailand and Singapore as the top two countries Indonesia exported oil and condensate to in 2020, respectively at 10.18 million barrels and 4.13 million barrels.

Further, we believe that Indonesia’s expanding economy, in combination with the government’s intention to lower reliance on coal as a source for energy supply in industries, power generation and transportation, will cause Indonesian domestic demand for gas to rise in the future. Indonesia’s power infrastructure needs substantial investment if it is not to inhibit Indonesia’s economic growth. According to the MEMR 2020 Report, generating capacity at the end of 2020 was standing at around 72.8 gigawatts or an increase of 4.5% compared to 69.7 gigawatts generating capacity in 2019. According to the 2017 Indonesian General National Energy Plan, the Government has targeted an increase in power generation capacity to 190 gigawatts in 2030 and 443 gigawatts in 2050 to keep up with the electricity demand from Indonesia’s growing middle class population and its manufacturing sector. The Indonesian Secretariat General of National Energy Council has reported that Indonesia’s gas demand is estimated to rise from 1.67 TCF in 2015 to 2.45 TCF in 2025 with the bulk of demand originating from Java and Bali, particularly for power stations and fertilizer plants.

According to Indonesia Energy Outlook 2020, a report published by the Indonesian Agency for the Assessment and Application of Technology, from 2018 to 2050, Indonesia’s total energy demand is expected to grow at an average rate of 3.9% per year. For the same period, natural gas demand average growth rate is estimated at 3.8% per year, industrial sector energy demand average growth rate is expected at 4.4% per year and total electricity demand is expected to increase 630% by 2050, with 24% of it will be generated by gas.

In terms of gas distribution, Indonesia still lacks an extensive gas pipeline network because the major gas reserves are located away from the demand centers due to the particular territorial composition of the archipelagic state of Indonesia. Indonesian gas pipeline networks have been developed based on business projects; thus, they are composed of a number of fragmented systems. The developed gas networks are located mostly near consumer centers. Total gas transmission and distribution pipeline infrastructure in 2020 was 15.725,06 km, which is 6.51% higher compared to 2019 but still 46% lower compared to 2019 additional pipeline length. By 2024, Indonesia is expected to have a total of 17,300 km of gas pipeline network according to Oil and Gas Downstream Regulatory Agency (BPH MIGAS) 2020 Performance Report.

In West Java, where the Citarum Block is located, the total natural gas demand is expected to increase significantly from 2,521 MMSCFD in 2020 to 3,032 MMSCFD by 2035 according to Petromindo, an Indonesian petroleum, mining and energy news outlet. This will require additional gas supply of 603 MMSCFD in 2020 and 1,836 MMSCFD in 2028 including import. Being relatively low-carbon compared to coal, as well as being medium-cost, gas is likely to remain a favored fuel for at least the next decade, especially given Indonesia’s extensive gas reserves. Moreover, energy demand in Indonesia is expected to increase as Indonesia’s economy and population grow.

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Our Opportunity

Beginning in 2014, our management team identified a significant opportunity in the Indonesian oil and gas industry through the acquisition of medium-sized producing and exploration blocks. In general terms, our goal was to identify assets with the highest potential for profitable oil and gas operations. As described further below, we believe that our two current assets — Kruh and Citarum — represent just these types of assets.

We believe these medium-sized blocks were available for two main reasons: (i) a general lack of investment in the industry by smaller companies such as ours and (ii) the fact that these blocks are overlooked by the major oil and gas exploration companies; many of which operate within Indonesia.

The fundamentals for the lack of investment in our target sector are the industry’s intensive capital requirements and high barriers to entry, including high startup costs, high fixed operating costs, technology, expertise and strict government regulations. We have and will continue to seek to overcome this through the careful deployment of investor capital as well as cash from our producing operations.

In addition, the medium-sized blocks we target are overlooked by the larger competitors because their asset selection is subject to a higher threshold criterion in terms of reserve size and upside potential to justify the deployment of their human resources and capital. This means that a very small company is not capable of operating these blocks, a new investor is unlikely to enter this sector and the major producers are competing for the larger assets.

This scenario creates our corporate opportunity: the availability of overlooked assets including producing and exploration projects with untapped potential resources in Indonesia that creates the potential to both generate economic profit and expand our operations in the years to come.

An important fact is that, since we started our operations in 2014, the natural resources industry has gone through a dramatic change due to oil price volatility. The challenges imposed by low oil prices during this period created an incentive for us to operate efficiently by driving our business to make the most use of the resources available within our organization to lower costs and improve operational productivity. More recently, with an improvement in oil prices, we believe are in a good position to take advantage of our lower producing costs.

Recent Developments

Drilling and Production at the Kruh Block

With respect to our drilling program at Kruh Block, in March 2021 we announced our plan to drill a total of 5 wells in 2021, 6 wells in 2022 and 7 wells in 2023, for a total of 18 new wells on Kruh Block. Due to delays in the Government permitting process and COVID-19-related delays experienced during 2021, our overall drilling program for Kruh Block has similarly been somewhat delayed. We continue to carry on with our plan on drilling 18 new wells at Kruh Block, but now through 2024 rather than 2023. We completed the drilling of 2 of those wells in 2021 with the additional 16 more wells expected during the course of 2022 through 2024 as described further below.

We commenced the drilling of a well named “Kruh 25” at Kruh Block on April 21, 2021 and another well named “Kruh 26” at Kruh Block on August 22, 2021. As a result of our successful drilling program at Kruh 26, our production rate increased by over 50% from approximately 160 barrels of oil per day during the first 10 months of 2021 to approximately 245 barrels of oil per day as of late December 2021. Kruh 25 has not reached its optimal production rate as a result of significant damage due to flooding during an extended period of heavy monsoon rain in 2021, leading to extremely difficult working conditions caused by a deteriorated drill site and inadequate equipment performance. We are currently conducting remedial workover activities at Kruh 25 so that it can attempt to match the results of the Kruh 26 well. We will use Electrical Enhanced Oil Recovery (or EEOR), an electro kinetic process to improve oil recovery, to help remedy the damage in Kruh 25 reservoirs. Such technique improves viscosity of fluids by electrochemical reactions such as oxidation and reduction (REDOX reactions). Our other existing producing wells at Kruh Block could also potentially benefit from this technique.

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We mobilized the drilling rigs to drill 2 back-to-back producing wells, namely the Kruh 27 and Kruh 28 well, at our Kruh Block in March 2022, and on May 12, 2022 we announced the discovery of oil at Kruh 27. We expect Kruh 27 to begin producing oil by the end of May 2022 and plan to commence drilling of the Kruh 28 well immediately thereafter. A third new well at Kruh Block is anticipated to commence drilling in the June-July 2022 timeframe, and likely a fourth new well sometime before the end of 2022. This activity is being funded in part from the net proceeds of our convertible note financing from L1 Capital described below (L1 Capital is the Selling Shareholder named in this prospectus).

L1 Capital Financing

Original Transaction Documents. On January 21, 2022 (the “Initial Closing Date”), we closed an initial $5.0 million tranche (the “First Tranche”) of a total anticipated $7.0 million private placement with L1 Capital Global Opportunities Master Fund, Ltd. (“L1 Capital”) pursuant to the terms of Securities Purchase Agreement, dated January 21, 2022, between L1 Capital and us (the “Purchase Agreement”).

In connection with the closing of the First Tranche, we issued to L1 Capital (i) a 6% Original Issuance Discount Senior Convertible Promissory Note in a principal amount of up to $7,000,000 (which was subsequently expanded to $10,000,000 as described below, the “Note”) and (ii) a five year Ordinary Share Purchase Warrant (the “Initial Warrant”) to purchase up to 383,620 of our ordinary shares at an exercise price of $6.00 per share, subject to adjustment. The Purchase Agreement and the Note were amended on March 4, 2022 as described below (the “L1 Amendment”).

Within two (2) trading days of the declaration of effectiveness of the registration statement of which this prospectus forms a part, and subject to the satisfaction of certain conditions precedent, a second tranche of funding under the Note (the “Second Tranche”) was to be provided by L1 Capital in the principal amount of $5,000,000 (which had been $2,000,000 prior to the L1 Amendment). Such principal amount, if funded, will be added to the principal amount of the Note, and L1 Capital will be entitled to receive an additional Ordinary Share Purchase Warrant (carrying the same terms as the Initial Warrant) (the “Second Warrant” and collectively with the Initial Warrant, the “Warrants”) to purchase up to 383,620 ordinary shares (which had been 153,450 prior to the L1 Amendment), if the full amount of the Second Tranche is funded, at an exercise price of $6.00 per share, subject to adjustment.

The amount of the Second Tranche, and the corresponding number of ordinary shares underlying the Second Warrant, was subject to reduction if the principal amount of the Note (after funding the Second Tranche) would be 20% or more of our then current market capitalization on the trading day following the date of effectiveness of the registration statement of which this prospectus forms a part (this percentage was 25% prior to the L1 Amendment).

March Amendments to L1 Capital Transaction Documents. On March 4, 2022, in connection with the L1 Amendment, we entered into a First Amendment to the Purchase Agreement with L1 Capital (the “SPA Amendment”) and an Amended and Restated Senior Convertible Promissory Note, which amends and restates the original Note in its entirety (the “Replacement Note”), to memorialize the following amendments to the terms of the financing transaction:

1. The amount of the Second Tranche was increased from $2,000,000 to $5,000,000 (less a 6% original issuance discount as provided for in the original Note) (the “New Second Tranche Amount”).

2. Because of the increase in the Second Tranche Amount, at the closing of the Second Tranche, L1 Capital will be entitled to receive a Warrant (the “Second Warrant”) to purchase up to 383,620 Ordinary Shares (rather than 153,450 Ordinary Shares per the initial terms, and assuming the full New Second Tranche Amount is funded) at an exercise price of $6.00 per share, subject to adjustment.

3. Without the prior approval of L1 Capital, we will be restricted in issuing new ordinary shares or ordinary share equivalents (subject to certain exceptions) during the period from March 4, 2022 through the date that is seven (7) trading days after the registration statement of which this prospectus forms a part is declared effective; provided that this restriction will not apply if then trading price of our ordinary shares is over $9.00 with average five (5) day trading volume of 500,000 shares.

4. The New Second Tranche Amount, and the corresponding number of ordinary shares underlying the Second Warrant, was subject to reduction if the principal amount of the Replacement Note (after funding the Second Tranche) would be 20% or more (as opposed to 25% as provided for in the original Note) of our market capitalization on the trading day following the date of effectiveness of the registration statement of which this prospectus forms a part (the “Market Capitalization Limitation”).

May Amendments to L1 Capital Transaction Documents. On May 16, 2022, we executed and delivered to the L1 Capital a Second Amended and Restated Senior Convertible Promissory Note which amends and restates the Replacement Note in its entirety (the “Second Replacement Note”) to memorialize the following amendments to the terms of the financing transaction:

1. L1 Capital agreed to fund the full New Second Tranche Amount of $5,000,000 (less a 6% original issuance discount) to us within two (2) trading days following our filing of a first amendment to the registration statement of which this prospectus forms a part (“Amendment No. 1”), rather than following effectiveness of such registration statement.

2. The Market Capitalization Limitation and all other conditions within the control of L1 Capital to the funding of the New Second Tranche Amount have been removed.

3. We will use our commercially reasonable efforts to file Amendment No. 1 by May 20, 2022 and cause the registration statement of which this prospectus forms a part to be declared effective by May 31, 2022.

4. L1 Capital agreed to defer the initial required monthly installment payment of the Second Replacement Note from May 21, 2022 until June 15, 2022.

All references in this prospectus to the “Note” shall refer to the Second Replacement Note unless the context expressly indicates otherwise.

Amendments to Employment Agreements

On January 21, 2022, we entered into a Second Amendment to Employment Agreement (the “Ingriselli Second Amendment”) with Frank C. Ingriselli, our President. The effective date of the Ingriselli Second Amendment is January 1, 2022. The Ingriselli Second Amendment amends that certain Employment Agreement between Mr. Ingriselli and us, effective February 1, 2019, as amended by that certain First Amendment to Employment Agreement, effective as of February 1, 2020 (the “Ingriselli Agreement”).

Pursuant to the Ingriselli Second Amendment: (i) the term of the Ingriselli Agreement was extended to December 31, 2023, unless terminated earlier pursuant to the terms of the Ingriselli Agreement; and (ii) Mr. Ingriselli was granted an award of 60,000 ordinary shares, with 30,000 shares vesting on July 1, 2022 and 30,000 vesting on January 1, 2023, with a lock-up period of 180 days from each vesting date.

On January 21, 2022, we entered into a Second Amendment to Employment Agreement (the “Overholtzer Second Amendment”) with Gregory Overholtzer, our Chief Financial Officer. The effective date of the Overholtzer Second Amendment is January 1, 2022. The Overholtzer Second Amendment amends that certain Employment Agreement between Mr. Overholtzer and us, effective February 1, 2019, as amended by that certain First Amendment to Employment Agreement, effective as of February 1, 2020 (the “Overholtzer Agreement”).

Pursuant to the Overholtzer Second Amendment, the term of the Overholtzer Agreement was extended to December 31, 2023, unless terminated earlier pursuant to the terms of the Overholtzer Agreement.

No further changes were made to either the Ingriselli Agreement or the Overholtzer Agreement.

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Option Exercises

On March 3, 2022, with the approval of the Compensation Committee of our board of directors, certain of our executive officers exercised vested options to purchase restricted ordinary shares on a “cashless exercise” basis. The following table shows the ordinary shares issued to these officers upon such exercise:

Optionee	Vested Options Exercised	Option Exercise Price	Closing Price on March 3, 2022	Net Shares Received Upon Exercise
Wirawan Jusuf	100,000	$11.00	$20.20	45,545
James J, Huang	100,000	$11.00	$20.20	45,545
Mirza Said	100,000	$11.00	$20.20	45,545
Chia Hsin “Charlie” Wu	100,000	$11.00	$20.20	45,545
Frank Ingriselli	37,500	$11.00	$20.20	17,079
Total	437,500			199,259

All references herein to our ordinary shares outstanding as of the date of this prospectus take such option exercises into account.

Summary of Risks Affecting Our Business

Investing in our ordinary shares is highly speculative and involves a significant degree of risk. You should carefully consider the risks and uncertainties discussed under the section titled “Risk Factors” elsewhere in this prospectus before making a decision to invest in our ordinary shares. Certain of the key risks we face include, without limitation:

●	our operations are solely in Indonesia, and our lack of asset and geographic diversification increases the risk of an investment in us, and our financial condition and results of operations may deteriorate if we fail to diversify;

●	oil and gas price volatility has and may continue to adversely affect our results of operations and financial condition;

●	lower oil and/or gas prices may also reduce the amount of oil and/or gas that we can produce economically;

●	there is inherent credit risk in any gas sales arrangements with the Government to which we may become a party in the future;

●	the global pandemic of COVID-19 and volatility in the energy markets may materially and adversely affect our business, financial condition, operating results, cash flow, liquidity and prospects;

●	our business requires significant capital investment and maintenance expenses, which we may be unable to finance on satisfactory terms or at all;

●	our estimated oil reserves are based on assumptions that may prove inaccurate, and thus our estimates of proved reserves and future net revenue are inherently imprecise.

●	we may not find any commercially productive oil and gas reservoirs in connection with our exploration activities.

●	we may not adhere to our proposed drilling schedule, and our drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors that are beyond our control;

●	we are subject to complex laws, rules and regulations common to the oil and natural gas industry, including those specific to operating in Indonesia, which can have a material adverse effect on our business, financial condition and results of operations;

●	our Production Sharing Contract for Citarum Block requires or may require us to relinquish portions of the subject contract area in certain circumstances, which would potentially leave us with less area to explore;

●	climate change and climate change legislation and regulatory initiatives could result in increased operating costs and decreased demand for the oil and natural gas that we produce;

●	we are faced with the high risks inherent in the drilling of oil and natural gas wells, including the risk that we may encounter no commercially productive natural gas or oil reservoirs even if we expend significant costs on such exploration;

●	We are a holding company, with all of our operations conducted through our operating subsidiaries in Indonesia. Should our operations generate positive cash flows in the future, and should we desire to cause our operating subsidiaries to make dividends or distributions to our parent company in the future, limitations on the ability of our subsidiaries to do so, or any tax implications of doing so, could limit our ability to pay our parent company expenses or pay dividends to holders of our ordinary shares;

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●	you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited, as a result of our company being incorporated under the laws of the Cayman Islands;

●	We have identified a material weakness in our internal control over financial reporting for the year ended December 31, 2021. If we fail to remediate this weakness or otherwise develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.

●	our convertible note and warrant financing with L1 Capital (as amended) could cause substantial dilution and pressure on the public price of our ordinary shares as repayments under such note can be paid in ordinary shares priced at a discount to market;

●	The rights afforded to L1 Capital under our convertible note and warrant financing with them could discourage investment in our company from third parties;

●

the market for our ordinary shares has been volatile, and an active, liquid and orderly trading market for our ordinary shares may not be maintained in the United States, which could limit your ability to sell our ordinary shares; and

●	as a foreign private issuer, we are subject to different U.S. securities laws and NYSE American governance standards than domestic U.S. issuers. This may afford less protection to holders of our ordinary shares, and you may not receive corporate and company information and disclosure that you are accustomed to receiving or in a manner in which you are accustomed to receiving it.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction; and

●	we have adopted “home country” practice and thereby opted out of the NYSE American rule that would otherwise require shareholder approval should we issue more than 19.99% of our then outstanding ordinary shares in a financing that is not a “public offering” at less than the then current market value.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (which we refer to as the JOBS Act), and we are eligible to take advantage of certain exemptions from various reporting and financial disclosure requirements that are applicable to other public companies, that are not emerging growth companies, including, but not limited to, (1) presenting only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus, (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (3) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (4) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these exemptions. As a result, investors may find investing in our ordinary shares less attractive.

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In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (which we refer to as the Securities Act), for complying with new or revised accounting standards. As a result, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies, and we intend to take advantage of this extended transaction period.

We could remain an emerging growth company for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (2) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

History and Corporate Structure

We were incorporated on April 24, 2018 as an exempted company with limited liability under the laws of the Cayman Islands and are a holding company for WJ Energy Group Limited (or WJ Energy), which in turn owns our Indonesian holding and operating subsidiaries. We presently have one shareholder, Maderic Holding Limited (or Maderic), which own 68.29% of our issued shares. Maderic is controlled by our Chairman and Chief Executive Officer (see “Principal Shareholders”).

WJ Energy was incorporated in Hong Kong on June 3, 2014. The initial shareholders of WJ Energy were Maderic and HFO Investment Group (or HFO), with each owning 50% of WJ Energy’s shares. On October 20, 2014, HFO received HKD 4,000 from Maderic as consideration for 4,000 shares in WJ Energy, which resulted in Maderic owning 90% of WJ Energy and HFO owning 10%.

On February 27, 2015, WJ Energy formed GWN as a vehicle to acquire and thereafter operate the Kruh Block. On March 20, 2017, PT Harvel Nusantara Energi, an Indonesian limited liability company (or HNE), was formed by WJ Energy as a required vehicle for oil and gas block acquisitions in compliance with Indonesian law. On June 26, 2017, Maderic sold 500 shares of WJ Energy to HFO in consideration of HKD 500. Concurrently, Maderic sold 1,500 shares of WJ Energy to Opera Cove International Limited, an unaffiliated third party (or Opera), in consideration of HKD 1,500. At the end of such transactions, the outstanding shares of WJ Energy were owned 70% by Maderic, 15% by HFO and 15% by Opera. On June 25, 2017, Maderic and Opera executed an entrustment agreement giving Maderic legal and beneficial ownership of the shares held by Opera. On December 7, 2017, PT Cogen Nusantara Energi, an Indonesian limited liability company, was formed under HNE as a required vehicle for the prospective acquisition of a new oil and gas block through a Joint Study program in consortium with GWN. On May 14, 2018, PT Hutama Wiranusa Energi, was formed under GWN as a requirement to sign the contract for the acquisition of Citarum Block as part of the consortium that conducted the Joint Study for the Citarum Block.

On June 30, 2018, we entered into two agreements with Maderic and HFO (the two then shareholders of WJ Energy): a Sale and Purchase of Shares and Receivables Agreement and a Debt Conversion Agreement (which we refer to collectively as the Restructuring Agreements). The intention of the Restructuring Agreements was to restructure our capitalization in anticipation of our initial public offering which was concluded in December 2019. As a result of the transactions contemplated by the Restructuring Agreements: (i) WJ Energy (including its assets and liabilities) became a wholly-owned subsidiary of our company, (ii) loans amounting to $21,150,000 and $3,150,000 that were owed by WJ Energy to Maderic and HFO, respectively, were converted for nominal value into ordinary shares of our company and (iii) we issued an aggregate of 15,999,000 ordinary shares to Maderic and HFO. The above mentioned transaction is accounted for as a nominal share issuance (which we refer to as the Nominal Share Issuance). All number of shares and per share data presented in this prospectus have been retroactively restated to reflect the Nominal Share Issuance.

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This series of transactions resulted in the then ownership of our company being set at 87.04% owned by Maderic (13,925,926 ordinary shares), and 12.96% owned by HFO (2,074,074 ordinary shares), out of a total of 16,000,000 issued ordinary shares.

On November 8, 2019, we implemented a one-for-zero point three seven five (1 for 0.375) reverse stock split of our ordinary shares by way of share consolidation under Cayman Islands law (which we refer to herein as the Reverse Stock Split). As a result of the Reverse Stock Split, the total of 16,000,000 issued and outstanding ordinary shares prior to the Reverse Stock Split was reduced to a total of 6,000,000 issued and outstanding ordinary shares. The purpose of the Reverse Stock Split was for us to be able to achieve a share price for our ordinary shares consistent with the listing requirements of the NYSE American. Any fractional ordinary share that would have otherwise resulted from the Reverse Stock Split was rounded up to the nearest full share. The Reverse Stock Split maintained our founding shareholders’ then percentage ownership interests in our company at 87.04% owned by Maderic (5,222,222 ordinary shares) and 12.96% owned by HFO (777,778 ordinary shares), out of a total of 6,000,000 issued ordinary shares. The Reverse Stock Split also increased the par value of our ordinary shares from $0.001 to $0.00267 and decreased the number of authorized ordinary shares of our company from 100,000,000 to 37,500,000 and authorized preferred shares from 10,000,000 to 3,750,000.

As of the date of this prospectus, Maderic owns 68.29% of our issued and outstanding shares, while HFO owns less than 5% of our issued and outstanding shares. As of the date of this prospectus, we have 7,647,214 ordinary shares issued and outstanding. The following diagram illustrates our corporate structure, including our consolidated holding and operating subsidiaries, as of the date of this prospectus:

Not reflected in the above is that, for purposes of compliance with Indonesian law related to ownership of Indonesian companies: (i) WJ Energy owns 99.90% of the outstanding shares of GWN and HNE, and (ii) GWN and HNE each own 0.1% of the outstanding shares of the other; and (iii) GWN owns 99.50% of the outstanding shares of HWE, and the remaining 0.50% is owned by HNE; and (iv) HNE owns 99.90% of the outstanding shares of CNE, and the remaining 0.10% is owned by GWN.

Corporate Information

Our principal executive offices are located at GIESMART PLAZA 7th Floor, Jl. Raya Pasar Minggu No. 17A, Pancoran – Jakarta 12780 Indonesia. Our telephone number at this address is +62 21 2696 2888. Our registered office in the Cayman Islands is located at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, Cayman Islands. Our web site is located at www.indo-energy.com. The information contained on our website is not incorporated by reference into this prospectus, and the reference to our website in this prospectus is an inactive textual reference only.

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THE OFFERING

Ordinary shares offered by Selling Shareholder:	Up to 9,100,574 ordinary shares of our company, which includes (i) up to 8,333,334 ordinary shares potentially issuable upon the conversion of (or monthly installment payments made by us under) an outstanding second amended and restated convertible promissory note held by the Selling Shareholder (the “Note”), and (ii) up to 767,240 ordinary shares potentially issuable upon the exercise of two outstanding warrants to purchase ordinary shares issued to the Selling Shareholder (the “Warrants”).

Number of ordinary shares outstanding before this offering:	7,647,214 ordinary shares outstanding immediately prior to this offering.

Number of ordinary shares outstanding after this offering:	Up to 16,747,788 ordinary shares may be outstanding after this offering is completed(1).

Use of proceeds:	We will not receive any proceeds from the sale by the Selling Stockholder of the ordinary shares being offered by this prospectus. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current exercise price with respect to all Warrants, would result in gross proceeds to us of approximately $4,603,440, assuming the current exercise price of the Warrants of $6.00 per share. The proceeds from such Warrant exercises, if any, will be used for working capital and general corporate purposes. No assurances can be given that all or any portion of the Warrants will be exercised.

Trading symbol:	Our ordinary shares are currently traded on the NYSE American under the symbol “INDO”.

Risk factors:	Investing in our ordinary shares is highly speculative and involves a significant degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 12.

Unless we indicate otherwise, all information in this prospectus is based on 7,647,214 ordinary shares issued and outstanding as of the date of this prospectus.

(1)        Assumes: (i) conversion of all principal under the Note into 8,333,334 ordinary shares at an assumed conversion price of $1.20 per share, which is the floor price for conversion of the Note and (ii) full exercise of all of the Warrants. The number of ordinary shares issuable upon conversion or repayment of the Note may be substantially less than the number of ordinary shares registered hereunder as the Note may be converted or repaid based on prevailing market prices for our ordinary shares during the term of the Note.

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SUMMARY SELECTED FINANCIAL DATA

The following table summarizes certain of our financial data. We have derived the following statements of operations data and balance sheets data for the years ended December 31, 2021 and 2020 from our audited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes included elsewhere in this prospectus. Numbers in the following tables are in U.S. dollars and, except share and per share amounts, in thousands.

STATEMENTS OF OPERATIONS DATA:

	For the Twelve Months Ended December 31,
	2021	2020

Revenue	$2,453	$1,981
Lease operating expenses	2,492	2,018
Depreciation, depletion and amortization	811	699
General and administrative expenses	5,251	6,534
Exchange gain (loss)	28	132
Other income (expense)	(10)	186
Loss before Income tax	(6,083)	(6,952)
Income tax provision		-
Net loss	$(6,083)	$(6,952)

Loss per ordinary share attributable to the Company
Basic and diluted	$(0.82)	$(0.94)
Weighted average ordinary share outstanding
Basic and diluted	7,420,414	7,395,120

BALANCE SHEET DATA:

	As of December 31,
	2021	2020

Current assets	$3,533	$11,241
Total assets	12,090	15,576
Current liabilities	2,834	1,828
Total liabilities	4,270	3,218
Ordinary shares	20	20
Total equity	$7,820	$12,358

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NON-GAAP FINANCIAL MEASURES:

Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures

Adjusted EBITDA is not a measure of net income (loss) and Adjusted EBITDA less capital expenditures is not a measure of cash flow, in both cases, as determined by GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are supplemental non-GAAP financial measures used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion, amortization and accretion, write down of other assets, share based compensation to employees and non-employees, and other unusual out of period and infrequent items. We define Adjusted EBITDA from cash flow less capital expenditures as Adjusted EBITDA less capital expenditures.

Our management believes Adjusted EBITDA provides useful information in assessing our financial condition, results of operations and cash flows and is widely used by the industry and the investment community. The measure also allows our management to more effectively evaluate our operating performance and compare the results between periods without regard to our financing methods or capital structure. Adjusted EBITDA less capital expenditures is used by management as a measure of cash generated by the business, after accounting for capital expenditures, available for investment, dividends, debt reduction or other purposes. While Adjusted EBITDA and Adjusted EBITDA less capital expenditures are non-GAAP measures, the amounts included in the calculation of Adjusted EBITDA and Adjusted EBITDA less capital expenditures were computed in accordance with GAAP. These measures are provided in addition to, and not as an alternative for, income and liquidity measures calculated in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance, such as our cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Our computations of Adjusted EBITDA and Adjusted EBITDA less capital expenditures may not be comparable to other similarly titled measures used by other companies. Adjusted EBITDA and Adjusted EBITDA less capital expenditures should be read in conjunction with the information contained in our financial statements prepared in accordance with GAAP.

The following table presents a reconciliation of Adjusted EBITDA to the GAAP financial measure of net income (loss) and a reconciliation of the GAAP financial measure of net cash provided by (used in) operating activities to the non-GAAP financial measures of Adjusted EBITDA and Adjusted EBITDA less capital expenditures for each of the periods indicated.

	For the Twelve Months Ended December 31,
	2021	2020

Net loss reconciliation to Adjusted EBITDA
Net loss	$(6,083,379)	$(6,951,698
Add (Subtract):
Depreciation, depletion, amortization and accretion	810,855	698,851
Interest expense	26,220	35,271
Income tax expense (benefit)	-	-
Realized actuarial gain	-	(46,805)
Income from accounts payable written-off	-	(146,662)
Write down of other assets	-	-
Accrual of uncertain withholding taxes	-	-
Amortization of deferred charges	78,991	72,756
Amortization of Share-based compensation	1,288,583	3,007,081
Adjusted EBITDA	$(3,878,730)	$(3,331,206)

	For the Twelve Months Ended December 31,
	2021	2020

Adjusted EBITDA	$(3,878,730)	$(3,331,206)
Subtract:
Capital Expenditures	(2,759,829)	(357,333)
Adjusted EBITDA less Capital Expenditures	$(6,638,559)	$(3,688,539)

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RISK FACTORS

An investment in our ordinary shares is highly speculative and involves a significant degree of risk. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ordinary shares. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ordinary shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our lack of asset and geographic diversification increases the risk of an investment in us, and our financial condition and results of operations may deteriorate if we fail to diversify.

Our business focus is on oil and gas exploration in limited areas in Indonesia and exploitation of any significant reserves that are found within our license areas. As a result, we lack diversification, in terms of both the nature and geographic scope of our business. We will likely be impacted more acutely by factors affecting our industry or the regions in which we operate than we would if our business were more diversified. If we are unable to diversify our operations, our financial condition and results of operations could deteriorate.

Oil and gas price volatility has and may continue to adversely affect our results of operations and financial condition.

Our revenues, cash flow, profitability and future rate of growth are substantially dependent upon prevailing prices for oil and gas, over which we have no control. If oil prices are higher, we can generate more cash from our drilling operations, and if oil prices are lower, our ability to generate cash is reduced. In addition, our ability to borrow funds and to obtain additional capital on attractive terms is also substantially dependent on oil and gas prices. Historically and recently, world-wide oil and gas prices and markets have been very volatile and are likely to continue to be volatile in the future.

Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control. These factors include international political conditions (including wars, conflicts, trade and other disputes, cyberattacks and similar occurrences), the domestic and foreign supply of oil and gas, the level of consumer demand and factors effecting such demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels and overall economic conditions. In addition, various factors, including the effect of domestic and foreign regulation of production and transportation, general economic conditions, changes in supply due to drilling by other producers and changes in demand may adversely affect our ability to market our oil and gas production. Any significant decline in the price of oil or gas would adversely affect our revenues, operating income, cash flows and borrowing capacity and may require a reduction in the carrying value of our oil and gas properties and our planned level of capital expenditures. This risk was demonstrated in 2020 and 2021 with very significant swings in the price of oil as a result of the global COVID-19 pandemic and in 2022 with Russia’s invasion of Ukraine. We may continue to be subject to oil and gas price-related risks while the pandemic persists and for so long as the global economy remains uncertain.

There is inherent credit risk in any gas sales arrangements with the Government to which we may become a party in the future.

Natural gas supply contracts in Indonesia are negotiated on a field-by-field basis among SKK Migas, gas buyers and sellers. The common clause in gas supply contracts is a “take-or-pay arrangement” in which the buyer is required to either pay the price corresponding to certain pre-agreed quantities of natural gas and offtake such quantities or pay their corresponding price regardless of whether it purchases them. Under certain circumstances, such as industrial or economic crisis in Indonesia or globally, the buyer may be unwilling or unable to make these payments, which could trigger a renegotiation of contracts and become the subject of legal disputes between parties. When and if we establish natural gas production and enter into related contracts with the Government, this contract term could have a material adverse effect on our business, financial condition and result of operation by reducing our net profit or increasing our total liabilities in the future, or both.

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We face credit risk from the Government and the ability of Pertamina to pay our company for the operating costs and profit sharing split in a timely manner.

Our current cash inflow is dependent on a “cost recovery” and profit-sharing arrangement with Pertamina, meaning that all operating costs (expenditures made and obligations incurred in the exploration, development, extraction, production, transportation, marketing, abandonment and site restoration) are advanced by our company and later repaid by Pertamina plus a share of the profit from operations. Any delay of payment by Pertamina may adversely affect our operations and delay the schedule of capital investments which could have otherwise have an adverse effect on our business, prospects, financial condition and results of operations.

Drilling oil and natural gas wells is a high-risk activity.

Our growth is materially dependent upon the success of our drilling program. Drilling for natural gas and oil involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be encountered. The cost of drilling, completing and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors beyond our control, including:

●	unexpected drilling conditions, pressure or irregularities in formations;

●	equipment failures or accidents;

●	adverse weather conditions;

●	decreases in natural gas and oil prices;

●	surface access restrictions;

●	loss of title or other title related issues;

●	compliance with, or changes in, governmental requirements and regulation; and

●	costs of shortages or delays in the availability of drilling rigs or crews and the delivery of equipment and materials.

We experienced difficulties in drilling in 2021 at our Kruh 25 well when the well collapsed during the rainy season. Our future drilling activities may not be successful and, if unsuccessful, such failure will have an adverse effect on our future results of operations and financial condition. Our overall drilling success rate or our drilling success rate for activity within a particular geographic area may decline. We may be unable to lease or drill identified or budgeted prospects within our expected time frame, or at all. We may be unable to lease or drill a particular prospect because, in some cases, we identify a prospect or drilling location before seeking an option or lease rights in the prospect or location. Similarly, our drilling schedule may vary from our capital budget. The final determination with respect to the drilling of any scheduled or budgeted wells will be dependent on a number of factors, including:

●	the results of exploration efforts and the acquisition, review and analysis of the seismic data;

●	the availability of sufficient capital resources to us and the other participants for the drilling of the prospects;

●	the approval of the prospects by other participants after additional data has been compiled;

●	economic and industry conditions at the time of drilling, including prevailing and anticipated prices for natural gas and oil and the availability of drilling rigs and crews;

●	our financial resources and results; and

●	the availability of leases and permits on reasonable terms for the prospects and any delays in obtaining such permits.

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These projects may not be successfully developed and the wells, if drilled, may not encounter reservoirs of commercially productive natural gas or oil.

Lower oil and/or gas prices may also reduce the amount of oil and/or gas that we can produce economically.

Sustained substantial declines in oil and/or gas prices may render a significant portion of our exploration, development and exploitation projects unviable from an economic perspective, which may result in us having to make significant downward adjustments to our estimated proved reserves. As a result, a prolonged or substantial decline in oil and/or gas prices, such as we have experienced since mid-2014 and which was exacerbated during the COVID-19 pandemic during 2020 and 2021 caused, and would likely in the future cause, a material and adverse effect on our future business, financial condition, results of operations, liquidity and ability to finance capital expenditures. Additionally, if we experience significant sustained decreases in oil and gas prices such that the expected future cash flows from our oil and gas properties falls below the net book value of our properties, we may be required to write down the value of our oil and gas properties. Any such asset impairments could materially and adversely affect our results of operations and, in turn, the trading price of our ordinary shares.

The outbreak of COVID-19 and volatility in the energy markets may materially and adversely affect our business, financial condition, operating results, cash flow, liquidity and prospects.

The outbreak of COVID-19 and its development into a pandemic in March 2020 have resulted in significant disruption globally. Actions taken by various governmental authorities, individuals and companies around the world to prevent the spread of COVID-19 have restricted travel, business operations, and the overall level of individual movement and in-person interaction across the globe, including the United States and Indonesia. Furthermore, the impact of the pandemic, including a resulting reduction in demand for oil and natural gas, coupled with the sharp decline in commodity prices following the announcement of price reductions and production increases in March 2020 by members of the Organization of the Petroleum Exporting Countries (“OPEC”) has led to significant global economic contraction generally and in the oil and gas exploration industry in particular. While an agreement to cut production has since been announced by OPEC and its allies, the situation, coupled with the impact of COVID-19, has continued to result in a significant downturn in the oil and gas industry.

The COVID-19 pandemic has caused us to modify our business practices, including by restricting employee travel, requiring employees to work remotely and cancelling physical participation in meetings, events and conferences, and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers and business partners. There is no certainty that such measures will be sufficient to mitigate the risks posed by COVID-19 or otherwise be satisfactory to government authorities. If a number of our employees were to contract COVID-19 at the same time, our operations could be adversely affected.

A sustained disruption in the capital markets from the COVID-19 pandemic, specifically with respect to the energy industry, could negatively impact our ability to raise capital. In the past, we have financed our operations by the issuance of equity securities. However, we cannot predict when the macro-economic disruption stemming from COVID-19 will ebb or when the economy will return to pre-COVID-19 levels, if at all. This macro-economic disruption may disrupt our ability to raise additional capital to finance our operations in the future, which could materially and adversely affect our business, financial condition and prospects, and could ultimately cause our business to fail.

The extent to which COVID-19 ultimately impacts our business, results of operations and financial condition will depend on future developments, which are uncertain and cannot be predicted, including, but not limited to, the duration and spread of COVID-19 or variants of COVID-19, its severity, the actions to contain COVID-19 or treat its impact (such as vaccinations), and how quickly and to what extent normal economic and operating conditions can resume. Even after COVID-19 has subsided, we may continue to experience materially adverse impacts to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future, and lasting effects on the volatility in the price of oil and natural gas.

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We may not be able to fund the capital expenditures that will be required for us to increase reserves and production.

We must make capital expenditures to develop our existing reserves and to discover new reserves. Historically, we have financed our capital expenditures primarily through related and non-related party financings as well as our initial public offering in December 2019 and the financing with L1 Capital in 2022. We expect to continue to utilize these or similar resources (as well as funds from potential equity and debt financings and any future net positive cash flow) in the future.

However, we cannot assure you that we will have sufficient capital resources in the future to finance all of our planned capital expenditures. This is particularly the case as we raised less funds than we had anticipated in our December 2019 initial public offering, which has required us to modify our drilling and other operational plans during 2020 and 2021.

Moreover, volatility in oil and gas prices, the timing of our drilling programs and drilling results will affect our cash flow from operations. Lower prices and/or lower production could also decrease revenues and cash flow, thus reducing the amount of financial resources available to meet our capital requirements, including reducing the amount available to pursue our drilling opportunities. If our cash flow from operations does not increase as a result of capital expenditures, a greater percentage of our cash flow from operations will be required for debt service and operating expenses and our capital expenditures would, by necessity, be decreased.

Strategic determinations, including the allocation of capital and other resources to strategic opportunities, are challenging, and our failure to appropriately allocate capital and resources among our strategic opportunities may adversely affect our financial condition and reduce our growth rate.

Our future growth prospects are dependent upon our ability to identify optimal strategies for our business. In developing our business plan, we have and will continue to consider allocating capital and other resources to various aspects of our businesses including well-development (primarily drilling), reserve acquisitions, exploratory activity, corporate items and other alternatives. We also have and will continue to consider our likely sources of capital. Our ability to fund our current business plan is dependent on our available capital. As we raised less funds than we had anticipated in our December 2019 initial public offering, we have been faced with challenges relative to the allocation of those funds, which has required us to modify our business plan and which could create challenges for our ability to fully fund our plans. In addition, notwithstanding the determinations made in the development of our business plan, business opportunities not previously identified periodically come to our attention, including possible acquisitions and dispositions. If we fail to identify optimal business strategies or fail to optimize our capital investment and capital raising opportunities and the use of our other resources in furtherance of our business strategies, our financial condition and growth rate may be adversely affected. Moreover, economic or other circumstances may change from those contemplated by our business plan, and our failure to recognize or respond to those changes may limit our ability to achieve our objectives.

Our expectations for future drilling activities will be realized over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of such activities.

We have identified drilling locations and prospects for future drilling opportunities, including development and exploratory drilling activities, at both Kruh Block and Citarum Block. These drilling locations and prospects represent a significant part of our future drilling plans. Our ability to drill and develop these locations depends on a number of factors, including the availability of capital, regulatory approvals, negotiation of agreements with third parties, commodity prices, costs, access to and availability of equipment, services, resources and personnel and drilling results. There can be no assurance that we will drill these locations or that we will be able to produce oil from these locations or any other potential drilling locations. Changes in the laws or regulations on which we rely in planning and executing its drilling programs could adversely impact our ability to successfully complete those programs.

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Our estimated oil reserves are based on assumptions that may prove inaccurate.

Oil engineering is a subjective process of estimating accumulations of oil and gas that cannot be measured in an exact way, and estimates of other engineers may differ materially from those set out herein. Numerous assumptions and uncertainties are inherent in estimating quantities of proved oil, including projecting future rates of production, timing and amounts of development expenditures and prices of oil and gas, many of which are beyond our control. Results of drilling, testing and production after the date of the estimate may require revisions to be made. Accordingly, reserves estimates are often materially different from the quantities of oil and gas that are ultimately recovered, and if such recovered quantities are substantially lower that the initial reserves estimates, this could have a material adverse impact on our business, financial condition and results of operations.

We may not find any commercially productive oil and gas reservoirs in connection with our exploration activities.

Our business prospects are currently dependent on extracting assets from our Kruh Block and on finding sufficient reserves in our Citarum Block. Drilling involves numerous risks, including the risk that the new wells we drill will be unproductive or that we will not recover all or any portion of our capital investment. Drilling for oil and gas may be unprofitable. Wells that are productive but do not produce sufficient net revenues after drilling, operating and other costs are unprofitable. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling and completion operations. In addition, our properties may be susceptible to drainage from production by other operations on adjacent properties. If the volume of oil and gas we produce decreases, our cash flow from operations may decrease.

We may be unable to expand operations by securing rights to additional producing our exploration blocks.

One of our key business strategies is expand our asset portfolio, which may include producing our exploration blocks. We have currently identified one such potential block – the Rangkas Area – and our goal will be to secure rights to conduct activities in Rangkas and other areas in Indonesia, However, due to the competitive tender process and uncertainties around Government contracting, among other factors, we may be unable to secure rights to conduct exploration or production activities in any additional areas. In particular, we face competition from other oil and gas companies in the acquisition of new oil blocks through the Indonesian government’s tender process. Our competitors for these tenders include Pertamina, the Indonesian state-owned national oil company (who can tender for blocks on its own), and other well-established large international oil and gas companies. Such companies have substantially greater capital resources and are able to offer more attractive terms when bidding for concessions. If we are unable to secure rights to additional blocks, we would be left without additional opportunities for revenue and profit and remain subject to the risks associated with our current lack of asset diversification, all of which would harm our results of operations.

We may not be able to keep pace with technological developments in our industry.

The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at substantial cost. In addition, other oil and gas companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, our business, financial condition and results of operations could be materially adversely affected.

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We have previously had to modify and in the future we may not adhere to our proposed drilling schedule.

While we have internally approved plans for development of Kruh Block and have publicly stated our intentions with respect to new drilling activity for Kruh Block, our final determination of whether and when to drill any scheduled or budgeted wells (whether in Kruh Block or otherwise) will be dependent on a number of factors, including:

●	prevailing and anticipated prices for oil and gas;

●	the availability and costs of drilling and service equipment and crews;

●	economic and industry conditions at the time of drilling;

●	the availability of sufficient capital resources;

●	the results of our exploration efforts;

●	the acquisition, review and interpretation of seismic data;

●	our ability to obtain permits for and to access drilling locations; and

●	continuous drilling obligations.

Although we have identified or budgeted for numerous drilling locations, we may not be able to drill those locations within our expected time frame or at all. In addition, our drilling schedule may vary from our expectations because of future uncertainties.

Moreover, conditions (such as weather, Government permitting, our capital resources, and similar matters) have in the past required us, and may in the future require us, to modify or delay our drilling programs. Some of the factors that impact the timing of our drilling plans are beyond our control. Any delay in implementing our drilling programs could damage our reputation and share price, and could also have a material adverse effect on our results of operations (including our cash flows).

Seasonal weather conditions and other factors could adversely affect our ability to conduct drilling activities.

Our operations could be adversely affected by weather conditions. Severe weather conditions limit and may temporarily halt our ability to operate during such conditions. We experienced weather related challenges with the collapse of our Kruh 25 well in 2021, which set back our production in 2021. These constraints and the resulting shortages or high costs could delay or temporarily halt our oil and gas operations and materially increase our operating and capital costs, which could have a material adverse effect on our business, financial condition and results of operations.

The lack of availability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploitation and development plans on a timely basis and within our budget.

Our industry is cyclical and, from time to time, there has been a shortage of drilling rigs, equipment, supplies, oil field services or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases. During times and in areas of increased activity, the demand for oilfield services will also likely rise, and the costs of these services will likely increase, while the quality of these services may suffer. If the lack of availability or high cost of drilling rigs, equipment, supplies, oil field services or qualified personnel were particularly severe in any of our areas of operation, we could be materially and adversely affected. Delays could also have an adverse effect on our results of operations, including the timing of the initiation of production from new wells.

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Our drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors that are beyond our control.

Our drilling operations are subject to a number of risks, including:

●	unexpected drilling conditions;

●	facility or equipment failure or accidents;

●	adverse weather conditions;

●	unusual or unexpected geological formations;

●	fires, blowouts and explosions; and

●	uncontrollable pressures or flows of oil or gas or well fluids; and

●	public health risks and pandemic outbreaks, such as the recent novel coronavirus pandemic

With respect to the novel coronavirus pandemic in particular, the full effects of this outbreak around the world are presently unknown and unpredictable and could have a material adverse effect on (i) the demand for our oil and gas in Indonesia, (ii) our ability to staff our drilling operations and (iii) our supply chain.

Any of these events could adversely affect our ability to conduct operations or cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution or other environmental contamination, loss of wells, regulatory penalties, suspension of operations, and attorney’s fees and other expenses incurred in the prosecution or defense of litigation.

We do not insure against all potential operating risks. We might incur substantial losses from, and be subject to substantial liability claims for, uninsured or underinsured risks related to our oil and gas operations.

We do not insure against all risks. Our oil and gas exploitation and production activities are subject to hazards and risks associated with drilling for, producing and transporting oil and gas, and any of these risks can cause substantial losses resulting from:

●	environmental hazards, such as uncontrollable flows of oil, gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater, shoreline contamination, underground migration and surface spills or mishandling of chemical additives;

●	abnormally pressured formations;

●	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;

●	leaks of gas, oil, condensate, and other hydrocarbons or losses of these hydrocarbons as a result of accidents during drilling and completion operations, or in the gathering and transportation of hydrocarbons, malfunctions of pipelines, measurement equipment or processing or other facilities in our operations or at delivery points to third parties;

●	fires and explosions;

●	personal injuries and death;

●	regulatory investigations and penalties; and

●	natural disasters and pandemics.

We have general insurance covering typical industry risks with an insured limit per event of US$35,000,000 with an insured limit per block of US$100,000,000. However, we do not know the extent of the losses caused by any occurrence and there is a risk that our insurance may be inadequate to cover all applicable losses, to the extent losses are covered at all. Losses and liabilities arising from uninsured and underinsured events or in amounts in excess of existing insurance coverage could have a material adverse effect on our business, financial condition or results of operations.

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Our use of seismic data is subject to interpretation and may not accurately identify the presence of oil and natural gas.

Even when properly used and interpreted, seismic data and visualization techniques are tools only used to assist geoscientists in identifying subsurface structures as well as eventual hydrocarbon indicators, and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. In addition, the use of seismic and other advanced technologies requires greater pre-drilling expenditures than traditional drilling strategies, and we could incur losses as a result of these expenditures. Because of these uncertainties associated with our use of seismic data, some of our drilling activities may not be successful or economically viable, and our overall drilling success rate or our drilling success rate for activities in a particular area could decline, which could have a material adverse effect on us.

We may suffer delays or incremental costs due to difficulties in the negotiations with landowners and local communities where our reserves are located.

Access to the sites where we operate require agreements (including, for example, assessments, rights of way and access authorizations) with the landowners and local communities. If we are unable to negotiate agreements with landowners, we may have to go to court to obtain access to the sites of our operations, which may delay the progress of our operations at such sites. There can be no assurance that disputes with landowners and local communities will not delay our operations or that any agreements we reach with such landowners and local communities in the future will not require us to incur additional costs, thereby materially adversely affecting our business, financial condition and results of operations. Local communities may also protest or take actions that restrict or cause their elected government to restrict our access to the sites of our operations, which may have a material adverse effect on our operations at such sites.

Unfavorable credit and market conditions could negatively impact the Indonesian economy and may negatively affect our ability to access capital, our business generally and results of operations.

Global financial crises and related turmoil in the global financial system have may have had a negative impact on our business, financial condition and results of operations. In particular, if disruptions in international credit markets, exacerbated by the sovereign debt crises or global pandemics, adversely impact the Indonesian economy (where our oil and gas products are sold by the Government), our business may suffer and may adversely affect our ability to access the credit or capital markets at a time when we would need financing, which could have an impact on our flexibility to react to changing economic and business conditions. Any of the foregoing factors or a combination of these factors, or similar factors not known to us presently, could have an adverse effect on our liquidity, results of operations and financial condition.

The marketability of our production depends largely upon the availability, proximity and capacity of oil and gas gathering systems, pipelines, storage and processing facilities.

The marketability of our production depends in part upon processing and storage. Transportation space on such gathering systems and pipelines is occasionally limited and at times unavailable due to repairs or improvements being made to such facilities or due to such space being utilized by other companies with priority transportation agreements. Our access to transportation options can also be affected by Indonesian law, regulation of oil and gas production and transportation, general economic conditions and changes in supply and demand. These factors and the availability of markets are beyond our control. If our access to these transportation and storage options dramatically changes, the financial impact on us could be substantial and adversely affect our ability to produce and market our oil and gas.

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Cyber-attacks targeting systems and infrastructure used by the oil and gas industry may adversely impact our operations.

Our business has become increasingly dependent on digital technologies to conduct certain exploration, development and production activities. We depend on digital technology to estimate quantities of oil reserves, process and record financial and operating data, analyze seismic and drilling information, and communicate with our employees and third-party partners. Unauthorized access to our seismic data, reserves information or other proprietary information could lead to data corruption, communication interruption, or other operational disruptions in our exploration or production operations. In addition, computer technology controls nearly all of the oil and gas distribution systems in Indonesia, which are necessary to transport our production to market. A cyber-attack directed at oil and gas distribution systems could damage critical distribution and storage assets or the environment, delay or prevent delivery of production to markets and make it difficult or impossible to accurately account for production and settle transactions.

While we have not experienced significant cyber-attacks, we may suffer such attacks in the future. Further, as cyber-attacks continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber-attacks.

We rely on independent experts and technical or operational service providers over whom we may have limited control.

We use independent contractors to provide us with certain technical assistance and services. We rely upon the owners and operators of rigs and drilling equipment, and upon providers of field services, to drill and develop our prospects to production. We also rely upon the services of other third parties to explore and/or analyze our prospects to determine a method in which the prospects may be developed in a cost-effective manner. Our limited control over the activities and business practices of these service providers, any inability on our part to maintain satisfactory commercial relationships with them or their failure to provide quality services could materially adversely affect our business, results of operations and financial condition.

Market conditions for oil and gas, and particularly volatility of prices for oil and gas, could adversely affect our revenue, cash flows, profitability and growth.

Our revenue, cash flows, profitability and future rate of growth depend substantially upon prevailing prices for oil and gas. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. Lower prices may also make it uneconomical for us to increase or even continue current production levels of oil and gas.

Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply and demand for oil and gas, market uncertainty and a variety of other factors beyond our control, including:

●	changes in foreign and domestic supply and demand for oil and gas;

●	political stability and economic conditions in oil producing countries, particularly in the Middle East;

●	weather conditions;

●	price and level of foreign imports;

●	terrorist activity;

●	availability of pipeline and other secondary capacity;

●	general economic conditions;

●	global risks of more coronavirus outbreaks, or other global or local public health uncertainties;

●	domestic and foreign governmental regulation; and

●	the price and availability of alternative fuel sources.

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Estimates of proved reserves and future net revenue are inherently imprecise.

The process of estimating oil reserves in accordance with the requirements of generally accepted accounting principles and the rules of the U.S. Securities and Exchange Commission is complex and involves decisions and assumptions in evaluating the available geological, geophysical, engineering and economic data. Accordingly, these estimates are imprecise. Actual future production, oil and gas prices, revenues, taxes, capital expenditures, operating expenses and quantities of recoverable oil reserves most likely will vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of our reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control.

Unless we replace our oil reserves, our reserves and production will decline over time. Our business is dependent on our continued successful identification of productive fields and prospects and the identified locations in which we drill in the future may not yield oil or natural gas in commercial quantities.

Production from oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Accordingly, our current proved reserves will decline as these reserves are produced. Our future oil reserves and production, and therefore our cash flows and income, are highly dependent on our success in efficiently developing our current reserves and economically finding or acquiring additional recoverable reserves. While we have had success in identifying and developing commercially exploitable deposits and drilling locations in the past, we may be unable to replicate that success in the future. We may not identify any more commercially exploitable deposits or successfully drill, complete or produce more oil reserves, and the wells which we have drilled and currently plan to drill within our blocks or concession areas may not discover or produce any further oil or gas or may not discover or produce additional commercially viable quantities of oil or gas to enable us to continue to operate profitably. If we are unable to replace our current and future production, the value of our reserves will decrease, and our business, financial condition and results of operations will be materially adversely affected.

Our business requires significant capital investment and maintenance expenses, which we may be unable to finance on satisfactory terms or at all.

The oil and natural gas industry is capital intensive and we expect to make substantial capital expenditures in our business and operations for the exploration and production of oil reserves. The actual amount and timing of our future capital expenditures may differ materially from our estimates as a result of, among other things, commodity prices, actual drilling results, the availability of drilling rigs and other equipment and services, and regulatory, technological and competitive developments. In response to increases in commodity prices, we may increase our actual capital expenditures. We will likely need to raise additional financing to support our business, and we intend to finance our future capital expenditures through cash generated by our operations and potential future financing arrangements. However, our financing needs may require us to alter or increase our capitalization substantially through the issuance of debt or equity securities or the sale of assets. We also face the risk that financing arrangements (including bank loans or public or private offerings of debt or equity securities) may not be available to us when needed on favorable terms or at all, which could adversely impact our ability to operate our company.

If our capital requirements vary materially from our current plans, we may require further financing. In addition, we will likely incur significant financial indebtedness in the future, which may involve restrictions on other financing and operating activities. These changes could cause our cost of doing business to increase, limit our ability to pursue acquisition opportunities, reduce cash flow used for drilling and place us at a competitive disadvantage. A significant reduction in cash flows from operations or the availability of credit could materially adversely affect our ability to achieve our planned growth and operating results.

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Our estimates regarding our market are based on our research but may prove incorrect.

This prospectus contains certain data and information that we obtained from private publications. Statistical data in these publications also include projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our ordinary shares. In addition, the rapidly changing nature of the oil and gas industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these or other forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Regulation of Our Oil and Gas Business

We are subject to complex laws common to the oil and natural gas industry, particularly in Indonesia, which can have a material adverse effect on our business, financial condition and results of operations.

The oil and natural gas industry is subject to extensive regulation and intervention by governments throughout the world, including extensive Indonesian regulations, in such matters as the award of exploration and production interests, the imposition of specific exploration and drilling obligations, allocation of and restrictions on production, price controls, required divestments of assets and foreign currency controls, and the development and nationalization, expropriation or cancellation of contract rights.

We have been required in the past, and may be required in the future, to make significant expenditures to comply with governmental laws and regulations, including with respect to the following matters:

●	licenses, permits and other authorizations for drilling operations;
●	reports concerning operations;

●	compliance with environmental, health and safety laws and regulations;

●	compliance with the requirements to divest parts of our interest to domestic parties;

●	compliance with requirements to sell certain portion of our production to domestic market;

●	adjustment to the split between the contractor and the Government in respect of the production;

●	compliance with local content requirements;

●	drafting and implementing emergency planning;

●	plugging and abandonment costs; and

●	taxation.

Under these laws and regulations, we could be liable for, among other things, personal injury, property damage, environmental damage and other types of damage. Failure to comply with these laws and regulations may also result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that could substantially increase our costs. Any such liabilities, obligations, penalties, suspensions, terminations or regulatory changes could have a material adverse effect on our business, financial condition or results of operations.

In addition, the terms and conditions of the agreements under which our oil and gas interests are held generally reflect negotiations with governmental authorities and can vary significantly. These agreements take the form of special contracts, concessions, licenses, associations or other types of agreements. Any suspensions, terminations or regulatory changes in respect of these special contracts, concessions, licenses, associations or other types of agreements could have a material adverse effect on our business, financial condition or results of operations.

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Our PSC for Citarum Block requires or may require us to relinquish portions of the subject contract area in certain circumstances, which would potentially leave us with less area to explore.

Pursuant to our production sharing contract with SKK Migas for Citarum Block, there are circumstances under which we are required or may be required to relinquish portions of the contract area back to the Government, with such portions being subject to be agreed to between us and the Government. Such circumstances include if we are unable to complete the work programs agreed to in our PSC for Citarum. If we relinquish or are required to relinquish portions of Citarum, we could be left with fewer areas to explore and a resulting diminishment of potential resources we could capitalize on. See “Business—Our Assets—Citarum Block” for further information. We may be required to agree to similar provisions in future contracts with the Government.

The interpretation and application of laws and regulations in Indonesia involves uncertainty.

The courts in Indonesia may offer less certainty as to the judicial outcome or a more drawn out judicial process than is the case in more established legal systems. Businesses can become involved in lengthy judicial proceedings over simple issues when rulings are not clearly defined. Moreover, such problems can be compounded by the poor quality of legal drafting and excessive delays in the legal process for resolving issues or disputes. These characteristics of the legal system in Indonesia could expose us to several kinds of risks, including the possibility that effective legal redress may be more difficult to obtain; a higher degree of discretion on the part of the Government; the lack of judicial or administrative guidance on interpreting the relevant laws or regulations; inconsistencies and conflicts between and within various laws, regulations, decrees, orders and resolutions; or the relative inexperience or lack of predictability of the judiciary and courts in such matters.

The enforcement of laws in Indonesia may depend on and be subject to the interpretation of the relevant local authority. Such authority may adopt an interpretation of an aspect of local law which differs from the advice given to us by local lawyers or even previous advice given by the local authority itself. Matters of local autonomy are extremely controversial in Indonesia, adding further uncertainty to the interpretation and application of the relevant legal and regulatory requirements. Furthermore, there is limited or no relevant case law providing guidance on how courts would interpret such laws and the application of such laws to its concessions, join operations, licenses, license applications or other arrangements. Even where such case law exists, it lacks the binding precedential value found in the U.S. legal system.

For example, on November 13, 2012, the Constitutional Court of the Republic of Indonesia (Mahkamah Konstitusi Republic Indonesia, or MK) issued Decision 36/PUU-X/2012 (or MK Decision 36/2012). In it, the MK declared several articles in the Oil and Gas Law of 2001 invalid and dissolved Badan Pelaksana Minyak dan Gas Bumi (or BP Migas) for failing to directly manage oil and gas resources as required by its interpretation of Article 33 of the Constitution of the Republic of Indonesia. In response to MK Decision 36/2012, the Government created SKK Migas and authorized it to take over the functions of BP Migas pursuant to Presidential Regulation No. 9 of 2013 on the Implementation of Management of Natural oil and Gas Upstream Business Activities. However, while these arrangements have not been challenged to date, there is a risk that future challenge to the current arrangements, and changes in Indonesian law generally, could require us to modify our operation and development plans, and could adversely impact our results of operations.

Increased regulation by the Government and governmental agencies may increase the cost of regulatory compliance and have an adverse impact on our business, financial condition and results of operations.

Our business operations in Indonesia are subject to an expanding system of laws, rules and regulations issued by numerous government bodies. The evolving roles of SKK Migas and The Ministry of Energy and Mineral Resources of Indonesia (or MEMR), together with political changes in Indonesia, has allowed other governmental agencies such as the Ministry of Trade, the Ministry of Forestry, the Ministry for Environment and Bank Indonesia to increase their roles in regulating the oil and gas industry in Indonesia. In addition, the Indonesian tax authorities have recently initiated additional tax audits and implemented measures to increase tax revenues from the oil and gas industry.

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The continued expansion of the roles of governmental agencies may result in the adoption of new legislation, regulations and practices with which we would be required to comply. Such legislation, regulations and practices may be more stringent and may cause the amount and timing of future legal and regulatory compliance expenditures to vary substantially from their current levels. They could also require changes to our operations and development plans, which could adversely impact our results of operations.

The interpretation and application of the Oil and Gas Law of 2001 and the anticipated enactment of a new oil and gas law is uncertain and may adversely affect our business, financial condition and results of operations.

In Indonesia, the complexity of the laws and regulations relating to oil and gas activities is compounded by uncertainties in the legal and regulatory framework. Indonesia’s Oil and Gas Law of 2001 went into effect on November 23, 2001 (or the Oil and Gas Law). This law sets forth a statutory body of general principles governing oil and gas activities, which are further developed and implemented in a series of Government regulations, presidential decrees and ministerial decrees. The provisions of the Oil and Gas Law are generally broad, and few sources of interpretative guidance are available. In addition, not all of the implementing regulations to the Oil and Gas Law have been issued and some have only recently been enacted. It is uncertain how these regulations will affect us and our operations without clear instances of their application, while the uncertainty surrounding the Oil and Gas Law and its implementing regulations has increased the risks, and may result in increases in the costs, of conducting oil and gas activities in Indonesia.

The Government may also adopt new laws and/or policies regarding oil and gas exploration, development and production that differ from the policies currently in place and that adversely impact the cost of doing business in Indonesia. If and to the extent any changes to the current legal and regulatory framework are detrimental to our business and our position, our business, development plans, financial condition and results of operations could be adversely affected.

We and our operations are subject to numerous environmental, health and safety laws and regulations which may result in material liabilities and costs.

We and our operations are subject to various international, domestic and foreign local environmental, health and safety laws and regulations governing, among other things, the emission and discharge of pollutants into the ground, air or water; the generation, storage, handling, use, transportation and disposal of regulated materials; and human health and safety. Our operations are also subject to certain environmental risks that are inherent in the oil and gas industry and which may arise unexpectedly and result in material adverse effects on our business, financial condition and results of operations. Breach of environmental laws, as well as impacts on natural resources and unauthorized use of such resources, could result in environmental administrative investigations and/or lead to the termination of our concessions and contracts. Other potential consequences include fines and/or criminal environmental actions

We are required to obtain environmental permits from governmental authorities for our operations, including drilling permits for our wells. We may not be at all times in complete compliance with these permits and the environmental and health and safety laws and regulations to which we are subject. If we violate or fail to comply with such requirements, we could be fined or otherwise sanctioned by regulators, including through the revocation of our permits or the suspension or termination of our operations. If we fail to obtain, maintain or renew permits in a timely manner or at all (such as due to opposition from partners, community or environmental interest groups, governmental delays or any other reasons) or if we face additional requirements due to changes in applicable laws and regulations, our operations could be adversely affected, impeded, or terminated, which could have a material adverse effect on our business, financial condition or results of operations.

For example, Law No. 32 of 2009 on Protection and Management of Environment (or the Environmental Law) as amended by Law No. 11 of 2020 on Job Creation (or the Omnibus Law) and its implementing regulation, Government Regulation No. 22 of 2021 on Environmental Protection and Management (or GR 22/2021), require an entity conducting oil and gas business operations have its environmental impact assessment report (Analisis Mengenai Dampak Lingkungan, or AMDAL), as well as an environmental management effort plan (Upaya Pengelolaan Lingkungan Hidup, or UKL) or an environmental monitoring effort plan (Upaya Pemantauan Lingkungan Hidup or UPL), approved. Under the Environmental Law, our environmental permit may be revoked should we fail to meet the obligations contained in the relevant AMDAL or UKL or UPL, which can in turn lead to the nullification of our business license.

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We, as the owner, shareholder or the operator of certain of our past, current and future discoveries and prospects, could be held liable for some or all environmental, health and safety costs and liabilities arising out of our actions and omissions as well as those of our block partners, third-party contractors, predecessors or other operators. To the extent we do not address these costs and liabilities or if we do not otherwise satisfy our obligations, our operations could be suspended, terminated or otherwise adversely affected. We have also contracted with and intend to continue to hire third parties to perform services related to our operations. There is a risk that we may contract with third parties with unsatisfactory environmental, health and safety records or that our contractors may be unwilling or unable to cover any losses associated with their acts and omissions. Accordingly, we could be held liable for all costs and liabilities arising out of the acts or omissions of our contractors, which could have a material adverse effect on our results of operations and financial condition.

Releases of regulated substances may occur and can be significant. Under certain environmental laws and regulations applicable to us in Indonesia, we could be held responsible for all of the costs relating to any contamination at our past and current facilities and at any third party waste disposal sites used by us or on our behalf. Pollution resulting from waste disposal, emissions and other operational practices might require us to remediate contamination, or retrofit facilities, at substantial cost. We also could be held liable for any and all consequences arising out of human exposure to such substances or for other damage resulting from the release of hazardous substances to the environment, property or to natural resources, or affecting endangered species or sensitive environmental areas. Environmental laws and regulations also require that wells be plugged and sites be abandoned and reclaimed to the satisfaction of the relevant regulatory authorities. We are currently required to, and in the future may need to, plug and abandon sites in certain blocks in each of the countries in which we operate, which could result in substantial costs.

As in other areas, the interpretation and application of environmental laws in Indonesia involves a degree of uncertainty. Such changes in the interpretation and application of existing laws and regulations, or the enactment of new, more stringent requirements, may have and result in an adverse impact on our business, development plans, financial condition and results of operations.

We may be unable to obtain or maintain special permits to conduct drilling and seismic activities in forest areas in Indonesia.

Some of our proposed drilling locations are situated within forestry areas. In order to conduct drilling and seismic activities in the forest area within Indonesia, we will need to obtain “Borrow-to-use permit of forest area (Izin Pinjam Pakai Kawasan Hutan, or IPPKH)” from the Indonesian Ministry of Forestry. Borrow-to-use permit of forest area is granted for companies to use the forest area other than forestry activities. The Indonesian government has provided for such requirements in several laws and regulations since 1990 concerning conservation of natural resources, natural primary forest and the ecosystem. In 2014, the Indonesian government further specified that priority of Borrow-to-use permit of forest area would be given to geothermal, oil and gas production activities.

The application for a Borrow-to-use permit must satisfy both administrative and the technical requirements. The maximum validity period for a Borrow-to-use permit for an exploration or production activity is no more than the validity period of the relevant license for the exploration and the production activities. However, in respect of a follow through exploration during a production period, the Borrow-to-use permit may be granted for a maximum period of two years and it is non-extendable. Prior to 2018, the application and process of Borrow-to-use permit of forest area was complex because applicants had to process different requirements at different offices in the Ministry of Forestry, and between government agencies and local administrations, frequently with no certainty of processing time and cost.

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With the announcement of “online single submission (OSS)” processing system in 2018 by the Ministry of Forestry, the time required for processing the permit was changed from 180 work days to 34 work days. However, this new system has yet to be fully implemented, and numerous documents and other permits (including the local governor’s recommendation and environmental permits) as well as a work program and maps are required before Borrow-to-use permit of forest area can be submitted to the Ministry of Forestry. Any delay of in the issuance to us of Borrow-to-use permit of forest area, or our inability to main such permit for any reason, would cause delays in our ability to conduct drilling and seismic activities in the subject area, which in turn could adversely impact our business plans and results of operations.

Climate change and climate change legislation and regulatory initiatives could result in increased operating costs and decreased demand for the oil and natural gas that we produce.

Climate change, the costs that may be associated with its effects, and the regulation of greenhouse gas (or GHG) emissions have the potential to affect our business in many ways, including increasing the costs to provide our products and services, reducing the demand for and consumption of our products and services (due to change in both costs and weather patterns), and the economic health of the regions in which we operate, all of which can create financial risks. In addition, legislative and regulatory responses related to GHG emissions and climate change may increase our operating costs.

Moreover, experts believe climate change poses potential physical risks, including an increase in sea level and changes in weather conditions, such as an increase in changes in precipitation and extreme weather events. In addition, warmer winters as a result of global warming could also decrease demand for natural gas. To the extent that such unfavorable weather conditions are exacerbated by global climate change or otherwise, our operations may be adversely affected to a greater degree than we have previously experienced, including increased delays and costs. However, the uncertain nature of changes in extreme weather events (such as increased frequency, duration, and severity) and the long period of time over which any changes would take place make any estimations of future financial risk to our operations caused by these potential physical risks of climate change unreliable. Moreover, the regulation of GHGs and the physical impacts of climate change in the areas in which we, our customers and the end-users of our products operate could adversely impact our operations and the demand for our products.

Labor laws and regulations in Indonesia and labor unrest may materially adversely affect our results of operations.

Laws and regulations which facilitate the forming of labor unions, combined with weak economic conditions, have resulted and may result in labor unrest and activism in Indonesia. In 2000, the Government issued Law No. 21 of 2000 regarding Labor Unions (or the Labor Union Law). The Labor Union Law permits employees to form unions without intervention from an employer, the government, a political party or any other party. On March 25, 2003, President Megawati enacted Law No. 13 of 2003 regarding Employment (or the Labor Law) which, among other things, increased the amount of severance, pension, medical coverage, service and compensation payments payable to employees upon termination of employment. The Labor Law requires further implementation of regulations that may substantively affect labor relations in Indonesia. The Labor Law requires companies with 50 or more employees establish bipartite forums with participation from employers and employees. The Labor Law also requires a labor union to have participation of more than half of the employees of a company in order for a collective labor agreement to be negotiated and creates procedures that are more permissive to the staging of strikes. Following the enactment, several labor unions urged the Indonesian Constitutional Court to declare certain provisions of the Labor Law unconstitutional and order the Government to revoke those provisions. The Indonesian Constitutional Court declared the Labor Law valid except for certain provisions, including relating to the right of an employer to terminate its employee who committed a serious mistake and criminal sanctions against an employee who instigates or participates in an illegal labor strike.

Labor unrest and activism in Indonesia could disrupt our operations, our suppliers or contractors and could affect the financial condition of Indonesian companies in general.

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Risks Related to Doing Business in Indonesia

As the domestic Indonesian market constitutes the major source of our revenue, the downturn in the rate of economic growth in Indonesia or other countries due to the unprecedented and challenging global market and economic conditions, whether due to the COVID-19 pandemic or any other such downturn for any other reason, will be detrimental to our results of operations.

The performance and growth of our business are necessarily dependent on the health of the overall Indonesian economy. Any downturn in the rate of economic growth in Indonesia, whether due to political instability or regional conflicts, global health crisis, economic slowdown elsewhere in the world or otherwise, may have a material adverse effect on demand for the commodities we produce. The Indonesian economy is also largely driven by the performance of the agriculture sector, which depends on the impact of the monsoon season, which is difficult to predict. In the past, economic slowdowns have harmed manufacturing industries, including companies engaged in the oil and gas extraction. During 2020, Indonesian gross domestic product declined for the first time in several years with a decline of 2.1% according to the International Monetary Fund, and any future slowdown in the Indonesian economy could have a material adverse effect on the demand for the commodities we produce and, as a result, on our business, financial condition and results of operations.

In addition, the Indonesian securities market and the Indonesian economy are influenced by economic and market conditions in other countries. Although economic conditions are different in each country, investors’ reactions to developments in one country can have adverse effect on the securities of companies in other countries, including Indonesia. A loss of investor confidence in the financial systems of other emerging markets may cause volatility in Indonesian financial markets and, indirectly, in the Indonesian economy in general. Any worldwide financial instability could also have a negative impact on the Indonesian economy, including the movement of exchange rates and interest rates in Indonesia. Any slowdown in the Indonesian economy, or future volatility in global commodity prices, could adversely affect the growth of our business in Indonesia.

The Indonesian economy and financial markets are also significantly influenced by worldwide economic, financial and market conditions. Any financial turmoil, especially in the United States, United Kingdom, Europe or China, may have a negative impact on the Indonesian economy. Although economic conditions differ in each country, investors’ reactions to any significant developments in one country can have adverse effects on the financial and market conditions in other countries. A loss in investor confidence in the financial systems, particularly in other emerging markets, may cause increased volatility in Indonesian financial markets.

The effect and impact of the recently enacted Omnibus Law on job creation in Indonesia are not immediately known and subject to ongoing review.

On November 2, 2020, the Government of Indonesia issued the Omnibus Law, which aims to attract investment, create new jobs, and stimulate the economy by, among other things, simplifying the licensing process and harmonizing various laws and regulations, and making policy decisions faster for the central government to respond to global or other changes or challenges. The Omnibus Law amended more than 75 laws (including aspects of the Oil and Gas Law) and up to March 2022, the central government has issued at least 51 implementing regulations making the Omnibus Law one of the most sweeping regulatory reform in Indonesian history. The Omnibus Law introduces a number of new concepts, including a new risk-based assessment (i.e. low, medium and high risks) in issuing licenses for businesses, removes foreign ownership restrictions in various industries, simplifies environmental assessment requirements and licensing procedures, and provides a more flexible manpower regulations. Given the extensive breadth of changes introduced by the Omnibus Law, the full impact of various regulation and policy changes on our business and operation in Indonesia are presently unknown and subject to our ongoing review. Therefore, we are subject to the risk that compliance with the Omnibus Law may be challenging and may distract our management, and may also require us to alter operations, which in turn could impact our results of operations.

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Current political and social events in Indonesia may adversely affect our business.

Since 1998, Indonesia has experienced a process of democratic change, resulting in political and social events that have highlighted the unpredictable nature of Indonesia’s changing political landscape. In 1999, Indonesia conducted its first free elections for representatives in parliament. In 2004, 2009 and 2014, elections were held in Indonesia to elect the President, Vice-President and representatives in parliament. Indonesia also has many political parties, without any one party holding a clear majority. Due to these factors, Indonesia has, from time to time, experienced political instability, as well as general social and civil unrest. For example, since 2000, thousands of Indonesians have participated in demonstrations in Jakarta and other Indonesian cities both for and against former presidents Abdurrahman Wahid, Megawati Soekarnoputri and Susilo Bambang Yudhoyono and current President Joko Widodo as well as in response to specific issues, including fuel subsidy reductions, privatization of state assets, anti-corruption measures, decentralization and provincial autonomy, and the American-led military campaigns in Afghanistan and Iraq. Although these demonstrations were generally peaceful, some turned violent.

In addition, effective January 1, 2015, a fixed diesel subsidy of Rp1,000 per liter was implemented and the gasoline subsidy was ended. Although the implementation did not result in any significant violence or political instability, the announcement and implementation also coincided with a period where crude oil prices had dropped very significantly from 2014. With the purpose to provide stability of the retail sale price of the gasoline and diesel, the Energy and Mineral Resources Ministry issued on February 28th Ministerial Decree No. 62/2020 that erases a price floor for unsubsidized gasoline and diesel set by a previous decree, providing flexibility to reduce prices as low as possible. The new decree still maintains a price ceiling for such fuels pegged to prices in Singapore. The Government reviews and adjusts the price for fuel on monthly basis and implements the adjusted fuel price in the following month. There can be no assurance that future increases in crude oil and fuel prices will not result in political and social instability.

Furthermore, separatist movements and clashes between religious and ethnic groups have also resulted in social and civil unrest in parts of Indonesia, such as Aceh in the past and in Papua currently, where there have been clashes between supporters of those separatist movements and the Indonesian military, including continued activity in Papua, by separatist rebels that has led to violent incidents. There have also been inter-ethnic conflicts, for example in Kalimantan, as well as inter-religious conflict such as in Maluku and Poso.

Also, labor issues have also come to the fore in Indonesia. In 2003, the Government enacted a new labor law that gave employees greater protections. Occasional efforts to reduce these protections have prompted an upsurge in public protests as workers responded to policies that they deemed unfavorable.

As a result, there can be no assurance that social, political and civil disturbances will not occur in the future and on a wider scale, or that any such disturbances will not, directly or indirectly, materially and adversely affect our business, financial condition, results of operations and prospects.

Deterioration of political, economic and security conditions in Indonesia may adversely affect our operations and financial results.

Any major hostilities involving Indonesia, a substantial decline in the prevailing regional security situation or the interruption or curtailment of trade between Indonesia and its present trading partners could have a material adverse effect on our operations and, as a result, our financial results.

Prolonged and/or widespread regional conflict in the South East Asia could have the following results, among others:

●	capital market reassessment of risk and subsequent redeployment of capital to more stable areas making it more difficult for us to obtain financing for potential development projects;

●	security concerns in Indonesia, making it more difficult for our personnel or supplies to enter or exit the country;

●	security concerns leading to evacuation of our personnel;

●	damage to or destruction of our wells, production facilities, receiving terminals or other operating assets;

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●	inability of our service and equipment providers to deliver items necessary for us to conduct our operations in Indonesia, resulting in delays; and

●	the lack of availability of drilling rig and experienced crew, oilfield equipment or services if third party providers decide to exit the region.

Loss of property and/or interruption of our business plans resulting from hostile acts could have a significant negative impact on our earnings and cash flow. In addition, we may not have enough insurance to cover any loss of property or other claims resulting from these risks.

Terrorist activities in Indonesia could destabilize Indonesia, which would adversely affect our business, financial condition and results of operations, and the market price of our securities.

There have been a number of terrorist incidents in Indonesia, including the May 2005 bombing in Central Sulawesi, the Bali bombings in October 2002 and October 2005 and the bombings at the JW Marriot and Ritz Carlton hotels in Jakarta in July 2009, which resulted in deaths and injuries. On January 14, 2016, several coordinated bombings and gun shootings occurred in Jalan Thamrin, a main thoroughfare in Jakarta, resulting in a number of deaths and injuries.

Although the Government has successfully countered some terrorist activities in recent years and arrested several of those suspected of being involved in these incidents, terrorist incidents may continue and, if serious or widespread, might have a material adverse effect on investment and confidence in, and the performance of, the Indonesian economy and may also have a material adverse effect on our business, financial condition, results of operations and prospects and the market price of our securities.

Negative changes in global, regional or Indonesian economic activity could adversely affect our business.

Changes in the Indonesian, regional and global economies can affect our performance. Two significant events in the past that impacted Indonesia’s economy were the Asian economic crisis of 1997 and the global economic crisis which started in 2008. The 1997 crisis was characterized in Indonesia by, among others, currency depreciation, a significant decline in real gross domestic product, high interest rates, social unrest and extraordinary political developments. While the global economic crisis that arose from the subprime mortgage crisis in the United States did not affect Indonesia’s economy as severely as in 1997, it still put Indonesia’s economy under pressure. The global financial markets have also experienced volatility as a result of expectations relating to monetary and interest rate policies of the United States, concerns over the debt crisis in the Eurozone, and concerns over China’s economic health. Uncertainty over the outcome of the Eurozone governments’ financial support programs and worries about sovereign finances generally are ongoing. If the crisis becomes protracted, we can provide no assurance that it will not have a material and adverse effect on Indonesia’s economic growth and consequently on our business.

An additional significant event that as of the date of this prospectus is still unfolding and uncertain is the novel coronavirus outbreak which began in early 2020 and the related disease, COVID-19, which was declared as a pandemic by the World Health Organization on March 11, 2020. Indonesian government officials called for social distancing and isolation and considered to enforce a lockdown in affected areas in an attempt to minimize the spread of the virus. The restrictions currently in place, whether mandated by the Government or implemented locally, or if other COVID-19 related conditions persist in Indonesia, the adverse economic situation in Indonesia may greatly impact our business and operations.

Adverse economic conditions in Indonesia could result in less business activity, less disposable income available for consumers to spend and reduced consumer purchasing power, which may reduce demand for communication services, including our services, which in turn would have an adverse effect on our business, financial condition, results of operations and prospects. There is no assurance that there will not be a recurrence of economic instability in future, or that, should it occur, it will not have an impact on the performance of our business.

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Fluctuations in the value of the Indonesian Rupiah may materially and adversely affect us.

Whilst our functional currency is the U.S. Dollar, depreciation and volatility of the Indonesian Rupiah could potentially affect our business. A sharp depreciation of Indonesian Rupiah may potentially create difficulties in purchasing imported goods and services which are critical for our operation. As shown during the Asian monetary crisis in 1998, imported goods became scarce as suppliers often chose to keep their stocks in anticipation of further deterioration of the Indonesian Rupiah.

In addition, while the Indonesian Rupiah has generally been freely convertible and transferable, from time to time, Bank Indonesia has intervened in the currency exchange markets in furtherance of its policies, either by selling Indonesian Rupiah or by using its foreign currency reserves to purchase Indonesian Rupiah. We can give no assurance that the current floating exchange rate policy of Bank Indonesia will not be modified or that the Government will take additional action to stabilize, maintain or increase the Indonesian Rupiah’s value, or that any of these actions, if taken, will be successful. Modification of the current floating exchange rate policy could result in significantly higher domestic interest rates, liquidity shortages, capital or exchange controls, or the withholding of additional financial assistance by multinational lenders. This could result in a reduction of economic activity, an economic recession or loan defaults, and as a result, we may also face difficulties in funding our capital expenditures and in implementing our business strategy. Any of the foregoing consequences could have a material adverse effect on our business, financial condition, results of operations and prospects.

Downgrades of credit ratings of the Government or Indonesian companies could adversely affect our business.

As of the date of this prospectus, Indonesia’s sovereign foreign currency long-term debt was rated “Baa2” by Moody’s, “Negative” by Standard & Poor’s and “BBB” by Fitch Ratings. Indonesia’s short-term foreign currency debt is rated “A-2” by Standard & Poor’s and “F2” by Fitch Ratings.

We can give no assurance that Moody’s, Standard & Poor’s or Fitch Ratings will not change or downgrade the credit ratings of Indonesia. Any such downgrade could have an adverse impact on liquidity in the Indonesian financial markets, the ability of the Government and Indonesian companies, including us, to raise additional financing, and the interest rates and other commercial terms at which such additional financing is available. Interest rates on our floating rate Rupiah-denominated debt would also likely increase. Such events could have material adverse effects on our business, financial condition, results of operations, prospects and/or the market price of our securities.

Indonesia is vulnerable to natural disasters and events beyond our control, which could adversely affect our business and operating results.

Many parts of Indonesia, including areas where we operate, are prone to natural disasters such as floods, lightning strikes, cyclonic or tropical storms, earthquakes, volcanic eruptions, droughts, power outages and other events beyond our control. The Indonesian archipelago is one of the most volcanically active regions in the world as it is located in the convergence zone of three major lithospheric plates. It is subject to significant seismic activity that can lead to destructive earthquakes, tsunamis or tidal waves. Flash floods and more widespread flooding also occur regularly during the rainy season from November to April. Cities, especially Jakarta, are frequently subject to severe localized flooding which can result in major disruption and, occasionally, fatalities. Landslides regularly occur in rural areas during the wet season. From time to time, natural disasters have killed, affected or displaced large numbers of people and damaged our equipment. We cannot assure you that future natural disasters, such as the spread of the novel coronavirus, will not have a significant impact on us, or Indonesia or its economy. A significant earthquake, other geological disturbance or weather-related natural disaster in any of Indonesia’s more populated cities and financial centers could severely disrupt the Indonesian economy and undermine investor confidence, thereby materially and adversely affecting our business, financial condition, results of operations and prospects.

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We may be affected by uncertainty in the balance of power between local governments and the central government in Indonesia

Indonesian Law No.25 of 1999 regarding Fiscal Decentralization and Law No.22 of 1999 regarding Regional Autonomy were passed by the Indonesian parliament in 1999 and further implemented by Government Regulation No.38 of 2007. Law No.22 of 1999 has been revoked by and replaced by the provisions on regional autonomy of Law No.32 of 2004 as amended by Law No.8 of 2005 and Law No.12 of 2008. Law No.32 of 2004 and its amendments were revoked and replaced by Law No.23 of 2014 regarding Regional Autonomy as amended by Government Regulation in Lieu of Law No.2 of 2014, Law No.2 of 2015 and Law No.9 of 2015. Law No.25 of 1999 has been revoked and replaced by Law No.33 of 2004 regarding the Fiscal Balance between the Central and the Regional Governments respectively. Currently, there is uncertainty in respect of the balance between the local and the central governments and the procedures for renewing licenses and approvals and monitoring compliance with environmental regulations. In addition, some local authorities have sought to levy additional taxes or obtain other contributions. There can be no assurance that a balance between local governments and the central government will be effectively established or that our business, financial condition, results of operations and prospects will not be adversely affected by dual compliance obligations and further uncertainty as to legal authority to levy taxes or promulgate other regulations affecting our business.

Failure to comply with the U.S. Foreign Corrupt Practices Act of 1977 (or FCPA) could result in fines, criminal penalties, and an adverse effect on our business.

We operate in Indonesia, which is a jurisdiction known to be challenged by corruption. As such, we are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take action determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our management.

Risks Related to Our Corporate Structure

We are a holding company, with all of our operations conducted through our operating subsidiaries in Indonesia. Should our operations generate positive cash flows in the future, and should we desire to cause our operating subsidiaries to make dividends or distributions to our parent company in the future, limitations on the ability of our subsidiaries to do so, or any tax implications of doing so, could limit our ability to pay our parent company expenses or pay dividends to holders of our ordinary shares.

We are a holding company and conduct substantially all of our business through our operating subsidiaries, which are limited liability companies established in Indonesia. Should our operations generate positive cash flows in the future, and should we desire to cause our operating subsidiaries to make dividends or distributions to our parent company in the future, we might be limited in our ability to do so for regulatory or tax reasons. If applicable laws, rules and regulations in Indonesia or Hong Kong (where our holding subsidiary WJ Energy is domiciled) in the future limit or preclude our Indonesian subsidiaries from making dividends to us, our ability to fund our holding company obligations or pay dividends on our ordinary shares could be materially and adversely affected. In addition, we may also enter into debt arrangements in the future which limit our ability to receive dividends or distributions from our operating subsidiaries or pay dividends to the holders of our ordinary shares. Indonesian, Hong Kong or Cayman Island tax laws, rules and regulations may also limit our future ability to receive dividends or distributions from our operating subsidiaries or pay dividends to the holders of our ordinary shares.

We may become subject to taxation in the Cayman Islands which would negatively affect our results of operations.

We have received an undertaking from the Financial Secretary of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Act (Revised) of the Cayman Islands, until the date falling 20 years after November 2, 2018, being the date of such undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of the shares, debentures or other obligations of our company or (ii) by way of the withholding in whole or in part of a payment of any “relevant payment” as defined in section 6(3) of the Tax Concessions Act (Revised). If we otherwise were to become subject to taxation in the Cayman Islands, our financial condition and results of operations could be materially and adversely affected. See “Taxation—Cayman Islands Taxation.”

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You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited, as a result of our company being incorporated under the laws of the Cayman Islands.

We are a Cayman Islands exempted company with limited liability and substantially all of our assets will be located outside the United States. In addition, most of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors or executive officers, or enforce judgments obtained in the United States courts against us or our directors or officers.

Further, mail addressed to us and received at our registered office will be forwarded unopened to the forwarding address supplied by our directors. Our directors will only receive, open or deal directly with mail which is addressed to them personally (as opposed to mail which is only addressed to us). We, our directors, officers, advisors or service providers (including the organization which provides registered office services in the Cayman Islands) will not bear any responsibility for any delay, howsoever caused, in mail reaching this forwarding address.

Our corporate affairs will be governed by our amended and restated memorandum and articles of association, the Companies Law (Revised) (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not technically binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and certain states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. As a result, there may be significantly less protection for investors than is available to investors in companies organized in the United States, particularly Delaware. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

The Cayman Islands courts are also unlikely:

●	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of United States securities laws; and

●	to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of United States securities laws that are penal in nature.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere.

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Like many jurisdictions in the United States, Cayman Islands law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies and any such company may be the surviving entity for the purposes of mergers or the consolidated company for the purposes of consolidations. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must, in most instances, then be authorized by a special resolution of the shareholders of each constituent company and such other authorization, if any, as may be specified in such constituent company’s articles of association. A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the votes cast at its general meeting are held by the parent company. The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands. The plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question, the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class and that the meeting was properly constituted;

●	the arrangement is such that it may reasonably be approved by an intelligent and honest man of that share class acting in respect of his interest; and

●	the arrangement is not one which would be more properly sanctioned under some other provision of the Companies Act.

If the arrangement and reconstruction is approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

In addition, there are further statutory provisions to the effect that, when a take-over offer is made and approved by holders of 90.0% in value of the shares affected (within four months after the making of the offer), the offeror may, within two months following the expiry of such period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of shareholders.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

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Provisions of our charter documents or Cayman Islands law could delay or prevent an acquisition of our company, even if the acquisition may be beneficial to our shareholders, could make it more difficult for you to change management, and could have an adverse effect on the market price of our ordinary shares.

Provisions in our amended and restated memorandum and articles of association may discourage, delay or prevent a merger, acquisition or other change in control that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempt by our shareholders to replace or remove our current management by making it more difficult to replace or remove our board of directors. Such provisions may reduce the price that investors may be willing to pay for our ordinary shares in the future, which could reduce the market price of our ordinary shares. These provisions include:

●	a requirement that extraordinary general meetings of shareholders be called only by the directors or, in limited circumstances, by the directors upon shareholder requisition;

●	an advance notice requirement for shareholder proposals and nominations to be brought before an annual general meeting;

●	the authority of our board of directors to issue preferred shares with such terms as our board of directors may determine; and

●	a requirement of approval of not less than 66 2/3% of the votes cast by shareholders entitled to vote thereon in order to amend any provisions of our amended and restated memorandum and articles of association.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ordinary shares.

A foreign corporation will be treated as a “passive foreign investment company” (or PFIC) for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income”. For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale of other disposition of their shares in the PFIC.

Based upon our current and anticipated method of operations, we do not believe that we should be a PFIC with respect to our 2020 taxable year, and we do not expect to become a PFIC in any future taxable year. However, no assurance can be given that the U.S. Internal Revenue Service (or IRS) or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if the nature and extent of our operations change.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders would face adverse U.S. federal income tax consequences and certain information reporting requirements. Under the PFIC rules, unless those shareholders make an election available under the United States Internal Revenue Code of 1986 as amended (or the Code) (which election could itself have adverse consequences for such shareholders), such shareholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of their shares of our ordinary shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of the shares of our ordinary shares.

The future development of national security laws and regulations in Hong Kong could impact our Hong Kong holding subsidiary.

WJ Energy is our wholly-owned holding company subsidiary which is incorporated in Hong Kong. On June 30, 2020, the Hong Kong Special Administrative Region of the People’s Republic of China implemented a new national security law. The implementation of the national security law and its development may trigger sanctions or other forms of penalties by foreign governments, which may cause economic and other hardship for Hong Kong, including companies such as WJ Energy. As of the date of this prospectus, we are not aware of any restrictions under this law that would preclude the transfer of corporate funds of our company through WJ Energy, nor have there been any sanctions or any forms of penalties imposed by foreign governments related to the Hong Kong national security law that would impact WJ Energy. However, it is difficult to predict the impact in the future, if any, that the national security law or similar measures will have on WJ Energy, including, without limitation, the ability of WJ Energy to pay dividends or make distributions to our company, as such impact will depend on future developments, which are highly uncertain and cannot be predicted. Any restrictions or limitations on funds passing through WJ Energy could have a material adverse effect on our ability to finance our operations in accordance with our past and current practices.

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Risks Related to Our Ordinary Shares and this Offering

Our convertible note and warrant financing (as amended) with L1 Capital could cause substantial dilution and pressure on the public price of our ordinary shares as repayments under such note can be paid in ordinary shares priced at a discount to market.

Beginning June 2022, we are required to commence monthly installment payments of our convertible note held by L1 Capital through maturity (or 14 payments) (which we refer to as the Monthly Payments), which Monthly Payments may be made, at our election, in cash or ordinary shares (or a combination of cash and ordinary shares), with such ordinary shares being issued at a valuation equal to the lesser of: (i) $6.00 per share or (ii) 90% of the average of the two lowest closing bid prices of the ordinary shares for the ten (10) consecutive trading days ending on the trading day immediately prior to the payment date (the Market Price), with a floor price of $1.20 per share (which floor price may be waived by us, but not L1 Capital, under certain circumstances). We shall not be permitted to make Monthly Payments under the note in ordinary shares if certain equity conditions are not met.

If we elect to Monthly Payments in ordinary shares, the value of such ordinary shares will be at discount to the then current market price of the ordinary shares. As such, the number of ordinary shares used to repay the note could be substantial, and issuances of ordinary shares to repay the note could therefore cause substantial dilution to our existing shareholders. Moreover, If the market price of the ordinary shares decreases in the 10 days following a Monthly Payment made in ordinary shares, L1 Capital will be entitled to receive an amount in additional ordinary shares or in cash based on a formula to account for the decrease in the share price, which would require us to issue even more ordinary shares, thus causing additional dilution.

In addition, any exercise by L1 Capital of the warrants that were issued to them in connection with this financing would cause additional dilution.

Finally, the ordinary shares we may use to repay the note (or the shares underlying the note should L1 Capital undertake voluntary conversions of the note) and the ordinary shares underlying the L1 Capital warrants are registered for resale pursuant to the registration statement of which this prospectus forms a part. As such, L1 Capital will have the ability to, in its discretion, sell any such shares in the public market. Accordingly, there is a risk that such sales could cause pressure on the public price of our ordinary shares and could force such price downwards, perhaps significant.

The rights afforded to L1 Capital under our convertible note and warrant financing with them could discourage investment in our company from third parties

Under our January 2022 (as amended in March and May 2022) financing agreements with L1 Capital, L1 Capital has been afforded certain rights which could discourage third parties from investing in our company based on the perceived preferred position and rights of L1 Capital. These rights in include:

●	Without the approval of L1 Capital, we are restricted from issuing new ordinary shares or ordinary share equivalents until the date that is seven (7) trading days following the effectiveness of the prospectus of which this registration statement forms a part (subject to certain exceptions);

●	Until repaid, our indebtedness to L1 Capital is required to be the senior debt obligation of our company;

●	Until January 21, 2023, L1 Capital shall have the right to participate in up to thirty percent (30%) of our future financings undertaken during that period;

●	While our indebtedness to L1 Capital is outstanding, if we issue any debt, including any subordinated debt or convertible debt, then L1 Capital will have the option to cause us to immediately utilize 30% of the aggregate proceeds of such issuance to repay the note to L1 Capital. In addition, if we issue any equity interests for cash as part of a financing transaction (other than in connection with an “at the market” funding program), then L1 Capital will have the option to cause us to direct 30% of such proceeds from such issuance to repay the L1 Capital note;

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●	While our indebtedness to L1 Capital is outstanding, we shall not (without the prior written consent of L1 Capital): (i) enter into any financing transactions that qualify as “variable rate transactions” until thirty (30) days after such time as the L1 Capital note has been repaid in full and/or has been fully converted into ordinary shares or (ii) utilize any “at the market” offering program in respect of our ordinary shares in the thirty (30) day period following any date that we have made payments under the L1 Capital note in the form of ordinary shares; and

●	While our indebtedness to L1 Capital is outstanding, we shall not (without the prior written consent of L1 Capital): (i) authorize the amendment of any outstanding note, option, warrant, or other derivative security convertible, exercisable or exchangeable for ordinary shares to reduce the conversion, exercise or exchange price of any such security or (ii) grant a replacement note, option, warrant or other derivative security convertible, exercisable or exchangeable for ordinary shares for the purpose of reducing the conversion, exercise or exchange price of any such security being replaced; and

●	If we enter into a definitive agreement with respect to a change of control of our company, L1 Capital shall have the right to require our company to prepay the L1 Capital note with a five percent (5%) payment premium.

The existence of this rights of L1 Capital, or the exercise of such rights, may deter potential investors from providing us needed financing, or may deter investment banks from working with us, which would have a material adverse effect on our ability to finance our company.

The market for our ordinary shares has been volatile, and an active, liquid and orderly trading market for our ordinary shares may not be maintained in the United States, which could limit your ability to sell our ordinary shares.

The market for our ordinary shares has been volatile, with times of significant trading volume and times of minimal trading volume. Although our ordinary shares are listed on the NYSE American, an active, liquid and orderly U.S. public market for our ordinary shares may not be achieved or sustained, and the market for our ordinary shares may remain unpredictable. If an active, liquid and orderly market is not sustained, you may experience difficulty selling your ordinary shares. Moreover, the price of our publicly-listed shares has been subject to significant price fluctuations, which creates the risk of loss of your investment in our ordinary shares.

Our ordinary share price has been and may in the future be volatile and, as a result, you could lose a significant portion or all of your investment.

The market price of our ordinary shares on the NYSE American has fluctuated, and may in the future fluctuate (in each case to a significant extent), as a result of several factors, including the following:

●	fluctuations in oil and other commodity prices (including as a result of external events such as the COVID-19 pandemic and Russia’s invasion of Ukraine in February 2022);

●	volatility in the energy industry, both in Indonesia and internationally;

●	variations in our operating results;

●	risks relating to our business and industry, including those discussed above;

●	strategic actions by us or our competitors;

●	reputational damage from accidents or other adverse events related to our company or its operations;

●	investor perception of us, the energy sector in which we operate, the investment opportunity associated with the ordinary shares and our future performance;

●	addition or departure of our executive officers or directors;

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●	changes in financial estimates or publication of research reports by analysts regarding our ordinary shares, other comparable companies or our industry generally;

●	trading volume of our ordinary shares;

●	future sales of our ordinary shares by us or our shareholders;

●	domestic and international economic, legal and regulatory factors unrelated to our performance; or

●	the release or expiration of lock-up or other transfer restrictions on our outstanding ordinary shares.

Furthermore, the stock markets often experience significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions or interest rate changes may cause the market price of ordinary shares to decline.

We may not be able to maintain the listing of our ordinary on the NYSE American, which could adversely affect our liquidity and the trading volume and market price of our ordinary shares, and decrease the value of your investment.

Our ordinary shares are currently traded on the NYSE American. In order to maintain our NYSE American listing, we must maintain certain share price, financial and share distribution targets, including maintaining a minimum amount of shareholders’ equity and a minimum number of public shareholders. In addition to these objective standards, the NYSE American may delist the securities of any issuer (i) if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; (ii) if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE American inadvisable; (iii) if the issuer sells or disposes of principal operating assets or ceases to be an operating company; (iv) if an issuer fails to comply with the NYSE American’s listing requirements; (v) if an issuer’s securities sell at what the NYSE American considers a “low selling price” and the issuer fails to correct this via a reverse split of shares after notification by the NYSE American; or (vi) if any other event occurs or any condition exists which makes continued listing on the NYSE American, in its opinion, inadvisable. If the NYSE American delists either our ordinary shares, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our securities, reduced liquidity, decreased analyst coverage of our securities, and an inability for us to obtain additional financing to fund our operations.

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We require significant capital to realize our business plan.

Our ongoing work program is expensive, and we will require significant additional capital in order to fully realize our business plan. This is particularly true because we raised less funding than we had anticipated in our December 2019 initial public offering.

We presently have only limited commitments for financing (i.e., our January 2022 financing transaction with L1 Capital), and no assurance can be provided that we will be able to raise funds when needed. Further, we cannot assure you that our actual cash requirements will not exceed our estimates. Even if we were to discover be successful in our exploration operations, we will require additional financing to bring our interests into commercial operation and pay for operating expenses until we achieve a positive cash flow. Additional capital also may be required in the event we incur any significant unanticipated expenses.

Under the current capital and credit market conditions, we may not be able to obtain additional equity or debt financing on acceptable terms. Even if financing is available, it may not be available on terms that are favorable to us or in sufficient amounts to satisfy our requirements.

If we are unable to obtain additional financing, we may be unable to implement our business plan and our growth strategies, respond to changing business or economic conditions and withstand adverse operating results. If we are unable to raise further financing when required, our planned production and exploration activities may have to be scaled down or even ceased, and our ability to generate revenues in the future would be negatively affected.

Additional financing could cause your relative interest in our assets and potential earnings to be significantly diluted. Even if we have success, we may not be able to generate sufficient revenues to offset the cost of our operational plans and administrative expenses.

An entity controlled by our Chairman owns a substantial majority of our ordinary shares and voting power.

Maderic Holding Limited, an entity controlled by our Chairman Wirawan Jusuf, owns and exercises voting and investment control of approximately 68.29% of our ordinary shares as of the date of this prospectus. As a result of this concentration of share ownership, investors may be prevented from affecting matters involving our company, including:

●	fluctuations in oil and other commodity prices;

●	volatility in the energy industry, both in Indonesia and internationally;

●	variations in our operating results;

●	risks relating to our business and industry, including those discussed above;

Furthermore, this concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our shareholders. This significant concentration of share ownership may also adversely affect the trading price for our ordinary shares because investors may perceive disadvantages in owning shares in a company that is controlled by a company insider. This concentration of ownership could also create conflicts of interests for Dr. Jusuf that may not be resolved in a manner that all shareholders agree with.

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We have identified a material weakness in our internal control over financial reporting for the year ended December 31, 2021. If we fail to remediate this weakness or otherwise develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.

We have identified a “material weakness” and other control deficiencies including significant deficiencies in our internal control over financial reporting for the year ended December 31, 2021. As defined in the standards established by the Public Company Accounting Oversight Board of the United States (“PCAOB”), a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

In connection with the audits of our consolidated financial statements for the years ended December 31, 2021 and 2020, the material weaknesses that have been identified in our internal control over financial reporting as of such dates related to our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address complex U.S. GAAP accounting issues and to prepare and review our consolidated financial statements and related disclosures to fulfill U.S. GAAP and SEC financial reporting requirements. As a result of the material weaknesses, our management has concluded that as of December 31, 2021, our disclosure controls and procedures were ineffective in ensuring that the information required to be disclosed by us in our annual report is recorded, processed, summarized and reported to them for assessment, and that the required disclosure is made within the time period specified in the rules and forms of the SEC. We cannot assure you that we will be able to continue to implement an effective system of internal control, or that we will not identify material weaknesses or significant deficiencies in the future.

Once we cease to be an “emerging growth company” as such term is defined under the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ordinary shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods, which would further damage our reputation and likely adversely impact our share price.

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As a foreign private issuer, we are subject to different U.S. securities laws and NYSE American governance standards than domestic U.S. issuers. This may afford less protection to holders of our ordinary shares, and you may not receive corporate and company information and disclosure that you are accustomed to receiving or in a manner in which you are accustomed to receiving it.

As a “foreign private issuer” for U.S. securities laws purposes, the rules governing the information that we will be required to disclose differ materially from those governing U.S. corporations pursuant to the Exchange Act. The periodic disclosure required of foreign private issuers is more limited than that required of domestic U.S. issuers and there may therefore be less publicly available information about us than is regularly published by or about U.S. public companies. For example, we are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence and our quarterly (should we provide them) or current reports may contain less or different information than required under U.S. filings. In addition, as a foreign private issuer, we are exempt from the proxy rules under Section 14 of the Exchange Act, and proxy statements that we distribute are not subject to review by the SEC. Our exemption from Section 16 rules under the Exchange Act regarding sales of ordinary shares by our insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. As a result, you may not have all the data that you are accustomed to having when making investment decisions. Also, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder with respect to their purchases and sales of our ordinary shares.

Moreover, as a foreign private issuer, we are exempt from complying with certain corporate governance requirements of the NYSE American applicable to a U.S. issuer, including the requirement that a majority of our board of directors consist of independent directors. For example, we follow Cayman Islands law with respect to the requirements for meetings of our shareholders, which are different from the requirements of the NYSE American. Additionally, in January 2022 in connection with our financing with L1 Capital, we formally adopted home country practice and thereby opted out of the NYSE American rule that would otherwise require shareholder approval should we issue more than 19.99% of our then outstanding ordinary shares in a financing that is not a “public offering” at less than the then current market value. As the corporate governance standards applicable to us are different than those applicable to domestic U.S. issuers, you may not have the same protections afforded under U.S. law and the NYSE American rules as shareholders of companies that do not have such exemptions.

Other future issuances of additional ordinary shares could cause dilution of ownership interests and adversely affect our share price.

Beyond our note financing with L1 Capital (the Selling Shareholder named herein), we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders or result in downward pressure on the price of our ordinary shares.

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Shares eligible for future, including as a result of our financing with L1 Capital, sale may depress our stock price.

As of the date of this prospectus, we had 7,647,214 ordinary shares outstanding, 5,441,481 of which were held by our officers, directors and affiliates. In addition, 637,500 ordinary shares are subject to outstanding options granted under certain stock option agreements entered into with our management team. All of the ordinary shares held by affiliates (notably Maderic, which is controlled by our Chairman and Chief Executive Officer) are restricted or control securities under Rule 144 promulgated under the Securities Act. Sales of these ordinary shares under Rule 144 or another exemption under the Securities Act or pursuant to a registration statement could have a material adverse effect on the price of the ordinary shares and could impair our ability to raise additional capital through the sale of equity securities.

Moreover, under our convertible note financing with L1 Capital, L1 Capital has the right to convert principal under the Note at $6.00 per share, which could be substantially lower than the prevailing market price of our ordinary shares. Further, we are required to make monthly installment payments of the Note beginning in May 2022, and should we elect to make such payments in the form of ordinary shares, such shares will be priced at (and the number of shares to be issued will be determined based upon) the lesser (i) $6.00 per share or (ii) 90% of the average of the two lowest closing bid prices of the ordinary shares for the ten (10) consecutive trading days ending on the trading day immediately prior to the payment date, with a floor price of $1.20 per share (which floor price may be waived by us, but not L1 Capital, under certain circumstances). Any payments of the Note in ordinary shares could therefore require us to issue L1 Capital a significant number of ordinary shares, which could be sold into the market, which could have a material adverse effect on the price of the ordinary shares and could impair our ability to raise additional capital through the sale of equity securities. L1 Capital holds the Warrants, which are currently exercisable at $6.00 per share. Upon exercise of the Warrants, sales of the underlying ordinary shares could also have a material adverse effect on the price of the ordinary shares.

We may issue preferred shares with greater rights than our ordinary shares.

Our amended articles of association authorize our board of directors to issue one or more series of preferred shares and set the terms of the preferred shares without seeking any further approval from our shareholders. Any preferred shares that are issued may rank ahead of our ordinary shares, in terms of dividends, liquidation rights and voting rights.

If securities or industry analysts do not publish or cease publishing research reports about us, if they adversely change their recommendations regarding our ordinary shares or if our operating results do not meet their expectations, the price of our ordinary shares could decline.

The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. Securities and industry analysts currently publish limited research on us. If there is limited or no securities or industry analyst coverage of our company, the market price and trading volume of our ordinary shares would likely be negatively impacted. Moreover, if any of the analysts who may cover us downgrade our ordinary shares, provide more favorable relative recommendations about our competitors or if our operating results or prospects do not meet their expectations, the market price of our ordinary shares could decline. If any of the analysts who may cover us were to cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

As an “emerging growth company” under the JOBS Act, we are allowed to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of our ordinary shares.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies” including:

●	not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002;

●	not being required to comply with any requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and our financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

We intend to take advantage of these exemptions until we are no longer an “emerging growth company.” We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period.

Because the likelihood of paying cash dividends on our ordinary shares is remote at this time, investors must look solely to appreciation of our ordinary shares in the market to realize a gain on their investments.

We do not know when or if we will pay dividends to our shareholders, and the likelihood that we will be paying dividends on our ordinary is remote at this time.. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our business, financial condition, results of operations, capital requirements and investment opportunities. Accordingly, investors must look solely to appreciation of our ordinary shares in the market to realize a gain on their investment. This appreciation may not occur.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	our overall ability to meet our goals and strategies, including our plans to drill additional wells at Kruh Block, to develop Citarum Block or acquire rights in additional oil and gas assets in the future;

●	the economic, capital markets and social impact of the worldwide novel coronavirus (COVID-19) pandemic on the demand for our oil and gas products in Indonesia and the price of our oil and gas products;

●	our ability to estimate our oil reserves;

●	our ability to anticipate our financial condition and results of operations;

●	the anticipated prices for oil and gas products, the volatility in oil and gas prices, and the growth of the oil and gas market in Indonesia and worldwide;

●	our expectations regarding our relationships with the Government and its oil and gas regulatory agencies;

●	relevant Government policies and regulations relating to our industry; and

●	our corporate structure and related laws, rules and regulations.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results of operations or the results of other matters that we anticipate herein could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should thoroughly read this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

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USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of the ordinary shares offered by this prospectus by the Selling Shareholder. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current exercise price with respect to all Warrants, would result in gross proceeds to us of approximately $4,603,440. The proceeds from such Warrant exercises, if any, will be used for working capital and general corporate purposes. We cannot predict when or whether the Warrants will be exercised, and it is possible that some or all of the Warrants may expire unexercised. For information about the Selling Stockholder, see “Selling Shareholder.”

The Selling Shareholder will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholder for brokerage or legal services or any other expenses incurred by the Selling Shareholder in disposing of the ordinary shares offered hereby. We will bear all other costs, fees and expenses incurred in effecting the registration of the ordinary shares covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

CAPITALIZATION

The following table sets for our capitalization as of December 31, 2021 and December 31, 2020:

	As of December 31, 2021	As of December 31, 2020
	(in US$ thousands)
Debt:
Unsecured long-term debt, net of deferred finance costs	1,000	1,000
Short term bank loan	980	980
Total debt	1,980	1,980

Equity:
Ordinary shares, US$0.00267 par value, 37,500,000 shares authorized, 7,447,955 and 7,407,955 ordinary shares outstanding as of December 31, 2021 and December 31, 2020, respectively	20	20
Additional paid-in capital	41,587	40,073
Accumulated deficit	(33,818)	(27,735)
Accumulated other comprehensive income	31	—
Total equity	7,820	12,358

Total capitalization	9,800	14,338

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ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated under the laws of the Cayman Islands in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated. Currently, substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Ogier, our counsel as to the laws of the Cayman Islands, and Adnan Kelana Haryanto & Hermanto, our counsel as to Indonesian law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and Indonesia, respectively, would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in the Cayman Islands or Indonesia against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this prospectus. The following discussion contains “forward-looking statements” that reflect our future plans, estimates, beliefs and expected performance. We caution you that assumptions, expectations, projections, intentions or beliefs about future events may, and often do, vary from actual results and the differences can be material.

Please refer to the sections of this prospectus captioned “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements” for important information to be read in conjunction with the below discussion.

As described elsewhere in this prospectus, all share amounts and per share amounts set forth below have been presented on a retroactive basis to reflect a reverse stock split by way of share consolidation of our outstanding ordinary shares at a ratio of one-for-zero point three seven five (1 for 0.375) shares which was implemented on November 8, 2019.

We have omitted a discussion of our results of operations for the year ended December 31, 2019 in reliance on Item 5, Instruction 6 of Form 20-F. Such discussion can be found in our Annual Report on Form 20-F for the year ended December 31, 2021 filed with the SEC on May 2, 2022.

Business Overview

We are an oil and gas exploration and production company focused on the Indonesian market. Alongside operational excellence, we believe we have set the highest standards for ethics, safety and corporate social responsibility practices to ensure that we add value to society. Led by a professional management team with extensive oil and gas experience, we seek to bring forth at all times the best of our expertise to ensure the sustainable development of a profitable and integrated energy exploration and production business model.

We produce oil through our subsidiary GWN, which is a party that we acquired in 2014 and operated the Kruh Block under a Technical Assistance Contract (or TAC) with PT Pertamina (Persero) (or Pertamina) until May 2020. Starting in May 2020 and through May 2030, GWN operates at Kruh Block under a Joint Operation Partnership (or KSO) with Pertamina. Kruh Block covers an area of 258 km2 (63,753 acres) and is located onshore 16 miles northwest of Pendopo, Pali, South Sumatra.

Our reserves estimate of 3 fields (Kruh, North Kruh and West Kruh) at Kruh Block was based on two major sources: (i) an integrated study of geology, geophysics and reservoir including reserve evaluation of Kruh, North Kruh and West Kruh fields by LEMIGAS (a Government oil and gas research and development center responsible for exploration and production technology development and assessment of oil and gas fields) in 2005, and (ii) additional reservoir and production data since 2005, particularly from the addition of new wells since 2013.

The content and reserves in the LEMIGAS report (2005) was approved by Pertamina. The methods we use annually in updating our proved, probable and possible reserves as stated in the LEMIGAS report with additional reservoir and production data are based on guidelines from the SPE-PRMS (Society of Petroleum Engineers-Petroleum Resources Management System) and SEC guidelines.

Our proved oil reserves have not been estimated or reviewed by independent petroleum engineers. The estimate of the proved reserves for the Kruh Block was prepared by representatives of our company, a team consisting of engineering, geological and geophysical staff based on the definitions and disclosure guidelines of the SEC contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register.

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Our estimates of the proven reserves are made using available geological and reservoir data as well as production performance data. These estimates are reviewed annually by internal reservoir engineers, and Pertamina, and revised as warranted by additional data. Revisions are due to changes in, among other things, development plans, reservoir performance, the effective period of our contract with the Government and Governmental restrictions.

Kruh Block’s general manager, Mr. Denny Radjawane, and our Chief Operating Officer, Dr. Charlie Wu, have reviewed the reserves estimate to ensure compliance to SEC guidelines for (1) the appropriateness of the methodologies employed; (2) the adequacy and quality of the data relied upon; (3) the depth and thoroughness of the reserves estimation process; (4) the classification of reserves appropriate to the relevant definitions used; and (5) the reasonableness of the estimated reserve quantities. The estimate of reserves was also reviewed by our Chief Business Development Officer and our Chief Executive Officer.

The table below shows the individual qualifications of our internal team that prepares the reserves estimation:

			Total
Reserve	University		professional	Field of professional experience (years)
Estimation Team*	degree major	Degree level	experience (years)	Drilling & Production	Petroleum Engineering	Production Geology	Reserve Estimation
Charlie Wu	Geosciences	Ph.D.	44	12		32	23

Denny Radjawane	Geophysics	M.S.	31	12		19	15
Fransiska Sitinjak	Petroleum Engineering	M.S.	18	5	13		9
Yudhi Setiawan	Geology	B.S.	19	13	2	4	2
Oni Syahrial	Geology	B.S.	15	1		14	9
Juan Chandra	Geology	B.S.	16	1		15	10

The individuals from the reserves estimation team are members of at least one of the following professional associations: American Association of Petroleum Geologists (AAPG), Indonesian Association of Geophysicist (HAGI), Indonesian Association of Geologists (IAGI), Society of Petroleum Engineers (SPE), Society of Indonesian Petroleum Engineers (IATMI) and Indonesian Petroleum Association (IPA).

Citarum Block is an exploration block covering an area of 3,924.67 km2 (969,807 acres). This block is located onshore in West Java and only 16 miles south of the capital city of Indonesia, Jakarta.

Our Citarum PSC contract, valid until July, 2048, is based on the “gross split” regime, in which the production of oil and gas is to be divided between the contractor and the Indonesian Government based on certain percentages in respect of (a) the crude oil production and (b) the natural gas production. Our share will be the Base Split share plus a Variable and Progressive component. Our Crude Oil Base Split share is 43% and our Natural Gas Base Split share is 48%. Our share percentage is determined based on both variable (such as carbon dioxide and hydrogen sulfide content) and progressive (such as crude oil and refined gas prices) components.

Thus, pursuant to our Citarum PSC contract, once Citarum commences production, we are entitled to at least 65% of the natural gas produced, calculated as 48% from the Base Split plus a Variable Component of 5% from the first Plan of Development (POD I) in Citarum, a Variable Component of 2% from the use of Local Content, as the oil and gas onshore services are mostly closed or restricted for foreign companies (as described in “Business – Legal Framework for the Oil and Gas Industry in Indonesia” elsewhere in this prospectus), and a 10% increase for the first 180 BSCF produced or 30 million barrels of oil equivalent which according to our economic model, the cumulative production of 180 BSCF will only be achieved in 2025, if our exploration efforts succeed.

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In mid-2018, we identified an onshore open area in the province of West Java, adjacent to our Citarum Block. We believe that this area, also known as the Rangkas Area, holds large amounts of crude oil due to its proven petroleum system. To confirm the potential of Rangkas Area, in July 2018, we formally expressed our interest to the DGOG of MEMR to conduct a Joint Study in the Rangkas Area and we attained the approval to initiate our Joint Study program in this area on November 5, 2018. The Rangkas Joint Study covered an area of 3,970 km2 (or 981,008 acres) and was completed on November 2019. The DGOG accepted the completion of the joint study and inquired our interest for further process to tender the block. The study result suggested an effective petroleum system for oil and gas accumulations. Furthermore with the opportunity to integrate the operation of Citarum and Rangkas together efficiently, we decided to issue a Statement of Interest Letter in December 2019 to the Ministry of Energy (DGOG) as we intend to enter into a PSC contract for the Rangkas through a direct tender process. We will have the right to change our offer in order to match the best offer following the results of the bidding process which has not taken place as of the date of this prospectus. The timeline for the tender is contingent upon the DGOG’s plans and schedule.

We currently generate revenue from Kruh Block and profit sharing from the sale of the crude oil under our 10-year KSO contract with Pertamina that commenced in May 2020. Prior to May 2020, Kruh Block was operated under a TAC agreement. Under our KSO, we have the operatorship to, but not the ownership of, the extraction and production of oil from the designated oil deposit location in Indonesia until May 2030. During the operations, our company pays all expenditures and obligations incurred including but not limited to exploration, development, extraction, production, transportation, abandonment and site restoration. Under the TAC, revenue is recognized based on the prevailing ICP through GWN from the 65% (sixty-five percent) of monthly proceeds as monthly cost recovery entitlement plus 26.7857% (twenty six point seven eight five seven percent) of the remaining proceeds from the sale of the crude oil after monthly cost recovery entitlement as part of the profit sharing. For the KSO, with an 80% cap on the proceeds of such sale as part of the cost recovery scheme, on a monthly basis, calculated by multiplying the quantity of crude oil produced by our company and the prevailing ICP published by the Government of Indonesia plus 80% of the operating cost per bbl multiplying Non-Shareable Oil (“NSO”). In addition, we are also entitled to an additional 23.5294% (twenty-three point five two nine four percent) of the remaining 20% of such sales proceeds as part of the profit sharing. The main differences between the two contracts are that: (1) in the TAC, all oil produced is shareable between Pertamina and its contractor, while in the KSO, a NSO production is determined and agreed between Pertamina and its partners so that the baseline production, with an established decline rate, belongs entirely to Pertamina, so that the partners’ revenue and production sharing portion shall be determined only from the production above the NSO baseline; (2) in the TAC, the cost recovery was capped at 65% (sixty-five percent) of the proceeds from the sale of the oil produced in the block, while in the KSO, the cost recovery is capped at 80% of the proceeds from the sale of the oil produced within Kruh Block for the cost incurred during the term under the KSO plus 80% of the operating cost per bbl multiplying NSO. Any remaining cost recovery balance from the KSO period of contract is carried over to the next period, although the cost recovery balance from the TAC contract will not be carried over to the KSO, meaning that the cost recovery balance were reset to nil with the commencement of the operatorship under the KSO in May 2020.

Our revenue and potential for profit depend mostly on the level of oil production in Kruh Block and the ICP that is correlated to international crude oil prices. Therefore, the biggest factor affecting our financial results in 2021 and 2020 was the volatility in the price of crude oil. For the year ended December 31, 2021, ICP increased to an average of $67.02 per Bbl., 78.34% higher when compared to the ICP average of $37.58 per Bbl. for the year ended December 31, 2020, which improved the financial performance of our company in 2021.

Since the commencement of operations in 2014 (then via our now subsidiary WJ Energy), the natural resources industry has gone through a dramatic change. The downturn and subsequent upturn in the price of crude oil during this period has impacted our results of operations, cash flows, capital and exploratory investment program and production outlook. A sustained lower price environment previously resulted and could in the future result in the impairment or write-down of specific assets in future periods. During 2016, oil price crisis hit a low with an ICP of only $25.83 per Bbl. in the month of January. As a result of this low price, our operations went through a cost analysis procedure in order to determine the economic limit of each of our producing wells at Kruh by identifying their respective direct production cost. Accordingly, we closed a total of 6 wells that were producing less than 10 BOPD each that year. However, since mid-2020, oil prices have in general increased significantly.

We commenced new drilling operations in Kruh Block in March 2021. Our originally anticipated drilling commencement date was delayed due to COVID-19 and the government permitting process. The first new well (Kruh 25) was spudded in April 2021 and the drilling of the second well (Kruh 26) was commenced in August 2021. Oil was discovered at both these wells, although Kruh 25 was subsequent damaged due to flooding, The reserve estimate was updated at the end of 2021. We mobilized the drilling rigs to drill 2 additional back-to-back producing wells (namely the Kruh 27 and Kruh 28 wells) at Kruh Block in March 2022 and on May 12, 2022, we announced the discovery of oil at Kruh 27. We expect Kruh 27 to begin producing oil by the end of May 2022 and plan to commence drilling of the Kruh 28 well immediately thereafter. A third new well at Kruh Block is anticipated to commence drilling in the June-July 2022 timeframe, and likely a fourth new well sometime before the end of 2022. These wells are the continuation of our previously announced drilling campaign to complete a total of 18 new production wells in Kruh Block by the end of 2024. If drilling is successful, each of Kruh 27 and Kruh 28 is expected to average production of over 100 barrels of oil per day over the first year of production, and each well will cost approximately $1.5 million to drill and complete. Based on the terms of our contract with the Indonesian government and an oil price of $90.00/barrel which represents a discounted price to the current price of Brent crude as of the date of this prospectus), each well is expected to generate $2.4 million in net revenue in its first twelve months, which would be enough to recover the cost of drilling the wells in the first year of production.

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Selected Key Financial Results For the Periods Presented

Overview

For the years ended December 31, 2021 and 2020

Financial and operating results for the year ended December 31, 2021 compared to the year ended December 31, 2020 are as follows:

●	Total oil production decreased approximately 16.39%, from 72,524 Bbl. for the year ended December 31, 2020 to 60,637 Bbl. for the same period in 2021. The higher oil price in 2021, however, resulted in higher revenue and cost recovery entitlements for the year ended December 31, 2021 than for the same period in 2020. This decrease in production was due to the decrease of the reservoir pressure which comes naturally in the primary recovery production phase for our four existing wells. The production increase from the two new wells Kruh 25 and Kruh 26 was offset by the natural decline of the four existing wells. Production from the new planned wells in 2022 is expected to show an increase in total daily production.

●	ICP increased 78.35% from an average price of $37.58 per Bbl. for the year ended December 31, 2020 to $67.02 per Bbl. for the same period in 2021. The ICP, which correlates to the international crude oil price, is determined by MEMR. Throughout 2020, increases in U.S. petroleum production put downward pressure on crude oil prices. In addition, the production increases likely limited the effect on prices from the attack on key energy installations in Saudi Arabia on September 16, 2019, production cut announcements from the Organization of the Petroleum Exporting Countries (OPEC), and U.S. sanctions on Iran and Venezuela that limited crude oil exports from those countries. This production increase accompanied by weaker demand growth, have led to a large build up in stocks caused the decrease of crude oil price. In 2021, as the increasing COVID-19 vaccination rate among key industrial countries, loosening pandemic-related restrictions in many countries, and a growing economic resulted in increasing global petroleum demand and accordingly the increasing oil price.

●	Revenue increased by $471,767, or 23.82%, from $1,980,773 for the year ended December 31, 2020 to $2,452,540 for the same period in 2021 due to a combination of much higher ICP and slightly lower production.

●	General and administrative expenses decreased by $1,283,024, or 19.64%, for the year ended December 31, 2021 as compared to the same period in 2020, mainly due to the decrease of share-based compensation expense and travel expenses.

●	The amount of lease operating expenses increased by $474,620, or 23.52%, for the year ended December 31, 2021 as compared to the same period in 2020 mainly because of additional equipment added, including fracturing and servicing for Kruh 22 approved in 2021 and water treatment system as well as pumping units and gensets (power generators) for new wells Kruh 25 and Kruh 26.

●	We incurred a net loss of $6,083,379 for the year ended December 31, 2021 as compared to a net loss of $6,951,698 for the same period in 2020, with the reduction in net loss due to a combination of the factors described above.

●	The average production cost per barrel of oil for the year ended December 31, 2021 was $41.11 compared to $27.82 for the year ended December 31, 2020, computed using production costs disclosed pursuant to FASB ASC Topic 932 and only to exclude ad valorem and severance taxes, an increase of 47.77% due to a combination of the factors discussed above.

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Trends Affecting Future Operations

The factors that will most significantly affect results of operations will be (i) the selling prices of crude oil and natural gas, and (ii) the amount of production from oil or gas wells in which we have an interest. Our revenues will also be significantly impacted by its ability to maintain or increase oil or gas production through exploration and development activities.

It is expected that the principal source of cash flow will be from the production and sale of crude oil and natural gas capitalized property which are depleting assets. Cash flow from the sale of oil and gas production depends upon the quantity of production and the price obtained for the production. An increase in prices will permit us to finance operations to a greater extent with internally generated funds and may allow us to obtain equity financing more easily or on better terms (subject to our agreements with L1 Capital discussed elsewhere in this prospectus), and lessens the difficulty of obtaining financing. However, price increases heighten the competition for oil and gas prospects, increase the costs of exploration and development, and, because of potential price declines, increase the risks associated with the purchase of producing properties during times that prices are at higher levels.

A decline in oil and gas prices (including as was experienced in the first quarter of 2020) (i) will reduce our internally generated cash flow, which in turn will reduce the funds available for exploring for and replacing oil and gas capitalized property, (ii) will increase the difficulty of obtaining equity and debt financing and worsen the terms on which such financing may be obtained, (iii) will reduce the number of oil and gas prospects which have reasonable economic terms, (iv) may cause us to permit leases to expire based upon the value of potential oil and gas capitalized property in relation to the costs of exploration, (v) may result in marginally productive oil and gas wells being abandoned as non-commercial, and (vi) may increase the difficulty of obtaining financing. However, price declines reduce the competition for oil and gas properties and correspondingly reduce the prices paid for leases and prospects.

The global outbreak and pandemic of the novel coronavirus (COVID-19) in 2020, including in Indonesia, has and may continue to impact our operations, which might affect our total oil production. Since the outbreak, crude oil prices have been negatively impacted to a significant extent due to low oil demand, increased production and disputes between the Organization of the Petroleum Exporting Countries (or OPEC) and Russia on production cuts. As a consequence, our revenue and profit is expected to decrease due to the factors discussed above, and other unforeseen and unpredictable consequences of the COVID-19 outbreak.

Further, in the first half of 2020 there was a sharp decline in commodity prices following the announcement of price reductions and production increases in March 2020 by members of OPEC, which has led to significant global economic contraction generally and in the oil and gas exploration industry in particular. Together with the COVID-19 pandemic, it is unclear and not predictable the long lasting effects on global energy prices and our results of operations and financial condition. Please see the Risk Factor entitled “The outbreak of COVID-19 and volatility in the energy markets may materially and adversely affect our business, financial condition, operating results, cash flow, liquidity and prospects.”

We commenced new drilling operations in Kruh Block in March 2021. Our originally anticipated drilling commencement date was delayed due to COVID-19 and the government permitting process. The first new well was spudded in April 2021 and the second well commenced in August 2021. The reserve estimate was updated at the end of 2021. We will complete the remaining 16 wells in 2022, 2023 and 2024.  We mobilized the drilling rigs to drill 2 back-to-back producing wells, namely the Kruh 27 and Kruh 28 well, at our Kruh Block in March 2022 and commenced the drilling operations at the Kruh 27 well in April 2022. On May 12, 2022, we announced the discovery of oil at Kruh 27. Approximately 132 feet of oil sands were encountered at Kruh 27 between the depths of 3,058 and 3,190 feet. This oil-bearing interval (meaning the top of the oil zone to the bottom of the oil zone) in the Kruh 27 well was 14 feet thicker and therefore larger than anticipated, meaning that the total reserve potential for Kruh 27 could be larger than anticipated. Based on these drilling results, we expect production to begin at Kruh 27 by the end of May 2022.

We plan to commence drilling of the Kruh 28 well immediately following the completion of the Kruh 27 well. A third new well at Kruh Block is anticipated to commence drilling in the June-July 2022 timeframe, and likely a fourth new well sometime before the end of 2022. These wells are the continuation of our previously announced drilling campaign to complete a total of 18 new production wells in Kruh Block by the end of 2024. If drilling is successful, each of Kruh 27 and Kruh 28 is expected to average production of over 100 barrels of oil per day over the first year of production, and each well will cost approximately $1.5 million to drill and complete. Based on the terms of our contract with the Indonesian government and an oil price of $90.00/barrel which represents a discounted price to the current price of Brent crude as of the date of this prospectus), each well is expected to generate $2.4 million in net revenue in its first twelve months, which would be enough to recover the cost of drilling the wells in the first year of production.

The Russian-Ukraine conflict which began in February 2022 has caused an oil supply concern, which has led to a sharp increase in global oil prices. This trend has led to a higher Indonesian Crude Price (ICP), from $94.92 per Bbl in February and $114.02 per Bbl in March 2022 from the average ICP price of $67.02 per Bbl for the year 2021. A sustained increase in ICP creates the potential for higher revenue for our company without a resulting increase in expenses. It is our expectation that for 2022, this trend in oil price will help us establish positive cash flows for our company, enhance our liquidity and may provide us with enhanced access to capital resources.

Other than the foregoing, the management is unaware of any other trends, events or uncertainties that will have, or are reasonably expected to have, a material impact on sales, revenues or expenses.

Results of Operations

The table below sets forth certain line items from our consolidated statement of operations and comprehensive loss for the years ended December 31, 2021 and 2020:

	For The Years Ended
	December 31,	December 31,
	2021	2020
Revenue	$2,452,540	$1,980,773
Lease operating expenses	2,492,476	2,017,856
Depreciation, depletion and amortization	810,855	698,851
General and administrative expenses	5,250,618	6,533,642
Exchange gain	28,489	132,033
Other (expenses) income, net	(10,459)	185,845
Loss before income tax	(6,083,379)	(6,951,698)
Income tax provision	-	-
Net loss	$(6,083,379)	$(6,951,698)
Other comprehensive income	30,704	-
Total comprehensive loss	$(6,052,675)	$(6,951,698)

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Year ended December 31, 2021 compared with year ended December 31, 2020

Revenue

Total revenue for the year ended December 31, 2021 were $2,452,540 compared to $1,980,773 for the year ended December 31, 2020, an increase of $471,767 due to increase in ICP and partly offset by production declines.

Lease operating expenses

Lease operating expenses increased by $474,620, or 23.52%, for the year ended December 31, 2021 compared to the same period in 2020 mainly because of additional equipment added, including fracturing and servicing for Kruh 22 approved in 2021 and water treatment system as well as pumping units and gensets (power generators) for new wells Kruh 25 and Kruh 26.

Depreciation, depletion and amortization (DD&A)

The amount of DD&A increased by $112,004, or 16.03%, for the year ended December 31, 2021 compared to the same period in 2020 due to retirement of certain drilling and production tools for the TAC Period.

General and Administrative Expenses

General and administrative expenses decreased by $1,283,024 or 19.64%, for the year ended December 31, 2021 as compared to the same period in 2020 due to a decrease of share-based compensation and travel expenses.

Exchange gain

We had exchange gain of $28,489 for the year ended December 31, 2021, as compared to exchange gain of $132,033 for the same periods ended in 2020. The change was primarily due to the fluctuation of the exchange rate.

Other expenses (income), net

There were other expenses, net of $10,459 for the year ended December 31, 2021 as compared to other income, net of $185,845 in the same period in 2020 due to bank charges, interest cost and interest income during year 2021.

Net Loss

We had net loss for the year ended December 31, 2021 in the amount of $6,083,379 as compared to $6,951,698 for the same periods in 2020, with the reduction in loss being due to the combination of the factors discussed above.

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Critical Accounting Policies and Estimates

Our accounting policies affecting our financial condition and results of operations are more fully described in our consolidated financial statements for the years ended December 31, 2019, 2020 and 2021, included elsewhere in this prospectus. The preparation of these consolidated financial statements requires us to make judgments in selecting appropriate assumptions for calculating accounting estimates, which inherently contain some degree of uncertainty. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities and the reported amounts of revenues and expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe our critical accounting policies that affect the more significant judgments and estimates used in the preparation of our consolidated financial statements are as follows:

Impairment of long-lived assets

We review our long-lived assets or asset group for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, we assess the recoverability of the long-lived assets or asset group by comparing the carrying value of the long-lived assets or asset group to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition when the estimated undiscounted future cash flows is lower than the carrying value, an impairment loss is recognized in the consolidated statements of operations and comprehensive loss for the difference between the fair value, using the expected future discounted cash flows, and the carrying value of the assets. There was no impairment for long-lived assets for the years ended December 31, 2021, 2020 and 2019, respectively.

Oil and gas property, net, Full cost method

We follow the full-cost method of accounting for the oil and gas property. Under the full-cost method, all productive and non-productive costs incurred in the acquisition, exploration and development associated with properties with proven reserves, such as the TAC and KSO Kruh Block, are capitalized. As of December 31, 2021 and 2020, all capitalized costs associated with Kruh’s reserves were subject to amortization. Capitalized costs are subject to a quarterly ceiling test that limits such costs to the aggregate of the present value of estimated future net cash flows of proved reserves, computed using the unweighted arithmetic average of the first-day-of the-month oil and gas prices for each month within the 12-month period prior to the end of reporting period, discounted at 10%, and the lower of cost or fair value of proved properties. If unamortized costs capitalized exceed the ceiling, the excess is charged to expense in the period the excess occurs. There were no cost ceiling write-downs for the years ended December 31, 2021, 2020 and 2019, respectively.

Depletion for each of the reported periods is computed on the units-of-production method. Depletion base is the total capitalized oil and gas property in the previous period, plus the period capitalization and future development costs. Furthermore, the depletion rate is calculated as the depletion base divided by the total estimated proved reserves that expected to be extracted during the operatorship. Then, depletion is calculated as the production of the period times the depletion rate.

For the years ended December 31, 2021, 2020 and 2019, the estimated proved reserves were considered based on the operatorship of the Kruh Block under the TAC through May 2020 and then the KSO from June 2020 and expiring in May 2030.

The costs associated with properties with unproved reserves or under development, such as Production Sharing Contract (“PSC”) Citarum Block, are not initially included in the full-cost depletion base. The costs include but are not limited to unproved property acquisition costs, seismic data and geological and geophysical studies associated with the property. These costs are transferred to the depletion base once the reserve has been determined as proven.

Provision for post-employment benefit

Post-employment benefits are recognized, pursuant to the regulatory requirements under the Indonesia Labor Law Article 167 Law No. 13 of 2003, to capture the amount we are obligated to pay, in lump-sum, to the employees hired under the governance of TAC and KSO upon its maturity. Such recognition is reviewed on an annual basis during the period in which the employees provide their services to our company and is performed through the involvement of an actuary.

Actuarial gains or losses are recognized in the other comprehensive income (“OCI”) and excluded permanently from operating profit or loss. Expected returns on plan assets are not recognized in operating profit or loss. Expected returns are replaced by recognizing interest income (or expense) on the net defined asset (or liability) in operating profit or loss, which is calculated using the discount rate used to measure the pension obligation.

All past service costs will be recognized at the earlier of when the amendment/curtailment occurs or when the entity recognizes related restructuring or termination costs.

Such changes are made in order that the net pension assets or liabilities are recognized in the statement of financial position to reflect the full value of the plan deficit or surplus.

Recent Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Note 2 - Summary of Significant Accounting Policies of our consolidated financial statements included elsewhere in this prospectus.

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Liquidity and Capital Resources

We generated a net loss of $6,083,379 and net cash used in operating activities of $3,548,656 for the year ended December 31, 2021. In addition, we have an accumulated deficit of $33,818,161 and working capital of $699,044 as of December 31, 2021. Our operating results for future periods are subject to numerous uncertainties and it is uncertain if we will be able to reduce or eliminate our net losses and achieve profitability for the foreseeable future. If we are unable to increase revenue or manage operating expenses in line with revenue forecasts, we may not be able to achieve profitability.

Our principal sources of liquidity include cash generated from operating activities, proceeds from our initial public offering which was completed on December 19, 2019 (the “IPO”), short-term and long-term borrowings from third parties or related parties as well as the recent financing with L1 Capital. On July 19, 2016, we entered into a loan agreement with Thalesco Eurotronics Pte Ltd. (a third party) and obtained a loan facility in the amount of $2,000,000 with original maturity date on July 30, 2017, renewed until July 30, 2020 to finance the drilling of one well in Kruh Block.On June 3, 2019, the loan was further extended until May 22, 2023. The loan bears an interest rate of 1.5% per annum. We also obtained a credit facility in the form of an overdraft loan with a principal amount not exceeding $1,900,000, an automatically renewable term of 1 year first due on November 14, 2017, and floating interest rate spread of 1% per annum above the interest rate earned by the collateral account in which we deposited a balance of $2,000,000 for the purpose of pledging this loan. On August 25, 2020 we repaid $1,000,000 towards the loan from Thalesco Eurotronics Pte Ltd. As of the end of 2021 and 2020, the amount due to Thalesco Eurotronics Pre Ltd. was $1,000,000 and $1,000,000, respectively.

On December 23, 2019, we consummated our IPO of 1,363,637 shares of our ordinary shares at a public offering price of $11.00 per ordinary share for gross proceeds of $15,000,007 before underwriting discounts, commissions and expenses.

On January 21, 2022, we closed the First Tranche of a total then anticipated $7,000,000 million private placement with L1 Capital pursuant to the Purchase Agreement. After deduction of 6.0% original issue discount and related legal expenses to the “First Tranche”, a total of $4,271,000 was received by us on January 24, 2022.

The Second Tranche under the original Note, in the principal amount of $2,000,000 (subject to potential reduction as described in our Current Report on Form 6-K filed on January 25, 2022, the “Second Tranche Amount”) was to be funded two (2) trading days following the declaration of effectiveness the registration statement of which this prospectus forms a part (the “L1 Registration Statement”), subject to the satisfaction of certain conditions precedent. On March 4, 2022, we entered into the SPA Amendment and an Amended and Restated Senior Convertible Promissory Note with L1 Capital, which amends and restates the original Note in its entirety. Pursuant to these amendments, the Second Tranche Amount was increased from $2,000,000 to $5,000,000 (less a 6% original issuance discount as provided for in the Original Note).

On May 16, 2022 we entered into the Second Amended and Restated Note with L1 Capital, which provides for, among other things described elsewhere in this prospectus, that the full Second Tranche Amount ($5,000,000, less a 6% original issuance discount) is required to be funded within two trading days following the filing of a first amendment to the L1 Registration Statement (rather than upon effectiveness of the L1 Registration Statement).

As of April 26, 2022, we had approximately $1.91 million of cash and cash equivalents, which are unrestricted as to withdrawal or use and are placed with financial institutions. In addition, we believe we will have continued access to financial support from L1 Capital in fulfilling our capital requirements. We expect to fund any shortfall in cash requirements through bank debt with banks in Indonesia with which we have pre-existing relationships and through potential public or private issuances of our securities. We will also continue to focus on improving operational efficiency and cost reductions and developing our core cash-generating business as planned. We intend to meet our cash requirements for the 12 months following April 29, 2022 (the date of the issuance of our audited financial statements for the year ended December 31, 2021) through operations and the foregoing potential funding opportunities.

Based on our current liquidity and anticipated funding requirements, we will likely need additional capital in the future to fund our operations. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that might restrict our operations. We cannot assure you that financing will be available from any source in amounts or on terms acceptable to us, if at all or, therefore, that we will be able to alleviate our anticipated funding requirements.

In light of the COVID-19 pandemic and due to the recent volatility in oil prices, we have added flexibility with respect to our planned capital expenditures by limiting our contractual exposure and commitments to the drilling of only a limited number of wells at a time throughout our Kruh Block drilling program in order to reduce liquidity risks and risks related to our ability to continue as a going concern in the event that oil prices remain volatile or become depressed for the foreseeable future.

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Cash flows

The following table sets forth certain historical information with respect to our statements of cash flows for the years ended December 31, 2021 and 2020:

	For The Years Ended
	December 31,	December 31,
	2021	2020
Net cash used in operating activities	$(3,548,656)	$(5,186,048)
Net cash used in investing activities	(2,759,829)	(357,333)
Net cash (used in) provided by financing activities	-	(1,125,289)
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	-	-
Net change in cash and cash equivalents, and restricted cash	$(6,308,485)	$(6,668,670)
Cash and cash equivalents, and restricted cash at beginning of year	9,403,499	16,072,169
Cash and cash equivalents, and restricted cash at end of year	$3,095,014	$9,403,499

Year ended December 31, 2021 compared with year ended December 31, 2020

Operating activities

Operating activities used $3.55 million in cash for the year ended December 31, 2021, as compared to $5.19 million for 2020. The decrease of approximately $1.64 million in the amount of net cash used in operating activities is primarily due to contributions from approximately $1.18 million decrease of cash outflow from accounts receivable and decrease of $0.47 million cash outflow from accounts payable for the year ended December 31, 2021 comparing to outflows in 2020.

Investing activities

Net cash used in investing activities for the year ended December 31, 2021 was approximately $2.76 million, as compared to approximately $0.36 million for the year ended December 31, 2020. The increase of approximately $2.15 million of net cash used in investing activities was primarily a result of an increase of cash paid for capital expenditures.

Financing activities

There was no cash provided or used in financing activities for the year ended December 31, 2021. Cash used in financing activities for the year ended December 31, 2020 amounted to $1.13 million and primarily consisted of the repayment of long-term loan to a third party and repayment of bank loan of about $0.13 million.

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Contractual Obligations

The following table summarizes future commitments amounts on an undiscounted basis as of December 31, 2021 for all the planned expenditures to be carried out at Kruh Block and Citarum Block:

		Future commitments
	Nature of commitments	2022	2023	2024 and beyond
Citarum Block PSC
G&G studies	(c)	-	150,000	950,000
2D seismic	(c)	-	3,384,727	2,750000
3D seismic		-	-	2,100,000
Exploratory Well		-	-	30,000,000
Total commitments -Citarum PSC		$-	$3,534,727	$35,800,000
Kruh Block KSO
Operating lease commitments	(a)	$2,297,411	$3,640,269	$28,976,613
Production facility		-	980,000	1,300,000
G&G studies	(c)	-	200,000	1,100,000
2D seismic	(c)	613,817	613,817	-
3D seismic	(c)	613,817	613,817	-
Drilling and sand fracturing	(c)	6,000,000	9,000,000	9,000,000
Certification		-	250,000	-
Abandonment and Site Restoration	(b)	-	-	321,253
Total commitments - Kruh KSO		$9,525,045	$15,297,903	$40,697,866
Total Commitments		$9,525,045	$18,832,630	$76,497,866

Nature of commitments:

(a) Operating lease commitments are contracts that allow for the use of an asset but does not convey rights of ownership of the asset. An operating lease presents an off-balance sheet financing of assets, where a leased asset and associated liabilities of future rent payments are not included on the balance sheet of a company. An operating lease represents a rental agreement for an asset from a lessor under the terms. Most of the operating leases are related with the equipment and machinery used in oil production. Rental expenses under operating leases for the years ended December 31, 2021, 2020 and 2019 were $1,228,871, $1,167,097, and $1,204,204, respectively.

(b) Included in the well cost is the abandonment and site restoration (ASR) cost which covers primarily upstream asset removal costs at the completion of a field life related to or associated with site clearance, site restoration, and site remediation, based on government rules. ASR cost for covering all wells within the Kruh Block is $32,125 per year until the end of the contract.

(c) Both firm committed planned work program are included in the estimate. We have flexibility on the timing of allocating the expenditures within 10 years.

Transfers of Funds Through Our Corporate Organization

With respect to how cash funds are transferred from our company to WJ Energy and subsequently to our operating subsidiaries in Indonesia, such transfers are undertaken in the form of shareholder loans to fund capital, operational and general and administrative expenditures of our operating subsidiaries. For the years ended December 31, 2021 and 2020: (i) the total amount of cash transferred from us to WJ Energy was $2,922,205 and $3,708,054, respectively and (ii) the total amount of cash transferred from WJ Energy to our operating subsidiaries was $2,899,444 and $3,656,345, respectively. All the above-mentioned transactions have been made through bank accounts owned by each respective company in Indonesia. Our parent company, WJ Energy and our operating subsidiaries each hold bank accounts in Indonesia to minimize international or cross-border cash transfers.

No dividends or distributions have been made to date from our operating subsidiaries to WJ Energy, nor from WJ Energy to our company. While as of the date of this prospectus the likelihood of our paying dividends to our shareholders (including our public shareholders) is remote, we are not aware of any Hong Kong or other restriction on foreign exchange nor any restriction that impairs (i) our ability to distribute earnings to our shareholders, (ii) WJ Energy’s ability to make distributions to our parent company or (iii) our operating subsidiaries ability to make distributions to WJ Energy.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, and results of operations, liquidity or capital resources.

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Internal Control over Financial Reporting

In connection with the audit of our consolidated financial statements for the year ended December 31, 2021, we identified one material weaknesses in our internal control over financial reporting as of December 31, 2021. As defined in the standards established by the U.S. Public Company Accounting Oversight Board (the “PCAOB”), a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified with regards to our company related to the lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address complex U.S. GAAP accounting issues and to prepare and review our consolidated financial statements and related disclosures to fulfill U.S. GAAP and SEC financial reporting requirements.

During 2021, we sought to implement and will continue to implement a number of measures to address the material weakness, including the following measures:

●	We are continuing our efforts to hire additional qualified internal finance and accounting staff with working experience in U.S. GAAP and SEC reporting requirements.

●	We have also established clear roles and responsibilities for accounting and financial reporting staff to address accounting and financial reporting issues.

●	We intend to establish an ongoing program to provide sufficient and appropriate training for financial reporting and accounting personnel, especially training related to U.S. GAAP and SEC reporting requirements.

●	We have engaged and will continue to engage professional financial advisory firms if necessary to provide ongoing training to our finance and accounting personnel as well as to strengthen our financial reporting expertise and system.

We expect to complete the measures discussed above as soon as practicable and will continue to implement measures to remediate our internal control deficiencies to comply with Section 404 of the Sarbanes Oxley Act. We expect that we will incur significant costs in the implementation of such measures. However, we cannot assure you that all these measures will be sufficient to remediate our material weakness in time, or at all. If we fail to implement and maintain an effective system of internal controls to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our ordinary shares may be materially and adversely affected.

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New Accounting Standards

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies (“EGCs”) can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. In July 2018, ASU 2016-02 was updated with ASU 2018-11, Targeted Improvements to ASC Topic 842, which provides entities with relief from the costs of implementing certain aspects of the new leasing standard. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met. In November 2019, ASU 2019-10, Codification Improvements to ASC 842 modified the effective dates of all other entities. In June 2020, ASU 2020-05 defer the effective date for one year for entities in the “all other” category. For all other entities, the amendments in ASU 2020-05 are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company adopted ASU 2016-02 from January 1, 2022. The Company has recognized right-of-use lease assets and related lease liabilities for operating leases in the amount of $0.5 million on our consolidated balance sheet as of January 1, 2022.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses”, which will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Subsequently, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, to clarify that receivables arising from operating leases are within the scope of lease accounting standards. Further, the FASB issued ASU No. 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11 and ASU 2020-02 to provide additional guidance on the credit losses standard. For all other entities, the amendments for ASU 2016-13 are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. Adoption of the ASUs is on a modified retrospective basis. The Company will adopt ASU 2016-13 from January 1, 2023. The adoption is not expected to have a material impact on our consolidated financial statements.

Other accounting pronouncements that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

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BUSINESS

Overview

We are an oil and gas exploration and production company focused on Indonesia. Alongside operational excellence, we believe we have set the highest standards for ethics, safety and corporate social responsibility practices to ensure that we add value to society. Led by a professional management team with extensive oil and gas experience, we seek to bring forth the best of our expertise to ensure the sustainable development of a profitable and integrated energy exploration and production business model. Our mission is to efficiently manage targeted profitable energy resources in Indonesia. Our vision is to be a leading company in the Indonesian oil and gas industry for maximizing hydrocarbon recovery with the minimum environmental and social impact possible. We were incorporated on April 24, 2018 as an exempted company with limited liability under the laws of the Cayman Islands and are a holding company for WJ Energy Group Limited (or WJ Energy), which in turn owns our Indonesian holding and operating subsidiaries.

Indonesia’s Oil and Gas Industry and Economic Information

The largest economy in Southeast Asia, Indonesia (located between the Indian and Pacific oceans and bordered by Malaysia, Singapore, East Timor and Papua New Guinea) has charted impressive economic growth since overcoming the Asian financial crisis of the late 1990s. The Indonesian economy continued to recover in 2021 despite moderating due to the COVID-19 Delta variant wave mid-year. The Indonesian economy is estimated to have expanded 3.7 percent during 2021 and is forecast to accelerate to 5.2 percent in 2022, according to the World Bank. Today, Indonesia is the world’s 10th largest economy, a member of the G-20 and the world’s fourth most populous nation with a population, according to the Central Intelligence Agency’s World Factbook, as of July 2021 of over 275 million. Indonesia also has a prominent presence in other commodities markets such as thermal coal, copper, gold and tin, with Indonesia being the world’s second largest tin producer and largest tin exporter, as well as in the agriculture industry as a producer of rice, palm oil, coffee, medicinal plants, spices and rubber according to the Indonesia Commodity & Derivatives Exchange and the World Factbook.

The Indonesian oil and gas industry is among the oldest in the world. Indonesia has been active in the oil and gas sector for over 130 years after its first oil discovery in North Sumatra in 1885. The major international energy companies began their significant exploration and development operations in the mid-20th century. According to the Special Taskforce for Upstream Oil and Gas Business Activities (SKK Migas - Satuan Kerja Khusus Pelaksana Kegiatan Usaha Hulu Minyak dan Gas Bumi) Annual Report 2020 and the BP Statistical Review of World Energy 2021, Indonesia held proven oil reserves of 2.44 billion barrels at the end of 2020. According to its public filings, Chevron has been very active in Indonesia for over 50 years. Chevron has produced a very large amount of oil — 12 billion barrels — over this period with billions of those barrels having been produced in Sumatra (the location of our Kruh Block, as described below. The following map shows the area in which international major companies operate within Indonesia:

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Source: Indonesia Energy Corporation Limited

Indonesia’s early entry into the energy industry helped the country become a global pioneer in developing a legal, commercial and financial framework to support a very stable, growing industry that encouraged the hundreds of billions of dollars made in investment. The Indonesian energy industry was the model of the global industry, having been the founder of the model form of production sharing contract which is still used around the world as a preferred contract form; and this is the form of contract under which we operate our Citarum Block, as described below.

Indonesia’s oil and gas sector is governed by Law No. 22 of 2001 regarding Oil and Gas (November 22, 2001) (or the Oil and Gas Law). The Government retains mineral rights throughout Indonesian territory and the government controls the state mining authority. The oil and gas sector is comprised of upstream (namely exploration and production) and downstream activities (namely refining and processing), which are separately regulated and organized. The upstream sector is managed and supervised by SKK Migas. Private companies earn the right to explore and exploit oil and gas resources by entering into cooperation contracts, mainly based upon a production sharing scheme, with the government through SKK Migas, thus acting as a contractor to SKK Migas. One entity can hold only one PSC, and a PSC is normally granted for 30 years, typically comprising six plus four years of exploration and 20 years of exploitation.

The oil and gas industry, however, both in Indonesia and globally, has experienced significant volatility in the last four years. Global geopolitical and economic considerations play a significant role in driving the sensitivity of oil prices. From its peak in mid-2014 (US$105.72 per barrel), the Indonesia Crude Price (the “ICP”) for the type of crude oil we produce collapsed by more than 75% and began 2016 at US$25.83 per barrel. Since 2016, political and economic factors forced the global crude oil supply and demand to a balance and ICP rose again to reach the average of US$61.89 for the year ended December 31, 2019. According to Forbes, in the first quarter of 2020, the Covid-19 outbreak had a large impact on oil prices worldwide. As Saudi Arabia increased oil production and lowered prices beginning of March, despite a lack in demand in the wake of the virus outbreak, benchmark oil prices collapsed by 25%. The ICP was depressed to an average price of US$ 37.58 per barrel for the year ending December 31, 2020 which, compared to the year ending December 31, 2019, is a decline of 39.28% (although in 2021, the average ICP price has risen with an average December 2021 price of US$72.62 per barrel).

The problem of a lack of new reserve discoveries and reserve depletion still remains, resulting in a decline in the contribution to state revenue from the Indonesian oil and gas sector. According to the PWC 2020 Guide, investment in the oil and gas industry was around US$12.1 billion in 2019, the highest since 2016 due to the rise in oil and gas prices triggering some investment interest. On a gas reserve basis, as stated in the BP Statistical Review of World Energy 2021 (or the BP 2021 Report), Indonesia ranks 20th in the world and the 4th in the Asia-Pacific region, following China, Australia and India.

According to the DGOG, in 2020, investment of US$10.47 billion has been realized in upstream activities in Indonesia. The SKK Migas Annual Report recorded that at the end of 2020, Indonesia had a total of 184 Contract Areas, comprising 95 Contract Areas in exploitation stage and the remaining 89 in the exploration stage. SKK Migas also reported that total investment in 2020 was US$ 10.5 billion. Roughly 75% of oil upstream activities are focused in Western Indonesia, where our blocks are located. SKK MIGAS also recorded that there are 42 main projects in the upstream sector until 2027 with the total investment amount of US$ 43.3 billion. SKK Migas stated in their 2020 Annual Report that the spirit to continue production has increased investment in 2018 up to 2019, but decreased in 2020. If compared in 2019, investment in 2020 decreased by 9.5% due to various challenges from a technical point of view as well as the upstream oil and gas business climate as the decline in oil prices and the conditions of the Covid-19 pandemic. In order to boost oil and gas investment and production, the Indonesian government changed the PSC system in March 2018 from cost recovery to gross split, and further revoked 18 regulations and 23 requirements for certifications, recommendations and permits, each in an attempt to reduce duplication in certification, shorten bureaucracy and simplify the regulatory regime. The gross split scheme allocates oil and gas production to contracting parties based on gross production, whereas in cost recovery, oil and gas production was shared between the government and contractors after deducting the production costs. The government remains keen to attract more foreign investment into the domestic oil and gas industry due to insufficient production against rising demand.

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In order to boost oil and gas investment and production, the Indonesian government changed the PSC system in March 2018 from cost recovery to gross split, and further revoked 18 regulations and 23 requirements for certifications, recommendations and permits, each in an attempt to reduce duplication in certification, shorten bureaucracy and simplify the regulatory regime. The gross split scheme allocates oil and gas production to contracting parties based on gross production, whereas in cost recovery, oil and gas production was shared between the government and contractors after deducting the production costs. The government remains keen to attract more foreign investment into the domestic oil and gas industry due to insufficient production against rising demand.

According to the BP 2021 Report, Indonesia’s oil consumption in 2020 reached 1.45 million barrels per day, 51% of which was met by domestic production. The MEMR specified that Indonesia exported 31.45 million barrels of oil and imported 79.69 million barrels of oil in 2020. SKK Migas recorded Thailand and Singapore as the top two countries Indonesia exported oil and condensate to in 2020, respectively at 10.18 million barrels and 4.13 million barrels.

Further, we believe that Indonesia’s expanding economy, in combination with the government’s intention to lower reliance on coal as a source for energy supply in industries, power generation and transportation, will cause Indonesian domestic demand for gas to rise in the future. Indonesia’s power infrastructure needs substantial investment if it is not to inhibit Indonesia’s economic growth. According to the MEMR 2020 Report, generating capacity at the end of 2020 was standing at around 72.8 gigawatts or an increase of 4.5% compared to 69.7 gigawatts generating capacity in 2019. According to the 2017 Indonesian General National Energy Plan, the Government has targeted an increase in power generation capacity to 190 gigawatts in 2030 and 443 gigawatts in 2050 to keep up with the electricity demand from Indonesia’s growing middle class population and its manufacturing sector. The Indonesian Secretariat General of National Energy Council has reported that Indonesia’s gas demand is estimated to rise from 1.67 TCF in 2015 to 2.45 TCF in 2025 with the bulk of demand originating from Java and Bali, particularly for power stations and fertilizer plants.

According to Indonesia Energy Outlook 2020, a report published by the Indonesian Agency for the Assessment and Application of Technology, from 2018 to 2050, Indonesia’s total energy demand is expected to grow at an average rate of 3.9% per year. For the same period, natural gas demand average growth rate is estimated at 3.8% per year, industrial sector energy demand average growth rate is expected at 4.4% per year and total electricity demand is expected to increase 630% by 2050, with 24% of it will be generated by gas.

In terms of gas distribution, Indonesia still lacks an extensive gas pipeline network because the major gas reserves are located away from the demand centers due to the particular territorial composition of the archipelagic state of Indonesia. Indonesian gas pipeline networks have been developed based on business projects; thus, they are composed of a number of fragmented systems. The developed gas networks are located mostly near consumer centers. Total gas transmission and distribution pipeline infrastructure in 2020 was 15.725,06 km which is 6.51% higher compared to 2019 but still 46% lower compared to 2019 additional pipeline length. By 2024 Indonesia is expected to have a total of 17,300 km of gas pipeline network according to Oil and Gas Downstream Regulatory Agency (BPH MIGAS) 2020 Performance Report.

In West Java, where the Citarum Block is located, the total natural gas demand is expected to increase significantly from 2,521 MMSCFD in 2020 to 3,032 MMSCFD by 2035 according to Petromindo, an Indonesian petroleum, mining and energy news outlet. This will require additional gas supply of 603 MMSCFD in 2020 and 1,836 MMSCFD in 2028 including import. Being relatively low-carbon compared to coal, as well as being medium-cost, gas is likely to remain a favored fuel for at least the next decade, especially given Indonesia’s extensive gas reserves. Moreover, energy demand in Indonesia is expected to increase as Indonesia’s economy and population grow.

Our Opportunity

Beginning in 2014, our management team identified a significant opportunity in the Indonesian oil and gas industry through the acquisition of medium-sized producing and exploration blocks. In general terms, our goal was to identify assets with the highest potential for profitable oil and gas operations. As described further below, we believe that our two current assets — Kruh and Citarum — represent just these types of assets.

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We believe these medium-sized blocks were available for two main reasons: (i) a general lack of investment in the industry by smaller companies such as ours and (ii) the fact that these blocks are overlooked by the major oil and gas exploration companies; many of which operate within Indonesia.

The fundamentals for the lack of investment in our target sector are the industry’s intensive capital requirements and high barriers to entry, including high startup costs, high fixed operating costs, technology, expertise and strict government regulations. We have and will continue to seek to overcome this through the careful deployment of investor capital as well as cash from our producing operations.

In addition, the medium-sized blocks we target are overlooked by the larger competitors because their asset selection is subject to a higher threshold criterion in terms of reserve size and upside potential to justify the deployment of their human resources and capital. This means that a very small company is not capable of operating these blocks, a new investor is unlikely to enter this sector and the major producers are competing for the larger assets.

This scenario creates our corporate opportunity: the availability of overlooked assets including producing and exploration projects with untapped potential resources in Indonesia that creates the potential to both generate economic profit and expand our operations in the years to come.

An important fact is that, since we started our operations in 2014, the natural resources industry has gone through a dramatic change due to oil price volatility. The challenges imposed by low oil prices during this period created an incentive for us to operate efficiently by driving our business to make the most use of the resources available within our organization to lower costs and improve operational productivity. More recently, with an improvement in oil prices, we believe are in a good position to take advantage of our lower producing costs.

Asset Portfolio Management

Our asset portfolio target is to establish an optimum mix between medium-sized producing blocks and exploration blocks with significant potential resources. We believe that the implementation of this diversification technique provides our company the ability to invest in exploration assets with substantial upside potential, while also protecting our investments via cash flow producing assets.

We consider a producing block an oil and gas asset that produces cash flow or has the potential to produce positive cash flows in a short-term period. An exploration block refers to an oil and gas block that requires a discovery to prove the resources and, once these resources are proven, such project can generate multiple returns on capital.

Our portfolio management approach requires us to acquire assets with different contracting structures and maturity stage plays. Another key factor is that we believe the diversification provided by our asset portfolio gives us the ability to better face the challenges posed by the industry, such as uncertainties in macroeconomic factors, commodity price volatility and the overall future state of the oil and gas industry.

We believe this strategy also allows us to maintain a sustainable oil and gas production business (a so-called “upstream” business) by holding a portfolio of production, development and exploration licenses supported by a targeted production level. We believe that, in the long-term, this should allow us to generate excess returns on investment along with reducing risk exposure.

Our Assets

We currently hold two oil and gas assets through our operating subsidiaries in Indonesia: one producing block (the Kruh Block) and one exploration block (the Citarum Block). We also have identified a potential third exploration block (the Rangkas Area).

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Kruh Block

We acquired rights to the Kruh Block in 2014 and started its operations in November 2014 through our Indonesian subsidiary PT Green World Nusantara (or GWN). Kruh Block operated under a Technical Assistance Contract (or TAC) with Pertamina, Indonesia’s state-owned oil and natural gas corporation, until May 2020 and the operatorship of Kruh Block shall continue as a Joint Operation Partnership (or KSO) from May 2020 until May 2030. This block covers an area of 258 km2 (63,753 acres) and is located 16 miles northwest of Pendopo, Pali, South Sumatra. This block produced an average of about 6,044 barrels of oil per month in 2020 and about 5,053 barrels oil per month in 2021. Out of the total eight proved and potentially oil bearing structures in the block, three structures (North Kruh, Kruh and West Kruh fields) have combined proved developed and undeveloped gross crude oil reserves of 4.39 million barrels (net crude oil proved reserves of 2.63 million barrels) and probable undeveloped gross crude oil reserves of 2.15 million barrels as of December 31, 2020 determined on a May 2030 contract expiration date. Due to the production in 2021 and late start of development drilling program caused by the Government permitting process and the COVID-19 pandemic, the proved reserves is likely to decrease in 2021 while the probable reserves will increase. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. While proved undeveloped reserves include locations directly offsetting development spacing areas, probable reserves are locations directly offsetting proved reserves areas and where data control or interpretations of available data are less certain. There should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates. The estimate of probable reserves is more uncertain than proved reserves and has not been adjusted for risk due to the uncertainty. Therefore, estimates of proved and probable reserves may not be comparable with each other and should not be summed arithmetically.

The estimate of the proved reserves for the Kruh Block was prepared by representatives of our company (a team consisting of engineering, geological and geophysical staff) based on the definitions and disclosure guidelines of the SEC contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. Our proved oil reserves have not been estimated or reviewed by independent petroleum engineers.

The following map shows the Kruh Block and its producing fields:

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Our two main objectives in acquiring Kruh Block was to initiate our operations with a cash producing asset and for our legal entity to earn the required experience to participate in bids and direct tenders with the Government.

We selected Kruh based on certain criteria according to our strategy: (i) selecting an area with proven hydrocarbons; (ii) finding a currently producing structure which is not overdeveloped; and (iii) operating an asset located in the western part of Indonesia.

Pursuant to the Kruh TAC, our subsidiary GWN is a contractor with the rights to operate in the Kruh area with an economic interest in the development of the petroleum deposits within the block until May 2020. The contract is based on a “cost recovery” system, meaning that all operating costs (expenditures made and obligations incurred in the exploration, development, extraction, production, transportation, marketing, abandonment and site restoration) are advanced by GWN and later repaid to GWN by Pertamina. Pursuant to the Kruh TAC, all the oil produced in Kruh Block is delivered to Pertamina and, subsequently, GWN recovers the operating costs through the proceeds of the sale of the crude oil produced in the block in a monthly basis, but capped at 65% of such monthly proceeds. GWN is also entitled to an additional 26.7857% of the remaining proceeds from the sale of the crude oil after monthly cost recovery repayment as part of the profit sharing. Together with our share split, our net revenue income is around 74% of the total production times the ICP. On a monthly basis, we submit to Pertamina an Entitlement Calculation Statement (ECS) stating the amount of money that we are entitled to base on the oil lifting, ICP, cost recovery and profit sharing of the respective month. In connection with our acquisition (by which we mean our entry into the TAC) of Kruh Block, approximately $15 million of the acquisition costs were carried to our financial statements from the previous contractor. The cost recovery scheme is illustrated and described in “—Legal Framework for the Oil and Gas Industry in Indonesia” below. Since our recoverable cost balance will not be fully recovered up to the expiry of the contract, our net income is not subject to any tax whatsoever.

Historically, the cooperation agreement between Pertamina and its contractors were established via a TAC, but after the regulatory reform in the early 2000’s and the reorganization of Pertamina, the contractual relationship between Pertamina and its partners was changed into KSO.

As of May 22, 2020, we commenced the continuation of our operatorship of Kruh Block under a KSO contract that has a term until May 2030. In essence, the TAC and KSO are very similar in nature due to its “cost recovery” system, with a few important differences to note. The main differences between both contracts are that: (1) in the TAC, all oil produced is shareable between Pertamina and its contractor, while in the KSO, a Non-Shareable Oil (NSO) production is determined and agreed between Pertamina and its partners so that the baseline production, with an established decline rate, belongs entirely to Pertamina, so that the partners’ revenue and production sharing portion shall be determined only from the production above the NSO baseline; (2) in the TAC, the cost recovery was capped at 65% (sixty-five percent) of the proceeds from the sale of the oil produced in the block, while in the KSO, the cost recovery is capped at 80% of the proceeds from the sale of the oil produced within Kruh Block for the cost incurred during the term under the KSO plus 80% of the operating cost per bbl multiplying non-shareable oil (NSO). Also, under the KSO terms, we have committed to a 3 years’ work program to drill additional wells and perform exploration activities such as 2D and 3D seismic within the Kruh Block. If we fail to fulfill our obligations, including the performance of the work program commitment, Pertamina will have the right to terminate our KSO contract and our bank guarantee shall be deemed forfeited. As of December 2021, we have fulfilled the obligation of drilling commitment specified in the KSO contract.

In March 2021, we mobilized the drilling rig to drill 3 back-to-back producing wells at our 63,000 acre Kruh Block, although the number of wells drilled in 2021 was reduced as described below. We anticipated that each well was to cost approximately $1.5 million to drill and complete, and this estimate proved correct. Also in March 2021, we received necessary permits that will allow us to move forward to commence our previously announced drilling plans in 2021 for Kruh Block. In April 2021, we announced that new drilling for these wells had commenced. Due to delays in the government permitting process and COVID-19-related delays experienced during 2021, our overall drilling program for Kruh Block has similarly been somewhat delayed. We still plan on drilling 18 new wells, but now through 2024 rather than 2023. We completed the drilling of 2 of those wells in 2021, with the additional 16 more wells during the course of 2022 to 2024. No assurances can be given that these new wells will generate the amounts of oil we estimate, if any at all.

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When we acquired the Kruh Block in 2014, it had seven producing wells in 2014 and produced 200 barrels of oil per day (BOPD) with an average cost of production per barrel of US$60.25, while 90% of the production relied on only one well, Kruh 20.

Our development plan for the Kruh Block was to increase the production by drilling proved undeveloped (PUD) wells which we considered a low risk investment due to the higher probability of these wells to produce commercial levels of oil compared to drilling wells with unproved reserves. Finding ways to increase the production is particularly important in maturing fields as producing volumes inevitably decline due to the normal decline rate of production in these fields. In financial terms, our target was to produce the highest cash inflow within the remaining period of the contract.

With this target in mind, following execution of Kruh TAC we started to collect data through a passive seismic survey in 80 locations and by reactivating an old well (Kruh 19) to obtain additional geological information. After seismic data re-interpretation and modelling, we initiated our drilling campaign for 2 wells, Kruh 21 (K-21) and Kruh 22 (K-22).

In October 2015, we started drilling K-21 with a targeted depth of 3,418 feet that resulted in a daily production of only 45 BOPD due to a permeability and tortuosity (a measure of how convoluted a well is) issues.

In November 2015, we started drilling K-22 with a targeted depth of 4,600 feet which resulted in a 30 BOPD due to the same permeability and tortuosity issue discovered in K-21.

In the beginning of 2016, we focused on finding solutions to increase the production in K-21 and K-22. From February to May, we performed an acidizing and sand fracturing operation to bypass the challenges in production efficiency that affected the wells K-21 and K-22. This resulted in a multiple production gain in both K-21 and K-22, increasing the production of these wells to 95 BOPD and 98 BOPD, respectively.

During 2016, oil price crisis hit its bottom with an ICP of only $25.83 in the month of January. As a result of this low price, our operations went through a cost analysis procedure in order to determine the economic limit of each of our producing wells by identifying their respective direct production cost. Accordingly, we closed a total of 6 wells that were producing less than 10 BOPD that year. We were required to find solutions to enhance our operating margins in a tough oil price environment, so we discontinued operations of 6 out of the 9 wells we had at that time.

As such, 2016 represented our effort to consolidate our operations in terms of efficiency that resulted in the reduction of operating costs, allowing our company to go through the crude oil price turmoil. The cost reduction and efficiency measures taken include (i) setting an economic limit for each operating well and closing wells that has exceeded $40 per barrel production cost; (ii) increased production from the remaining wells through stimulation activities; (iii) renegotiating contracts with service providers; (iv) establishing a fuel utilization plan that allowed us to use the gas produced from our wells as engine fuel and (v) optimized surface facilities equipment and system.

In May 2017, we drilled our third development well (K-23) with a cost of approximately US$ 1.5 million in Kruh Block with total depth of 3,315 feet that resulted in a production of 30 BOPD due to same issues encountered in K-21 and K-22, permeability and tortuosity issues.

In October 2017, a stimulation operation of sand fracturing by Halliburton was performed in two wells, K-21 and K-23, in order to improve the flow of hydrocarbons into these wells. Following completion, the production of K-23 was increased from 30 BOPD to 170 BOPD and in K-21 from 20 BOPD (production in K-21 declined back to 20 BOPD due to increase in the water cut from 2016 to 2017) to 95 BOPD. This stimulation resulted in an increase of 3,844 barrels oil per month, resulting on our peak total production of more than 11,000 barrels oil per month or 380 BOPD during the subsequent month.

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One well service was completed in June 2018 for K-21 to restore the production by cleaning the well from the sand material that filled the borehole carried by the formation fluid. No development wells were drilled in 2016 and 2018 and no exploratory wells were drilled by our company up to date.

Other major activities in the Kruh field during 2018 were well services and necessary work for maintaining production. The work included well cleaning and production string replacement.

In December 2018, we initiated a pilot project with the application of electrical stimulation oil recovery method (ESOR) for an attempt of increasing the oil production in the Kruh field. The basic function of the ESOR process is to increase the mobility of the oil by reducing its viscosity which in turn helps move the oil toward producing wells. By inducing direct current power through existing oil wells, the electric field drives the oil from the anode to the cathode, a process commonly referred to as electrokinetics. During the trial period in 2019, we did not observe significant increases of production rate from the 4 producing wells. Therefore, we terminated the pilot project in February 2020. In 2022, an improved method from ESOR called EEOR (Electrical Enhanced Oil Recovery) system is available to be tried in the field. We plan to install this new EEOR system to help improve our oil recovery including possibly remove the reservoir damage in K-25.

During the period of our operatorship, we have incurred total expenditures of at least $15 million, including drilling costs of three wells. We were able to produce oil from all three wells drilled during our operatorship, which represents a 100% drilling success ratio. We also improved our water treatment system, installed a thermal oil heater to increase the speed in which the water is separated from the oil, as Pertamina allows a maximum of 0.5% of water content in the oil transferred to them, and upgraded our power generating facilities to gas fueled engines.

Since 2014, we have increased the gross production from 250 BOPD (gross) in early 2014 and reached a peak of 400 BOPD in 2018, which we achieved by the drilling of three new wells and upgrade of the production facilities. Our production is our primary source of revenue. At a per barrel crude price of US$61.89 (historical 12-month average price calculated as the average ICP for each month in 2019) and a production of 7,582 barrels of oil per month, we were able to generate approximately US$470,000 per month of gross revenue from Kruh. We intend to gradually increase production on the block over the next few years, with an anticipated nominal amount of additional capital expenditures required.

During 2019, Kruh Block produced an average of about 7,582 barrels per month (gross). This represented an average of 26.9% decline from the 4 producing wells. The two major producing wells K-22 and K-23 wells, however, only declined at 14.9% rate. During the period of December 2014 to December 2019, we have produced a total of 497,398 barrels of oil from the Kruh structure.

During 2020, Kruh Block produced an average of about 6,044 barrels per month (gross), slightly less than in 2019 due to an anticipated decline of 20.3%. As of December 2020, we have produced a total of 72,524 barrels of oil from the Kruh structure. The production rate is expected to increase given the commencement of new drilling at Kruh Block in April 2021.

Historically, the average gross initial production of the 29 oil wells drilled in Kruh Block is 191 BOPD, with an average gross production of 173 BOPD throughout the wells’ first year of production, considering an exponential decline rate per year of 21%. The decline rate of 21% was estimated based on the decline curve analysis of field-wide production history from 2017 to December 2019. Based on this data, a well in Kruh Block would be expected to produce, on average, a total gross amount of approximately 63,112 bbls of crude oil in its first year. Also, due to the successful stimulation and maintenance, wells K-22 and K-23 have significantly lower decline rate than 21%. Based on the data above, the KSO cost recovery terms and using an average oil price of US$61.89 (the previous 12-months average monthly ICP as of December 31, 2019), on average, a well would generate US$ 3.24 million net revenue in its first year (US$ 1.70 million in its first 6 months).

In October 2017, we formally started negotiations with Pertamina to obtain an extension for the operatorship of the Kruh Block after the expiry of our term in May 2020 through a KSO contract with Pertamina. Through a performance appraisal, we successfully qualified to continue the operatorship of Kruh Block. In October 2018, Pertamina has sent us the Direct Offering Invitation of Kruh Block attached with the contract draft for 10 years continuing operatorship period. In July 2019, we received the award by Pertamina to operate the Kruh Block for an additional 10 years under an extended KSO. The KSO contract was signed on July 26, 2019. Thus, the reserve estimation and economic models assumptions, as of December 31, 2019 and 2018, consider that we have the operatorship of the Kruh Block until May 2030, as evidence indicates that renewal is reasonably certain, based on SEC Regulation S-X §210.4-10(a)(22) that defines proved oil and gas reserves.

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As of December 31, 2021 and 2020, considering the operatorship of Kruh Block ending in May 2030, net proved reserves have a net ratio of approximately 46.65% and 61.13% of total reserves, respectively. This net ratio calculation is based on our revenue entitlement, taking into consideration the cost recovery balance estimations and profit sharing portions throughout the Kruh Block operatorship period. As of December 31, 2017, with the Kruh Block operatorship ending in May 2020, the unrecovered expenditures on TAC operations of $20,258,361 would remain unrecovered up to the end of the TAC, hence our entitlement to 74.37% of the revenue from the sales of the crude oil produced until the expiry of the TAC in May 2020 (65% of the proceeds from the sale of the crude oil produced as cost recovery plus 26.7857% profit sharing portion of the remaining 35% of the proceeds from the sale of the crude oil), which results in a net proved reserves ratio of 74.37% of total reserves at that point in time. In contrast, as of December 31, 2018, with an assumed extension of the Kruh Block operatorship to May 2030 and with the cost recovery balance reset to zero in May 2020, we estimate that we will be entitled to approximately 42.72% of the revenues from the sales of the crude oil produced throughout the operatorship in Kruh Block until May 2030, considering the cost recovery balance estimations and profit sharing portions throughout the Kruh Block operatorship period, resulting on a net proved reserves ratio of 42.72% of total reserves.

Following the confirmation of the Kruh Block extension, our board of directors approved a development plan for a drilling program of 16 Proved Undeveloped Reserves (or PUD) wells at Kruh Block, according to the schedule below:

	Unit\Year	2022	2023	2024	Total
Planned PUD wells	Gross well	4	6	6	16
Future wells costs (1)	US$	6,000,000	9,000,000	9,000,000	24,000,000
Costs already paid	US$	357,321	-	-	-
Total gross PUD added	Bbls	592,992	1,312,446	1,036,968	2,942,406
Total net PUD added	Bbls	276,636	612,267	483,754	1,372,657

(1)	Future wells costs are the capital expenditures associated with the new wells costs and do not include other capital expenditures such as production facilities.

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We commenced new drilling operations in Kruh Block in March 2021, and new drilling of 2 wells commenced in April 2021. Our originally anticipated drilling commencement date was delayed due to COVID-19 and the government permitting process. With the 4 new development wells planned in 2022, the production rate will increase significantly. We expect to finance these drilling plans for Kruh Block through short-term and long-term borrowings from third parties or related parties as well as our 2022 financing with L1 Capital.

For Proved Developed (or PDP) reserves, we produced 72,524 bbls and 60,637 bbls for the years ended December 31, 2020 and 2021. The declining production is mostly due to natural reservoir energy decline and delay in drilling new wells due to COVID-19 pandemic.

The gross oil reserves were reduced from 4,309,877 bbls as of December 31, 2020 to 3,253,617 bbls as of December 31, 2021 mostly due to the production and rescheduling of our drilling plan. As of December 31, 2021, the net reserves were estimated as 1,517,840 bbls using a per barrel crude price of US$67.02 (historical 12-month average price calculated as the average ICP for each month in 2021). In a “cost recovery” system such as the Kruh KSO contract, the production share and net reserves entitlement to our company increases in periods of lower oil prices (46.65% net share for ICP, US$67.02 in year 2021) and decreases in periods of higher oil prices (61.13% net share for ICP, US$37.58 in year 2020). This means that the estimated net proved reserves quantities are subject to oil price related volatility due to the method in which the revenue is derived throughout the contract period. Therefore, the net proved reserves are estimated based on the revenue generated by our company according to the KSO economic models.

The tables below summarize the gross and net crude oil proved reserves as of December 31, 2021 in Kruh Block:

	Crude Oil Proved Reserves at Kruh Block
Gross Crude Oil Reserves
Gross Crude Oil Proved Developed Producing Reserves (PDP)	Bbl	311,211
Gross Crude Oil Proved Undeveloped Reserves (PUD)		2,942,406
Total Gross Crude Oil Reserves	Bbl	3,253,617

Net Crude Oil Reserves
Net Crude Oil Proved Developed Producing Reserves (PDP)	Bbl	145,182
Net Crude Oil Proved Undeveloped Reserves (PUD)		1,372,658
Total Net Crude Oil Reserves	Bbl	1,517,840

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Our estimates of the proved reserves are made using available geological and reservoir data as well as production performance data. These estimates are reviewed annually by internal reservoir engineers, and Pertamina, and revised as warranted by additional data. The results of infill drilling are treated as positive revisions due to increases to expected recovery. Other revisions are due to changes in, among other things, development plans, reservoir performance and governmental restrictions.

Our proved oil reserves have not been estimated or reviewed by independent petroleum engineers. The estimate of the proved reserves for the Kruh Block was prepared by IEC representatives, a team consisting of engineering, geological and geophysical staff based on the definitions and disclosure guidelines of the SEC contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register.

Kruh Block’s general manager and our Chief Operating Officer have reviewed the reserves estimate to ensure compliance to SEC guidelines for (1) the appropriateness of the methodologies employed; (2) the adequacy and quality of the data relied upon; (3) the depth and thoroughness of the reserves estimation process; (4) the classification of reserves appropriate to the relevant definitions used; and (5) the reasonableness of the estimated reserve quantities.”

Net reserves were estimated using a per barrel crude price of US$67.02 (historical 12-month average price calculated as the average ICP for each month in 2021). In a “cost recovery” system, such as the TAC or KSO, in which Kruh Block operates or will operate, the production share and net reserves entitlement to our company reduces in periods of higher oil price and increases in periods of lower oil price. This means that the estimated net proved reserves quantities are subject to oil price related volatility due to the method in which the revenue is derived throughout the contract period. Therefore, the net proved reserves are estimated based on the revenue generated by our company according to the TAC and KSO economic models.

As of December 31, 2021, Kruh Block had 5 oil producing wells (K-20, K-22, K-23, K-25 and K-26 in Kruh field) covering 47 acres. K-21 well is temporarily shut-in. There were 16 proved undeveloped oil locations in Kruh (5), North Kruh (6) and West Kruh (5) field covering 391 acres. In the West Kruh field, there are additional 5 probable locations covering 132 acres. See details on table below.

PDP, PUD and Probable Locations and Acreage for the Kruh Block as of December 31, 2021
Reserves Category	Kruh Field		North Kruh Field		West Kruh Field		Total
	Locations	Acreage	Locations	Acreage	Locations	Acreage	Locations	Acreage
Proved Dev Producing (PDP)	6	42	-	-	-	-	6	42
Proved Undeveloped (PUD)	5	41	6	159	5	149	16	349
Total Proved	11	83	6	159	5	149	22	391
Probable	7	36	5	101	5	132	17	269
Total Proved & Probable	18	119	11	260	10	281	39	660

The following table summarizes the gross and net developed and undeveloped acreage of Kruh Block based on our TAC and KSO terms, as well as our economic model as of December 31, 2021:

Gross and Net Developed and Undeveloped Acreage of Kruh Block as of December 31, 2021
	Developed Acreage		Undeveloped Acreage		Total Acreage
Kruh Block	Gross	Net	Gross	Net	Gross	Net
Kruh Field	125	58	41	19	166	77
North Kruh Field	51	24	159	74	210	98
West Kruh Field	9	4	149	70	158	74
Other	-	-	63,219	29,492	63,219	29,492
Total	185	86	63,568	29,655	63,753	29,741

Citarum Block

Citarum Block is an exploration block covering an area of 3,924.67 km2 (969,807 acres). The block is located onshore in West Java with a population of 48.7 million people and only 16 miles south of the capital city of Indonesia, Jakarta, thus placing it within a short distance to the major gas consumption area in Indonesia – the Greater Jakarta region in West Java. We believe this significantly mitigates the logistical and geographical challenges posed by Indonesia’s composition and infrastructure, significantly reducing the commercial risks of our project.

Citarum Block is located in onshore Northwest Java basin. In terms of geology, a very effective petroleum system has been proved in the region from the long history of exploration and production efforts since the 1960’s. According to the United States Geological Survey (USGS) assessment (Bishop, Michele G. “Petroleum Systems of The Northwest Java Province, Java and Offshore Southeast Sumatra, Indonesia”, Open-File Report 99-50R, 2000), “Northwest Java province may contain more than 2 billion barrels of oil equivalent in addition to the 10 billion barrels of oil equivalent already identified”. However, little new reserves have been added to the region during the last 15 years due to the lack of investments in exploration programs. We have not engaged independent oil and gas reserve engineers to audit and evaluate the accuracy of the reserve data from the USGS research.

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Citarum Block also shares its border with the producing gas fields of Subang, Pasirjadi, Jatirarangon and Jatinegara. The combined oil and gas production from more than 150 oil and gas fields in the onshore and offshore Northwest Java basin, operated by Pertamina, is 45,000 BOPD and 450 million standard cubic feet gas per day (MMSCFD). The following graphics show the Citarum Block together with the producing oil and gas fields in the region, as well as the block’s proximity to the West Java gas transmission network:

Source: Indonesia Energy Corporation Limited

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Source: Indonesia Energy Corporation Limited

We started collecting data regarding the Citarum Block in 2016, when we decided it was time to expand our asset base by adding an exploration block to our portfolio. Given our strategy, we had to find a cost efficient method to acquire a block with the potential to add hydrocarbons reserves to our company as part of the process to maximize our company’s value. With the necessary technical knowledge and regulatory experience from our professionals, we agreed that the best method for us to acquire an exploration block was via a Joint Study proposal to the Government in a “work area” that had not yet been reserved for the bidding process by the Government. The Joint Study objective is to determine oil and gas potential within a proposed working area by conducting geological and geophysical work such as field surveys, magnetic surveys and the reprocessing of existing seismic lines. Upon completion of the Joint Study, if the Government further decided to conduct a bidding process for the working area, we would have the right to change our offer (right to match) in the bidding process if the other bidders gave higher offers.

Therefore, following our plans, our team identified Citarum, an open onshore area in West Java that was available for a Joint Study. In September 2016, after we formally expressed our interest to the government to conduct the Joint Study in Citarum and fulfilled all requirements, we obtained the approval to initiate our Joint Study program in conjunction with DGOG and LAPI ITB (a third-party consultancy service provided by Bandung Institute of Technology (or ITB)). The study target was to integrate field geological survey, subsurface mapping, identify stratigraphy and structural geology, perform a basin analysis and petroleum system assessment. As part of our proposal, we engaged a surveyor to perform a passive seismic as an alternative method to fill the gap of the existing two-dimensional seismic survey due to the absence of data on some area on the block. With 111 survey points, the work was completed in two months and covered approximately one third of the area, as shown in the illustration below. The data produced from the passive seismic together with the existing two-dimensional seismic data we acquired from the Indonesian National Data Management Company were the base for the Joint Study.

Between 2009 and 2016, Citarum Block had been operated by Pan Orient Energy Corp. (or POE), a Canadian oil and natural gas company whose shares are listed on the TSX Venture Exchange. POE carried out various exploration work on the Citarum block, including the drilling of 4 wells in different locations across the block: Pasundan-1, Geulis-1, Cataka-1 and Jatayu-1. Providentially, all 4 wells discovered natural gas and gas flow was recorded for the Pasundan-1 and Jatayu-1 wells. The total investment made by POE on Citarum Block was $40,630,824.

Pasundan-1 encountered gas at a depth between 6,000 feet and 9,000 feet, while the mud log and sidewall cores displayed oil and gas shows. Cataka-1 well had gas indication from approximately 1,000 feet depth to 2,737 feet when the well was abandoned due to drilling problems as a result of inexperience operating in the region. Jatayu-1 well flowed high-pressured gas from approximately 6,000 feet depth and had a strong indication of gas-bearing between 5,800 feet and 6,700 feet depth. Geulis-1 well had gas indication from 1,000 feet to 4,300 feet depth. All 4 wells were suspended and plugged as the equipment and consumables used were not compatible to the drilling conditions, formation or strong gas flow. Also, the gas indication/flowing from the wells would have been much more significant had the formations had not been damaged by high mud weight during drilling. Proper preparation to avoid drilling issues encountered by the previous operator for the up-coming drilling program should lead to an efficient delineation of gas discoveries.

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The results from the 4 wells drilled in Citarum and the amount of data available regarding the block are the key factors for us in selecting Citarum as the block’s risk profile was significantly reduced with the discovery of gas across the block. Likewise, the fact that gas zones exist at different depths between 1,000 feet and 6,000 feet contributes to the potential of commercially developing these gas discoveries. As a result of this plus the significant amount of capital expenditures incurred by the previous operator, who discovered natural gas and gas flows from the 4 drilled wells. We believe this provides us with a unique de-risked asset to continue exploration on.

In the region, oil and gas have been producing from sandstone and carbonate reservoirs within 5 geologic formations (from old to young, Jatibarang, Talangakar, Baturaja, Upper Cibulakan and Parigi). The carbonate buildups in the Baturaja, Upper Cibulakan and Parigi formations are particularly gas rich. Within the Citarum Block, both sandstone and carbonate reservoirs have been encountered during drilling. Because of the gas-prone type II Kerogen domination in the Talangakar source rock of deltaic origin in the hydrocarbon generating “kitchens” (Ciputat, Kepuh, Pasirbungur and Cipunegara), prospects within the Citarum Block are mostly gas-bearing if discovered. The following illustration shows the northwest java stratigraphy:

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The Joint Study was completed within a 12 month period (8 months plus a 4 month extension period) and the findings summarized in a report with the following information regarding the area: synopsis of regional geology and petroleum system, play concept, lead and prospect, volumetric of hydrocarbon prospect and economic prospect valuation. The following diagram illustrates the full Joint Study process:

In February 2018, Citarum Block was tendered through a direct offer by the MEMR. Following the tender process, we were awarded the rights to explore the Citarum Block in May 2018. The exploration period for Citarum block is comprised of a 6 years period that could be extended for an additional 4 years up to 2028.

In July 2018, a Production Sharing Contracts (or PSC) was signed with respect to Citarum between MEMR and two of our wholly-owned subsidiaries, PT Cogen Nusantara Energi (or CNE) and PT Hutama Wiranusa Energi (or HWE), marking the official commencement of our 30 years operatorship term for the Citarum Block.

The following timeline illustrates the Citarum Block acquisition process:

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As part of our commitment of conducting a 300 km of seismic survey, we have recently submitted our work program and budget to the Indonesian Interim Taskforce for Upstream Oil and Gas Business Activities (Satuan Kerja Khusus Pelaksana Kegiatan Usaha Hulu Minyak dan Gas Bumi, or SKK Migas). Upon its approval, we will start an Environmental Base Assessment for the region in conjunction with a local university and use the result as a base for any exploration activity in the area. This is part of our exploration activity in Citarum. When the exploration program is initiated, we plan to conduct more G&G studies and a 300km2 2D seismic within the first year of the exploration program and drill our first exploration well in the Jonggol area in its second year. If the drilling is successful, we plan on conducting a 100km2 3D seismic within the second year and drill additional 2 delineation wells in the third year in order to propose a phase 1 development plan for the Citarum Block. If no petroleum in commercial quantities is discovered in Citarum during the exploration period, our PSC would be automatically terminated.

The upcoming exploration program for Citarum will begin with the 8 prospects with the lowest risk (38%-48%), 5 in the Jonggol region and 3 in the Purwakarta region, out of the 28 exploration prospects previously identified and evaluated by the Joint Study. Based on data published by SKK Migas, the table below shows the number of exploration wells drilled in Indonesia from 2012 to 2020 and the number of wells that results in oil and gas recovery.

Description \ Year	2012	2013	2014	2015	2016	2017	2018	2019	2020	Total
Total Exploration Wells	96	75	64	33	33	15	22	26	28	392
Total Discovery Wells	65	53	47	27	23	10	13	8	12	258
Success Ratio	68%	71%	73%	82%	70%	67%	59%	31%	43%	66%

Source: SKK Migas

Considering the closeness to the oil and gas generating “kitchens”, multiple reservoir horizons, moderate risked faulted anticlinal traps, and proved hydrocarbons in previous drilling and nearby producing fields, we believe that 23 of the 28 prospects have geological chance factors of success in the range of 30%-50%. Geological chance factors for the remaining 11 prospects are between 20% and 30%.

In 2020, further technical work in the Citarum block resulted additional 9 prospects and 9 exploration leads (T series prospects and leads on the maps below). The 28 prospects identified in 2019 (J and P series prospects) remain to be the primary prospects for further evaluation by the upcoming new seismic data. The acreage of primary prospects, potential reservoir thickness and net reservoir volume remain no change at this time.

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Prospect		Drilling sequence	Acreage (acres)	Reservoir thickness (feet)	Net reservoir volume (acres-feet)
1	J-1		438	192	83,867
2	J-2		1,299	301	390,848
3	J-3		96	28	2,704
4	J-4		229	115	26,374
5	J-5	3rd	2,141	153	327,861
6	J-6	5th	1,130	373	421,131
7	J-7		119	61	7,263
8	J-8		269	379	102,026
9	J-9	7th	1,686	1,479	2,492,477
10	J-10		1,060	353	374,265
11	J-11		89	95	8,418
12	J-12		730	386	282,175
13	J-13		177	235	41,486
14	J-14		262	75	19,701
15	J-15	4th	1,546	798	1,233,162
16	J-16	2nd	1,757	396	695,267
17	J-18		173	17	2,943
18	J-20		1,044	339	353,835
19	J-21		238	59	14,083
20	P-1		707	383	271,013
21	P-2		798	314	250,600
22	P-3	1st	2,274	725	1,648,940
23	P-4		1,567	386	604,920
24	P-5	6th	2,680	405	1,085,879
25	P-6		1,259	665	837,121
26	P-7		1,272	181	230,161
27	P-8	8th	1,079	762	821,361
28	P-9		517	790	408,314
	Total		26,636	10,445	13,038,195

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The following depicts our development plan for Citarum, with the first priority being to confirm the value of the block by proving reserves and later to monetize the asset through the production and sale of gas:

During 2020, a new geological, geophysical and biostratigraphic study was performed on the Citarum Block. Eighteen additional exploration prospects were identified. This provides additional opportunities for oil and gas exploration in the future.

In 2021, we continued to evaluate the resource size and risk for the prospects. Design of the 2D seismic acquisition and processing program is underway. The 2D seismic program will be used to further evaluate the prospects before we begin the drilling program.

Our Citarum PSC contract is based on the “gross split” regime, in which the production of oil and gas is to be divided between the contractor and the Indonesian Government based on certain percentages in respect of (a) the crude oil production and (b) the natural gas production. Our share will be the Base Split share plus a Variable and Progressive component. Our Crude Oil Base Split share is 43% and our Natural Gas Base Split share is 48%. Our share percentage is determined based on both variable (such as carbon dioxide and hydrogen sulfide content) and progressive (such as crude oil and refined gas prices) components.

Thus, pursuant to our Citarum PSC contract, once Citarum commences production, we are entitled to at least 65% of the natural gas produced, calculated as 48% from the Base Split plus a Variable Component of 5% from the first Plan of Development (POD I) in Citarum, a Variable Component of 2% from the use of Local Content, as the oil and gas onshore services are mostly closed or restricted for foreign companies (as described below under “—Legal Framework for the Oil and Gas Industry in Indonesia), and a 10% increase for the first 180 BSCF produced or 30 million barrels of oil equivalent which according to our economic model, the cumulative production of 180 BSCF will only be achieved in 2025.

The following table summarizes the gross and net developed and undeveloped acreage of Citarum Block based on our PSC terms and economic model as of December 31, 2021:

Gross and Net Developed and Undeveloped Acreage of Citarum Block as of December 31, 2021
	Developed Acreage		Undeveloped Acreage		Total Acreage
	Gross	Net	Gross	Net	Gross	Net
Citarum Block	-	-	969,807	622,112	969,807	622,112
Total	-	-	969,807	622,112	969,807	622,112

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Pursuant to our PSC for Citarum Block, in order to incentivize and optimize our exploration activities at Citarum, there are circumstances under which we are required or may be required to relinquish portions of the contract area back to the Government, with such portions being subject to be agreed to between us and the Government. For example:

(i)	on or before the end of the initial three (3) contract years beginning with the date the PSC was approved by the Government, we are required to relinquish twenty percent (20%) of the original total contract area in Citarum.

(ii)	if at the end of the third (3rd) contract year, certain agreed to work programs have not been completed, upon consideration and evaluation of SKK Migas, we would be obliged to relinquish an additional fifteen percent (15%) of the original total contract area at the end of the third contract year.

(iii)	on or before the end of the sixth (6th) contract year, we are required relinquish additional portions of contract area so that the area retained thereafter shall not be in excess of twenty percent (20%) of the original total contract area; provided, however, that on or before the end of the sixth (6th) contract year, if any part of the contract area corresponding to the surface area in which petroleum has been discovered, is greater than twenty percent (20%) of the original contract area, then we will not be obliged to relinquish such excess area.

In advance of the date of any relinquishment, we will advise SKK Migas of the portion to be relinquished. For the purpose of such relinquishment, we will consult with SKK Migas regarding the shape and size of each individual portion of the areas being relinquished, provided, however, that so far as reasonably possible, such portion shall each be of sufficient size and convenient shape to enable petroleum operations to be conducted thereon.

Potential Additional Block (Rangkas Area)

In mid-2018, we identified an onshore open area in the province of West Java, adjacent to our Citarum Block. We believe that this area, also known as the Rangkas Area, holds large amounts of crude oil due to its proven petroleum system. To confirm the potential of Rangkas Area, in July 2018, we formally expressed our interest to the DGOG of MEMR to conduct a Joint Study in the Rangkas Area and we attained the approval to initiate our Joint Study program in this area on November 5, 2018. The Rangkas Joint Study covered an area of 3,970 km2 (or 981,008 acres) and was completed in November 2019. The DGOG accepted the completion of the joint study and inquired IEC’s interest for further process to tender the block. The study result suggested an effective petroleum system for oil and gas accumulations. Furthermore, with the opportunity to integrate the operation of Citarum and Rangkas together efficiently, we decided to issue a Statement of Interest Letter in December 2020 to the Ministry of Energy (DGOG) as we intend to enter into a PSC contract for the Rangkas through a direct tender process. We will have the right to change our offer in order to match the best offer following the results of the bidding process. The timeline for the tender is contingent upon the DGOG’s plans and schedule. As of the date of this prospectus, DGOG has neither responded to our Statement of Interest Letter, nor announced any plans for the direct tender process, due to the ongoing COVID-19 pandemic.

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Source: Indonesia Energy Corporation Limited

The Rangkas Joint Study includes field geological surveys, geochemical and passive seismic surveys and the reprocessing of existing seismic lines was completed in November 2019. The Joint Study evaluated stratigraphy and structural geology of the area, conducted geochemical techniques to evaluate source rock and oils, performed passive seismic data analysis for identifying hydrocarbon occurrence, and performed basin analyses for assessing the petroleum system of the area with the objective of determining its oil and gas potential. Results of the study suggested (1) data from four wells drilled pre-World War II and two wells drilled in 1991 indicated the presence of hydrocarbon in the area with the discovery of several oil seeps and one gas seep, (2) the petroleum system in the area is proven with the occurrence of Eocene-Oligocene-Miocene source, reservoir and seal rocks similar to adjacent major producing hydrocarbon areas in West Java, and (3) twenty-one petroleum prospects and leads with potentially stacked reservoirs were identified.

Since the study of Rangkas block suggests high potential of finding hydrocarbons, we plan to continue pursue the PSC contract of the block which would be available through a direct tender process in which we will have the right to change our offer in order to match the best offer following the results of the bidding process, which has not taken place as of the date of this prospectus. The timeline for the tender is contingent upon the DGOG’s plans and schedule.

Our Competitive Strengths

We believe we have the following competitive strengths:

●	Experienced management.

○	Our management and technical team are comprised of some of the brightest and most passionate people in the industry, including with expertise in exploration technology.

○	Our professional team consistently adopts innovative concepts and technologies to reduce risks in exploring oil and gas, and continually looks for better ways to effectively manage our exploration and production operations.

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○	Our management team members (Chief Executive Officer, Chief Operating Officer, Chief Business Development Officer and General Manager) collectively have many years of experience in petroleum exploration, development and production operations. Together they have successfully operated more than 17 oil and gas blocks and found and developed more than 10 oil and gas fields over the last 16 years. Our recently added management team located in the United States consists of our President and Chief Financial Officer. Our President brings 41 years of public energy company experience and was the founder of two energy companies that are or were listed on the NYSE American. Our Chief Financial Officer brings 38 years of financial business experience, mostly as either a chief financial officer or controller, including over 16 years working in public companies.

○	Our top management team members have certification in “Kepala Teknik Tambang” from the Indonesian government, qualifying them for the implementation and compliance of occupational safety and health legislation in mining and petroleum operations. We are fully committed to conducting our operations according to the best industry practices to ensure the health, safety and security of all our stakeholders as well as the protection of the environment and surrounding communities.

●	Established relationships. Through our management team’s experience in operating blocks in Indonesia, we have established close relationships with central and local governments, service providers and other petroleum companies in Indonesia. The excellent relationship between management members and government agencies provides us extraordinary opportunities of accessing low risk and high potential blocks. In addition, our U.S. management team likewise has established relationships with key participants in the U.S. capital and energy markets that we believe will be an asset to us as a U.S.-listed public company.

●	Significant network. Our company has built solid alliances and a vast knowledge network within the Indonesian oil and gas industry, which gives us the ability to execute complex projects and traverse Indonesian regulatory and institutional risk.

●	Niche market. We look to acquire the rights to operate small to “medium sized blocks” onshore that are most likely overseen by the larger competitors. Being an independent and efficient oil and gas company in Indonesia, we have the flexibility and speed necessary to seize opportunities as they arise.

●	Strategically located assets. Our company has a proven track record in acquiring assets located close to major infrastructure and populous cities. We believe that being strategically located to major infrastructure will enable higher margins as we scale our business.

Our Business Strategies

We are an active independent Indonesian exploration and production company with an ultimate goal to generate value for our shareholders. Our overall growth strategy is to actively develop our current blocks and to acquire new assets to boost our growth. We will also evaluate available opportunities to expand our business into the oil and gas downstream industry in Indonesia.

The key elements for achieving our goal are set out below.

●	Strategic investment allocation in existing blocks. We are focused on validating the reserves of our blocks by continuing to develop high impact exploration activities to add reserves, combined with a plan of development in order to increase production.

●	Commercialization and monetization of oil and gas discoveries. We are a revenue driven company and we strategically adjust our operations and development programs in our blocks by evaluating the market and the Indonesian energy demand.

●	Develop our “de-risked” 969.807 acres Citarum Block. $40.6 million was invested by the block’s prior owner, Pan Orient Energy Corp. (TSXV.POE) who drilled 4 wells and successfully discovered natural gas and gas flow from each of the 4 wells. We believe this contribution provides us with a unique de-risked asset to continue exploration on.

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●	Expansion of our company’s asset portfolio. We actively seek to acquire blocks to increase our company’s value. The energy demand growth and increase of manufacturing activities in the region could lead us to invest into the downstream oil and gas sector.

●	Maintain balance sheet strength to offset commodity cyclicality. We intend to fund our exploration and production activities with equity, free cash flow and a moderate use of debt. With the uncertainty within our sector, we believe that maintaining a strong balance sheet will be critical to our growth.

Competition

We face competition from other oil and gas companies in the acquisition of new oil blocks through the Indonesian government’s tender process. Our competitors for these tenders include Pertamina, the Indonesian state-owned national oil company (who can tender for blocks on its own), and other well-established large international oil and gas companies. Such companies have substantially greater capital resources and are able to offer more attractive terms when bidding for concessions. Therefore, to mitigate the risk of competition, our corporate strategy is to focus on small to “medium sized blocks” onshore that are most likely overseen by the larger competitor.

Facilities, Distribution and Logistics

We do not own any property or facilities. We lease our corporate headquarters in Jakarta, Indonesia, as well as a field office for our operations in Kruh Block. In Kruh Block, due to the cost recovery fiscal terms, the facilities, vehicles, machinery and equipment required for the production of oil and gas are leased by us. The diagram below depicts our current storage, distribution and logistics of the oil from our wells at Kruh to the delivery point to Pertamina:

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Legal Framework for the Oil and Gas Industry in Indonesia

Background

Under Article 33(3) of the Constitution of the Republic of Indonesia, all natural resources, including all oil and gas resources, in Indonesia belong to the state and should be used for the greatest benefit of the citizens of Indonesia. As a result, while the Government controls and manages oil and gas resources by, among other things, granting licenses or concessions to third party contractors such as our company, it retains ultimate control over all oil and gas activities in Indonesia.

Prior to the Law No. 22 of 2001 on Oil and Gas (which we refer to herein as the Oil and Gas Law), the Government controlled all oil and gas undertakings in Indonesia and granted Perusahaan Pertambangan Minyak dan Gas Bumi Negara (the predecessor to Pertamina, as described below) the exclusive right to manage and carry out all operations within the territory of Indonesia. Any other enterprise seeking to invest in the Indonesian oil and gas sector required the appointment or approval of the MEMR, and any actual investment would be done through a contractual arrangement with Pertamina. Most of these arrangements took the form of production sharing arrangements such as PSCs, TACs, and KSOs entered into between Pertamina and the contractors.

Beginning with the Oil and Gas Law in 2001, the Government adopted a series of measures to introduce market reform into Indonesia’s oil and gas sector. The Oil and Gas Law remains the primary umbrella legislation governing all oil and gas activities in Indonesia. It places control over the oil and gas industry in the hands of the MEMR and the DGOG. It also established two new governmental bodies – the Oil and Gas Upstream Regulatory Body (Badan Pelaksana Minyak dan Gas Bumi, or BP Migas) and the Oil and Gas Downstream Regulatory Body (Badan Pengatur Hilir Minyak dan Gas Bumi, or BPH Migas) – to regulate activities in their respective sectoral areas. The Oil and Gas Law also divides and for the first time distinguishes between upstream and downstream activities. Further regulations elaborate and implement important aspects of the Oil and Gas Law.

Following the transfer of Pertamina’s control over exploration and production activities in the territory of Indonesia to BP Migas, Pertamina was converted under Government Regulation No. 31 of 2003 converted Perusahaan Pertambangan Minyak dan Gas Bumi Negara into a for-profit, state-owned company in the form of a limited liability company (known as a Perseroan). Further, Government Regulation No. 35 of 2004 on Upstream Oil and Gas Business as amended several times, most recently by Government Regulation No. 55 of 2009 on Second Amendment to the Upstream Oil and Gas Business (or GR 35/2004), transferred Pertamina’s responsibility for managing all production sharing arrangements (except TACs) to BP Migas. These changes have left the reformed Pertamina free to tender for contracts on an equal basis with other companies. Pertamina also split its upstream and downstream operations by incorporating subsidiaries which specifically engage in either upstream or downstream activities. Pertamina’s subsidiary in charge of the upstream activities is PT Pertamina EP (or Pertamina EP) while there are several Pertamina’s subsidiaries established for the downstream activities.

On November 13, 2012, the Constitutional Court of the Republic of Indonesia (Mahkamah Konstitusi Republic Indonesia, or MK) issued Decision 36/PUU-X/2012 (which we refer to as MK Decision 36/2012), which found the transfer of authority to BP Migas under the Oil and Gas Law unconstitutional, ordering the regulatory body be dissolved and all its authority and responsibilities be transferred to the Government through the MEMR. Following a series of Presidential and Ministerial regulations, the duties and functions of BP Migas ultimately were transferred to the Interim Taskforce for Upstream Oil and Gas Business Activities (Satuan Kerja Khusus Pelaksana Kegiatan Usaha Hulu Minyak dan Gas Bumi, or SKK Migas) in 2013. As a consequence, production sharing contracts (except TACs) that had previously been transferred to BP Migas from Pertamina were then transferred to SKK Migas. As for TACs, they remain with Pertamina.

Executing Agency for Upstream Activities

Indonesian law currently distinguishes between upstream activities (encompassing the exploration and exploitation of oil and gas resources) and downstream activities (comprising the processing, transporting, storing, and trading of oil and gas). As described above, the distinction between the two types of activities was introduced in the Oil and Gas Law in 2001. Prior to this, Indonesian law did not recognize any market segmentation, and Pertamina was responsible for all aspects of oil and gas operation activities.

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The Oil and Gas Law extends this sectoral division to the regulatory bodies established under such law, with BP Migas assuming responsibility for regulating upstream activities and BPH Migas assuming responsibility for downstream activities and both reporting to the DGOG. Furthermore, the Oil and Gas Law and Government Regulation No. 42 of 2002 on Executing Agency for upstream Oil and Gas Business Activities together required that, once established, BP Migas take over Pertamina’s existing production sharing arrangements and that BP Migas become the Government party to subsequent arrangements.

MK Decision 36/2012 dissolved BP Migas and transferred its authority and responsibility back to the MEMR until a new oil and gas law is adopted. In reaching its decision, the MK found that Article 33(3) of the Indonesian Constitution required the Government to manage oil and gas resources directly and that the supervisory duties given to BP Migas fell short of that requirement. It also found that the Government’s monitoring and regulatory activities under BP Migas had deteriorated to the point where it no longer met its constitutional obligations.

On the same day as the MK’s decision, both the President and the MEMR responded to MK Decision 36/2012 by issuing, in order, Presidential Regulation No. 95 of 2012 on the Transfer of Duties and Functions of Upstream Oil and Gas Activities (or PR 95/2012), which transfers BP Migas’ authority and responsibilities to the MEMR. In addition, PR 95/2012 upholds existing arrangements by confirming that all PSCs signed by BP Migas would remain valid until their respective expiration dates. MEMR Regulation No. 3135 K/08/MEM/2012 on Transfer of Duties, Functions and Organizations in Execution of Oil and Gas Business (or MEMR Regulation 3135/2012), which transfers those duties to the Interim Task Force for Upstream Oil and Gas Business Activities (Satuan Kerja Sementara Pelaksana Kegiatan Usaha Hulu Minyak dan Gas Bumi) as the implementation regulation of PR 95/2012. The Interim Task Force for Upstream Oil and Gas Business Activities is accountable to the MEMR.

Following the enactment of PR 95/2012 and MEMR Regulation 3135/2012, on January 10, 2013 the President issued Presidential Regulation No. 9 of 2013 on the Implementation of Management of Natural oil and Gas Upstream Business Activities, as amended by the Presidential Regulation No. 36 of 2018 (or PR 9/2013), which established SKK Migas and transferred the authorities to manage upstream oil and gas activities which are based on cooperation contracts to the new regulatory body. PR 9/2013 also establishes a Supervisory Commission, whose membership consists of the MEMR as Chairman, the Vice Minister of Finance, who manages the State Budget as the Vice Chairman, the Chairman of the Capital Investment Coordinating Board, Minister of Environment and Forestry, Chief of National Police and the Vice Minister of the MEMR, so that SKK Migas can control, supervise, and evaluate the management of the upstream oil and gas business activities under its authority. The Supervisory Commission is required to submit a report to the President at least once every six months.

Foreign Direct Investment in the Oil and Gas Industry

Private investment in upstream interests in Indonesia can be made through either a “business entity” or a “permanent establishment”. The Oil and Gas Law defines “business entity” as a legal entity which is established under the law of and domiciled in the Republic of Indonesia, which operates in Indonesia, and which undertakes business permanently and continuously in Indonesia. Such business entities usually take the form of a limited liability company (Perseroan Terbatas). The Oil and Gas Law defines “permanent establishment” as a legal entity which is established outside of Indonesia which undertakes activities within the Indonesian territory and complies with the prevailing Indonesian laws. The permanent establishment allows foreign investors to conduct upstream activities through a branch of a foreign incorporated enterprise.

The Omnibus Law amended several provisions of the Oil and Gas Law. However, the changes were relatively limited pending the enactment of the proposed amendments the Oil and Gas Law. The Government has since issued Government Regulation No. 5 of 2021 on Implementation of Risk-based Licensing, which serves as an implementing regulation to the Omnibus Law and which, among others, extends the requirement to obtain a Business Registration Number (Nomor Induk Berusaha or NIB) to oil and gas contractors which operate as “permanent establishments”.

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Business entities and permanent establishments carry out upstream activities as contractors under a cooperation agreement with the representative of the Government. The Oil and Gas Law stipulates that a contractor may only be awarded one cooperation agreement for one working area as an implementation of the “ring-fencing” principle where revenues and costs in respect of one working area under one cooperation agreement cannot be consolidated with and used to relieve the tax obligations of another working area under a different cooperation agreement.

As our operating subsidiaries are each a Perseroan domiciled in Indonesia, we operate under the “business entity” regime of the Oil and Gas Law.

Upstream Regulations

Upstream activities are conducted in working areas whose boundaries are determined by the MEMR. Each contractor may only be granted one working area; as a result, upstream oil and gas companies operating in Indonesia, such as ours, incorporate separate legal entities for each asset in which they have an interest. Upstream activities are performed through cooperation contracts between either SKK Migas or Pertamina and contractors. Unlike any other industry in Indonesia, upstream oil and gas activities are open to participation by foreign business entities that are established and incorporated outside Indonesia.

MEMR Regulation No. 35 of 2008 on Procedures of Determining and Bidding Oil and Gas Working Areas (or MEMR Regulation 35/2008) regulates the awards of work areas, which may be granted on the basis of either a competitive tender process or a direct offer. The Director General of the DGOG may put a working area out to tender and invite bids for an interest in the area after considering the opinion and inputs of SKK Migas. Direct offers shall be performed based on a contractor’s written proposal for a working area that has not been reserved for the bidding process; if the Director General of the DGOG approves such proposal, the contractor must conduct a survey together with the DGOG to locate potential oil and gas fields (which we refer to as a Joint Study).

Joint Study Agreement

Pursuant to MEMR Regulation 35/2008, where an area has not already been reserved for the bidding process, a contractor may bid for such working area directly by providing the Director General of the DGOG with a written proposal. If the Director General approves the proposal, the contractor must conduct a Joint Study of the proposed area with the DGOG or any other party appointed by the DGOG. The Joint Study is conducted for the purposes of upgrading the data quality of geological and geophysical work such as field surveys, magnetic surveys, or the reprocessing of existing seismic lines, and is conducted over an eight-month period with a single possible extension of up to four months. Contractors are required to deliver a performance bond in the amount of US$1,000,000 from a well-known bank domiciled in Jakarta during the Joint Study, to be submitted 14 days from the date the Director General approves the direct offer; to bear all the costs, which generally range from US$500,000 to US$700,000, and risks in implementing the Joint Study; and to maintain the confidentiality of data used and produced in the Joint Study. Upon completion of the Joint Study, the Director General may choose to announce a bidding process for the working area, in which case the contractors who conducted the Joint Study will have the right to change their offer (right to match) in the bidding process if the other bidders give higher offers, but otherwise receive no preferential treatment.

In May 2018, we were awarded the rights to explore the Citarum Block by the MEMR through a direct tender process after a Joint Study in the Citarum area was completed.

Cooperation Contracts

“Cooperation contract” is a general term used under the Oil & Gas Law to describe the contract between the contractor and the representative of the Government which can be entered into by the parties in various forms, such as PSCs (Production Sharing Contracts), TACs (Technical Assistance Contracts), and KSOs (Joint Operation Partnership). Regardless of the form, the cooperation contracts essentially provide for production sharing arrangements. For example, title over resources in the ground remains with the Government (and title to the oil and gas lifted for the contractor’s share passes at the point of transfer, usually the point of export), ultimate management control is with SKK Migas, and capital requirements and risks are to be assumed by the contractors. These cooperation contracts are to be entered into with SKK Migas and thereafter notified in writing to the Indonesian Parliament. Only one working area will be given to any legal entity. Cooperation contracts can be made for a maximum term of 30 years and can be extended for a maximum of 20 years. Cooperation contracts are divided into exploration and exploitation stages. The exploration stage is for a term of six years, subject to only one extension for a maximum of four years.

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The implementation regulations for the upstream sectors, such as GR35/2004, reiterate the obligation by a contractor to offer a certain minimum participating interest to domestic parties, such as regional government-owned enterprises, although the procedure for, and timing of, offering such an interest has been modified. The MEMR has a right to request that a contractor who wishes to sell its participating interest under a production sharing arrangement grants a right of first offer to national enterprises such as regional government-owned companies, central government-owned companies, cooperatives, small scale businesses and Indonesian companies wholly-owned by Indonesians. Under the existing upstream regulations, such an offer must be made on an “arms-length” basis. These modifications are applicable only to the cooperation contracts entered into after the issuance of the Oil and Gas Law in 2001.

The following principles provide the basis for all types of production sharing arrangements between the Government and private contractors:

●	the contractors are responsible for all investments and production costs (exploration, development, and production), including provision of capital to implement the agreed work program;

●	the operational risk in performing upstream activities under the contracts is borne by contractors;

●	the profits are split between the Government and contractors based on production (the split depends on the fiscal terms adopted by the PSCs, namely the cost-recovery model or the gross-split model);

●	the ownership of all tangible and intangible assets remains with the Government; and

●	the overall management and control remain with SKK Migas (previously BP Migas) on behalf of the Government.

PSCs (Production Sharing Contracts)

The PSC is the most common type of production sharing arrangement. PSCs have been granted in respect of exploration properties and are awarded for the exploration for oil and gas reserves and the establishment of commercial production of those resources.

Under a PSC, the Government, through SKK Migas, allows one or more contractors to explore, develop, and produce oil and gas reserves and resources in a designated working area. Accordingly, PSCs are entered into with SKK Migas and approved by the co-signature of the MEMR on behalf of the Government. Each PSC is based on a standard form contract and typically contains provisions such as:

●	the requirement for the contractor to pay to the Government certain signature bonuses, yearly administrative fees, royalty payments, production-level payments, and the payment of certain bonuses upon the achievement of certain production milestones for the working area;

●	the term of the initial exploration and development period, with an option for the parties to agree to extend this period;

●	the obligations of the contractor to bear the risk and costs of exploration and development activities and/or production operations;

●	the scope and schedule for the contractor (and any other operators of the working area) to undertake exploration and production activities;

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●	save for the gross-split PSCs (as discussed below), the ability of the contractor, if commercial production is successful, to recover its exploration, development and production costs out of the oil and gas produced after deduction of the First Tranche Petroleum, or FTP). The percentage of FTP portion is 10 percent of the oil and gas produced if the FTP is allocated entirely to the Government or 20 percent if it is shared between the Government and the contractor in the same proportion as the percentage for profit sharing;

●	the percentage allocation of total oil and gas production between BP Migas (now SKK Migas) and the contractor out of FTP and the following recovery by the contractor of their costs;

●	the requirement for the contractor to supply the Indonesian domestic market at a discounted price with a certain percentage, usually 25 percent, of the contractor’s share of total oil and gas produced (this is referred to as the domestic market obligation, or DMO);

●	the requirement that the title to petroleum at all times lies with the Government, except where the title to crude oil or gas has passed in accordance with the provisions of the PSC;

●	the obligation of the contractor to pay the Indonesian corporate taxes on its share of profits, including FTP;

●	the requirements for the contractor to provide financial and performance guarantees to BP Migas (now SKK Migas) to secure the contractor’s firm commitments;

●	the requirements for the contractor to market the oil and gas produced; and

●	the requirement (such as exists in our PSC for Citarum Block) for the contractor to relinquish specified percentages of the working area, which are not required for production and/or in which hydrocarbons have not been discovered by specified times.

Pursuant to GR 35/2004, once the approval of the field development plan for first production from a working area has been received, contractors are required to offer up to a 10 percent participating interest to a regional government-owned enterprise (Badan Usaha Milik Daerah). In the event the regional government-owned enterprise does not accept such offer within 60 days after the offer, the contractor must offer such participating interest to national enterprises such as regional government-owned companies, central government-owned companies, cooperatives, small scale businesses, and Indonesian companies wholly-owned by Indonesians. If no such enterprise accepts the offer within 60 days of the offer being made, then the offering is closed.

The MEMR issued MEMR Regulation No. 37 of 2016 on Terms of Bidding Participating Interest 10.0% in Oil and Gas Working Areas (known as the MEMR Regulation 37/2016) which operates as the implementation regulations for the offering by the contractors of the 10 percent participating interest in the oil and gas working areas to regional government-owned enterprises. MEMR Regulation 37/2016 restricts the right to bid to regional government-owned enterprises which meet the following requirements (i) the entities must be incorporated either as a regional company (commonly known as BUMD) with the shares wholly owned by the regional government, or as a limited liability company where at least 99% of its shares are owned by regional government; (ii) their status of the regional government-owned enterprise was established through the enactment of a local regulation; and (iii) their businesses are limited only to engage in participating interest management business. Each regional government-owned enterprise can only hold participating interest management in one working area.

Where a PSC involves more than one contractor, the contractors may enter into a joint operating agreement (or JOA) with the other holders of participating interests under the PSC. Pursuant to this JOA, each participant agrees to participate in proportion to its respective equity interest in all costs, expenses, and liabilities incurred in conjunction with petroleum operations in the working area and each participant will own, in the same proportion, the contractual and operating rights in the PSC. One participant is appointed operator and, subject to the terms of the operating agreement and supervision by the operating committee, which consists of one representative appointed by each party, the operator is vested with the discretion to manage all petroleum operations in the working area. In doing so, the operator is obliged to use its best efforts to conduct the petroleum operations in accordance with generally accepted practices in the petroleum industry and receives an indemnity from the other contractors for acting in the capacity of operator. An operating agreement generally continues in effect for the term of the PSC.

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Extension of PSCs

Pursuant to the Oil and Gas Law and GR 35/2004, PSCs may be extended for a period of not more than 20 years for each extension. A contractor who intends to extend its PSC must submit a request to the MEMR through SKK Migas. Then, SKK Migas evaluates the request and submits it to the MEMR for consideration. A request for an extension of a PSC may be submitted no sooner than ten years and no later than two years before the expiry date of the PSC. However, if the contractor has entered into a natural gas sales/purchase contract, such contractor may request an extension of the PSC earlier than ten years prior to the expiry date of the PSC.

In granting approval, the MEMR shall consider, among other things, the potential reserves of oil and/or gas from the work area concerned, the potential or certainty of market/needs, and the technical/economic feasibility of the activities. Based on its consideration, the MEMR may reject or approve such request.

PSC Financial Terms

In January 2017, a new production sharing regime of PSC, called “gross-split”, was introduced, while the previously introduced “cost recovery” PSCs remain in place until the expiry of the relevant PSCs. Under the gross-split PSCs, the Government and the contractor are allocated a “base split” of oil or gas production, where the split percentage will be adjusted by certain components set out in the PSC. In contrast with the gross-split PSCs where production sharing is done at the beginning, without production being allocated towards recovery of the contractor’s operating costs first, the cost recovery PSCs provide for production to be shared between the Government and the contractor through a “cost recovery” mechanism. After the production is reduced by certain costs and deductibles, the remaining oil or gas will then be split between the Government and the contractor based on the agreed percentage set forth in the PSC.

We are a party to the gross-split PSC with respect to our operations in Citarum Block. Financial terms of our PSC are described above under “—Our Assets—Citarum Block.” Further details on the gross-split and cost recovery PSCs are set out below.

Gross-Split PSCs

In January 2017, a new fiscal regime was introduced by MEMR where gross production of oil and gas is to be divided between the contractor and the Government based on certain percentages in respect of (a) the crude oil production and (b) the natural gas production. This mechanism is known as “gross split”. Under the gross split sharing concept, the starting point for determining the relevant percentage of the contractor’s share is the “base split” percentage, which will then be adjusted upon the plan of development approval according to the “variable components” and “progressive components”. In short, the contractor’s share equals to the “base split” plus or minus the “variable components” plus or minus “progressive components”.

The base split, pursuant to the MEMR Regulation No. 08 of 2017 (MEMR 08/2017) as amended by the MEMR Regulation No. 52 of 2017 and lastly by the MEMR Regulation No. 20 of 2019 (MEMR 20/2019), is currently set at, for gas, 52% for the Government and 48% for the contractor and for oil, 57% for the Government and 43% for the contractor. The percentage of variable components is determined based on, among others, the status of the work area, the field location, reservoir, supporting infrastructure, carbon dioxide and hydrogen sulfide content and compliance with local content requirements. The latest percentage of each variable component is detailed in the schedule to the MEMR 20/2019. For the progressive components, the adjustment is made by taking into account oil price, gas price and the cumulative oil and gas production. Current details on the split adjustment based on the progressive components are provided for in the MEMR 20/2019.

The concerns over the new Gross Split PSC introduced in 2017 may be relieved with issuance of Ministry of Energy and Mineral Resources (or MoEMR) Regulation No. 12/2020 in July 2020 which opens the door to oil and gas investors to elect to use the previous conventional cost recovery scheme, that is perceived to provide better investment returns. However, the oil and gas landscape both in Indonesia and globally has only worsened due to the COVID-19 pandemic which has significantly reduced energy demand and consequently hydrocarbon prices. With all those negative conditions, SKK Migas in June 2020 launched a comprehensive reforms initiative with a goal to achieve production of one million barrels of oil per day (BOPD) and 12 billion standard cubic feet per day (Bscfd) of gas production by 2030.

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Depending upon the particular oil and gas field and related economic considerations, the MEMR may adjust the split in favor of either the contractor or the Government. The gross split is calculated based on gross production split, without regard to the cost recovery approach. Contractors who have entered into the PSCs prior to the issuance of MEMR No. 08/2017 may propose to amend the sharing mechanism under their existing PSCs to the gross split mechanism. The latest iteration of the gross-split PSCs fiscal terms are provided for in Government Regulation No. 53 of 2017, promulgated on 28 December 2017, regarding the Tax Treatment for the Upstream Oil and Gas Activities with Gross-Split Production Sharing Contracts (GR 53/2017). Key points of GR 53/2017 include:

●	“taxable income” is to be the contractor’s “gross income” less “operating costs” but with a 10 year tax loss carry forward entitlement;

●	the gross split taxing point begins at the “point of transfer” of the relevant hydrocarbon to the contractor;

●	the value of oil is to be determined using the Indonesian Crude Price and that the value of gas is to be determined via the price agreed under the relevant gas sales contract;

●	income separately arising from “uplifts” is subject to tax at a final rate of 20% of the uplift amount;

●	certain tax facilities or incentives may be given to the contractors from the exploration and exploitation stages up to the commencement of commercial production. Such incentives are, amongst other things, the exemption of import duties on the import of goods used in petroleum activities and the deduction of land and building tax amounting to 100 percent of the land and building tax payable amount. Further provisions regarding the granting of facilities will be regulated by a ministerial regulation, which, to date, has not been issued.

Cost Recovery PSCs. Until 2017, all Indonesian PSCs adopted the “cost-recovery” concept and their fiscal terms reflects such a concept, the “cost recovery” approach requires the contractor to, among other things, prepare work program and budget which needs to be approved by SKK Migas and submit a request for approval for expenditure (or AFE) prior to performing a certain activity. Under this scheme, a waterfall mechanism is used in the sharing of the oil/gas production between the contractor and the Government – the oil/gas production will be deducted by, first, the FTP and then tax and subsequently, the (approved) cost recovery amount. The remaining oil/gas will then be split between the Government and the contractor based on the agreed percentage set forth in the PSC.

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The following flow chart of the cost-recovery PSC illustrates the sharing of oil and gas production between the Government and the contractor.

The latest iteration of the cost-recovery PSCs fiscal terms is found in Government Regulation No. 27 of 2017 on the Amendment of Government Regulation No. 79 of 2010 on the Operating Costs that May Be Recovered and Income Tax Treatment for Upstream Oil and Gas Activities (or GR 27/2017, which amended GR 79/2010). GR 27/2017, which came into effect on June 19, 2017, regulates the costs that cannot be recovered in the calculation of profit sharing and income tax. Such costs include costs incurred for the personal interests of the participating interest holders, penalties imposed due to violations of any laws by the contractor, depreciation costs, legal consultant (which is not directly related to the oil and gas operation activities) and tax consultant fees, and bonuses payable to the Government. GR 27/2017 also regulates the income tax applicable to the transfer of participating interests and any other activities conducted by PSCs, and requires the contractor to have its own tax identification number.

The provisions of GR 27/2017 only apply to contracts entered into and extensions of contracts after the issuance of GR 27/2017. Additionally, for contracts in existence up to the issuance of GR 79/2010 to remain in force until their expiration date, they must be adjusted to comply with GR 27/2017 in areas not previously or not sufficiently clearly regulated. Such provisions include provisions related to:

●	the Government’s interest in the PSC;

●	the terms for operating costs which can be recovered and the standard norms for operating costs;

●	non-recoverable operating costs;

●	third-party appointments to conduct financial and technical verification;

●	the issuance of income tax assessments;

●	import duties and import tax exemptions on the importation of goods for exploration and exploitation activities;

●	contractors’ income taxes in the form of oil and/or gas volume from contractor entitlement; and

●	income from outside the contract in the form of uplift and/or participating interest transfer, must be adjusted to comply with GR 27/2017.

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The implementing regulations for GR 79/2010 and GR 27/2017 cover various subjects, from the method for determining the Indonesian Crude Price issued by the MEMR, the terms and conditions for indirect head office cost recovery, procedures for withholding and remitting income tax arising from other income in the form of uplift or other similar compensation and contractor’s income from participating interest transfer, to subjects such as the maximum remuneration that can be cost recovered by the contractor issued by the Indonesian Minister of Finance (or MoF).

GR 79/2010, the provisions of which are maintained in GR 27/2017, also stipulates that income arising from a direct or indirect transfer of a participating interest is subject to a final income tax at 5.0 percent or 7.0 percent of the gross proceeds for the exploration stage or exploitation stage, respectively. Subject to satisfying certain requirements, a transfer of a risk-sharing participating interest during the exploration stage is not included as a taxable participating interest transfer.

MoF Regulation No. 257/PMK.011/2011 dated December 28, 2011 (or MoF 257/2011) further stipulates that taxable income, after deduction of final income tax on uplift and/or participating interest transfer, is subject to branch profit tax in accordance with the income tax law. GR 27/2017 has introduced tax facilities that exempt such taxable income, after deduction of final income tax on uplift and/or participating interest transfer, from branch profit tax. However, it remains unclear whether these tax facilities can be applied to the participating interest transfer in relation to PSCs entered into or extended prior to the enactment of GR 27/2017. In addition, although technically GR 27/2017 should override the contents of MoF 257/2011, it is uncertain whether another implementing regulation is needed to revoke MoF 257/2011.

With regards to land and building tax, under the Regulation of Director General of Tax No. PER-45/PJ/2013, effective as of January 1, 2014 (or DGT Regulation 45/2013), the land and/or buildings located within and outside (i.e., the supporting area for the oil and gas mining activity that physically forms an inseparable part of the onshore and offshore area) the working area utilized for oil and gas mining activities and geothermal was subject to land and building tax. DGT Regulation 45/2013 defines “land” as both the onshore and offshore areas, including depth measurements. The onshore area which was subject to land and building tax included the productive, not yet productive, not productive, and emplacement areas while the offshore area which was subject to land and building tax was defined as offshore waters within and outside (i.e., the supporting area for the oil and gas mining activity that physically forms an inseparable part of the onshore and offshore area) the working area utilized for upstream oil and gas business activities, whereby the taxpayer had rights and/or received benefits over such area. Not all onshore and offshore areas were subject to land and building tax as the regulation exempted land, inland waters, and offshore waters within the working area which, among other things, did not create a benefit for the taxpayer in respect of its oil and gas activities. DGT Regulation 45/2013 also provided the formula for calculating the amount of tax to be paid during the exploration and exploitation periods.

However, on November 27, 2020, the Directorate General of Tax issued Regulation of Directorate General of Tax No. PER-22/PJ/2020 of 2020 (or DGT Regulation 22/2020), which revokes 10 regulations, including DGT Regulation 45/2013, in an attempt to simplify the regulations. However, it is not entirely clear how the revocation of DGT Regulation 45 of 2013 would affect the obligations to pay land and building tax in the oil and gas sectors, including on how the tax is to be assessed.

On December 31, 2014, the MoF issued Regulation Number 267/PMK.011/2014 on Land and Building Tax Reduction for Oil and Gas Mining at the Exploration. This regulation, which became applicable in 2015, grants land and building tax incentives for the subsurface at the exploration stage. The tax reduction incentive can be granted on a yearly basis for a maximum of six years from the signing of the PSC and can be extended by up to four years and can be obtained if the PSC with the Government is signed after the enactment of GR 79/2010 (i.e., after December 20, 2010), the Tax Object Notification Form (Surat Pemberitahuan Objek Pajak, or SPOP) has been submitted to the relevant tax office, and there is a recommendation letter from the MEMR attached to the SPOP stating that the land and building tax object is still at the exploration stage.

GR 27/2017 also provides for complete exemptions of land and building tax during the exploitation and exploration period. Exemptions for the land and building tax during exploitation period for the subsurface part can be granted by the MoF upon consideration of economics of the project. The provisions of GR 27/2017 on tax facilities related to land and building tax are subject to further regulation by the MoF. GR 27/2017 extended the benefits of the facilities under the regulation to parties to PSCs signed or extended prior to the application of the regulation if they chose to adjust the existing contract to fully comply with the regulation within six months after the effective date (i.e., by December 19, 2017).

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TACs (Technical Assistance Contracts)

TACs are another form of production sharing arrangement created under the regulatory framework that preceded the Oil and Gas Law of 2001. TACs were awarded for fields having prior or existing production and are valid for a specified term. The oil or gas production is divided into non-shareable and shareable portions. The non-shareable portion represents the production which is expected from the field (based on historic production) at the time the TAC is signed. Under a TAC, the non-shareable portion declines annually. The shareable portion corresponds to the additional production resulting from the operator’s investment in the field and is further split in the same way as a PSC. Pursuant to the Oil and Gas Law of 2001 and GR35/2004, existing TACs shall remain with Pertamina and are not renewable after the expiry of the initial term. In practice, the contractors may “renew” their TAC contracts with Pertamina by entering into the KSOs with Pertamina EP.

Our Kruh Block operatorship was under a TAC until May 2020, under which we were entitled to recover our share of past exploration and development costs and ongoing production costs of maximum 65% per annum and if those costs exceed the stated 65%, then the unrecovered surplus would be recovered in the succeeding years. Together with our share split, our monthly revenue was around 74% of the total production times Indonesian Crude Price during the TAC term. In May 2020, our Kruh Block operatorship was “renewed” under a KSO for an additional 10 years.

Under the KSO, part of the revenue. would be recognized based on the prevailing ICP through GWN from the 65% (sixty-five percent) of monthly proceeds as monthly cost recovery entitlement, which was different from TAC and would exclude all previous right form TAC to recover previously unrecovered costs.

JOBs (Joint Operating Bodies)

JOBs are another form of production sharing arrangement created under the regulatory framework that preceded the Oil and Gas Law of 2001. In a JOB, operations are conducted by a JOB headed by Pertamina and assisted by one or more private sector energy companies through their respective secondees to the JOB. In a JOB, Pertamina is entitled to a specified percentage of the working interest in the project. The balance, after production is applied towards cost recovery and cost bearing as between Pertamina and the private sector participants, is the shareable portion which is generally split in the same way as for an ordinary PSC. Unlike TACs, GR35/2004 transferred the rights to operations under existing JOBs from Pertamina to SKK MIGAS by law. JOBs are not renewable after the expiry of their initial term.

We are not currently a party to any JOBs.

KSOs (Kerja Sama Operasi or Joint Operation Partnership)

KSOs are contractual arrangement between Pertamina EP and the contractor on the provision of technical assistance by the contractor to Pertamina EP for a certain work area. Unlike the cooperation contracts, the KSO does not create a contractual relationship between the contractor and the authority, i.e. BP Migas or SKK Migas. The contractors will have a contractual relationship with Pertamina EP instead. Pertamina EP’s authorization to award the KSOs to contractors is stated in the PSC which Pertamina EP entered into with BP Migas (now SKK Migas) in 2005. The terms of such PSC specify, among other things, that:

●	the KSO must first be reviewed by SKK Migas;

●	the KSO contractor will receive compensation from a portion of the oil and gas entitlement of Pertamina EP under its PSC with BP Migas (now SKK Migas);

●	the compensation given to the KSO contractor shall not exceed the production sharing entitlement of other parties who enter into a cooperation contract with BP Migas (now SKK Migas) in the surrounding area; and

●	the compensation given to the KSO contractor may be sourced from the proceeds of Pertamina EP’s entitlement which is calculated at the delivery point pursuant to the terms of the KSO.

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Environmental Regulations

Indonesian law requires companies whose operations have a significant environmental or social impact to create and maintain one of two documents. Where a company’s operations meet or exceed a specified threshold, that company must obtain an Environmental Impact Assessment Report (Analisis Mengenai Dampak Lingkungan, or AMDAL). Minister of Environment and Forestry Regulation No. P.38/MENLHK/SETJEN/KUM.1/7/2019 of 2019 on Types of Business Plan and/or Activities Requiring an Environmental Impact Assessment requires companies whose operations involve the exploitation of oil and gas; pipelines of oil and gas under the sea; the construction of oil refineries, LPG refineries, or LNG refineries; the regasification of LNG; lubricating oil refineries; and coal bed methane field development, and whose operations meet the environmental or social impact threshold, to create and maintain an AMDAL. Where operations do not reach the threshold required for an AMDAL but still have an appreciable environmental or social impact the company must prepare an Environmental Management Effort-Environmental Monitoring Effort (Upaya Pengelolaan Lingkungan Hidup dan Upaya Pemantauan Lingkungan Hidup, or UKL-UPL).

There are a number of other key obligations that companies involved in upstream oil and gas may be required to fulfill in order to monitor their environmental impact and ensure adequate resources are allocated to cleanup activities. GR 22/2021 requires business actors to submit reports detailing their disposal of wastewater and compliance with applicable regulations to the Environmental Information System, a newly established system to support environmental protection operations and management. Government Regulation 101 of 2014 on Management of Hazardous and Toxic Waste Materials and Government Regulation No. 74 of 2001 on Management of Hazardous or Toxic Materials (Bahan Berbahaya dan Beracun), require companies using or producing specified hazardous materials such as flammable, poisonous, or infectious waste to obtain a revocable permit in relation to their activities and subjects mining operations to controls on the disposal of such materials. Law No. 32 of 2009 on Environment requires the environmental license holder to create an environmental deposit fund for the restoration of the environment in a state-owned bank appointed by the MEF, Governor, Regent, or Mayor in accordance with their authority, who also has the authority to appoint a third party to conduct the restoration of the environment using the environmental deposit fund (this is to be detailed in an implementing regulation, which to date has not been issued). GR 35/2004 also requires contractors to allocate environmental deposit funds for the restoration of the environment after decommissioning, the amount of which is to be determined each year in conjunction with the budgets for operating costs and included in the work program and annual budget.

In addition to the environmental deposit funds allocated for environmental restoration, on February 23, 2018 the MEMR issued MEMR Regulation No. 15 of 2018 on the Post-Operation Activities in Upstream Oil and Gas Business Activities (or MEMR Regulation 15/2018), which requires all contractors who are parties to an unexpired PSC to set aside certain amounts in an abandonment and site restoration (ASR) fund deposited in a bank account held jointly with SKK Migas from the start of commercial operations until the expiry of the PSC. Moreover, on September 12, 2018, SKK Migas issued the Guidance of Abandonment and Restoration No.KEP-0087/SKKMA0000/2018/S0 of 2018 and Working Procedure Guidelines No. PTK-040/SKKMA0000/2018/S0 (or the Restoration Guidance) as guidance for the implementation of abandonment and site restoration (or ASR) activities for upstream oil and gas business activities. Under the Restoration Guidance, the contractor must prepare an ASR report in relation to existing assets, assets being constructed, and assets that will be constructed in accordance with the development plan that must contain estimates of ASR costs, and the total amount to be reserved as an ASR fund which is to be established with a reputable Indonesian bank as a joint account with SKK Migas. The contractor must also submit a report on the results of the implementation plan as well as the use of the ASR fund after completing its ASR activities to SKK Migas, which will evaluate the report submitted and issue a statement letter confirming completion of the ASR if the evaluation result is satisfactory.

We believe we are in compliance in all material respects with all applicable environmental laws, rules and regulations in Indonesia.

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Labor Regulations Applicable to the Indonesian Oil and Gas Sectors

Save for certain limited exceptions, such as the working hours for the oil and gas sector discussed below, there are currently very few manpower regulations enacted specifically for the oil and gas industry. While certain operational guidelines, commonly known as “PTK”, issued by SKK Migas may establish additional requirements, such as age limitation for certain key positions, the oil and gas industry is subject to the labor regulations that are applicable generally in Indonesia.

Employment of Expatriates

Indonesian law generally requires contractors to give preference to local workers, but companies may use foreign manpower to bring in expertise not available in the local market. While several ministries are involved legally with manpower decisions, in practice SKK Migas often coordinates these issues, including controls on the number of expatriate positions. It reviews these positions, as well as contractor training programs for Indonesian workers, annually with a view to assessing the costs and benefits together with plans to localize expatriate positions. SKK Migas also requires contractors to submit organization charts for both nationals (known as RPTKs) and expatriates (known as RPTKAs) annually for review and approval.

Until recently, the employment of foreign manpower in the upstream and downstream sectors of the oil and gas industry was subject to additional requirements under MEMR Decree No. 31 of 2013 on Expatriate Utilization and the Development of Indonesian Employees in the Oil and Gas Business (or MEMR Decree 31/2013). MEMR Decree 31/2013 provided stringent regulations on the employment of expatriates, including a general obligation to prioritize the employment of Indonesian workers and specific prohibitions on hiring foreign manpower for certain roles such as human resources, legal, quality control, and exploration and exploitation functions below the level of superintendent. MEMR Decree 31/2013 also permitted the use of foreign manpower in limited circumstances based on a stringent set of requirements such as age, relevant work experience, and willingness to transfer knowledge to the local workforce.

However, on February 8, 2018 the MEMR issued MEMR Regulation No. 6 of 2018 on the Revocation of the Regulations of the Minister of Energy and Mineral Resources, the Regulations of the Minister of Mining and Energy Regulations, and the Decisions of the Minister of Energy and Mineral Resources (or MEMR 6/2018). MEMR Regulation 6/2018 revokes 11 regulations which were deemed onerous in an attempt to, among other things, simplify the regulations in order to promote foreign investment in the energy and natural resources sectors. Among other things, MEMR Regulation 6/2018 revokes MEMR Decree 31/2013 and the Regulation of the Minister of Mining and Energy No. 02/P/M/Pertamb/1975 regarding the Work Safety on Distribution Pipes and other Facilities for the Transportation of Oil and Gas Outside of the Oil and Gas Working Area. As a result, expatriates are now subject to the Ministry of Manpower’s more relaxed requirements and certain positions that were previously restricted for expatriates have been opened for expatriates unless restricted under the general manpower regulations.

Contract Period

Law No. 13 of 2003 on Manpower, as amended by the Omnibus Law (or the Manpower Law), and Government Regulation No. 35 of 2021 on Temporary Employment Contract, Outsourcing, Working and Resting Time, and Termination of Employment Relationship (or GR 35/2021) stipulate that an employee can be hired under 2 schemes, either on a contract basis (temporary) or a permanent basis. For temporary employment contracts, the maximum period for the temporary employment contract is 5 years. Under the Manpower Law, temporary employment contracts are permitted only for works that are “temporary” in nature, such as seasonal works (e.g. crop harvesters) and project-based employments, such as construction works. Save for these types of works, workers are required to be employed on a permanent basis.

Statutory Benefits

Under Law No. 24 of 2011 on Social Security Administrative Bodies (or BPJS Law), a company is obligated to enroll its employees (including expatriates with an employment period of 6 months or more) for manpower social security programs with the Manpower Social Security Administrative Body (or BPJS Ketenagakerjaan) and Health Social Security Administrative Body (or BPJS Kesehatan). The coverage of BPJS Ketenagakerjaan includes, among other things, insurance for work-related accidents and pension/retirement. The premium payment arrangement for these programs vary from one program to the other. The insurance premiums for the work-related accidents, for example, is borne and paid by the employer while the premium payment for retirement insurance is shared between the employers and the employees.

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Working Hours

The Manpower Law and the Minister of Manpower and Transmigration Regulation No. 4 of 2014 on Working and Resting Hours for the Oil and Gas Sector and GR 35/2021 regulate that the maximum working hours for 1 week is 40 hours, which can be divided for 5 or 6 days of work. If the working days in a week is 6, the maximum working hours per day is 7 and if the working days in a week is 5, the maximum working hours per day is 8.

Outsourcing

Pursuant to the Regulation of the Minister of Manpower and Transmigration No. 19 of 2012 on Requirements for Assignment of Parts of the Works to be Performed by Other Companies (or MoMT 19/2012), in general, a company may outsource a third party to perform certain work if such work is not the core activity of the company’s business. MoMT 19/2012 provides for two type of outsourcing schemes, namely “labor supply” scheme or “sub contract” scheme.

Under the “labor supply” scheme, works that may be outsourced are limited to menial activities or functions that are supportive in nature to the company’s operation and businesses or are indirectly related to the company’s production process. These activities are limited to (i) cleaning services, (ii) catering services, (iii) security services, (iv) supporting services in the mining and oil sectors, and (v) transportation service for employees (i.e. drivers for company’s cars only for picking up and delivering employees).

Under the “sub-contract” scheme or “cooperation” scheme, the outsourced functions must not be the “core” or the “main” business activities of the company. In addition, to be able to adopt the “cooperation scheme”, the company is required to prepare and register its business “flow-chart” with the relevant manpower office. Please note that to register such “flow-chart”, the company must apply and become a member at one of the business associations (whose members have identical business activities with the company) as the registration would need to be processed through such business association. Failure to meet any of these requirements will usually result in the issuance an order issued by the Ministry of Manpower to the violating company instructing such company to employ the “outsourced” personnel as a permanent employee with a retroactive effect.

Other Labor Compliance Obligations

Under Law No. 8 of 1981 on Mandatory Manpower Report, an employer is obligated to submit a mandatory manpower report consisting of among others the number of employees and the lowest to highest salary. In addition, the Manpower Law also requires a company that employs at least 10 employees to put in place a company regulation (or an employee handbook), which typically set forth general terms and conditions of employment such as number of leaves, procedure to take leave, working hours and disciplinary measure. Such company regulation must be registered with and ratified by the local manpower office. If there is a labor union in the company, the employer and the labor union may enter into a “collective labor agreement” which contents are often similar with the company regulation, and register the collective labor agreement with the local Manpower Office. If the employer and the labor union enter into a collective labor agreement, the preparation of company regulation by the company is not mandatory. We are not a party to any collective labor agreement.

History and Corporate Structure

We were incorporated on April 24, 2018 as a holding company for WJ Energy, which in turn owns our Indonesian holding and operating subsidiaries. We presently have one major shareholder, Maderic, which owns 68.29% of our issued and outstanding ordinary shares. Maderic is controlled by our Chairman and Chief Executive Officer (see “Principal Shareholders”).

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WJ Energy was incorporated in Hong Kong on June 3, 2014. The initial shareholders of WJ Energy were Maderic and HFO, with each owning 50% of WJ Energy’s shares. On October 20, 2014, HFO received HKD 4,000 from Maderic as consideration for 4,000 shares in WJ Energy, which resulted in Maderic owning 90% of WJ Energy and HFO owning 10%.

On February 27, 2015, WJ Energy formed GWN as a vehicle to acquire and thereafter operate the Kruh Block. On March 20, 2017, PT Harvel Nusantara Energi, an Indonesian limited liability company (or HNE), was formed by WJ Energy as a required vehicle for oil and gas block acquisitions in compliance with Indonesian law.

On June 26, 2017, Maderic sold 500 shares of WJ Energy to HFO in consideration of HKD 500. Concurrently, Maderic sold 1,500 shares of WJ Energy to Opera Cove International Limited, an unaffiliated third party (or Opera), in consideration of HKD 1,500. At the end of such transactions, the outstanding shares of WJ Energy were owned 70% by Maderic, 15% by HFO and 15% by Opera. On June 25, 2017, Maderic and Opera executed an entrustment agreement giving Maderic legal and beneficial ownership of the shares held by Opera.

On December 7, 2017, PT Cogen Nusantara Energi, an Indonesian limited liability company, was formed under HNE as a required vehicle for the prospective acquisition of a new oil and gas block through a Joint Study program in consortium with GWN. On May 14, 2018, PT Hutama Wiranusa Energi, was formed under GWN as a requirement to sign the contract for the acquisition of Citarum Block as part of the consortium that conducted the Joint Study for the Citarum Block.

On June 30, 2018, we entered into two agreements with Maderic and HFO (the two then shareholders of WJ Energy): a Sale and Purchase of Shares and Receivables Agreement and a Debt Conversion Agreement (which we refer to collectively as the Restructuring Agreements). The intention of the Restructuring Agreements was to restructure our capitalization in anticipation of our initial public offering which was concluded in December 2019. As a result of the transactions contemplated by the Restructuring Agreements: (i) WJ Energy (including its assets and liabilities) became a wholly-owned subsidiary of our company, (ii) loans amounting to $21,150,000 and $3,150,000 that were owed by WJ Energy to Maderic and HFO, respectively, were converted for nominal value into ordinary shares of our company and (iii) we issued an aggregate of 15,999,000 ordinary shares to Maderic and HFO. The above mentioned transaction is accounted for as a nominal share issuance (which we refer to as the Nominal Share Issuance). All number of shares and per share data presented in this prospectus have been retroactively restated to reflect the Nominal Share Issuance.

This series of transactions resulted in the then ownership of our company prior to our initial public offering to be set at 87.04% owned by Maderic (13,925,926 ordinary shares), and 12.96% owned by HFO (2,074,074 ordinary shares), out of a total of 16,000,000 issued ordinary shares.

On November 8, 2019, we implemented a one-for-zero point three seven five (1 for 0.375) reverse stock split of our ordinary shares by way of share consolidation under Cayman Islands law (which we refer to herein as the Reverse Stock Split). As a result of the Reverse Stock Split, the total of 16,000,000 issued and outstanding ordinary shares prior to the Reverse Stock Split was reduced to a total of 6,000,000 issued and outstanding ordinary shares. The purpose of the Reverse Stock Split was for us to be able to achieve a share price for our ordinary shares consistent with the listing requirements of the NYSE American. Any fractional ordinary share that would have otherwise resulted from the Reverse Stock Split was rounded up to the nearest full share. The Reverse Stock Split maintained our founding shareholders’ then percentage ownership interests in our company at 87.04% owned by Maderic (5,222,222 ordinary shares) and 12.96% owned by HFO (777,778 ordinary shares), out of a total of 6,000,000 issued ordinary shares. The Reverse Stock Split also increased the par value of our ordinary shares from $0.001 to $0.00267 and decreased the number of authorized ordinary shares of our company from 100,000,000 to 37,500,000 and authorized preferred shares from 10,000,000 to 3,750,000.

As of the date of this prospectus, Maderic owns 68.29% of our issued and outstanding shares, while HFO owns less than 5% our issued and outstanding shares. As of the date of this prospectus, we have 7,647,214 ordinary shares issued and outstanding.

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The following diagram illustrates our corporate structure, including our consolidated holding and operating subsidiaries, as of the date of this prospectus:

Not reflected in the above is that, for purposes of compliance with Indonesian law related to ownership of Indonesian companies: (i) WJ Energy owns 99.90% of the outstanding shares of GWN and HNE, and (ii) GWN and HNE each own 0.1% of the outstanding shares of the other; and (iii) GWN owns 99.50% of the outstanding shares of HWE, and the remaining 0.50% is owned by HNE; and (iv) HNE owns 99.90% of the outstanding shares of CNE, and the remaining 0.10% is owned by GWN.

Recent Developments -- Drilling and Production at the Kruh Block

With respect to our drilling program at Kruh Block, in March 2021 we announced our plan to drill a total of 5 wells in 2021, 6 wells in 2022 and 7 wells in 2023, for a total of 18 new wells on Kruh Block. Due to delays in the Government permitting process and COVID-19-related delays experienced during 2021, our overall drilling program for Kruh Block has similarly been somewhat delayed. We still plan on drilling 18 new wells through 2024, we completed the drilling of 2 of those wells in 2021 (with the additional 16 more wells during the course of 2022 to 2024.

We commenced the drilling of a well named “Kruh 25” on Sumatra Island on April 21, 2021 and another one named “Kruh 26” on the same island on August 22, 2021. We discovered oil in both wells and our production rate increased by over 50% from approximately 160 barrels of oil per day during the first 10 months of 2021 to approximately 245 barrels of oil per day as of late December 2021, as a result of the completed Kruh 26 well at Kruh Block.

We mobilized the drilling rigs to drill 2 back-to-back producing wells, namely the Kruh 27 and Kruh 28 well, at our Kruh Block in March 2022 and commenced the drilling operations at the Kruh 27 well in April 2022. On May 12, 2022, we announced the discovery of oil at Kruh 27. Approximately 132 feet of oil sands were encountered at Kruh 27 between the depths of 3,058 and 3,190 feet. This oil-bearing interval (meaning the top of the oil zone to the bottom of the oil zone) in the Kruh 27 well was 14 feet thicker and therefore larger than anticipated, meaning that the total reserve potential for Kruh 27 could be larger than anticipated. Based on these drilling results, we expect production to begin at Kruh 27 by the end of May 2022.

We plan to commence drilling of the Kruh 28 well immediately following the completion of the Kruh 27 well. A third new well at Kruh Block is anticipated to commence drilling in the June-July 2022 timeframe, and likely a fourth new well sometime before the end of 2022. These wells are the continuation of our previously announced drilling campaign to complete a total of 18 new production wells in Kruh Block by the end of 2024. If drilling is successful, each of Kruh 27 and Kruh 28 is expected to average production of over 100 barrels of oil per day over the first year of production, and each well will cost approximately $1.5 million to drill and complete. Based on the terms of our contract with the Indonesian government and an oil price of $90.00/barrel (which represents a discounted price to the current price of Brent crude as of the date of this prospectus), each well is expected to generate $2.4 million in net revenue in its first twelve months, which would be enough to recover the cost of drilling the wells in the first year of production.

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L1 Capital Financing

On January 21, 2022 (the “Initial Closing Date”), we closed an initial $5.0 million tranche (the “First Tranche”) of a total anticipated $7.0 million private placement with L1 Capital Global Opportunities Master Fund, Ltd. (“L1 Capital”) pursuant to the terms of Securities Purchase Agreement, dated January 21, 2022, between our company and L1 Capital (the “Purchase Agreement”).

In connection with the closing of the First Tranche, we issued to L1 Capital (i) a 6% Original Issuance Discount Senior Convertible Note in a principal amount of up to $7.0 million (as described further below, the “Note”) and (ii) a five year Ordinary Share Purchase Warrant (the “Initial Warrant”) to purchase up to 383,620 of our ordinary shares at an exercise price of $6.00 per share, subject to adjustment.

We have amended our financing documents with L1 Capital twice, once in March 2022 and again in May 2022. Pursuant to a Second Amended and Restated Senior Convertible Promissory Note, dated May 16, 2022, issued by us to L1 Capital, the current material terms of the Note as of the date of this prospectus are as follows:

1. The principal amount under the Note is $10.0 million.

2. L1 Capital a second $5.0 million tranche under the Note (less a 6% original issuance discount) to us within two (2) trading days following our filing of Amendment No. 1 to the registration statement of which this prospectus forms a part, rather than following effectiveness of such registration statement.

3. A previously agreed to market capitalization limitation on the amount of such second tranche and all other conditions within the control of L1 Capital to the funding of the of such second tranche have been removed.

As a result, all amounts under the Note have been funded to us, in the aggregate amount of $9.4 million (representing the $10.0 million in principal amount less an original issuance discount of $600,000, before deducting placement agent fees).

EF Hutton, division of Benchmark Investment, LLC, acted as exclusive placement agent for the offering and received customary fees.

See “Selling Shareholder” for further information.

Amendments to Employment Agreements

On January 21, 2022, we entered into a Second Amendment to Employment Agreement (the “Ingriselli Second Amendment”) with Frank C. Ingriselli, our President. The effective date of the Ingriselli Second Amendment is January 1, 2022. The Ingriselli Second Amendment amends that certain Employment Agreement between Mr. Ingriselli and us, effective February 1, 2019, as amended by that certain First Amendment to Employment Agreement, effective as of February 1, 2020 (the “Ingriselli Agreement”).

Pursuant to the Ingriselli Second Amendment: (i) the term of the Ingriselli Agreement was extended to December 31, 2023, unless terminated earlier pursuant to the terms of the Ingriselli Agreement; and (ii) Mr. Ingriselli was granted an award of 60,000 ordinary shares, with 30,000 shares vesting on July 1, 2022 and 30,000 vesting on January 1, 2023, with a lock-up period of 180 days from each vesting date.

On January 21, 2022, we entered into a Second Amendment to Employment Agreement (the “Overholtzer Second Amendment”) with Gregory Overholtzer, our Chief Financial Officer. The effective date of the Overholtzer Second Amendment is January 1, 2022. The Overholtzer Second Amendment amends that certain Employment Agreement between Mr. Overholtzer and us, effective February 1, 2019, as amended by that certain First Amendment to Employment Agreement, effective as of February 1, 2020 (the “Overholtzer Agreement”).

Pursuant to the Overholtzer Second Amendment, the term of the Overholtzer Agreement was extended to December 31, 2023, unless terminated earlier pursuant to the terms of the Overholtzer Agreement.

No further changes were made to either the Ingriselli Agreement or the Overholtzer Agreement.

The foregoing description of the Ingriselli Second Amendment and the Overholtzer Second Amendment is a summary only and does not purport to be complete and, is qualified in its entirety by reference to the full text of such documents, the forms of which is attached as Exhibit 10.5 and 10.6 tour Current Report on Form 6-K, filed with the SEC on January 25, 2022, respectively, and incorporated herein by reference.

Corporate Information

Our principal executive offices are located at GIESMART PLAZA 7th Floor, Jl. Raya Pasar Minggu No. 17A, Pancoran – Jakarta 12780 Indonesia. Our telephone number at this address is +62 21 2696 2888. Our registered office in the Cayman Islands is located at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, Cayman Islands. Our web site is located at www.indo-energy.com. The information contained on our website is not incorporated by reference into this prospectus, and the reference to our website in this prospectus is an inactive textual reference only.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

Name	Age	Position/Title
Dr. Wirawan Jusuf	36	Director, Chairman of the Board and Chief Executive Officer
Frank C. Ingriselli	68	President
Chia Hsin “Charlie” Wu	69	Chief Operating Officer
Mirza F. Said	56	Chief Business Development Officer and Director
James J. Huang	35	Chief Investment Officer and Director
Gregory L. Overholtzer	65	Chief Financial Officer
Mochtar Hussein	64	Independent Director
Benny Dharmawan	39	Independent Director
Tamba P. Hutapea	63	Independent Director
Michael L. Peterson	60	Independent Director

Dr. Wirawan Jusuf is a co-founder, Chief Executive Officer and Chairman of the board of directors of our company, and has served as the Chief Executive Officer of WJ Energy since 2014. Since 2015, Dr. Jusuf has also served as a co-founder and Commissioner of Pt. Asiabeef Biofarm Indonesia, a fully integrated and sustainable cattle business company in Indonesia. Dr. Jusuf also serves as the Director of Maderic Holding Limited, a private investment firm and our majority shareholder, which he founded in 2014. Dr. Jusuf began his professional career when he co-founded and served as the Director of Pt. Wican Indonesia Energi, an oil and gas services company, from 2012 to 2014. Dr. Jusuf earned his Master’s in Public Health at the Gajah Mada University-Jogjakarta in Central Java, Indonesia, and his medical degree at the University of Tarumanegara in Jakarta, Indonesia beforehand. We believe Dr. Jusuf is qualified to serve in his positions with our company due to his strong qualifications in business development, government relations and strategic planning.

Frank C. Ingriselli has served as our President since February 2019. With over 40 years of experience in the energy industry, Mr. Ingriselli is a seasoned leader and entrepreneur with wide-ranging exploration and production experience in diverse geographies, business climates and political environments. From 2005 to 2018, Mr. Ingriselli was the founder, President, CEO and Chairman of PEDEVCO Corp. and Pacific Asia Petroleum, Inc., both energy companies which are or were listed on NYSE American. Prior to founding these two companies, from 1979 to 2001, Mr. Ingriselli worked at Texaco in diverse senior executive positions involving exploration and production, power and gas operations, merger and acquisition activities, pipeline operations and corporate development. The positions Mr. Ingriselli held at Texaco included President of Texaco Technology Ventures, President and CEO of the Timan Pechora Company (owned by affiliates of Texaco, Exxon, Amoco, Norsk Hydro and Lukoil), and President of Texaco International Operations, where he directed Texaco’s global initiatives in exploration and development. While at Texaco, Mr. Ingriselli, among other activities, led Texaco’s initiatives in exploration and development in China, Russia, Australia, India, Venezuela and many other countries. Mr. Ingriselli has served as an independent member of the Board of Directors of NXT Energy Solutions Inc. (TSX:SFD; OTC QB:NSFDF) since 2019 and is also on the Board of Trustees of the Eurasia Foundation, and is the founder and Chairman of Brightening Lives Foundation, Inc., a charitable public foundation. From 2016 through 2018, Mr. Ingriselli founded and was the President and CEO of Blackhawk Energy Ventures Inc. which endeavored to acquire oil and gas assets in the United States for development purposes. Mr. Ingriselli graduated from Boston University in 1975 with a B.S. in business administration. He also earned an M.B.A. from New York University in both finance and international finance in 1977 and a J.D. from Fordham University School of Law in 1979.

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Dr. Chia Hsin (Charlie) Wu has served as our Chief Operating Officer since 2018. Dr. Wu is a highly qualified and recognized oil and gas industry veteran with over 40 years of experience. Dr. Wu has been responsible for building and leading the upstream exploration and production teams for 3 independent oil and gas companies in Indonesia over the last 15 years. Prior to joining our company, since 2017 Dr. Wu has been acting as the Chief Technology Officer for Pt. Pandawa Prima Lestari, an oil and gas company operating a PSC block in Kalimantan, as well as an independent oil and gas consultant. Dr. Wu previously served as the Director of Operations and Chief Operating Officer of Pt. Sugih Energy TBK, an oil and gas exploration and production company with 4 PSC blocks in Central and South Sumatera from 2013 to 2016. From 2010 to 2013, Dr. Wu was the President Director of Pacific Oil & Gas Indonesia, an oil and gas company operating 2 PSC blocks in North Sumatra and one KSO block in Aceh. Prior to 2010, Dr. Wu had transitioned into the senior role of Vice-President and General Manager with Petroselat Ltd., operator of an exploration and production PSC block in Central Sumatra which he started in 2000, and International Mineral Resources from 2003. From 1999 to 2000, Dr. Wu served as an Exploration Consultant with EMP Kondur Petroleum, an oil company which operated a production PSC in Central Sumatra. From 1981 to 1999, Dr. Wu worked in a variety of roles internationally with Atlantic Richfield Company (ARCO, now recognized as BP Plc). Dr. Wu worked in the position of Geological Specialist from 1996 to 1999 in Jakarta, Indonesia. From 1990 to 1995, Dr. Wu worked as a New Venture Geologist with the ARCO organization in Plano, Texas, and from 1985 to 1990, Dr. Wu worked as an Exploration Coordinator of the for ARCO in Jakarta, Indonesia. Dr. Wu began his work with ARCO from 1983 to 1985 as an explorationist in Plano, Texas, during which time he earned ARCO’s “Exploration Excellence Award” on the Vice-President Level for providing training to worldwide staff in geohistory and basin modelling with subsequent exploration successes. From 1979 to 1981, Dr. Wu worked as a Petrophysical Supervisor with Core Laboratories Inc. Dr. Wu began his career as a Research Specialist with the US Department of Energy at the University of Oklahoma in 1979. Dr. Wu completed his Postgraduate Diploma in Business Administration at DeMontfort University in 2000 and earned his Ph.D. in Geosciences in 1991 at the University of Texas. He also completed his Masters of Science in Geology at the University of Toledo in 1979. Prior to his graduate studies, Dr. Wu earned his Bachelors of Science degree in Geology at National Taiwan University in 1975. Dr. Wu has also served as Adjunct Professor at the University of Texas at Dallas and University of Indonesia where he has taught 8 regular and industrial courses.

Mirza F. Said has served as Chief Business Development Officer and a Director of our company since 2018 and has served as Chief Executive Officer of our subsidiary Pt. Green World Nusantara since 2014. From 2012 to 2014, Mr. Said had served as President Director and Commissioner of Pt. Humpuss Patragas, Pt. Humpuss Trading and Pt. Humpuss Wajo Energi simultaneously. All of these companies are the subsidiaries of PT. Humpuss, an Indonesian holding company focusing on energy business, including in upstream, transportation and refining activities. From 2010 to 2012, Mr. Said acted as the Senior Business Development & External Relations Manager for Pacific Oil & Gas. From 2007 to 2010, Mr. Said Co-Founded Pt. Corpora Hydrocarbon Asian, a private oil and gas investment company, and served as that organization’s Operational Specialist. Prior to serving as Chief Operating Officer of Pt. Indelberg Indonesia from 2006 to 2007, Mr. Said served as the Corporate Operations Controller for Akar Golindo Group from 2004 to 2006. From 2001 to 2004, Mr. Said was the Project Cost Controller & Analyst for the Kangean Asset for BP Indonesia, during which time, as a result of his achievements he was awarded the “Spot Recognition Award of Significant Contribution in Managing & Placing”. From 1997 to 1999, he served as Operations Manager for JOB Pertamina Western Madura Pty Ltd., a joint operation company between Citiview Corporation Ltd (an Australian based oil and gas company) and Pertamina (the Indonesian state owned oil and gas company) that operated a block in Madura, East Java. Mr. Said began his professional career as Senior Drilling Engineer with Pt. Humpuss Patragas, an Indonesian private oil and gas company a subsidiary of PT. Humpuss, which operated Cepu Block, East Java from 1991 to 1997 (he would later return to that organization in 2012 and serve in two senior executive positions concurrently). Mr. Said earned his Master of Engineering Management at the Curtin University of Technology in Perth, Australia, and had completed his Bachelor’s degree in Engineering at the Chemical Engineering Institute Technology of Indonesia. Mr. Said holds professional memberships with the Indonesian Petroleum Association (IPA) and Society of Indonesian Petroleum Engineers (IATMI) and is fluent in English and Indonesian. We believe Mr. Said is qualified to serve in his positions with our company as a result of his education and professional experiences, including achievements and expertise within the energy and infrastructure sector.

James J. Huang is co-founder and has served as Chief Investment Officer and Director of our company since inception, and has served as the Chief Investment Officer of WJ Energy since 2014. Mr. Huang co-founded and has served as Director of Asiabeef Group Limited, a fully integrated and sustainable cattle business company and holding company of Pt. Asiabeef Biofarm Indonesia, since 2015. Mr. Huang founded and is a Director at Pt. HFI International Consulting, an Indonesian based business consulting company, since 2014. Mr. Huang was previously the Director of Pt. Biofarm Plantation, a cattle trading company, from 2013 until 2015. From 2010 to 2013, Mr. Huang founded and served as a Director at HFI Ind. Imp. e Exp. Ltd., an information technology company providing integrated security and surveillance solutions in Brazil. Mr. Huang began his professional career in 2008 as an intern practicing corporate law and tax consulting with Barbosa, Müssnich & Aragão in São Paulo, Brazil. Mr. Huang holds the Chartered Financial Analyst® (CFA) designation and maintains an Attorney at Law professional license from the Brazilian Bar Association (OAB/SP). Mr. Huang earned his Bachelor’s degree in law at the Escola de Direito de São Paulo in Brazil at Fundação Getúlio Vargas and previously participated at a Double Degree Business Management Program at the Escola de Administração de Empresas de São Paulo also at Fundação Getúlio Vargas. We believe Mr. Huang is qualified to serve in his positions with our company due to his expertise in finance, legal matters, business management and strategic planning.

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Gregory L. Overholtzer has served as our Chief Financial Officer since February 2019. Mr. Overholtzer is a seasoned financial officer for public companies, including in the energy space. Mr. Overholtzer had served as the Chief Financial Officer of PEDEVCO Corp. from January 2012 to December 2018. From 2011 to 2012, Mr. Overholtzer served as Senior Director and Field Consultant for Accretive Solutions, where he had consulted for various companies at the chief financial officer and controller levels. Mr. Overholtzer acted as the Chief Financial Officer of Omni-ID USA Inc. from 2008 to 2011. Mr. Overholtzer was the Corporate Controller of Genitope Corporation from 2006 to 2008, and Stratex Inc. from 2005 to 2006. Mr. Overholtzer served as the Chief Financial Officer and Vice President of Finance for Polymer Technology Group from 1998 to 2005. From 1997 to 1998, he was the Chief Financial Officer and Vice President of Finance at TeleSensory Corporation. Mr. Overholtzer held roles of Chief Financial Officer, Vice President of Finance and Corporate Secretary with Giga-tronics Inc. from 1994 to 1997. Mr. Overholtzer also held several positions with Airco Coating Tech., a division of BOC Group London from 1982 to 1994, which included Senior Financial Analyst, General Accounting Manager, Vice President of Finance and Administration. In the early years of his career, Mr. Overholtzer also was as an MBA course Instructor in Managerial Accounting at Golden Gate University from 1984 to 1987 and 1989 to 1991. Mr. Overholtzer had received his MBA at the University of California, Berkeley, concentrating in Finance and Accounting and graduating with Beta Sigma Honors. Prior to his graduate studies, Mr. Overholtzer earned his B.A. in Zoology at the University of California, Berkeley, graduating with University Honors.

Mochtar Hussein has served as a Director of our company since October 2018. From 2013 to 2018, Mr. Hussein acted as Inspector General of Inspectorate General of the MEMR. From 2014 to 2018, Mr. Hussein also served as Commissioner of Pt. Timah (Persero) Tbk, an Indonesian state owned enterprise engaged in tin mining and listed on Indonesia Stock Exchange. In 2012, Mr. Hussein served as Director of Indonesian Government Institution Supervision of Public Welfare and Defence & Security, and from 2009 to 2012, he served as the Head of the Representative Office of the Indonesian State Finance & Development Surveillance Committee (known as BPKP) in Central Java Province. From 2005 to 2009, he served as Director of Fiscal and Investment Supervision in the BPKP, and during 2004, he served as the Head of the Representative Office of BPKP in Lampung Province. From 2000 to 2004, Mr. Hussein served as Head of Indonesian State & Regionally Owned Enterprises Supervision in Jakarta. From 1997 to 2000, Mr. Hussein concurrently served as Head of Indonesian State & Regionally Owned Enterprises Supervision in East Nusa Tenggara Province and the Section Head of Fuel & Non-Fuel Distribution Supervision. Mr. Hussein began his professional career in 1993 as Section Head of Services, Trading & Financial Institution Supervision in Bengkulu Province and served in a range of senior positions with the BPKP until 2012. Mr. Hussein holds a Forensic Auditor Certification. He earned his Bachelor’s degree in Economics at the Brawijaya University, Malang in East Java. We believe Mr. Hussein is qualified to serve as a Director of our company his expertise in investigative auditing, compliance and corporate governance.

Benny Dharmawan has served as a Director of our company since October 2018. Since 2006, following his previous international experiences throughout Australia, United Kingdom and the United States, Mr. Dharmawan has served as Director of Pt. Panasia Indo Resources Tbk., a holding company that primarily engages in yarn manufacturing and synthetic fibres but through its subsidiaries, it also engages in the mining sector. In addition, since 2015, Mr. Dharmawan has served as Controller of Pt. Sinar Tambang Arthalestari, a fully integrated cement producer in Central Java, Indonesia. From 2007 and 2015, Mr. Dharmawan acted in several executive positions (including equity capital markets, regional operations and compliance) with the Macquarie Group, a global provider of banking, advisory, trading, asset management and retail financial services, in New York, London and Sydney, ultimately rising to the level of Associate Vice President. Mr. Dharmawan earned his Graduate Certification in Applied Finance and Investments in Kaplan, Australia, and he completed his Bachelor’s degree in Commerce at the Macquarie University in Australia. Mr. Dharmawan holds the Certified Anti Money Laundering Specialist (CAMS-ACAMS) credential. We believe Mr. Dharmawan is qualified to serve as a Director of our company due to his previous international professional accomplishments, particularly his expertise in risk management, compliance, financial markets, business management and strategic and tactical planning.

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Tamba P. Hutapea has served as a Director of our company since October 2018. Since 2004, Mr. Hutapea has served in several Head and Directorial roles within Indonesia Investment Coordinating Board (or BKPM). Mr. Hutapea’s enriched experiences within BKPM contributed greatly to his core competency in investment planning and policy, investment licensing, investment compliance and corporate governance. From 2011 to August 2018, Mr. Hutapea served as the BKPM’s Deputy Chairman of Investment Planning. Previously, Mr. Hutapea acted as the Director of Investment Planning for Agriculture and Other Natural Resources from 2010 to 2011. Prior that role, he was the Director of Investment Deregulation from 2007 to 2010. From 2006 to 2007, Mr. Hutapea served as the Head of Bureau of Planning and Information. Between 2005 and 2006, he acted as the Director of Region III (Sulawesi, DI Jogyakarta & Central Java). From 2004 to 2005, Mr. Hutapea was the Director of Investment Facility Services. Mr. Hutapea earned his Master of City Planning at the University of Pennsylvania his Bachelor’s degree in Agronomy at the Bogor Agricultural University in Bogor, West Java. We believe Mr. Hutapea is qualified to be a Director of our company because of his professional accomplishments within multiple senior investment management roles within BKPM, as well as his enhanced knowledge and skills in investment planning and management.”

Michael L. Peterson has served as a Director of our company since January 2021. Since December 2020, he has served as the Chief Executive Officer of Nevo Motors, Inc., a company that is commercializing low carbon emission trucks. From 2011 to 2018, Mr. Peterson served in several executive officer positions at PEDEVCO Corp. (NYSE American: PED), a public company engaged primarily in the acquisition, exploration, development and production of oil and natural gas shale plays in the United States. These positions included as Chief Executive Officer, President, Chief Financial Officer and Executive Vice President. Since August 2016, Mr. Peterson has served as an independent director on the board of TrxAde Group, Inc. (NASDAQ: MEDS), a web-based pharmaceutical market platform headquartered in Florida. From 2006 and 2012, he served in several executive positions at Aemetis, Inc. (formerly AE Biofuels Inc.), a Cupertino, California-based global advanced biofuels and renewable commodity chemicals company. These positions included as Interim President, Director and Executive Vice President. From December 2008 to July 2012, Mr. Peterson also served as Chairman and Chief Executive Officer of Nevo Energy, Inc. (formerly Solargen Energy, Inc.), a Cupertino, California-based developer of utility-scale solar farms which he helped form, which is currently operating as Nevo Motors, Inc.). From 2005 to 2006, Mr. Peterson served as a managing partner of American Institutional Partners, a venture investment fund based in Salt Lake City. From 2000 to 2004, he served as a First Vice President at Merrill Lynch, where he helped establish a new private client services division to work exclusively with high-net-worth investors. From September 1989 to January 2000, Mr. Peterson was employed by Goldman Sachs & Co. in a variety of positions and roles, including as a Vice President with the responsibility for a team of professionals that advised and managed over $7 billion in assets. Since Mr. Peterson’s retirement from Pedevco in 2018, he has served as the President of the Taipei Taiwan Mission of The Church of Jesus Christ of Latter-day Saints, in Taipei, Taiwan. Mr. Peterson received his Master degree of Business Administration at the Marriott School of Management and a Bachelor’s degree in statistics/computer science from Brigham Young University. Mr. Peterson is qualified to be a Director of our company due to his experience in managing, operating and growing both public and private companies, especially those active in the energy industry.

Family Relationships and Conflicts of Interests

There are no family relationships between any of our officers and directors. We are not aware of any conflicts of interests related to our officers and directors arising from the management and operations of our business.

Board of Directors and Committees

General

Our board of directors consists of seven (7) directors. A majority of our board of directors (namely, Mochtar Hussein, Benny Dharmawan, Tamba P. Hutapea and Michael L. Peterson) are independent, as such term is defined by the NYSE American. The members of our board of directors are elected annually at our annual general meeting of shareholders.

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We do not have a lead independent director, and we do not anticipate having a lead independent director. Our board of directors as a whole play a key role in our risk oversight. Our board of directors makes all decisions relevant to our company. We believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

Board Committees

Our board of directors have three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each committee has three members, and each member is independent, as such term is defined by the NYSE American.

The audit committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors.

The compensation committee reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers and has authority to make grants under our incentive compensation plans and equity-based plans.

The nominating and corporate governance committee is responsible for the assessment of the performance of our board of directors, considering and making recommendations to our board of directors with respect to the nominations or elections of directors and other governance issues. The nominating and corporate governance committee will consider diversity of opinion and experience when nominating directors.

The members of the audit committee, the compensation committee and the nominating and corporate governance committee are set forth below. All such members will qualify as independent under the rules of NYSE American.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Michael L. Peterson (3)	(2)	—	—
Tamba P. Hutapea	—	(1)	(2)
Benny Dharmawan	(1)	(2)	(1)
Mochtar Hussein	(1)	(1)	—

(1)	Committee member
(2)	Committee chair
(3)	Audit committee financial expert

Duties of Directors

As a matter of Cayman Islands law, a director owes three types of duties to the company: (a) statutory duties, (b) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time (our “Articles of Association”). We have the right to seek damages if a duty owed by any of our directors is breached. Our board of directors.

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Interested Transactions

A director may vote, attend a board meeting or, presuming that the director is an officer and that it has been approved, sign a document on our behalf with respect to any contract or transaction in which he or she is interested. We require directors to promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Remuneration and Borrowing

Our directors may receive such remuneration as our board of directors may determine or change from time to time. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors.

Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings and property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of our company or its parent undertaking (if any) or any subsidiary undertaking of our company or of any third party.

Qualification

A majority of our board of directors is required to be independent. There are no membership qualifications for directors. The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Limitation of Director and Officer Liability

Under Cayman Islands law, each of our directors and officers, in performing his or her functions, is required to act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Cayman Islands law does not limit the extent to which a company’s Articles of Association may provide for indemnification of officers and directors and secretaries, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The Articles of Association provide, to the extent permitted by law, for the indemnification of each existing or former director (including alternate director), secretary and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the company and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under United States federal securities laws.

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The decision of our board of directors as to whether the director acted honestly and in good faith with a view to our best interests and as to whether the director had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purposes of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director did not act honestly and in good faith and with a view to our best interests or that the director had reasonable cause to believe that his or her conduct was unlawful. If a director to be indemnified has been successful in defense of any proceedings referred to above, the director is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the director or officer in connection with the proceedings.

We have purchased and currently maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not we have or would have had the power to indemnify the directors or officers against the liability as provided in our Articles of Association. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling our company under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Involvement in Certain Legal Proceedings

To our knowledge, none of our directors or officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

The board adopted a code of ethics and business conduct applicable to our directors, officers and employees on June 21, 2019.

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EXECUTIVE COMPENSATION

Our compensation committee, consisting of independent board members determined the compensation to be paid to our executive officers based on our financial and operating performance and prospects, and contributions made by the officers’ to our success. Our compensation committee measures each of our officers by a series of performance criteria by our board of directors, or the compensation committee on a yearly basis. Such criteria is based on certain objective parameters such as job characteristics, required professionalism, management skills, interpersonal skills, related experience, personal performance and overall corporate performance.

Our board of directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. Our board of directors will make an independent evaluation of appropriate compensation to key employees, with input from management. Our board of directors has oversight of executive compensation plans, policies and programs.

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the named executive officers for services rendered to us for the years ended December 31, 2021 and 2020.

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)(1)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)(2)	Total ($)
Dr. Wirawan Jusuf	2021	297,000	-	-	-	-	-	-	297,000
Chief Executive Officer	2020	297,000	-	-	21,069	-	-		318,069

Frank C. Ingriselli	2021	150,000	-	-	-	-	-	-	150,000
President	2020	150,000	-	-	155,885	-	-	-	305,885

Gregory L. Overholtzer	2021	80,000	-	-	-	-	-	-	80,000
Chief Financial Officer	2020	80,000	-	-	-	-	-	-	80,000

Mirza F. Said	2021	204,000	-	-	-	-	-	-	204,000
Chief Business Development Officer	2020	204,000		-	24,843	-	-		228,845

Chia Hsin “Charlie” Wu	2021	204,000	-	-	-	-	-	-	204,000
Chief Operating Officer	2020	204,000	-	-	24,843	-	-	-	228,845

James J. Huang	2021	240,000	-	-	-	-	-	-	240,000
Chief Investment Officer	2020	240,000	-	-	24,843	-	-	-	264,843

(1) The options and bonus were granted pursuant to agreement between the executives and our company. The values of the option awards represent grant-date fair values without regard to forfeitures.

(2) All other compensation refers to income tax withholding under Indonesian law. Salaries in Indonesia are negotiated on a “take home pay” basis. Therefore, we pay the income withholding tax on behalf of the employee, which is legally considered part of the employee’s compensation.

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Outstanding Equity Awards at 2021 Year-End

The following table provides information regarding each unexercised stock option held by the named executive officers as of December 31, 2021.

Name	Grant date	Vesting Start date	Number of securities underlying unexercised options vested (#)	Number of securities underlying unexercised options unvested (#)	Options exercise price ($)	Option Expiration date
Dr. Wirawan Jusuf Chief Executive Officer	December 19, 2019	December 23, 2020	100,000	50,000	$11.00	December 19, 2024

Frank C. Ingriselli President	December 19, 2019	December 19, 2019	37,500	-	$11.00	December 19, 2029

Gregory L. Overholtzer Chief Financial Officer	-	-	-	-	-	-

Chia Hsin “Charlie” Wu Chief Operating Officer	December 19, 2019	December 23, 2020	100,000	50,000	$11.00	December 19, 2029

James J. Huang Chief Investment Officer	December 19, 2019	December 23, 2020	100,000	50,000	$11.00	December 19, 2029

Mirza F. Said Chief Business Development Officer	December 19, 2019	December 23, 2020	100,000	50,000	$11.00	December 19, 2029

On March 3, 2022, with the approval of the Compensation Committee of our board of directors, certain of our executive officers exercised vested options to purchase restricted ordinary shares on a “cashless exercise” basis. The following table shows the ordinary shares issued to these officers upon such exercise:

Optionee	Vested Options Exercised	Option Exercise Price	Closing Price on March 3, 2022	Net Shares Received Upon Exercise
Wirawan Jusuf	100,000	$11.00	$20.20	45,545
James J, Huang	100,000	$11.00	$20.20	45,545
Mirza Said	100,000	$11.00	$20.20	45,545
Chia Hsin “Charlie” Wu	100,000	$11.00	$20.20	45,545
Frank Ingriselli	37,500	$11.00	$20.20	17,079
Total	437,500			199,259

Employment Agreements

Except as set forth below, we currently have no written employment agreements with any of our officers, directors, or key employees. While certain of our officers hold positions with other entities, pursuant to their employment agreements with us, each officer is required to spend substantially all of his working time, attention and skills to the performance of his duties to our company. Unless otherwise stated below, all employment agreements listed below with auto-renewal provisions were not terminated by either us or the employee, and were therefore automatically renewed.

Wirawan Jusuf

On February 27, 2019, our board of directors approved an employment agreement with Wirawan Jusuf and we entered into such agreement (which we refer to as the Jusuf Agreement) with Mr. Jusuf effective February 1, 2019, under which he serves as our Chief Executive Officer. We also entered into a share option agreement with Mr. Jusuf effective as of February 1, 2019.

The Jusuf Agreement has an initial term beginning on February 1, 2019, and expiring one (1) year from such date. The Jusuf Agreement is subject to automatic renewal on a year-to-year renewal basis unless either we or Mr. Jusuf provides written notice not to renew the Jusuf Agreement no later than 30 days prior to the end of the then current or renewal term.

Pursuant to the terms and provisions of the Jusuf Agreement, Mr. Jusuf is entitled to an annual base salary of $282,000, cash bonuses as determined by our board of directors or its designated committee in its sole discretion, participation in our 2018 Omnibus Equity Incentive Plan or similar equity incentive plans, and other employee benefits as approved by our board of directors.

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We may terminate the Jusuf Agreement without cause upon 30 days’ prior written notice and Mr. Jusuf may resign without cause upon 30 days’ prior written notice. We may also immediately terminate the Jusuf Agreement for cause (as set forth in the Jusuf Agreement). Upon the termination of the Jusuf Agreement for any reason, Mr. Jusuf will be entitled to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Mr. Jusuf is terminated during the term of the employment agreement other than for cause, Mr. Jusuf is entitled to, upon delivering to us a general release of our company and its affiliates in a form satisfactory to us, the amount of base salary earned and not paid prior to termination and such severance payments as may be mandated by Indonesian law (presently one month of base salary for every year worked with us) (the “Jusuf Severance Payment”). In the event that such termination is upon a Change of Control (as defined in the Jusuf Agreement), Mr. Jusuf shall be entitled to the Jusuf Severance Payment. In addition, the Jusuf Agreement will terminate prior to its scheduled expiration date in the event of Mr. Jusuf’s death or disability.

The Jusuf Agreement also includes confidentiality and non-disclosure covenants as well as a twelve (12) month non-competition and non-solicitation covenant. The Jusuf Agreement is governed by Cayman Islands law.

Under Mr. Jusuf’s share option agreement, Mr. Jusuf was granted an option to purchase 150,000 ordinary shares under our 2018 Omnibus Equity Incentive Plan at an exercise price equal to $11.00 per share. Mr. Jusuf’s option shall vest as follows (assuming, in each case, that Mr. Jusuf remains employed with us): (a) 50,000 ordinary shares shall vest on the first anniversary of the closing of our initial public offering, (b) 50,000 ordinary shares shall vest on the second anniversary of the closing of our initial public offering; and (c) 50,000 ordinary shares shall vest on the third anniversary of the closing of our initial public offering. The share option agreement is governed by Cayman Islands law.

Frank Ingriselli

On February 27, 2019, our board of directors approved an employment agreement with Frank Ingriselli and we entered into such agreement (which we refer to as the Ingriselli Agreement) with Mr. Ingriselli effective February 1, 2019, under which he serves as our President. We also entered into a share option agreement with Mr. Ingriselli effective as of February 1, 2019. On January 23, 2020, we entered into an amendment to the Ingriselli Agreement (the “Ingriselli Amendment”). On January 21, 2022, we entered into a Second Amendment to Employment Agreement (the “Ingriselli Second Amendment”).

The Ingriselli Agreement had an initial term beginning on February 1, 2019, and expired one (1) year from such date. The Ingriselli Amendment extends the term of Mr. Ingriselli’s employment as our President for a two-year term commencing on February 1, 2020 and terminating on January 31, 2022, and the Ingriselli Second Amendment further extends the term of the Ingriselli Agreement to December 31, 2023, unless terminated earlier pursuant to the terms of the Ingriselli Agreement. The Ingriselli Agreement is not subject to automatic renewal.

Pursuant to the terms and provisions of the Ingriselli Agreement, as amended by the Ingriselli Amendment, Mr. Ingriselli is entitled to an annual base salary of $150,000 and a $75,000 cash bonus for services rendered during the year ended December 31, 2019. Cash bonuses as determined by our board of directors or its designated committee in its sole discretion. Pursuant to the Ingriselli Amendment, Mr. Ingriselli was also granted 35,000 ordinary shares as an equity incentive award for his continued service as our President. The vesting schedule of these shares is as follows: 18,750 vested on December 19, 2019, 9,375 vested on June 16, 2020, and 9,375 vested on December 19, 2020. Pursuant to the Ingriselli Second Amendment, Mr. Ingriselli was granted an award of 60,000 Ordinary Shares, with 30,000 shares vesting on July 1, 2022 and 30,000 vesting on January 1, 2023. The award also includes a 180-day lock-up period from the date of vesting. Participation in our 2018 Omnibus Equity Incentive Plan or similar equity incentive plans, and other employee benefits as approved by our board of directors.

We may terminate the Ingriselli Agreement, as amended without cause upon 30 days’ prior written notice and Mr. Ingriselli may resign with or without cause upon 30 days’ prior written notice. We may also immediately terminate Ingriselli Agreement, as amended for cause (as set forth in the Ingriselli Agreement). Upon the termination of the Ingriselli Agreement for any reason, Mr. Ingriselli will be entitled to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Mr. Ingriselli is terminated during the term of the employment agreement other than for cause, Mr. Ingriselli is entitled to, upon delivering to us a general release of our company and its affiliates in a form satisfactory to us, the amount of base salary earned and not paid prior to termination. In addition, the Ingriselli Agreement, as amended will terminate prior to its scheduled expiration date in the event of Mr. Ingriselli’s death or disability.

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The Ingriselli Agreement also includes confidentiality and non-disclosure covenants as well as a twelve (12) month non-competition and non-solicitation covenant. The Ingriselli Agreement is governed by Cayman Islands law.

Under Mr. Ingriselli’s share option agreement, Mr. Ingriselli was granted an option to purchase 37,500 ordinary shares under our 2018 Omnibus Equity Incentive Plan at an exercise price equal to $11.00 per share. Mr. Ingriselli’s option vested as follows: (a) 18,750 ordinary shares vested on the date of effectiveness of our initial public offering registration statement, (b) 9,375 ordinary shares vested on the 180th day following the closing of our initial public offering; and (c) 9,375 ordinary shares vested on the first anniversary of the closing of our initial public offering. The share option agreement is governed by Cayman Islands law.

James Jerry Huang

On February 27, 2019, our board of directors approved an employment agreement and share option agreement with James Jerry Huang and we entered into such agreements (which we refer to as the Huang Agreement) with Mr. Huang effective February 1, 2019, under which he serves as our Chief Investment Officer. We also entered into a share option agreement with Mr. Huang effective as of February 1, 2019.

The Huang Agreement has an initial term beginning on February 1, 2019, and expiring one (1) year from such date. The Huang Agreement is subject to automatic renewal on a year-to-year renewal basis unless either we or Mr. Huang provides written notice not to renew the Huang Agreement no later than 30 days prior to the end of the then current or renewal term.

Pursuant to the terms and provisions of the Huang Agreement, Mr. Huang is entitled to an annual base salary of $240,000 (Mr. Huang’s annual base salary prior to the completion of our initial public offering was $150,000), cash bonuses as determined by our board of directors or its designated committee in its sole discretion, participation in our 2018 Omnibus Equity Incentive Plan or similar equity incentive plans, and other employee benefits as approved by our board of directors.

We may terminate the Huang Agreement without cause upon 30 days’ prior written notice and Mr. Huang may resign without cause upon 30 days’ prior written notice. We may also immediately terminate Huang Agreement for cause (as set forth in the Huang Agreement). Upon the termination of the Huang Agreement for any reason, Mr. Huang will be entitled to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Mr. Huang is terminated during the term of the employment agreement other than for cause, Mr. Huang is entitled to, upon delivering to us a general release of our company and its affiliates in a form satisfactory to us, the amount of base salary earned and not paid prior to termination and such severance payments as may be mandated by Indonesian law (presently one month of base salary for every year worked with us) (the “Huang Severance Payment”). In the event that such termination is upon a Change of Control (as defined in the Huang Agreement), Mr. Huang shall be entitled to the Huang Severance Payment. In addition, the Huang Agreement will terminate prior to its scheduled expiration date in the event of Mr. Huang’s death or disability.

The Huang Agreement also includes confidentiality and non-disclosure covenants as well as a twelve (12) month non-competition and non-solicitation covenants. The Huang Agreement is governed by Cayman Islands law.

Under Mr. Huang’s share option agreement, Mr. Huang was granted an option to purchase 150,000 ordinary shares under our 2018 Omnibus Equity Incentive Plan at an exercise price equal to $11.00 per share. Mr. Huang’s option shall vest as follows (assuming, in each case, that Mr. Huang remains employed with us): (a) 50,000 ordinary shares shall vest on the first anniversary of the closing of our initial public offering, (b) 50,000 ordinary shares shall vest on the second anniversary of the closing of our initial public offering; and (c) 50,000 ordinary shares shall vest on the third anniversary of the closing of our initial public offering. The share option agreement is governed by Cayman Islands law.

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Gregory Overholtzer

On February 27, 2019, our board of directors approved an employment agreement with Gregory Overholtzer and we entered into such agreement (which we refer to as the Overholtzer Agreement) with Mr. Overholtzer effective February 1, 2019, under which he serves as our Chief Financial Officer. On January 29, 2020 we and Mr. Overholtzer entered into an amendment to the Overholtzer Agreement (the “Overholtzer Amendment”). On January 21, 2022, we entered into a Second Amendment to Employment Agreement (the “Overholtzer Second Amendment”).

The Overholtzer Agreement had an initial term beginning on February 1, 2019, which expired one (1) year from such date. Pursuant to the Overholtzer Amendment, Mr. Overholtzer’s employment term was extended for a two-year term commencing on February 1, 2020 and terminating on January 31, 2020, and the Overholtzer Second Amendment further extends the term of the Overholtzer Agreement to December 31, 2023, unless terminated earlier pursuant to the Overholtzer Agreement, as amended. The Overholtzer Agreement, as amended is not subject to automatic renewal.

Pursuant to the terms and provisions of the Overholtzer Agreement, as amended by the Overholtzer Amendment, Mr. Overholtzer was entitled to an annual base salary of $40,000 until the effectiveness of our registration statement in connection with our IPO on December 19, 2019, when his annual base salary increased to $80,000. Cash bonuses as determined by our board of directors or its designated committee in its sole discretion, participation in our 2018 Omnibus Equity Incentive Plan or similar equity incentive plans, and other employee benefits as approved by our board of directors.

We may terminate the Overholtzer Agreement without cause upon 30 days’ prior written notice and Mr. Overholtzer may resign with or without cause upon 30 days’ prior written notice. We may also immediately terminate Overholtzer Agreement for Cause (as set forth in the Overholtzer Agreement). Upon the termination of the Overholtzer Agreement for any reason, Mr. Overholtzer will be entitled to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Mr. Overholtzer is terminated during the term of the employment agreement other than for cause, Mr. Overholtzer is entitled to, upon delivering to us a general release of our company and its affiliates in a form satisfactory to us, the amount of base salary earned and not paid prior to termination. In addition, the Overholtzer Agreement, as amended will terminate prior to its scheduled expiration date in the event of Mr. Overholtzer’s death or disability.

The Overholtzer Agreement also includes confidentiality and non-disclosure covenants as well as twelve (12) month non-competition and non-solicitation covenant. The Overholtzer Agreement is governed by Cayman Islands law.

Chia Hsin “Charlie” Wu

On February 27, 2019, our board of directors approved an employment agreement with Chia Hsin “Charlie” Wu and we entered into such agreements (which we refer to as the Wu Agreement) with Mr. Wu effective February 1, 2019, under which he serves as our Chief Operating Officer. We also entered into a share option agreement with Mr. Wu effective as of February 1, 2019.

The Wu Agreement has an initial term beginning on February 1, 2019, and expiring one (1) year from such date. The Wu Agreement is subject to automatic renewal on a year-to-year renewal basis unless either we or Mr. Wu provides written notice not to renew the Wu Agreement no later than 30 days prior to the end of the then current or renewal term.

Pursuant to the terms and provisions of the Wu Agreement, Mr. Wu is entitled to an annual base salary of $204,000 following our initial public offering (Mr. Wu’s annual base salary prior to the completion of our initial public offering was $75,000), cash bonuses as determined by our board of directors or its designated committee in its sole discretion, participation in our 2018 Omnibus Equity Incentive Plan or similar equity incentive plans, and other employee benefits as approved by our board of directors.

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We may terminate the Wu Agreement without cause upon 30 days’ prior written notice and Mr. Wu may resign without cause upon 30 days’ prior written notice. We may also immediately terminate Wu Agreement for cause (as set forth in the Wu Agreement). Upon the termination of the Wu Agreement for any reason, Mr. Wu will be entitled to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Mr. Wu is terminated during the term of the employment agreement other than for cause, Mr. Wu is entitled to, upon delivering to us a general release of our company and its affiliates in a form satisfactory to us, the amount of base salary earned and not paid prior to termination and such severance payments as may be mandated by Indonesian law (presently one month of base salary for every year worked with us) (the “Wu Severance Payment”). In the event that such termination is upon a Change of Control (as defined in the Wu Agreement), Mr. Wu shall be entitled to the Wu Severance Payment. In addition, the Wu Agreement will terminate prior to its scheduled expiration date in the event of Mr. Wu’s death or disability.

The Wu Agreement also includes confidentiality and non-disclosure covenants as well as a twelve (12) month non-competition and non-solicitation covenants. The Wu Agreement is governed by Cayman Islands law.

Under Mr. Wu’s share option agreement, Mr. Wu was granted an option to purchase 150,000 ordinary shares under our 2018 Omnibus Equity Incentive Plan at an exercise price equal $11.00 per share. Mr. Wu’s option shall vest as follows (assuming, in each case, that Mr. Wu remains employed with us): (a) 50,000 ordinary shares shall vest on the first anniversary of the closing of our initial public offering, (b) 50,000 ordinary shares shall vest on the second anniversary of the closing of our initial public offering; and (c) 50,000 ordinary shares shall vest on the third anniversary of the closing of our initial public offering. The share option agreement is governed by Cayman Islands law.

Mirza F. Said

On February 27, 2019, our board of directors approved an employment agreement with Mirza F. Said and we entered into such agreements (which we refer to as the Said Agreement) with Mr. Said effective February 1, 2019, under which he serves as Chief Business Development Officer. We also entered into a share option agreement with Mr. Said effective as of February 1, 2019.

The Said Agreement has an initial term beginning on February 1, 2019, and expiring one (1) year from such date. The Said Agreement is subject to automatic renewal on a year-to-year renewal basis unless either we or Mr. Said provides written notice not to renew the Said Agreement no later than 30 days prior to the end of the then current or renewal term.

Pursuant to the terms and provisions of the Said Agreement, Mr. Said is entitled to an annual base salary of $204,000 following our initial public offering (Mr. Said’s annual base salary prior to the completion of our initial public offering was $135,000), cash bonuses as determined by our board of directors or its designated committee in its sole discretion, participation in our 2018 Omnibus Equity Incentive Plan or similar equity incentive plans, and other employee benefits as approved by our board of directors.

We may terminate the Said Agreement without cause upon 30 days’ prior written notice and Mr. Said may resign without cause upon 30 days’ prior written notice. We may also immediately terminate Said Agreement for cause (as set forth in the Said Agreement). Upon the termination of the Said Agreement for any reason, Mr. Said will be entitled to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Mr. Said is terminated during the term of the employment agreement other than for cause, Mr. Said is entitled to, upon delivering to us a general release of our company and its affiliates in a form satisfactory to us, the amount of base salary earned and not paid prior to termination and such severance payments as may be mandated by Indonesian law (presently one month of base salary for every year worked with us) (the “Said Severance Payment”). In the event that such termination is upon a Change of Control (as defined in the Said Agreement), Mr. Said shall be entitled to the Said Severance Payment. In addition, the Said Agreement will terminate prior to its scheduled expiration date in the event of Mr. Said’s death or disability.

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The Said Agreement also includes confidentiality and non-disclosure covenants as well as a twelve (12) month non-competition and non-solicitation covenant. The Said Agreement is governed by Cayman Islands law.

Under Mr. Said’s share option agreement, Mr. Said was granted an option to purchase 150,000 ordinary shares under our 2018 Omnibus Equity Incentive Plan at an exercise price equal to $11.00 per share. Mr. Said’s option shall vest as follows (assuming, in each case, that Mr. Said remains employed with us): (a) 50,000 ordinary shares shall vest on the first anniversary of the closing of our initial public offering, (b) 50,000 ordinary shares shall vest on the second anniversary of the closing of our initial public offering; and (c) 50,000 ordinary shares shall vest on the third anniversary of the closing of our initial public offering. The share option agreement is governed by Cayman Islands law.

2018 Omnibus Equity Incentive Plan

There were no outstanding stock awards held by any of our executive officers as of December 31, 2018.

On October 31, 2018, our board of directors and shareholders adopted a 2018 Omnibus Equity Incentive Plan for our company (which we refer to as the 2018 Plan).

Purpose

The purpose of our 2018 Plan is to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial achievements.

Administration

The compensation committee of our board of directors (or the Compensation Committee) will have primary responsibility for administering the 2018 Plan. The Compensation Committee will have the authority to, among other things, the (a) determine terms and conditions of any option or stock purchase right granted, including the exercise price and the vesting schedule, (b) determine the persons who are to receive options and stock purchase rights and (c) determine the number of shares to be subject to each option and stock purchase right, (d) prescribe any limitations, restrictions and conditions upon any awards, including the vesting conditions of awards, (e) determine if a grant will be an “incentive” options (qualified under section 422 of the Internal Revenue Code of 1986, as amended, which is referred to herein as the Code) to employees of our company or a non-qualified options to directors and consultants of our company, and (f) make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the 2018 Plan. The Compensation Committee will have full discretion to administer and interpret the 2018 Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Eligibility

Our employees, directors, officers and consultants (and those of any affiliated companies of ours) are eligible to participate in the 2018 Plan. The Compensation Committee has the authority to determine who will be granted an award under the 2018 Plan, however, it may delegate such authority to one or more of our officers under the circumstances set forth in the 2018 Plan; provided, however, that all awards made to non-employee Directors shall be determined by our board of directors in its sole discretion

Number of Shares Authorized

Approximately 1,104,546 ordinary shares are reserved for issuance under our 2018 Plan.

If an award is forfeited, canceled, or if any option terminates, expires or lapses without being exercised, the ordinary shares subject to such award will again be made available for future grant. However, shares that are used to pay the exercise price of an option or that are withheld to satisfy the Participant’s tax withholding obligation will not be available for re-grant under the 2018 Plan.

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Awards Available for Grant

The Compensation Committee may grant awards of non-qualified share options, incentive share options, share appreciation rights, restricted share awards, restricted share units, share bonus awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing, as each type of award is described in the 2018 Plan. Unless accelerated in accordance with the 2018 Plan, unvested awards shall, if so determined by the Compensation Committee, terminate immediately upon the grantee resigning from or our terminating the grantee’s employment or contractual relationship with us or any related company without cause, including death or disability.

Options

The Compensation Committee is authorized to grant options to purchase ordinary shares that are either “qualified,” meaning they are intended to satisfy the requirements of Code Section 422 for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the 2018 Plan will be subject to the terms and conditions established by the Compensation Committee. Under the terms of the 2018 Plan, unless the Compensation Committee determines otherwise in the case of an option substituted for another option in connection with a corporate transaction, the exercise price of the options will not be less than the fair market value (as determined under the 2018 Plan) of the ordinary shares on the date of grant. Options granted under the 2018 Plan are subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Compensation Committee and specified in the applicable award agreement. The maximum term of an option granted under the 2018 Plan is 10 years from the date of grant (or five years in the case of an incentive share option granted to a 10% shareholder). Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted ordinary shares (at their fair market value on the date of exercise) that have been held by the participant for any period deemed necessary by our accountants to avoid an additional compensation charge or have been purchased on the open market, or the Compensation Committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism, a net exercise method, or by such other method as the Compensation Committee may determine to be appropriate.

Share Appreciation Rights

The Compensation Committee is authorized to award share appreciation rights (or SARs) under the 2018 Plan. SARs are subject to such terms and conditions as established by the Compensation Committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. A SAR granted under the 2018 Plan may be granted in tandem with an option and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option which corresponds to such SARs. SARs shall be subject to terms established by the Compensation Committee and reflected in the award agreement.

Restricted shares

The Compensation Committee is authorized to award restricted shares under the 2018 Plan. The Compensation Committee will determine the terms of such restricted shares awards. Restricted shares are ordinary shares that generally are non-transferable and subject to other restrictions determined by the Compensation Committee for a specified period. Unless the Compensation Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted shares will be forfeited.

Restricted share unit Awards

The Compensation Committee is authorized to award restricted share unit awards. The Compensation Committee will determine the terms of such restricted share units. Unless the Compensation Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited.

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Bonus Share Awards

The Compensation Committee is authorized to grant awards of unrestricted ordinary shares or other awards denominated in ordinary shares, either alone or in tandem with other awards, under such terms and conditions as the Compensation Committee may determine.

Performance Compensation Awards

The Compensation Committee is authorized to grant any award under the 2018 Plan in the form of a Performance Compensation Award exempt from the requirements of Section 162(m) of the Code by conditioning the vesting of the Award on the attainment of specific performance criteria of our company and/or one or more of our affiliates, divisions or operational units, or any combination thereof, as determined by the Compensation Committee. The Compensation Committee will select the performance criteria based on one or more of the following factors: (i) revenue; (ii) sales; (iii) profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures); (iv) earnings (EBIT, EBITDA, earnings per share, or other corporate profit measures); (v) net income (before or after taxes, operating income or other income measures); (vi) cash (cash flow, cash generation or other cash measures); (vii) share price or performance; (viii) total shareholder return (share price appreciation plus reinvested dividends divided by beginning share price); (ix) economic value added; (x) return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales); (xi) market share; (xii) improvements in capital structure; (xiii) expenses (expense management, expense ratio, expense efficiency ratios or other expense measures); (xiv) business expansion or consolidation (acquisitions and divestitures); (xv) internal rate of return or increase in net present value; (xvi) working capital targets relating to inventory and/or accounts receivable; (xvii) inventory management; (xviii) service or product delivery or quality; (xix) customer satisfaction; (xx) employee retention; (xxi) safety standards; (xxii) productivity measures; (xxiii) cost reduction measures; and/or (xxiv) strategic plan development and implementation.

Transferability

Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The Compensation Committee, however, may permit options (other than incentive share options) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or shareholders are the participant and his or her family members or anyone else approved by it.

Amendment

In addition, our board of directors may amend, in whole or in part, our 2018 Plan at any time. However, without shareholder approval, except that (a) any amendment or alteration shall be subject to the approval of the our shareholders if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and (b) our board of directors may otherwise, in its discretion, determine to submit other such amendments or alterations to shareholders for approval. Awards previously granted under the 2018 Plan may not be impaired or affected by any amendment of our 2018 Plan, without the consent of the affected grantees.

Change in Control

The 2018 Plan provides that in the event of a change of control, the Compensation Committee shall, unless an outstanding award is assumed by the surviving company or replaced with an equivalent award granted by the surviving company in substitution for such outstanding award cancel any outstanding awards that are not vested and non-forfeitable as of the consummation of such corporate transaction (unless the Compensation Committee, in its discretion, accelerates the vesting of any such awards). In respect to any vested and non-forfeitable awards, the Compensation Committee may, in its discretion, (i) allow all grantees to exercise such awards within a reasonable period prior to the consummation of the corporate transaction and cancel any outstanding awards that remain unexercised, or (ii) cancel any or all of such outstanding awards in exchange for a payment (in cash, or in securities or other property, up to the sole discretion of the Compensation Committee) in an amount equal to the amount that the grantee would have received if such vested awards were settled or distributed or exercised immediately prior to the consummation of the corporate transaction.

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Director Compensation

Each independent director receives cash compensation equal to $30,000 per year for such directors’ services to our board of directors. The Chairman of the Board receives an additional $15,000 per year. In addition to the annual cash compensation for serving on our board of directors, each independent director that also serves on a committee of our board of directors receives compensation as follows: each member of the audit committee and compensation committee (not including the chairperson) receives annual cash compensation of $3,000 per year and each member of the Nominating and Corporate Governance Committee (not including the chairperson) receives annual cash compensation of $3,000 per year. The chairperson of our Audit Committee receives annual compensation of $27,000 and the chairperson of our Compensation Committee receives annual compensation of $6,000 and the chairperson of our Nominating and Corporate Governance Committee receives annual compensation of $3,000.

Equity Awards for Non-Employee Directors

As of December 31, 2021, none of our non-employee directors were granted any options.

Employees

As of December 31, 2021, we had 28 permanent employees and 35 contract employees, respectively. Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We have not experienced any work stoppages, and we believe we maintain good relationships with our employees. The table below sets forth the breakdown of our employees by function as of December 31, 2021:

Function	Number of Employees	% of Total
Senior Management	6	9.52%
Subsurface	3	4.76%
Engineering	3	4.76%
Operation and Production	3	4.76%
Finance and Accounting	6	9.52%
Administration, Procurement and Human Resources	5	7.94%
Health, Safety, Security and Environment (or HSSE)	1	1.59%
Local Relations	1	1.59%
Operation Contract Employees (production, construction and HSSE)	35	55.56%
Total	63	100%

We believe that all of our contract employees for non-specialized job functions are replaceable in the marketplace, thus not representing a material risk to our business. We believe we are in material compliance with Indonesian labor regulations.

Share Ownership

Please see Principal Shareholders for information relating to ownership of our securities by our directors, officers and certain major shareholders.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the executive and director compensation and other arrangements discussed in the “Management” section of this prospectus, and the transactions described below, we have not entered into any transactions to which we or our subsidiaries have been or are a party of the type which is required to be disclosed under Item 7 B. of Form 20-F.

On January 30, 2019, WJ Energy entered into an interest free loan agreement with Maderic Holding Limited, shareholder of our company, in the amount of $3,800,000, with maturity date on August 31, 2024, in preparation for the extension of the operatorship in Kruh Block in the form of KSO. This loan agreement was fully repaid in 2019.

Our audit committee is required to review and approve any related party transaction we propose to enter into. Our audit committee charter details the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of our company and our stockholders.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of ordinary shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our ordinary shares.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws. Percentage ownership of our ordinary shares in the following table is based on 7,647,214 ordinary shares outstanding as of the date of this prospectus. Unless otherwise noted, the business address for each of our directors and executive officers is GIESMART PLAZA 7th Floor, Jl. Raya Pasar Minggu No. 17A, Pancoran – Jakarta 12780 Indonesia.

	Ordinary Shares Beneficially Owned
Name of Beneficial Owners	Number	%
Directors and Executive Officers:
Dr. Wirawan Jusuf (1)	5,267,767	68.88%
Frank C. Ingriselli (2)	37,079	*
Mirza F. Said (3)	45,545	*
James J. Huang (4)	45,545	*
Chia Hsin “Charlie” Wu (5)	45,545	*
Gregory L. Overholtzer	—	—
Mochtar Hussein	—	—
Benny Dharmawan	—	—
Tamba P. Hutapea	—	—
Michael L. Peterson	—	—
All directors and officers as a group	5,441,481	71.56%
5% shareholders:
MADERIC Holding Limited (1)	5,222,222	68.29%

(1)	Dr. Wirawan Jusuf, our Chairman and Chief Executive Officer, holds voting and dispositive control over, and thus beneficial ownership of, the shares held by MADERIC Holding Limited. Beneficial ownership excludes options to purchase 50,000 ordinary shares at $11.00 per share which vest December 19, 2022 (the third anniversary of the closing of our initial public offering).

(2)	Beneficial ownership excludes 60,000 ordinary shares awarded pursuant to the Ingriselli Second Amendment, with 30,000 shares vesting on July 1, 2022 and 30,000 vesting on January 1, 2023.

(3)	Beneficial ownership excludes options to purchase 50,000 ordinary shares at $11.00 per share which vest December 19, 2022 (the third anniversary of the closing of our initial public offering).

(4)	Beneficial ownership excludes options to purchase 50,000 ordinary shares at $11.00 per share which vest December 19, 2022 (the third anniversary of the closing of our initial public offering).

(5)	Beneficial ownership excludes options to purchase 50,000 ordinary shares at $11.00 per share which vest December 19, 2022 (the third anniversary of the closing of our initial public offering).

*	Less than one percent

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DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our amended and restated memorandum and articles of association are summaries and do not purport to be complete. Reference is made to our amended and restated memorandum and articles of association, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles of association”).

Overview

We were incorporated as a Cayman Islands exempted company with limited liability on April 24, 2018. Our affairs are governed by our amended and restated memorandum and articles of association, as amended from time to time, and the Companies Law (Revised) of the Cayman Islands, which is referred to below as the Companies Law.

A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

Share Capital

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares or warrants to bearer.

Our authorized share capital is US$110,000 divided into 37,500,000 ordinary shares of US$0.00267 par value each and 3,750,000 preferred shares of US$0.00267 par value each. Subject to the provisions of the Companies Law and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to ordinary shares. No share may be issued at a discount except in accordance with the provisions of the Companies Law. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

As of the date of this prospectus, warrants to purchase an aggregate of 383,620 ordinary shares exercisable at $6.00 per share by January 21, 2027.

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Amended and Restated Memorandum and Articles of Association

Our amended and restated memorandum and articles of association are subject to provisions of the Companies Law (see “Differences in Corporate Law” below) and will include provisions to the following effects:

Share Rights

Without prejudice to any rights attached to any existing ordinary shares or class of shares, any share may be issued with such preferred, deferred or other special rights or subject to such restrictions as we may determine by ordinary resolution or, subject to and in default of such determination, as our board of directors shall determine. We may issue redeemable shares.

Our amended and restated memorandum and articles of association provide that, subject to Cayman Islands law, all or any of the special rights for the time being attached to the shares or any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Voting Rights

On a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Dividends

Subject to the provisions of the Companies Law and any rights for the time being attaching to any class or classes of shares, the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose.

Subject to the provisions of the Companies Law and any rights for the time being attaching to any class or classes of shares, our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Companies Law regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Variation of Rights

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

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Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of share capital

Subject to the Companies Law, our company may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Companies Law and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may, by special resolution, reduce our share capital in any way.

Calls on shares and forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least fourteen clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten per cent. per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within fourteen days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

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Unclaimed dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, our company.

Forfeiture or surrender of shares

If a shareholder fails to pay any call the directors may give to such shareholder not less than fourteen clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeit, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is a director or secretary of our company and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share premium account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Companies Law.

Redemption and purchase of own shares

Subject to the Companies Law and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner its directors determine before the issue of those shares;

(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

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We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Law, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Subject to the restrictions contained in our articles, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in any usual or common form or any other form approved by our board of directors, executed by or on behalf of the transferor (and, if in respect of a nil or partly paid up share, or if so required by our directors, by or on behalf of the transferee) and shall be accompanied by the certificate (if any) of the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer.

Our board of directors may, in its absolute discretion, decline to register any transfer of any share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of any shares unless:

(a)	the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the share transferred is fully paid up and free of any lien in favor of our company;

(e)	any fee related to the transfer has been paid to us; and

(f)	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. However, the registration of transfers may not be suspended, and the register may not be closed, for more than 30 days in any year.

Inspection of Books and Records

Holders of our shares will have no general right under the Companies Law to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Companies Law to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

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The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten per cent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least fourteen days’ notice of an extraordinary general meeting and twenty-one days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Companies Law and with the consent of the shareholders who, individually or collectively, hold at least ninety per cent. of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within fifteen minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold at least ten per cent. of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the articles, we are required to have a minimum of one director and a maximum of nine directors.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

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The remuneration of the directors shall be determined by the shareholders by ordinary resolution, except that the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director;

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)	he resigns his office by notice to us;

(d)	he only held office as a director for a fixed term and such term expires;

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Powers and duties of directors

Subject to the provisions of the Companies Law, our amended and restated memorandum and articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our amended and restated memorandum or articles of association. However, to the extent allowed by the Companies Law, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Our board of directors has established three standing committees – the audit committee, the compensation committee and the nomination and corporate governance committee.

Our board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

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The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

Our board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of our company or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise then by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i)	money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)	a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one per cent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of ours or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Companies Law) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

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A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of profits

The directors may resolve to capitalize:

(a)	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Companies Law, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Companies Law, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, a statement of the shares held by each shareholder, and of the amount paid or agreed to be considered as paid, on the shares of each shareholder;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Companies Law, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Companies Law to have legal title to the shares as set against its name in the register of members. Upon a new issuance of ordinary shares by us, the register of members will be updated to record and give effect to such issuance of ordinary shares.. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

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Differences in Corporate Law

The Companies Law is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

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When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a)	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b)	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (a) statutory duties, (b) fiduciary duties, and (iii) common law duties. The Companies Law imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

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Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten per cent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Companies Law, our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

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Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Companies Law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Companies Law does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Companies Law and our articles, we may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Law and our articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Law, our articles may only be amended by special resolution of our shareholders.

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Anti-Takeover Provisions in Our Articles

Some provisions of our articles may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Companies Law, our directors may only exercise the rights and powers granted to them under our articles for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Law (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Law (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Law (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

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SELLING SHAREHOLDER

We issued the Note and the Warrants to the Selling Shareholder in January 2022 (as amended in March 2022 and again in May 2022) in connection with the transactions described below. References below to the “Note” shall refer to the Second Replacement Note which was issued to L1 Capital on May 16, 2022.

Closing of First Tranche

On the Initial Closing Date, we closed the First Tranche for a principal amount of $5,000,000 of then anticipated total $7,000,000 million private placement with L1 Capital pursuant to the terms of the Purchase Agreement. In connection with the closing of the First Tranche, we issued to L1 Capital (i) a 6% Original Issuance Discount Note in a principal amount of up to $7,000,000 (which was subsequently expanded to $10,000,000 pursuant to the L1 Amendment) and (ii) a five year Initial Warrant to purchase up to 383,620 of our ordinary shares at an exercise price of $6.00 per share, subject to adjustment as described below.

Within two (2) trading days of the declaration of effectiveness of the registration statement of which this prospectus forms a part, and subject to the satisfaction of certain conditions precedent, the Second Tranche shall be provided by L1 Capital in the principal amount of $5,000,000 (which had been $2,000,000 prior to the L1 Amendment, and subject to potential reduction as described below). Such principal amount, if funded, will be added to the principal amount of the Note, and L1 Capital will be entitled to the Second Warrant to purchase up to 383,620 ordinary shares (originally 153,450 prior to the L1 Amendment), if the full amount of the Second Tranche is funded, at an exercise price of $6.00 per share, subject to adjustment as described below.

The amount of the Second Tranche, and the corresponding number of ordinary shares underlying the Second Warrant, was subject to reduction if the principal amount of the Note (after funding the Second Tranche) would be 20% or more of the then current market capitalization of our company on the trading day following the date of effectiveness of the registration statement of which this prospectus forms a part (this percentage was 25% prior to the L1 Amendment) (the “Market Capitalization Limitation”).

EF Hutton, division of Benchmark Investment, LLC, acted as exclusive placement agent for the offering and received customary fees.

The March 2022 L1 Amendment

On March 4, 2022, we entered into the SPA Amendment and the Replacement Note with L1 Capital to memorialize the following amendments to the terms of the financing transaction:

1. The amount of the Second Tranche was increased from $2,000,000 to $5,000,000 (less a 6% original issuance discount as provided for in the original Note) (the “New Second Tranche Amount”).

2. Because of the increase in the Second Tranche Amount, at the closing of the Second Tranche, L1 Capital will be entitled to receive a Warrant (the “Second Warrant”) to purchase up to 383,620 Ordinary Shares (rather than 153,450 Ordinary Shares per the initial terms, and assuming the full New Second Tranche Amount is funded) at an exercise price of $6.00 per share, subject to adjustment as described below.

3. Without the prior approval of L1 Capital, we will be restricted in issuing new ordinary shares or ordinary share equivalents (subject to certain exceptions) during the period from March 4, 2022 through the date that is seven (7) trading days after the registration statement of which this prospectus forms a part is declared effective; provided that this restriction will not apply if then trading price of our ordinary shares is over $9.00 with average five (5) day trading volume of 500,000 shares.

The May 2022 L1 Amendment

On May 16, 2022, we executed and delivered to the L1 Capital the Second Replacement Note which amends and restates the Replacement Note in its entirety to memorialize the following amendments to the terms of the financing transaction:

1. L1 Capital agreed to fund the full New Second Tranche Amount of $5,000,000 (less a 6% original issuance discount) to us within two (2) trading days following our filing of Amendment No. 1, rather than following effectiveness of the registration statement of which this prospectus forms a part.

2. The Market Capitalization Limitation and all other conditions within the control of L1 Capital to the funding of the New Second Tranche Amount have been removed.

3. We agreed to use our best efforts to file Amendment No. 1 by May 20, 2022 and cause the registration statement of which this prospectus forms a part to be declared effective by May 31, 2022.

4. L1 Capital agreed to defer the initial required monthly installment payment of the Second Replacement Note from May 21, 2022 until June 15, 2022.

Terms of the Purchase Agreement

The terms of the Purchase Agreement contains customary representations and warranties, indemnification, and other covenants of our company and L1 Capital, as well as the following material terms (which reflect the amendments referred to above):

Registration Rights. By March 9, 2022, we were required to prepare and file a Registration Statement (the “L1 Registration Statement”) with the SEC covering the resale of all of the ordinary shares underlying the Note (assuming conversion at a floor price of $1.20 per share) and the Warrants. The registration statement of which this prospectus forms a part is intended to satisfy our filing obligations with respect to the L1 Registration Statement. We agreed to use our best efforts to file Amendment No. 1 to the L1 Registration Statement by May 20, 2022 and cause the L1 Registration Statement to be declared effective by May 31, 2022. We have also granted L1 Capital certain “piggyback” registration rights with respect to the ordinary shares underlying the Note and the Warrants. We will pay all fees and expenses incident to such registrations, excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the shares being sold.

Future Financing Participation Right. Subject to certain exceptions, for a period ending on January 20, 2023, L1 Capital shall have the right to participate in up to thirty percent (30%) of our future financings undertaken during that period.

Repayment on Future Financings. If we issue any debt, including any subordinated debt or convertible debt (other than the Note), then L1 Capital will have the option to cause us to immediately utilize 30% of the aggregate proceeds of such issuance to repay the Note. In addition, if we issue any equity interests for cash as part of a financing transaction (other than in connection with an “at the market” funding program), then we will have the option to cause us to direct 30% of such proceeds from such issuance to repay the Note.

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Leak Out. Subject to certain exceptions, and provided no Event of Default (as defined below) has occurred, we shall uses our best efforts in any month not to offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, or pledge, encumber, assign, borrow or otherwise dispose of ordinary shares underlying the Note and the Warrants at less than $6.00 per share in an aggregate amount not to exceed the greater of (i) $750,000, or (ii) 40% of the average trading volume of the ordinary shares in the preceding month.

Prohibited Transactions. We shall not (without the prior written consent of L1 Capital): (i) enter into any financing transactions that qualify as “variable rate transactions” until thirty (30) days after such time as the Note has been repaid in full and/or has been fully converted into ordinary shares or (ii) utilize any “at the market” offering program in respect of our ordinary shares in the thirty (30) day period following any date that we have made payments under the Note in the form of ordinary shares.

No Repricing. We shall not, without the prior written consent of Capital (i) authorize the amendment of any outstanding note, option, warrant, or other derivative security convertible, exercisable or exchangeable for ordinary shares to reduce the conversion, exercise or exchange price of any such security or (ii) grant a replacement note, option, warrant or other derivative security convertible, exercisable or exchangeable for ordinary shares for the purpose of reducing the conversion, exercise or exchange price of any such security being replaced.

Available Information. As long as L1 Capital owns the Note, the Warrants or the Ordinary Shares underlying the Note and the Warrants, we (i) will timely file all reports required to be filed by us pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) if we are not required to file reports pursuant to the Exchange Act, we will prepare and furnish to such Investor and make publicly available in accordance with Rule 144(c) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) such information as is required for such Investor to sell our securities under Rule 144.

Share Reserve. We shall at all times keep authorized and reserved and available for issuance, free of preemptive rights, a number of ordinary shares equal to two times the ordinary shares underlying the Note (based on an assumed conversion at the Floor Price, as defined below) and the Warrants (the “Required Share Reserve”).

Termination. The Purchase Agreement shall be subject to termination: (i) if trading in securities generally in the United States has been suspended or limited for a consecutive period of greater than three (3) business days, or (ii) a banking moratorium has been declared by the United States or the New York State authorities and is continuing for a consecutive period of greater than three (3) business days or (iii) a change of control of our company (as defined in the Purchase Agreement).

Terms of the Note

Seniority; Subsidiary Guarantee. The obligations of us under the Note shall rank senior to all other existing indebtedness and equity of our company. The Note is unsecured, but our payment obligations under the Note have been guaranteed by WJ Energy Group Limited, our wholly-owned subsidiary, pursuant to a subsidiary guarantee in favor of L1 Capital (the “Subsidiary Guarantee”).

Original Issuance Discount; Second Tranche Closing. The Note carries a 6.0% original issue discount, resulting in proceeds before expenses to us for each of the First Tranche and the Second Tranche of approximately $4,700,000 per tranche.

Maturity; Voluntary Conversion. The Note has an 18-month maturity and a fixed conversion price of $6.00 per ordinary share for voluntary conversions of the Note, subject to “full ratchet” price based anti-dilution adjustments for future issuances of ordinary shares by us (subject to certain exceptions) and customary share-based adjustments for stock splits and the like.

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Monthly Installment Payments. Beginning June 15, 2022 for the initial installment payment, then on June 21, 2022 and the 21st day of each month thereafter, we are required to commence monthly installment payments of the Note through maturity (or 14 payments) (“Monthly Payments”), which Monthly Payments may be made, at our election, in cash or ordinary shares (or a combination of cash and ordinary shares), with such ordinary shares being issued at a valuation equal to the lesser of: (i) $6.00 per share or (ii) 90% of the average of the two lowest closing bid prices of the ordinary shares for the ten (10) consecutive trading days ending on the trading day immediately prior to the payment date (the “Market Price”), with a floor price of $1.20 per share (which floor price may be waived by us, but not L1 Capital, under certain circumstances) (the “Floor Price”). We shall not be permitted to make Monthly Payments under the Note in ordinary shares if certain equity conditions are not met, including (i) an Event of Default (as defined below) has not occurred; (ii) the ordinary shares shall be registered pursuant to an effective L1 Registration Statement; (iii) no change of control of we have been announced; (iv) the ordinary shares are then listed on a national stock exchange and (iv) the average daily trading volume for the ordinary shares on the principal trading market for the ordinary shares for the 10 consecutive trading days prior to the applicable payment date exceeds 50% of the amount of ordinary shares that is proposed to be paid by us in respect of such Monthly Payment. If the market price of the ordinary shares decreases in the 10 days following a Monthly Payment made in ordinary shares, L1 Capital will be entitled to receive an amount in additional ordinary shares or in cash based on a formula to account for the decrease in the share price. L1 Capital has the right, at its sole option, to defer or accelerate up to three (3) Monthly Payments or any portion of a Monthly Payment.

Prepayment; Change of Control Payment. Subject to certain conditions precedent, the Note may be prepaid by us at any time with a prepayment premium equal to ten percent (10%) of the principal amount of the Note. In addition, if we enter into a definitive agreement with respect to a change of control of our company, L1 Capital shall have the right to require our company to prepay the Note with a five percent (5%) payment premium.

Events of Default. The Note is subject to customary events of default (each, an “Event of Default”), including, without limitation: (i) payment defaults; (ii) default in the performance by us of -our obligations, or breach by us of our representations and warranties, under the Purchase Agreement, the Note or the Warrant; (iii) failure by us to maintain the Required Share Reserve; (iv) default by us under other indebtedness in excess of $500,000; (v) bankruptcy, liquidation and similar matters of or concerning our or our subsidiaries; (vi) delisting of the ordinary shares from a national exchange; (vii) consummation by our company of a “going private” transaction; (viii) the conviction of certain key Company executives of a felony or the ability of such key executives to devote the full time to us for 120 days; and (ix) the occurrence of a material adverse effect in respect of our company which would reasonably be considered to substantially impair the ability of our company to satisfy its obligations in the Purchase Agreement, the Note or the Warrants.

Upon an Event of Default, in additional to other customary remedies, L1 Capital shall have the right to convert the Note into ordinary shares at 80% of the then Market Price.

Covenants. The Note contains certain affirmative and negative covenants, including that we shall maintain a cash balance of at least $1.0 million.

The table below sets forth, as of the date of this prospectus, the following information regarding the Selling Shareholder:

●	the number of ordinary shares owned by the Selling Shareholder prior to this offering, without regard to any beneficial ownership limitations contained in the Warrants;

●	the number of ordinary shares to be offered by the Selling Shareholder in this offering;

●	the number of ordinary shares to be owned by the Selling Shareholder assuming the sale of all of the shares of ordinary shares covered by this prospectus; and

●	the percentage of our issued and outstanding ordinary shares to be owned by the Selling Shareholder assuming the sale of all of the ordinary shares covered by this prospectus based on the number of ordinary shares issued and outstanding as of the date of this prospectus.

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Except as described above, the number of ordinary shares beneficially owned by the Selling Shareholders has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, ordinary shares that the Selling Shareholders have the right to acquire within 60 days of the date of this prospectus.

The ordinary shares that may be offered by the Selling Shareholder hereunder will be acquired by such Selling Shareholder upon the conversion by such Selling Shareholder of the Note (or repayments of the Note by us in the form of ordinary shares) or upon exercise of the Warrants that are held by such Selling Shareholder and that were previously issued in private transactions by our company. Descriptions of the private transactions in which we issued the Note and the Warrants are set forth above. Except as otherwise indicated, we believe the Selling Shareholder has sole voting and investment power with respect to such ordinary shares.

All information with respect to the ownership of the Selling Stockholder in the ordinary shares has been furnished by or on behalf of the Selling Shareholder. We believe, based on information supplied by the Selling Shareholder, that except as may otherwise be indicated in the footnotes to the table below, each Selling Shareholder has sole voting and dispositive power with respect to the ordinary shares reported as beneficially owned by it. Because the Selling Shareholder may sell some or all of the ordinary shares beneficially owned by them and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the ordinary shares, no estimate can be given as to the number of ordinary shares available for resale hereby that will be held by the Selling Shareholder upon termination of this offering. In addition, the Selling Shareholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares it beneficially owns in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Shareholder will sell all of the ordinary shares owned beneficially by it that are covered by this prospectus, but will not sell any other ordinary shares, if any, that it presently owns. The Selling Shareholder has not held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our ordinary shares or other securities.

Selling Shareholder	Beneficial Ownership Before the Offering		Number of Shares Being Offered	Beneficial Ownership After the Offering	Percentage of Ownership After the Offering

L1 Capital Global Opportunities Master Fund (1)	9,100,574	(2)	9,100,574	0	0%

(1)	David Feldman is the control person of L1 Capital Global Opportunities Master Fund, and has sole voting control and investment discretion over the securities held by L1 Capital Global Opportunities Master Fund. Mr. Feldman disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The principal business address of the L1 Capital Global Opportunities Master Fund is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(2)	The number of shares beneficially owned is based on 767,240 ordinary shares issuable upon exercise of the Warrants plus 8,333,334 ordinary shares issuable upon the conversion of the principal of the Note, assuming the conversion price per share of $1.20 (the floor conversion price of the Note), and not taking into account any beneficial share ownership limitations provisions provided for in the Note and the Warrants. The actual number of shares issuable upon the conversion of the principal and periodic payments on the Note may be lower depending on the price of our ordinary shares on the date of conversion or payment.

Other than in connection with the transactions described above, we have not had any material relationships with the Selling Shareholder in the last three (3) years.

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PLAN OF DISTRIBUTION

The Selling Shareholder and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of our ordinary shares being offered under this prospectus on any share exchange, market or trading facility on which our ordinary shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholder may use any one or more of the following methods when disposing of our ordinary shares covered by this prospectus:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

Such ordinary shares may also be sold under Rule 144 under the Securities Act, or any other exemption from registration under the Securities Act, if available for a Selling Shareholder, rather than under this prospectus. The Selling Shareholder has the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Shareholder may pledge its ordinary shares to their brokers under the margin provisions of customer agreements. If the Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the Selling Shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of ordinary shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The Selling Shareholder and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell common shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

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The Selling Shareholder and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Shareholder or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether the Selling Shareholder will sell all or any portion of the shares offered under this prospectus.

We have agreed with the Selling Shareholder to use commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective at all times until the Selling Shareholder no longer owns any Warrants or ordinary shares issuable upon the exercise thereof. The ordinary shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the ordinary shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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TAXATION

The following discussion of material Cayman Islands, Indonesia and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Ogier, our Cayman Islands counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). The Cayman Islands is not party to any double tax treaties which are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of dividends or capital to any holder of our shares, nor will gains derived from the disposal of our shares be subject to Cayman Islands income or corporation tax.

Pursuant to Section 6 of the Tax Concessions Law (Revised) of the Cayman Islands, we have obtained an undertaking from the Financial Secretary of the Cayman Islands:

(1)	that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

(2)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of our company; or

(ii)	by way of the withholding in whole or in part of any “relevant payment” as defined in section 6(3) of the Tax Concessions Law (Revised).

The undertaking is for a period of twenty years from November 2, 2018.

Material U.S. Federal Income Tax Considerations

Subject to the qualifications and limitations described below, the following are the material U.S. federal income tax consequences of the purchase, ownership and disposition of ordinary shares to a “U.S. Holder.” Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of ordinary shares to them.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of ordinary shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any of its political subdivisions;

●	an estate, whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election to be treated as a U.S. person.

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A “non-U.S. Holder” is any individual, corporation, trust or estate that is a beneficial owner of ordinary shares and is not a U.S. Holder.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury Regulations promulgated thereunder, and administrative and judicial decisions as at the date hereof, all of which are subject to change, possibly on a retroactive basis, and any change could affect the continuing accuracy of this discussion.

This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each person’s decision to purchase ordinary shares. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular U.S. Holder based on such holder’s particular circumstances, including Medicare tax imposed on certain investment income. In particular, this discussion considers only U.S. Holders that will own ordinary shares as capital assets within the meaning of section 1221 of the Code and does not address the potential application of U.S. federal alternative minimum tax or the U.S. federal income tax consequences to U.S. Holders that are subject to special treatment, including:

●	broker dealers or insurance companies;

●	U.S. Holders who have elected mark-to-market accounting;

●	tax-exempt organizations or pension funds;

●	regulated investment companies, real estate investment trusts, insurance companies, financial institutions or “financial services entities”;

●	U.S. Holders who hold ordinary shares as part of a “straddle,” “hedge,” “constructive sale” or “conversion transaction” or other integrated investment;

●	U.S. Holders who own or owned, directly, indirectly or by attribution, at least 10% of the voting power of our ordinary shares;

●	U.S. Holders whose functional currency is not the U.S. Dollar;

●	U.S. Holders who received ordinary shares as compensation;

●	U.S. Holders who are otherwise subject to UK taxation;

●	persons holding ordinary shares in connection with a trade or business outside of the United States; and

●	certain expatriates or former long-term residents of the United States.

This discussion does not consider the tax treatment of holders that are entities treated as partnerships for U.S. federal income tax purposes or other pass-through entities or persons who hold ordinary shares through a partnership or other pass-through entity. In addition, this discussion does not address any aspect of state, local or non-U.S. tax laws, or the possible application of U.S. federal gift or estate tax.

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BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF ORDINARY SHARES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF ORDINARY SHARES IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION AND THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND APPLICABLE TAX TREATIES.

Taxation of Dividends Paid on Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us with respect to our ordinary shares generally will be includable in the gross income of U.S. Holders as foreign source passive income. Because we do not determine our earnings and profits for U.S. federal income tax purposes, a U.S. Holder will be required to treat any distribution paid on ordinary shares, including the amount of non-U.S. taxes, if any, withheld from the amount paid, as a dividend on the date the distribution is received. Such distribution generally will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

Cash distributions paid in a non-U.S. currency will be included in the income of U.S. Holders at a U.S. Dollar amount equal to the spot rate of exchange in effect on the date the dividends are includible in the income of the U.S. Holders, regardless of whether the payment is in fact converted to U.S. Dollars, and U.S. Holders will have a tax basis in such non-U.S. currency for U.S. federal income tax purposes equal to such U.S. Dollar value. If a U.S. Holder converts a distribution paid in non-U.S. currency into U.S. Dollars on the day the dividend is includible in the income of the U.S. Holder, the U.S. Holder generally should not be required to recognize gain or loss arising from exchange rate fluctuations. If a U.S. Holder subsequently converts the non-U.S. currency, any subsequent gain or loss in respect of such non-U.S. currency arising from exchange rate fluctuations will be U.S.-source ordinary income or loss.

Dividends we pay with respect to our ordinary shares to non-corporate U.S. Holders may be “qualified dividend income,” which is currently taxable at a reduced rate; provided that (i) our ordinary shares are readily tradable on an established securities market in the United States, (ii) we are not a passive foreign investment company (as discussed below) with respect to the U.S. Holder for either our taxable year in which the dividend was paid or the preceding taxable year, (iii) the U.S. Holder has held our ordinary shares for at least 61 days of the 121-day period beginning on the date which is 60 days before the ex-dividend date, and (v) the U.S. Holder is not under an obligation to make related payments on substantially similar or related property. We believe our ordinary shares, which are expected to be listed on the NYSE American, will be considered to be readily tradable on an established securities market in the United States, although there can be no assurance that this will continue to be the case in the future. Any days during which a U.S. Holder has diminished its risk of loss on our ordinary shares are not counted towards meeting the 61-day holding period. U.S. Holders should consult their own tax advisors on their eligibility for reduced rates of taxation with respect to any dividends paid by us.

Distributions paid on ordinary shares generally will be foreign-source passive category income for U.S. foreign tax credit purposes and will not qualify for the dividends received deduction generally available to corporations. Subject to certain conditions and limitations, non-U.S. taxes, if any, withheld from a distribution may be eligible for credit against a U.S. Holder’s U.S. federal income tax liability. In addition, if 50 percent or more of the voting power or value of our shares is owned, or is treated as owned, by U.S. persons (whether or not we are a “controlled foreign corporation” for U.S. federal income tax purposes), the portion of our dividends attributable to income which we derive from sources within the United States (whether or not in connection with a trade or business) would generally be U.S.-source income. U.S. Holders would not be able directly to utilize foreign tax credits arising from non U.S. taxes considered to be imposed upon U.S.-source income.

Taxation of the Sale or Other Disposition of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, a U.S. Holder generally will recognize a capital gain or loss on the taxable sale or other disposition of our ordinary shares in an amount equal to the difference between the U.S. Dollar amount realized on such sale or other disposition (determined in the case of consideration in currencies other than the U.S. Dollar by reference to the spot exchange rate in effect on the date of the sale or other disposition or, if the ordinary shares are treated as traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date) and the U.S. Holder’s adjusted tax basis in such ordinary shares determined in U.S. Dollars. The initial tax basis of ordinary shares to a U.S. Holder will be the U.S. Holder’s U.S. Dollar cost for ordinary shares (determined by reference to the spot exchange rate in effect on the date of the purchase or, if the ordinary shares are treated as traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date).

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Capital gain from the sale, exchange or other disposition of ordinary shares held more than one year generally will be treated as long-term capital gain and is eligible for a reduced rate of taxation for non-corporate holders. Gain or loss recognized by a U.S. Holder on a sale or other disposition of ordinary shares generally will be treated as U.S.-source income or loss for U.S. foreign tax credit purposes. The deductibility of a capital loss recognized on the sale or exchange of ordinary shares is subject to limitations. A U.S. Holder that receives currencies other than U.S. Dollars upon disposition of the ordinary shares and converts such currencies into U.S. Dollars subsequent to receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of such currencies against the U.S. Dollar, which generally will be U.S.-source ordinary income or loss.

Passive Foreign Investment Company

Based on our current composition of assets and market capitalization (which will fluctuate from time to time), we believe that we are not and will not become a passive foreign investment company, or a PFIC, for U.S. federal income tax purposes. However, the determination of whether we are a PFIC is made annually, after the close of the relevant taxable year. Therefore, it is possible that we could be classified as a PFIC for the current taxable year or in future years due to changes in the composition of our assets or income, as well as changes to our market capitalization. The market value of our assets may be determined in large part by reference to the market price of our ordinary shares, which may fluctuate.

In general, a non-U.S. corporation will be classified as a PFIC for any taxable year if at least (i) 75% of its gross income is classified as “passive income” or (ii) 50% of its assets (determined on the basis of a quarterly average) produce or are held for the production of passive income. For these purposes, cash is considered a passive asset. In making this determination, the non-U.S. corporation is treated as earning its proportionate share of any income and owning its proportionate share of any assets of any corporation in which it holds 25% or more (by value) of the stock.

Under the PFIC rules, if we were considered a PFIC at any time that a U.S. Holder holds our shares, we would continue to be treated as a PFIC with respect to such holder’s investment unless (i) we cease to be a PFIC and (ii) the U.S. Holder has made a “deemed sale” election under the PFIC rules.

If we are considered a PFIC at any time that a U.S. Holder holds our shares, any gain recognized by the U.S. Holder on a sale or other disposition of the shares, as well as the amount of an “excess distribution” (defined below) received by such holder, would be allocated ratably over the U.S. Holder’s holding period for the shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on its shares exceeds 125% of the average of the annual distributions on the shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the shares.

If we are treated as a PFIC with respect to a U.S. Holder for any taxable year, the U.S. Holder will be deemed to own shares in any of our subsidiaries that are also PFICs. However, an election for mark-to-market treatment would likely not be available with respect to any such subsidiaries. If we are considered a PFIC, a U.S. Holder will also be subject to information reporting requirements on an annual basis. U.S. Holders should consult their own tax advisors about the potential application of the PFIC rules to an investment in our shares.

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If we were classified as a PFIC, a U.S. Holder may be able to make a mark-to-market election with respect to our ordinary shares (but not with respect to the shares of any lower-tier PFICs) if the ordinary shares are “regularly traded” on a “qualified exchange”. In general, our ordinary shares issued will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter. We believe the NYSE American is a qualified exchange. However, we can make no assurance that the ordinary shares will be listed on a “qualified exchange” or that there will be sufficient trading activity for the ordinary shares to be treated as “regularly traded”. Accordingly, U.S. Holders should consult their own tax advisers as to whether their ordinary shares would qualify for the mark-to-market election.

If a U.S. Holder makes the mark-to-market election, for each year in which our company is a PFIC, the holder will generally include as ordinary income the excess, if any, of the fair market value of the ordinary shares at the end of the taxable year over their adjusted tax basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted tax basis of the ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). If a U.S. Holder makes the election, the holder’s tax basis in our ordinary shares will be adjusted to reflect any such income or loss amounts. Any gain recognized on the sale or other disposition of our ordinary shares will be treated as ordinary income, and any loss will be treated as an ordinary loss to the extent of any prior mark-to-market gains.

If a U.S. Holder makes the mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ordinary shares are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election.

If we were classified as a PFIC, U.S. Holders would not be eligible to make an election to treat us as a “qualified electing fund,” or a QEF election, because we do not anticipate providing U.S. Holders with the information required to permit a QEF election to be made.

U.S. Information Reporting and Backup Withholding

A U.S. Holder is generally subject to information reporting requirements with respect to dividends paid in the United States on ordinary shares and proceeds paid from the sale, exchange, redemption or other disposition of ordinary shares. A U.S. Holder is subject to backup withholding (currently at 24%) on dividends paid in the United States on ordinary shares and proceeds paid from the sale, exchange, redemption or other disposition of our ordinary shares unless the U.S. Holder is a corporation, provides an IRS Form W-9 or otherwise establishes a basis for exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund from the IRS of any excess amount withheld under the backup withholding rules, provided that certain information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Certain Reporting Obligations

If a U.S. Holder (together with persons considered to be related to the U.S. Holder) subscribes for ordinary shares for a total initial public offering price in excess of $100,000 (or the equivalent in a foreign currency), such holder may be required to file IRS Form 926 for the holder’s taxable year in which the initial public offering price is paid. U.S. Holders should consult their own tax advisors to determine whether they are subject to any Form 926 filing requirements.

Individuals that own “specified foreign financial assets” may be required to file an information report with respect to such assets with their tax returns. Subject to certain exceptions, “specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non U.S. persons, (ii) financial instruments and contracts held for investment that have non U.S. issuers or counterparties, and (iii) interests in foreign entities. The ordinary shares may be subject to these rules. Persons required to file U.S. tax returns that are individuals are urged to consult their tax advisers regarding the application of this legislation to their ownership of the ordinary shares.

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LEGAL MATTERS

The validity of the ordinary shares offered by this prospectus are being passed upon for us by Ogier, Grand Cayman, Cayman Islands.

EXPERTS

The consolidated financial statements as of December 31, 2021 and 2020 and for each of three years in the period ended December 31, 2021 included in this prospectus have been so included in reliance on the report of Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. The office of Marcum Bernstein & Pinchuk LLP is located at 7 Penn Plaza, Suite 830, New York, NY 10001.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the ordinary shares described herein. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We anticipate making these documents publicly available, free of charge, on our website at www.indo-energy.com as soon as reasonably practicable after filing such documents with the SEC. The information on our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus. We have included our website address as an inactive textual reference only.

You can read the registration statement and our future filings with the SEC, over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington, DC 20549.

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GLOSSARY OF TERMS

The following is a glossary of oil and gas industry and other defined terms used in this prospectus:

“AMDAL”	Environmental impact assessment report

“BP Migas”	Badan Pelaksana Kegiatan Usaha Hulu Minyak dan Gas Bumi, the non-profit Government-owned operating board that succeeded to Pertamina’s role as regulator of upstream oil and gas activities under the Oil and Gas Law

“BPH Migas”	Badan Pengatur Hilir Minyak dan Gas Bumi, the non-profit Government-owned operating board that succeeded to Pertamina’s role as regulator of downstream oil and gas activities under the Oil and Gas Law

“BPJS Kesehatan”	Indonesian Health Social Security Administrative Body

“BPJS Ketenagakerjaan”	Indonesian the Manpower Social Security Administrative Body

“Brexit”	The United Kingdom referendum voting in favor to leave the European Union and voted to leave

“CNE”	PT Cogen Nusantara Energi, our indirect, wholly-owned subsidiary

“Company”	Indonesia Energy Corporation Limited

“Cost Recovery”	The arrangement with the Government under which oil and gas contractors are allowed to recover their costs from the revenue. Different contracts may impose different ceiling on the percentage of revenue recoverable

“delineation well”	A well that is drilled to exploit the hydrocarbon accumulation defined by an appraisal or delineation well

“DGOG”	The Indonesian Director-General of Oil and Gas

“DMO”	Domestic market obligation

“exploration well”	A well that is designed to test the validity of a seismic interpretation and to confirm the presence of hydrocarbons in an undrilled formation

“FTP”	First tranche petroleum

“G&G study”	Geological and geophysical study

“GHG”	Regulation of greenhouse gas

“Government”	The Government of the Republic of Indonesia

“GWN”	PT Green World Nusantara, our indirect, wholly-owned subsidiary

“HNE”	PT Harvel Nusantara Energi, our indirect, wholly-owned subsidiary

“HSSE”	Health, safety, security and environment activities

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“HWN”	PT Hutama Wiranusa Energi, our indirect, wholly-owned subsidiary

“ICP”	Indonesian Crude Price for the “Talang Akar Pendopo (TAP) / Air Hitam” crude oil type

“IDR”, “Rp.” or “Rupiah”	Indonesian Rupiah

“Indonesia”	The Republic of Indonesia

“ITB”	Bandung Institute of Technology

“JOB”	Joint Operating Body

“Joint Study”	A program with the Government whose objective is to determine oil and gas potential within a proposed working area by conducting geological and geophysical work

“KSO”	Kerja Sama Operasi/Joint Operation with Pertamina, a type of contract between Pertamina and exploration companies

“lead”	Preliminary interpretation of geological and geophysical information that may or may not lead to prospects

“LNG”	Liquefied natural gas

“LPG”	Liquefied petroleum gas

“medium-sized blocks”	We use a three-tier classification for the size of blocks in Indonesia. The mean reserve size of middle third class (medium-sized field) of 610 oil fields in Indonesia is 5.1 MMBO reserve with a range of 2 to 11 MMBO. With a proved and probable reserves of 5.69 MMBO, Kruh Block is considered a medium-sized oil production block

“MEMR”	The Ministry of Energy and Mineral Resources of Indonesia

“MK”	The Constitutional Court of the Republic of Indonesia

“Oil and Gas Law”	The oil and gas law enacted on November 23, 2001 by the Government

“OPEC”	The Organization of Petroleum Exporting Countries

“P50”	In connection with oil and gas exploration, if probabilistic methods are used, there should be at least a 50% probability that the quantities actually recovered will equal or exceed the best estimate

“Pertamina”	PT Pertamina (Persero), the Indonesia state-owned oil and gas company

“Profit Sharing”	The revenue remaining after cost recovery is profit petroleum which is shared between the Government and the exploration company

“Program Legislasi Nasional”	The Indonesian National Legislation Program

“PRMS”	Petroleum Resources Management System

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“proved reserves”	Those quantities of petroleum which, by analysis of geological and engineering data, can be estimated with reasonable certainty to be commercially recoverable, from a given date forward, from known reservoirs and under current economic conditions, operating methods, and Government regulations

“PSC”	Production Sharing Contract, a type of contract between Pertamina and exploration companies

“SKK Migas”	Special Task Force for Upstream Oil and Gas Business Activities, an institution established by the Government

“TAC”	Technical Assistance Contract, a contract between Pertamina and an exploration company

“U.S. GAAP”	Generally accepted accounting principles in the United States

“UPL”	Environmental monitoring effort plan

“US$”	United States dollars

“USGS”	United States Geological Survey

“WJ Energy”	WJ Energy Group Limited, our direct, wholly-owned subsidiary

Units of Measurement

“BBOE”	Billion barrels of oil equivalent; natural gas is converted to BBOE using the ratio of one billion barrels of crude oil in the range of 5.19 — 6.54 thousand cubic feet of natural gas

“Bbl.” or “bbl”	Barrels of oil

“BOPD”	Barrels of oil production

“BSCF”	Billion standard cubic feet

“MMBNGL”	Million barrels of natural gas liquids

“MMBO”	Million barrels of oil

“MMSCFD”	Million standard cubic feet per day

“TCF”	Trillion cubic feet

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INDONESIA ENERGY CORPORATION LIMITED

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Indonesia Energy Corporation Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Indonesia Energy Corporation Limited (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

We have served as the Company’s auditor since 2018.

New York, NY

April 29, 2022

F-2

INDONESIA ENERGY CORPORATION LIMITED

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2021	2020
Current assets
Cash and cash equivalents	$595,014	$6,903,499
Restricted cash – current	1,000,000	2,500,000
Accounts receivable	997,741	1,131,954
Prepayment and other current assets	940,001	705,936
Total current assets	3,532,756	11,241,389
Non-current assets
Restricted cash – non-current	1,500,000	-
Property and equipment, net	292,538	131,329
Oil and gas property – subject to amortization, net	3,604,480	1,338,987
Oil and gas property – not subject to amortization, net	1,151,804	1,113,494
Deferred charges	1,089,004	1,167,995
Other assets – non-current	919,519	582,614
Total non-current assets	8,557,345	4,334,419
Total assets	$12,090,101	$15,575,808

Liabilities and Equity
Current liabilities
Accounts payable	$1,604,196	$542,251
Bank loan	980,452	980,452
Other current liabilities	20,590	19,121
Accrued expenses	143,798	184,201
Taxes payable	84,676	101,770
Total current liabilities	2,833,712	1,827,795
Non-current liabilities
Asset retirement obligations	321,253	321,253
Long term loan	1,000,000	1,000,000
Provision for post-employment benefits	115,393	68,701
Total non-current liabilities	1,436,646	1,389,954
Total liabilities	$4,270,358	3,217,749

Commitments and contingencies	-	-

Shareholders’ Equity
Preferred shares (par value $0.00267; 3,750,000 shares authorized, nil shares issued and outstanding as of December 31, 2021 and 2020, respectively)	-	-
Ordinary shares (par value $0.00267; 37,500,000 shares authorized, 7,447,955 and 7,407,955 shares issued and outstanding as of December 31, 2021 and 2020, respectively)	$19,861	$19,754
Additional paid-in capital	41,587,339	40,073,087
Accumulated deficit	(33,818,161)	(27,734,782)
Accumulated other comprehensive income	30,704	-
Total shareholders’ equity	7,819,743	12,358,059
Total liabilities and shareholders’ equity	$12,090,101	$15,575,808

The accompanying notes are an integral part of these consolidated financial statements.

F-3

INDONESIA ENERGY CORPORATION LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years Ended December 31,
	2021	2020	2019
Revenue	$2,452,540	$1,980,773	$4,183,354

Operating costs and expenses:
Lease operating expenses	2,492,476	2,017,856	2,474,230
Depreciation, depletion and amortization	810,855	698,851	876,676
General and administrative expenses	5,250,618	6,533,642	2,434,099
Total operating costs and expenses	8,553,949	9,250,349	5,785,005

Loss from operations	(6,101,409)	(7,269,576)	(1,601,651)

Other income (expense):
Foreign currency exchange gain (loss)	28,489	132,033	(51,584)
Other (expense) income, net	(10,459)	185,845	(20,500)
Total other income (expense), net	18,030	317,878	(72,084)

Loss before income tax	(6,083,379)	(6,951,698)	(1,673,735)
Income tax provision	-	-	-
Net loss	(6,083,379)	(6,951,698)	(1,673,735)

Comprehensive loss:
Net loss	(6,083,379)	(6,951,698)	(1,673,735)
Actuarial gain for post-employment benefits	30,704	-	549
Total comprehensive loss	(6,052,675)	(6,951,698)	(1,673,186)

Loss per ordinary share
Basic and diluted	$(0.82)	$(0.94)	$(0.28)
Weighted average ordinary shares outstanding*
Basic and diluted	7,420,414	7,395,120	6,048,568

*	The shares are presented on a retroactive basis to reflect the reverse stock split

The accompanying notes are an integral part of these consolidated financial statements.

F-4

INDONESIA ENERGY CORPORATION LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Preferred Shares		Ordinary Shares		Additional		Accumulated Other	Total
	Number of		Number of		Paid-in	Accumulated	Comprehensive	Shareholders’
	Shares*	Amount	Shares*	Amount	Capital	Deficit	Income	Equity
Balance as of December 31, 2018	-	-	6,000,000	$16,000	$24,120,599	$(19,109,349)	$46,256	$5,073,506
Net loss	-	-	-	-	-	(1,673,735)	-	(1,673,735)
Actuarial gain for post-employment benefits	-	-	-	-	-	-	549	549
Proceeds from IPO, net of underwriting discount and offering expenses	-	-	1,363,637	3,636	12,542,152	-	-	12,545,788
Share-based compensation	-	-	-	-	247,817	-	-	247,817
Balance as of December 31, 2019	-	$-	7,363,637	$19,636	36,910,568	$(20,783,084)	$46,805	$16,193,925
Net loss	-	-	-	-	-	(6,951,698)	-	(6,951,698)
Realization of actuarial gain for post-employment benefits	-	-	-	-	-	-	(46,805)	(46,805)
Non-employee share-based compensation	-	-	44,318	118	155,438	-	-	155,556
Share-based compensation	-	-	-	-	3,007,081	-	-	3,007,081
Balance as of December 31, 2020	-	$-	7,407,955	$19,754	$40,073,087	$(27,734,782)	$-	$12,358,059
Net loss	-	-	-	-	-	(6,083,379)	-	(6,083,379)
Actuarial gain for post-employment benefits	-	-	-	-	-	-	30,704	30,704
Issuance of shares for compensation of employee and nonemployee services	-	-	40,000	107	225,669	-	-	225,776
Share-based compensation	-	-	-	-	1,288,583	-	-	1,288,583
Balance as of December 31, 2021	-	$-	7,447,955	$19,861	$41,587,339	$(33,818,161)	$30,704	$7,819,743

*	The shares are presented on a retroactive basis to reflect the reverse stock split

The accompanying notes are an integral part of these consolidated financial statements.

F-5

INDONESIA ENERGY CORPORATION LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2021	2020	2019
Cash flows from operating activities
Net loss	$(6,083,379)	$(6,951,698)	$(1,673,735)
Adjustments to reconcile net loss to net cash used in operating activities
Income from accounts payable written-off	-	(146,662)	-
Actuarial gain on liabilities	-	(46,805)	-
Depreciation, depletion and amortization	810,855	698,851	876,676
Amortization of deferred charges	78,991	72,756	57,418
Share-based compensation	1,288,583	3,007,081	247,817
Issuance of shares for compensation of employee and non-employee services	225,776	155,556	-
Post-employment benefits costs	77,396	68,701	(27,083)
Changes in operating assets and liabilities
Accounts receivable	134,213	(1,046,645)	409,599
Prepayment and other current assets	(234,065)	(287,352)	(77,419)
Other assets – non current	209,002	(70,509)	(184,344)
Accounts payable	-	(473,498)	(109,428)
Other current liabilities	1,469	(15,129)	11,296
Accrued expenses	(40,403)	(147,015)	25,373
Taxes payable	(17,094)	(3,680)	4,036
Net cash used in operating activities	(3,548,656)	(5,186,048)	(439,794)
Cash flows from investing activities
Oil and gas exploration and development costs	(2,448,270)	(357,333)	(545,579)
Purchase of property and equipment	(311,559)	-	-
Deferred charges	-	-	(500,000)
Net cash used in investing activities	(2,759,829)	(357,333)	(1,045,579)
Cash flows from financing activities
Proceeds from IPO	-	-	13,650,007
Payment for IPO cost (offering cost)	-	-	(525,931)
(Repayment of) Proceeds from bank loan	-	(125,289)	174
Repayment of long term loan to a third party	-	(1,000,000)	-
Net cash (used in) provided by financing activities	-	(1,125,289)	13,124,250
Net change in cash and cash equivalents, and restricted cash	(6,308,485)	(6,668,670)	11,638,877
Cash and cash equivalents, and restricted cash at beginning of year	9,403,499	16,072,169	4,433,292
Cash and cash equivalents, and restricted cash at end of year	$3,095,014	$9,403,499	$16,072,169

Supplementary disclosure of cash flow information:
Cash paid for:
Interest	$15,673	$10,891	$11,991
Income tax	$-	$-	$-

Non-cash investing and financing activities
Asset retirement obligations	$-	$364,272	$118,640
Purchase of oil and gas property financed by accounts payable	1,061,945	-	-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

INDONESIA ENERGY CORPORATION LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES

Indonesia Energy Corporation Limited (the “Company” or “IEC”)

Indonesia Energy Corporation Limited was formed on April 24, 2018 as an exempted company with limited liability under the laws of the Cayman Islands and is a holding company for WJ Energy Group Limited (or “WJ Energy”), which in turn owns 100% of the operating subsidiaries in Indonesia, which are described below. The Company has two shareholders: Maderic Holding Limited (or “Maderic”) and HFO Investment Group (or “HFO”), which hold 87.04% and 12.96%, respectively, of IEC’s outstanding shares, prior to the initial public offering (“IPO”). Certain of IEC’s officers and directors own interests in Maderic and HFO. The Company, through its subsidiaries in Hong Kong and in Indonesia, is an oil and gas exploration and production company focused on the Indonesian market. The Company currently holds two oil and gas assets through subsidiaries in Indonesia: one producing block (the “Kruh Block”) and one exploration block (the “Citarum Block”). The Company also identified a potential third exploration block (the “Rangkas Area”).

The following diagram illustrates the Company’s structure, including its consolidated holding and operating subsidiaries as of December 31, 2021:

F-7

Corporate Structuring

Details of the subsidiaries of the Company are set out below:

			Percentage of
	Date of	Place of	effective	Principal
Name	Incorporation	Incorporation	ownership	Activities
WJ Energy Group Limited (“WJ Energy”)	June 3, 2014	Hong Kong	100%	Holding company

PT Green World Nusantara (“GWN”)	February 27, 2015	Indonesia	100%	Kruh Block operation

PT Harvel Nusantara Energi (“HNE”)	March 20, 2017	Indonesia	100%	Holding company

PT Cogen Nusantara Energi (“CNE”)	December 7, 2017	Indonesia	100%	Citarum Block operation

PT Hutama Wiranusa Energi (“HWE”)	May 14, 2018	Indonesia	100%	Citarum Block operation

Kruh Block Technical Assistance Contract (“TAC”) and Joint Operation Partnership (“KSO”)

The Company’s revenue and potential for profit depend mostly on the level of oil production in Kruh Block and the Indonesian Crude Price (“ICP”) that is correlated to international crude oil prices.

The Kruh Block operation was governed by the TAC established between GWN and PT Pertamina (Persero) (“Pertamina”), under which the Company had the operatorship to, but not the ownership of, the extraction and production of oil from the designated oil deposit location in Indonesia until May 2020 and the operatorship of Kruh Block continued as a KSO from May 2020 until May 2030. During the operations, the Company paid all expenditures and obligations incurred including but not limited to exploration, development, extraction, production, transportation, abandonment and site restoration. These costs, depending on the purpose, are either capitalized on the balance sheet as Oil and gas property – subject to amortization, net, or expensed as lease operating expenses. Section “Oil & Gas Property, Full Cost Method” of Note 2 provides further discussion about the accounting treatment of these costs.

On a monthly basis, based on TAC, the Company submitted to Pertamina an Entitlement Calculation Statement (“ECS”) stating the amount of money that GWN is entitled to. Such entitlement is made through the proceeds of the sale, conducted by Pertamina, of the crude oil produced in the block on a monthly basis based on the prevailing ICP, but capped at 65% of such monthly proceeds. In addition, the Company is also entitled to an additional 26.79% of the remaining 35% of the proceeds from the sale of the crude oil as part of the profit sharing. Both of these two portions of entitlements are recognized as revenue of the Company, net of tax. Section “Revenue Recognition” of Note 2 provides further discussion about the accounting treatment of these entitlement.

After May 2020, the Company continued the operatorship of Kruh Block under a KSO contract. In essence, the TAC and KSO are very similar in nature due to its “cost recovery” system, with a few important differences to note. The main differences between the two contracts are that: (1) in the TAC, all oil produced is shareable between Pertamina and its contractor, while in the KSO, a Non-Shareable Oil (NSO) production is determined and agreed between Pertamina and its partners so that the baseline production, with an established decline rate, belongs entirely to Pertamina, so that the partners’ revenue and production sharing portion shall be determined only from the production above the NSO baseline; (2) in the TAC, the cost recovery was capped at 65% (sixty-five percent) of the proceeds from the sale of the oil produced in the block, while in the KSO, the cost recovery is capped at 80% of the proceeds from the sale of the oil produced within Kruh Block for the cost incurred during the term under the KSO plus 80% of the operating cost per barrel of oil (“bbl”) multiplying NSO. Any remaining cost recovery balance from the KSO period of contract is carried over to the next period, although the cost recovery balance from the TAC contract were not carried over to the KSO, meaning that the cost recovery balance was reset to nil with the commencement of the operatorship under the KSO in May 2020. As of December 31, 2021 and 2020, the unrecovered expenditures on KSO operations are $3,087,881 and $193,209, respectively.

F-8

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The consolidated financial statements include the financial statements of the Company and all its majority-owned subsidiaries from the dates they were acquired or incorporated. All intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant accounting estimates reflected in the Company’s consolidated financial statements include but are not limited to estimates and judgments applied in the allowance for receivables, write down of other assets, estimated useful lives of property and equipment, oil and gas depletion, impairment of long-lived assets, asset retirement obligations, provision for post-employment benefit and going concern. Actual results could differ from those estimates and judgments.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, bank deposits and short-term, highly liquid investments that are readily convertible to known amounts of cash, and have insignificant risk of changes in value related to changes in interest rates with original maturities of three months or less, which are unrestricted as to withdrawal and use.

Restricted cash

Restricted cash include cash pledged for bank loan facilities, cash deposits in special account for the abandonment and site restoration and as performance guarantee in the oil and gas concessions in which the Company operates.

Financial statements in United States Dollars

The reporting currency of the Company is United States dollar (“USD”, “dollar”). The currency of the primary economic environment in which the operations of the Company are conducted is dollar. Therefore, the dollar has been determined to be the Company’s functional currency. Non-dollar transactions and balances have been translated into dollars for financial reporting purposes. Transactions in foreign currency (primarily in Indonesian Rupiahs – “IDR”) are recorded at the exchange rate as of the transaction date. Monetary assets and liabilities denominated in foreign currency are translated on the basis of the representative rates of exchange at the balance sheet dates. All exchange gains and losses from re-measurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statement of operations as they arise.

Accounts receivable and other receivables

Accounts receivable and other receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts as needed. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable and other receivables. The Company determines the allowance based on aging data, historical collection experience, customer specific facts and economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company did not have any off-balance-sheet credit exposure relating to its customers, suppliers or others. For the years ended December 31, 2021, 2020 and 2019, the Company did not record any allowances for doubtful accounts against its accounts receivable and other receivables nor did it charge off any such amounts, respectively.

F-9

Credit and concentration risk

As of December 31, 2021 and 2020, all of the Company’s accounts receivable result from the entitlement of Oil & Gas Property subject to amortization and profit sharing from the sale of the crude oil under the TAC and KSO by Pertamina. This concentration of receivables from one party may impact the Company’s overall credit risk, either positively or negatively, in that Pertamina may be similarly affected by changes in economic or other conditions.

For the years ended December 31, 2021, 2020 and 2019, 100% of the Company’s revenues were generated through the operatorship of Kruh Block. The Company does not believe that there will be any material adverse change in the operatorship of Kruh Block or the KSO.

The Company places its cash and cash equivalents and restricted cash, with reputable financial institutions that have high-credit ratings and quality. There has been no recent history of default in relation to these financial institutions.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance and repairs are charged to expense; major additions to physical properties are capitalized.

Depreciation of leasehold improvements is provided using the straight-line method over the shorter of the remaining lease term or their estimated useful lives. Except for leasehold improvements, depreciation of other property and equipment are provided using the declining balance method over their estimated useful lives:

Useful life
Housing and welfare	10 years
Furniture and office equipment	5 years
Computer and software	5 years
Production facilities	5 years
Leasehold improvements	Shorter of the remaining lease terms or 5 years
Drilling and production tools	5 years
Equipment	5 years

Upon sale or disposal, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to the consolidated statement of operations.

Impairment of long-lived assets

The Company reviews its long-lived assets or asset group for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may no longer be recoverable. When these events occur, the Company assesses the recoverability of the long-lived assets or asset group by comparing the carrying value of the long-lived assets or asset group to the estimated undiscounted future cash flows expected to result from the use of the assets or asset group and their eventual disposition, when the estimated undiscounted future cash flows is lower than the carrying value, an impairment loss is recognized in the consolidated statements of operations and comprehensive loss for the difference between the fair value, using the expected future discounted cash flows, and the carrying value of the assets.

Oil and gas property, net, full cost method

The Company follows the full-cost method of accounting for the oil and gas property. Under the full-cost method, all productive and non-productive costs incurred in the acquisition, exploration and development associated with properties with proven reserves, such as the TAC and KSO Kruh Block, are capitalized. As of December 31, 2021 and 2020, all capitalized costs associated with Kruh’s reserves were subject to amortization. Capitalized costs are subject to a quarterly ceiling test that limits such costs to the aggregate of the present value of estimated future net cash flows of proved reserves, computed using the unweighted arithmetic average of the first-day-of the-month oil and gas prices for each month within the 12-month period prior to the end of reporting period, discounted at 10%, and the lower of cost or fair value of proved properties. If unamortized costs capitalized exceed the ceiling, the excess is charged to expense in the period the excess occurs. There were no cost ceiling write-downs for the years ended December 31, 2021, 2020 and 2019.

F-10

Depletion for each of the reported periods is computed on the units-of-production method. Depletion base is the total capitalized oil and gas property in the previous period, plus the current period capitalization and future development costs. Furthermore, the depletion rate is calculated as the depletion base divided by the total estimated proved reserves that expected to be extracted during the operatorship. Then, depletion is calculated as the production of the period times the depletion rate.

For the years ended December 31, 2021, 2020 and 2019, the estimated proved reserves were considered based on the operatorship of the Kruh Block under the TAC through May 2020 and then the KSO from June 2020 and expiring in May 2030.

The costs associated with properties with unproved reserves or under development, such as Production Sharing Contract (“PSC”) Citarum Block, are not initially included in the full-cost depletion base. The costs include but are not limited to unproved property acquisition costs, seismic data and geological and geophysical studies associated with the property. These costs are transferred to the depletion base once the reserve has been determined as proven.

Deferred charges

Deferred charges mainly represent the compensation paid for the acquisition of the oil and gas mineral rights to the employer of the block, such as Pertamina or SKK Migas, for information, equipment and services, signature bonus and other fees required by law for the operatorship of a TAC, KSO or PSC. As these payments are made as part of the requirements for the participating in the bidding of the oil and gas operatorship contract, such payments are amortized on a straight-line basis throughout the contract period.

Asset retirement obligations

The Company measures its obligations for the retirement of the oil fields using various assumptions such as the expected period upon the expiry of the contract and the complete depletion of the oil deposits underground, the degree of the damage the operation had done to the oil field, and the related governmental requirements imposed on the Company as a contractor. The asset retirement obligation is reviewed and adjusted each quarter for any liabilities incurred or settled during the period, accretion expense and any revisions made to the estimated cash flows and changes required by Pertamina.

As of December 31, 2021 and 2020, asset retirement obligations were $321,253 and $321,253, respectively.

Provision for post-employment benefit

Post-employment benefits are recognized, pursuant to the regulatory requirements under the Indonesia Labor Law Article 167 Law No. 13 of 2003, to capture the amount the Company is obligated to pay, in lump-sum, to the employees hired under the governance of TAC and KSO upon its maturity. Such recognition is reviewed on an annual basis during the period in which the employees provide their services to the Company and is performed through the involvement of an actuary.

Actuarial gains or losses are recognized in the other comprehensive income (“OCI”) and excluded permanently from net profit or loss. Expected returns on plan assets are not recognized in net profit or loss. Expected returns are replaced by recognizing interest income (or expense) on the net defined asset (or liability) in net profit or loss, which is calculated using the discount rate used to measure the pension obligation.

F-11

All past service costs will be recognized at the earlier of when the amendment/curtailment occurs or when the entity recognizes related restructuring or termination costs.

Such changes are made in order that the net pension assets or liabilities are recognized in the statement of financial position to reflect the full value of the plan deficit or surplus.

The following table summarizes the quantitative information about the Company’s level 3 fair value measurements in the determination of the balance of the post-employment benefits, which utilize significant unobservable inputs:

Actuarial Assumption	December 31, 2021	December 31, 2020
Discount Rate	5.99% and 3.06%	5.98%
Expected Return on Plan Assets	N/A	N/A
Wage Increase Rate	7.00%	7.00%
Mortality Rate	Table Mortality Index (“TMI”) of Indonesia, TMI IV 2019	Table Mortality Index (“TMI”) of Indonesia, TMI IV 2019
Disability Rate	5% of TMI IV 2019	5% of TMI IV 2019
Normal retirement age	55 Years (All employees are assumed to retire at pension age). With work contract until May 22, 2030	58 Years (All employees are assumed to retire at pension age). With work contract until May 22, 2030

Withdrawal Rate	Age	Rate	Age	Rate
	15 – 29	6.0%	20 – 29	6.0%
	30 – 34	3.0%	30 – 39	3.0%
	35 – 39	1.8%	40 – 44	1.8%
	40 – 50	1.2%	45 – 49	1.2%
	51 – 52	0.6%	50 – 57	0.6%
	>52	0.0%	>57	0.0%

Revenue recognition

The Company adopted ASC Topic 606, “Revenue from Contracts with Customers” on January 1, 2019, using the modified retrospective method applied to contract that was not completed as of January 1, 2019, the TAC with Pertamina. Under the modified retrospective method, prior period financial positions and results were not adjusted. The cumulative effect adjustment recognized in the opening balances included no significant changes as a result of this adoption.

The Company recognizes revenue from the entitlement of Oil and gas property - Kruh Block ECS and profit sharing from the sale of the crude oil under the TAC and KSO with Pertamina, when the ECS have been submitted to Pertamina after the monthly ICP has been published by the Government of Indonesia. The Company delivers the crude oil it produces to Pertamina Jirak Gathering Station (“Pertamina-Jirak”), located approximately 3 miles away from Kruh Block. After the volume and quality of the crude oil delivered is accepted and recorded by Pertamina, Pertamina is responsible for the ultimate sales of the crude to the end-users. The total volume of crude oil sold is confirmed by Pertamina and, combining with the monthly published ICP, the Company calculates the entire amount of its entitlement with Pertamina through the Entitlement Calculation Sheets, at which point revenue is recognized.

The revenue is calculated based on the proceeds of the sales of the crude oil produced by the Company and conducted by Pertamina, for TAC with a 65% cap on the proceeds of such sale as part of the cost recovery scheme, on a monthly basis, calculated by multiplying the quantity of crude oil produced by the Company and the prevailing ICP published by the Government of Indonesia. In addition, the Company is also entitled to an additional 26.7857% of the remaining 35% of such sales proceeds as part of the profit sharing. Both of these two portions are recognized as revenue of the Company, net of tax. For KSO with a 80% cap on the proceeds of such sale as part of the cost recovery scheme, on a monthly basis, calculated by multiplying the quantity of crude oil produced by the Company and the prevailing ICP published by the Government of Indonesia plus 80% of the operating cost per bbl multiplying NSO. In addition, the Company is also entitled to an additional 23.5294% of the remaining 20% of such sales proceeds as part of the profit sharing. In the TAC, all oil produced was shareable between Pertamina and the Company, while in the KSO, a NSO production is determined and agreed between Pertamina and the Company so that the baseline production, with an established decline rate, belongs entirely to Pertamina, so that the Company’s revenue and production sharing portion shall be determined only from the production above the NSO baseline;

F-12

The Company does not have any contract assets (unbilled receivables) since revenue is recognized when control of the crude oil is transferred to the refinery and the payment for the crude oil is not contingent on a future event.

There were no significant contract liabilities as of December 31, 2021 and 2020.

Income taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recorded for the estimated future tax consequences attributable to the differences between the financial carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the tax rate in effect for the year in which those temporary differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the year of the enacted rate change. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that the related tax benefits will not be realized.

Uncertain tax positions

The Company follows the guidance of ASC Topic 740 “Income taxes”, which prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Topic also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. The Company recognizes interest on non-payment of income taxes and penalties associated with tax positions when a tax position does not meet more likely than not thresholds be sustained under examination. The tax returns of the IEC’s subsidiaries are subject to examination by the relevant tax authorities. According to the Directorate General of Tax of the Republic of Indonesia, the statute of limitations is 10 years for the company keeping the documents transaction for tax examination. There is no statute of limitation in the case of tax evasion. The Company recognizes the provisions and any interest and penalties within the income tax expense line item in the accompanying Consolidated Statements of Operations. The accrued provisions and any related interest and penalties are included in the other tax liabilities account.

For years ended December 31, 2021, 2020 and 2019, the Company did not have any material interest or penalties associated with tax positions nor did the Company have any significant unrecognized uncertain tax benefits. The Company does not expect that its assessment regarding unrecognized tax position will materially change over the following 12 months. The Company is not currently under examination by an income tax authority, nor has been notified that an examination is contemplated.

Fair value of financial instruments

The Company records certain of its financial assets and liabilities at fair value on a recurring basis. Fair value is considered to be the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs may be used to measure fair value include:

F-13

Level	1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level	2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level	3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The carrying values of the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, other current assets, accounts payables, other current liabilities, accrued expenses and tax payables, approximate their fair values due to the short-term nature of these instruments.

Liabilities measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2021 and 2020 are as follows:

		Fair value measurement at reporting date using
	As of December 31, 2021	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Provision for post-employment benefits	$115,393	$-	$-	$115,393

		Fair value measurement at reporting date using
	As of December 31, 2020	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Provision for post-employment benefits	$68,701	$-	$-	$68,701

Segment reporting

The Company uses the “management approach” in determining reportable segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (CODM) for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s CODM has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.

The Company manages its business as a single operating segment engaged in upstream oil and gas industry in Indonesia. Substantially all of its revenues are derived in Indonesia. All long-lived assets are located in Indonesia.

Comprehensive income

Comprehensive income consists of two components, net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that under U.S. GAAP are recorded as an element of equity but are excluded from net income or loss. Other comprehensive income or loss consists of actuarial gain or loss for post-employment benefits.

F-14

Commitments and contingencies

The Company’s estimated loss contingencies are accrued by a charge to income when information available before financial statements are issued or are available to be issued indicates that it is probable that an asset had been impaired, or a liability had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Comparative information

Certain items in prior years consolidated financial statements have been reclassified to conform to the current period’s presentation to facilitate comparison.

Basic and diluted loss per share

Net loss per share is calculated in accordance with FASB ASC 260-10, “Earnings per Share”. Basic loss per share is computed by dividing losses available to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Diluted loss per share gives effect to all dilutive potential ordinary shares outstanding during the period. Dilutive loss per share excludes all potential ordinary shares if their effect is anti-dilutive. The potential dilutive securities that were not included in the calculation of dilutive loss per share were 637,500, 637,500 and 637,500, respectively, for the years ended December 31, 2021, 2020 and 2019.

Recently issued accounting standards

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies (“EGCs”) can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. In July 2018, ASU 2016-02 was updated with ASU 2018-11, Targeted Improvements to ASC Topic 842, which provides entities with relief from the costs of implementing certain aspects of the new leasing standard. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met. In November 2019, ASU 2019-10, Codification Improvements to ASC 842 modified the effective dates of all other entities. In June 2020, ASU 2020-05 defer the effective date for one year for entities in the “all other” category. For all other entities, the amendments in ASU 2020-05 are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company adopted ASU 2016-02 from January 1, 2022. The Company has recognized right-of-use lease assets and related lease liabilities for operating leases in the amount of $0.5 million on its consolidated balance sheet as of January 1, 2022.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses”, which will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Subsequently, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, to clarify that receivables arising from operating leases are within the scope of lease accounting standards. Further, the FASB issued ASU No. 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11 and ASU 2020-02 to provide additional guidance on the credit losses standard. For all other entities, the amendments for ASU 2016-13 are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. Adoption of the ASUs is on a modified retrospective basis. The Company will adopt ASU 2016-13 from January 1, 2023. The adoption is not expected to have a material impact on its consolidated financial statements.

Other accounting pronouncements that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

NOTE 3 – CASH, CASH EQUIVALENTS AND RESTRICTED CASH

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets to the total of such amounts shown in the consolidated statements of cash flows:

	As of December 31,
	2021	2020
Cash and cash equivalent	$595,014	$6,903,499
Restricted cash - current	1,000,000	2,500,000
Restricted cash - non-current	1,500,000	-
Total Cash and cash equivalent and Restricted cash	$3,095,014	$9,403,499

As of December 31, 2021 and 2020, the restricted cash related to (i) cash held in a special account as collateral against a bank loan with amount to $1,000,000 and $1,000,000 respectively, (ii) cash held in a time deposit account at Bank Mandiri’s Jakarta Cut Meutia Branch with amount equal to $1,500,000 and $1,500,000, respectively, used as collateral for the issuance of a bank and guarantee related to the implementation of the Company’s contractual commitments for Citarum Block until February 28, 2023.

F-15

NOTE 4 – OTHER ASSETS

	As of December 31,
	2021	2020
Consumables and spare parts	$136,623	$296,611
Prepaid taxes	555,929	154,736
Prepaid expenses	238,516	254,589
Other receivables	8,933	-
Prepayment and other current assets	$940,001	$705,936

Durable spare parts	$123,611	$328,006
Prepaid to well equipment	545,908	-
Deposit and others	250,000	254,608
Other assets –non current	$919,519	$582,614

NOTE 5 – OIL AND GAS PROPERTY, NET

The following tables summarize the Company’s oil and gas activities by classification.

	As of December 31,
	2021	2020
Oil and gas property – subject to amortization	$23,828,143	$20,912,041
Accumulated depletion and impairment	(20,223,663)	(19,573,054)
Oil and gas property – subject to amortization, net	$3,604,480	$1,338,987

Oil and gas property – not subject to amortization	$1,151,804	$1,113,494
Accumulated impairment	-	-
Oil and gas property – not subject to amortization, net	$1,151,804	$1,113,494

F-16

The following shows the movement of the oil and gas property – subject to amortization balance.

Oil and Gas Property – Kruh Block
January 1, 2019	$1,999,817
Additional capitalization	245,202
Depletion	(817,533)
December 31, 2019	$1,427,486
Additional capitalization	566,244
Depletion	(654,743)
December 31, 2020	$1,338,987
Additional capitalization	2,916,102
Depletion	(650,609)
December 31, 2021	$3,604,480

During the years ended December 31, 2021, 2020 and 2019 the Company incurred an aggregated development costs and abandonment and site restoration provisions, which were capitalized, at $2,916,102, $566,244 and $245,202 respectively, mainly for the purpose of the geological and geophysical studies and drilling of wells.

Depletion recorded for production on properties subject to amortization for the years ended December 31, 2021, 2020 and 2019 were $650,609, $654,743 and $817,533 respectively.

Furthermore, the Company did not record any impairment to the oil and gas property -Kruh Block Proven as a result of the ceiling tests conducted due to that the present value of estimated future net revenues generated by the oil and gas property -Kruh Block Proven exceeded the carrying balances.

NOTE 6 – PROPERTY AND EQUIPMENT, NET

	As of December 31,
	2021	2020
Housing and welfare	$4,312	$4,312
Furniture and office equipment	4,013	4,013
Computer and software	5,605	5,605
Production facilities	93,049	93,049
Drilling and production tools	1,499,535	1,499,535
Leasehold improvement	321,991	-
Equipment	1,650	1,650
Total	1,930,155	1,608,164
Less: accumulated depreciation	(1,637,617)	(1,476,835)
Property and equipment, net	$292,538	$131,329

Depreciation charged to expense amounted to $160,246, $44,108 and $59,143 for the years ended December 31, 2021, 2020 and 2019, respectively.

NOTE 7 – BANK LOAN

Bank loans consist of the following:

	As of December 31,
	2021	2020
PT Bank UOB Indonesia	$980,452	$980,452
Total	$980,452	$980,452

On November 14, 2016, GWN, a subsidiary of the Company, entered in an agreement and obtained a credit facility in the form of an overdraft loan with a principal amount not exceeding $1,900,000, an automatically renewable term of one year first due on November 14, 2017, and floating interest rate spread of 1% per annum above the interest rate earned by the collateral account in which the Company deposits a balance of $2,000,000 for the purpose of pledging this loan. The pledge decreased to $1,000,000 since the facility decreased from $1,900,000 to $1,000,000 on March 2, 2020. The unpaid borrowings were extended to November 14, 2022

The Company has recorded interest expense on the loan of $11,220, $10,891 and $11,991 for the years ended December 31, 2021, 2020 and 2019, respectively. The interest expense is recorded in the other income (expenses), net on the consolidated statements of operations and comprehensive loss, and unpaid interest is recorded in the consolidated balance sheets under accrued expenses.

F-17

NOTE 8 – RELATED PARTIES BALANCE AND TRANSACTIONS

Related parties with whom the Company had transactions are:

Related Parties	Relationship
Maderic Holding Limited	Shareholder of IEC

The related party transactions during the years ended December 31, 2021, 2020 and 2019 are as follows:

	Years Ended December 31,
	2021	2020	2019
Loan from a related party
Maderic Holding Limited	$-	$-	$3,800,000
Repayment to related parties
Maderic Holding Limited	-	-	(3,800,000)
Net loan from related parties	$-	$-	$-

NOTE 9 – ACCRUED EXPENSES

Accrued expenses are comprised as follows:

	As of December 31,
	2021	2020
Accrued interest	$143,798	$133,215
Accrued operating expenses	-	50,986
Total	$143,798	$184,201

Accrued interest represented the accrual of interests from bank loan (Note 7 BANK LOAN) and long term loan from a third party (Note 12 LONG TERM LOAN).

F-18

NOTE 10 – TAXES

The Company and its subsidiaries file tax returns separately.

1) Value added tax (“VAT”)

The Company’s subsidiaries’ activities and revenues are not subject to VAT. VAT is typically due on events involving the transfer of taxable goods or the provision of taxable services in the Indonesia, except for some goods and services, such as mining or drilling products extracted directly from their sources, for example crude oil, natural gas and geothermal energy.

Nevertheless, the Company’s subsidiaries are classified as VAT Collectors. As the name implies, VAT Collector is required to collect the VAT due from a taxable enterprise (vendor) on the delivery to it of taxable goods or services and to pass the VAT payment directly to the government, rather than to the vendor or the service provider. The VAT Collectors are currently the State Treasury, State Owned Enterprises (Badan Usaha Milik Negara/BUMN) and some of their subsidiaries, and PSC companies such as the Company’s. This means that, although the Company is not subject to VAT, the Company has the obligation to collect the VAT and pay the VAT on behalf of the Company’s vendors to the Indonesian government.

2) Income tax

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

Hong Kong

The Company’s subsidiary WJ Energy is subject to an income tax rate of 16.5% for taxable income earned in Hong Kong. Hong Kong registered companies are exempt from Hong Kong income tax on their foreign derived income.

Indonesia

The Company’s subsidiaries incorporated in Indonesia are subject to Indonesia Corporate Income Tax (“CIT”) law. Pursuant to the Indonesia CIT law, given the specific year (2020) in which the KSO was signed, GWN’s KSO operations are subject to a CIT rate of 25%. Unless that GWN fully recovers its expenditures, the GWN’s KSO operations are effectively exempted from the application of the CIT. Upon the expiry of the KSO, any unrecovered portion of the Kruh Block oil and gas investment will be deemed as waived by the Company and will not be available for tax deduction purposes for any future earnings. As of December 31, 2021 and 2020, the unrecovered expenditures on KSO operations are $3,087,881 and $193,209, respectively.

Pursuant to the Indonesia CIT law, standard CIT rate was adjusted from 25% to 22%. Other Indonesia subsidiaries are subject to a flat standard CIT rate of 22%, on which these subsidiaries would not eligible for 50% tax discount anymore and therefore should use the standard CIT rate from 2021 onwards.

The components of the income tax provision are:

Years Ended December 31,
	2021	2020	2019
Current	$-	$-	$-
Deferred	-	-	-
Total income tax provision	$-	$-	$-

F-19

The reconciliation of income taxes provision computed at the statutory tax rate applicable to income tax provision are as follows:

	Years Ended December 31,
	2021	2020	2019
loss before income tax	$(6,083,379)	$(6,951,698)	$(1,673,735)
Computed income tax benefit with statutory income tax rate	(1,338,343)	(1,737,925)	(418,434)
Effect of tax holiday and preferential tax rate	-	16,759	25,045
Effect of different tax rates in other jurisdictions	518,955	1,281,519	130,962
Effect of different tax rates for the TAC/KSO operations	(100,210)	(86,668)	(41,896)
Effect of tax exemption for unrecovered expenditures on TAC/KSO operations	835,085	520,007	251,378
Effect of tax rates adjustment	(48,370)	-	-
Change in valuation allowance	132,883	6,308	52,945
Total income tax provision	$-	$-	$-

The components of the deferred tax assets are as follows:

	As of December 31,
	2021	2020
Tax loss carry forwards	$216,086	$83,203
Total deferred tax assets, gross	216,086	83,203
Valuation allowance	(216,086)	(83,203)
Total deferred tax assets, net	$-	$-

The Company considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses, forecasts of future profitability, the duration of statutory carry forward periods, the Company’s experience with tax attributes expiring unused and tax planning alternatives. Valuation allowances have been established for deferred tax assets based on a more-likely-than-not threshold. The Company’s ability to realize deferred tax assets depends on its ability to generate sufficient taxable income within the carry forward periods provided for in the tax law. As of December 31, 2021 and 2020, the Company had tax operating loss carry forwards of $118,974 and $118,533, respectively from its subsidiary in Hong Kong and $892,978 and $509,156, respectively from its subsidiaries in Indonesia, which can be carried forward to offset taxable income. The net operating loss will be carried forward indefinitely under Hong Kong Tax regulations, while the net operating loss will begin to expire in year 2023 if not utilized under Indonesian Tax regulations. As of December 31, 2021 and 2020, the Company had a valuation allowance against deferred tax assets on tax loss carry forward of $216,086 and $83,203, respectively.

NOTE 11 – PROVISION FOR POST-EMPLOYMENT BENEFITS

Provision for post-employment benefits consists of the following:

	As of December 31,
	2021	2020
Provision for post-employment benefits	$115,393	$68,701

The provision for post-employment benefits are recognized in the period in which the benefit is earned by the employee, rather than when it is paid or payable.

F-20

The following outlines how each category of employee benefits are measured, providing reconciliation on present value of Defined Benefit Obligation and Plan Asset.

	As of December 31,
	2021	2020
Present Value of Defined Benefit Obligation (DBO) and Fair Value of Plan Assets
Present Value of DBO, at the Beginning of Year	$68,701	$-
Current service cost	69,157	68,701
Interest cost on the DBO	4,198	-
Employee benefits are already noted for quit employees	4,041	-
Exchange rate impact	-	-
Present Value of DBO, (expected) at the End of Year	146,097	68,701
Actuarial gain on DBO	(30,704)
Present Value of DBO, (actual) at the End of Year	$115,393	$68,701

Fair Value of Plan Assets at the Beginning of Year	$-	$-
Interest income on Plan Assets	-	-
Company contribution to Plan Assets	-	-
Exchange rate impact	-	-
Fair Value of Plan Assets, (expected) at the End of Year	-	-
Actuarial gain or loss on Plan Assets	-	-
Fair Value of Plan Assets, (actual) at the End of Year	$-	$-

The effect of asset ceiling	-	-

Provision for post-employment benefits	$115,393	$68,701

The following are key information for the recalculation of employee benefits obligations as of December 31, 2021 and 2020:

	As of December 31,
	2021	2020
Liabilities at the Beginning of Year	$68,701	$-
Post-employment benefits costs	77,396	68,701
Actuarial gain on liabilities	(30,704)	-
Company contribution	-	-
Employee benefits paid	-	-
Exchange rate impact	-	-
Liabilities at the End of Year	$115,393	$68,701

The Company recorded actuarial gain of $30,704, nil and $549 for the years ended December 31, 2021, 2020 and 2019, respectively.

The Company realized actuarial gain of nil, $46,805 and nil for the years ended December 31, 2021, 2020 and 2019, respectively.

NOTE 12 – LONG TERM LOAN

	As of December 31,
	2021	2020
Loan from a third party	$1,000,000	$1,000,000
Total	$1,000,000	$1,000,000

F-21

On July 19, 2016, GWN entered into a loan agreement with Thalesco Eurotronics Pte Ltd. and obtained a loan facility in the amount of $2,000,000 with original maturity date on July 30, 2017, and renewed until July 30, 2020, to finance the drilling of one well in Kruh Block. On June 3, 2019, the loan was further extended until May 22, 2023.The loan bears an interest rate of 1.5% per annum. On August 25, 2020, the Company repaid $1,000,000 in the principal to Thalesco Eurotronics Pte Ltd. The Company has booked interest expense on the loan of $15,000, $24,380 and $30,009 for the years ended December 31, 2021, 2020 and 2019, respectively. The interest expense is recorded in the other income (expenses), net in the consolidated statement of operations and comprehensive loss, and unpaid interest is recorded in the consolidated balance sheets under accrued expenses.

NOTE 13 – EQUITY

The Company was established under the laws of the Cayman Islands on April 24, 2018 and IEC issued 1,000 ordinary shares to Maderic. The authorized number of ordinary shares was 100,000,000 shares with par value of US$0.001 each upon establishment.

On June 30, 2018, the Company entered into two agreements with Maderic and HFO (the two then shareholders of WJ Energy): a Sale and Purchase of Shares and Receivables Agreement and a Debt Conversion Agreement (collectively, the “Restructuring Agreements”). The intention of the Restructuring Agreements was to restructure the Company’s capitalization. As a result of the transactions contemplated by the Restructuring Agreements: (i) WJ Energy (including its assets and liabilities) became a wholly-owned subsidiary of the Company, (ii) loans amounting to $21,150,000 and $3,150,000 that were owed by WJ Energy to Maderic and HFO, respectively, were converted for nominal value into ordinary shares of the Company and (iii) the Company issued an aggregate of 15,999,000 ordinary shares to Maderic and HFO. The above mentioned transaction is accounted for as a nominal share issuance (the “Nominal Share Issuance”).

On November 8, 2019, the Company implemented a one-for-zero point three seven five (1 for 0.375) stock split of the Company’s ordinary shares by way of share consolidation under Cayman Islands law (the “Reverse Stock Split”), which in turn decreased the total of 16,000,000 issued and outstanding ordinary shares to a total of 6,000,000 issued and outstanding ordinary shares for the purpose of achieving a certain share price as part of certain listing requirements of the NYSE American. Any fractional ordinary share that would have otherwise resulted from the Reverse Stock Split was rounded up to the nearest full share. The Reverse Stock Split maintained the shareholders’ percentage ownership interests in the Company at 87.04% owned by Maderic (5,222,222 ordinary shares) and 12.96% owned by HFO (777,778 ordinary shares), out of a total of 6,000,000 issued ordinary shares. The Reverse Stock Split also increased the par value of the ordinary shares from $0.001 to $0.00267 and decreased the number of authorized ordinary shares of the Company from 100,000,000 to 37,500,000 and authorized preferred shares from 10,000,000 to 3,750,000. The Reverse Stock Split did not alter the total dollar amount of the ordinary shares of the Company. All number of shares and per share data presented in the consolidated financial statements and related notes have been retroactively restated to reflect the Reverse Stock Split stated above.

On December 19, 2019, the Company listed its ordinary shares on the NYSE American in the IPO. As a result, the Company issued a total of 1,363,637 ordinary shares at a price to the public of $11.00 per share in connection with its IPO and received net proceeds of approximately US$12.5 million, after deducting underwriting discounts and the offering expenses. Upon the completion of the IPO, the Company had a total of 7,363,637 ordinary shares.

On April 15, 2020, the Company issued 31,818 ordinary shares to ARC Group Ltd. as a compensation for the advisory services provided in connection with the Company’s initial public offering; On the same date, the Company also issued 12,500 ordinary shares to TraDigital Marketing Group, Inc. as a compensation for the digital marketing services provided in order to enhance investor awareness.

During the year ended December 31, 2021, the Company issued 40,000 ordinary shares as share based compensations (see Note 14 below) to its employee and service provider.

As of December 31, 2021, the Company had a total of 7,447,955 ordinary shares outstanding.

NOTE 14 – SHARE BASED COMPENSATION EXPENSES

a) Description of share option plans

On October 31, 2018, the Company’s board of directors and shareholders adopted a 2018 Omnibus Equity Incentive Plan for the Company.

F-22

On February 1, 2019, the Company entered into share option agreements, an Incentive Share Option (“Option”) to purchase ordinary shares of the Company, with the senior management team of the Company, as part of the Company’s equity incentive plan, granting options to purchase a total number of 1,700,000 ordinary shares of the Company. The option shares were distributed to the President, Chief Executive Officer, Chief Operating Officer, Chief Business Development Officer and Chief Investment Officer of the Company, with the exercise price per share equal to the price per ordinary share paid by public investors in the Company’s registered IPO.

In connection with the Reverse Stock Split described in Note 13, the total number of share options granted on February 1, 2019, decreased from 1,700,000 to 637,500.

On December 19, 2019, associated the Company’s registered IPO, a mutual understanding between the Company and the executive management, about the nature of the compensatory and equity relationships established by the Option award were established. 637,500 share options were granted to the executive management with an exercise price of $11.00.

b) Valuation assumptions

The estimated fair value of each share option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Date of grant
Expected volatility	96.49%-99.62%
Risk-free interest rate	1.79%
Expected term from grant date (in years)	3.50-6.00
Dividend rate	-
Dilution factor	0.9203
Fair value	$7.01-$8.26

The expected volatility at each grant date was estimated based on the annualized standard deviation of the daily return embedded in historical share prices of comparable peer companies with a time horizon close to the expected expiry of the term of the share options. The weighted average volatility is the expected volatility at the grant date weighted by the number of the share options. The Company has never declared or paid any cash dividends on its capital stock, and the Company does not anticipate any dividend payments in the foreseeable future. Contractual term is the remaining contract life of the share options. The Company estimated the risk-free interest rate based on the yield to maturity of U.S. treasury bonds denominated in US dollars at the share option grant date.

c) Share options activities

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
			(In years)
Outstanding as of January 1, 2020	-	-	-	-
Granted	637,500	$11.00	8.80	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Outstanding as of December 31, 2020	637,500	$11.00	7.80	-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Outstanding as of December 31, 2021	637,500	$11.00	6.80	-

Vested and expected to vest as of December 31, 2021	637,500	$11.00	6.80	-
Vested as of December 31, 2021	437,500	$11.00	6.83	-

F-23

For the years ended December 31, 2021, 2020 and 2019, share-based compensation expenses recognized associated with share options granted by the Company were $1,288,583, $3,007,081 and $247,817, respectively. As of December 31, 2021 and 2020, there was $526,495 and 1,815,078 of unrecognized share-based compensation related to the share options granted to the Company’s executive management. The unrecognized share-based compensation as of December 31, 2021 and 2020 was expected to be recognized in a weighted average period of 0.98 years and 1.48 years, respectively.

On April 15, 2020, the Company issued 31,818 ordinary shares to ARC Group Ltd. as a compensation for the advisory services provided in connection with the Company’s initial public offering, the fair market value of the shares was $3.51 on the issuance date; On the same date, the Company also issued 12,500 ordinary shares to TraDitigal Marketing Group, Inc. as a compensation for the marketing services provided in connection with the Company’s initial public offering, the fair market value of the shares was also $3.51.

On September 7, 2021, the Company issued 35,000 ordinary shares to Frank Ingriselli, the President of the Company, as a compensation as per his Employment contract, the fair market value of the shares was $4.96 on the issuance date; On September 15, 2021, the Company also issued 5,000 ordinary shares to TraDigital Marketing Group, Inc. as a compensation for the digital marketing services provided in order to enhance investor awareness, the fair market value of the shares on the issuance date was $5.01.

The Company has recorded compensation of employee and non-employee services of $225,776, $155,556 and nil for the years ended December 31, 2021, 2020 and 2019, respectively.

NOTE 15 – COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company may be subject to routine litigation, claims, or disputes in the ordinary course of business. The Company defends itself vigorously in all such matters. In the opinion of management, no pending or known threatened claims, actions or proceedings against the Company are expected to have a material adverse effect on its financial position, results of operations or cash flows. However, the Company cannot predict with certainty the outcome or effect of any such litigation or investigatory matters or any other pending litigation or claims. There can be no assurance as to the ultimate outcome of any such lawsuits and investigations. The Company has no significant pending litigation as of December 31, 2021.

Commitments

As a requirement to acquire and maintain the operatorship of oil and gas blocks in Indonesia, the Company follows a work program and budget that includes firm capital commitments.

The Kruh Block covers a 258 square kilometer area with a TAC contract until May 20, 2020, continued with a KSO contract until May 20, 2030. The Company has material commitments in regards to Kruh Block and material commitments in regards to the exploration activity in the Citarum Block and development and exploration activities in Kruh Block following the extension of the operatorship in May 2020. The Company has also entered into a joint study program for the Rangkas Area to evaluate the oil and gas potential of the area. The following table summarizes future commitments amounts on an undiscounted basis as of December 31, 2021 for all the planned expenditures to be carried out in Kruh Block, Citarum Block and the Rangkas Area:

F-24

		Future commitments
	Nature of commitments	2022	2023	2024 and beyond
Citarum Block PSC
G&G studies	(c)	-	150,000	950,000
2D seismic	(c)	-	3,384,727	2,750000
3D seismic		-	-	2,100,000
Exploratory Well		-	-	30,000,000
Total commitments -Citarum Block PSC		$-	$3,534,727	$35,800,000
Kruh Block KSO
Operating lease commitments	(a)	$2,297,411	$3,640,269	$28,976,613
Production facility		-	980,000	1,300,000
G&G studies	(c)	-	200,000	1,100,000
2D seismic	(c)	613,817	613,817	-
3D seismic	(c)	613,817	613,817	-
Drilling and sand fracturing	(c)	6,000,000	9,000,000	9,000,000
Certification		-	250,000	-
Abandonment and Site Restoration	(b)	-	-	321,253
Total commitments - Kruh Block KSO		$9,525,045	$15,297,903	$40,697,866
Total Commitments		$9,525,045	$18,832,629	$76,497,865

Nature of commitments:

(a)	Operating lease commitments are contracts that allow for the use of an asset but does not convey rights of ownership of the asset. An operating lease presents an off-balance sheet financing of assets, where a leased asset and associated liabilities of future rent payments are not included on the balance sheet of a company. An operating lease represents a rental agreement for an asset from a lessor under the terms. Most of the operating leases are related with the equipment and machinery used in oil production. Rental expenses under operating leases for the years ended December 31, 2021, 2020 and 2019 were $1,228,871, $1,167,097, and $1,184,831, respectively.

(b)	Included in the well cost is the abandonment and site restoration (ASR) cost which covers primarily upstream asset removal costs at the completion of a field life related to or associated with site clearance, site restoration, and site remediation, based on government rules. ASR cost for covering all wells within the Kruh Block is $321,253 as agreed with Pertamina.

(c)	Both firm and planned work program are included in the estimate.

NOTE 16 – LIQUIDITY

The Company experienced net loss of $6,083,379, $6,951,698 and 1,673,735 and net cash used in operating activities of $3,548,656, $5,186,048 and $439,794 for the years ended December 31, 2021, 2020 and 2019, respectively. As of December 31, 2021, the Company had net current assets of $699,044. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to reduce or eliminate its net losses and achieve profitability for the foreseeable future. If management is not able to increase revenues and/or manage operating expenses in line with revenue forecasts, the Company may not be able to achieve profitability.

The Company’s principal sources of liquidity have been cash generated from its December 2019 initial public offering, short-term and long-term borrowings from third parties or related parties, as well as private placement with L1 Capital Global Opportunities Master Fund, Ltd. (“L1 Capital”), which private placement had an initial closing in January 2022 (see Note 18). As of April 26, 2022, the Company has approximately $1.91 million of cash and cash equivalents, which are unrestricted as to withdrawal or use and are placed with financial institutions. The Company expects to fund any shortfall in cash requirements through bank debt with banks in Indonesia with which the Company has pre-existing relationships. The Company will focus on improving operational efficiency and cost reductions, developing its core cash-generating business and enhancing efficiency. The Company intends to meet its cash requirements for the 12 months following the issuance of the consolidated financial statements through operations, equity or debt financing and financial support from third parties and related parties. On January 21, 2022, the Company closed an initial $5,000,000 million tranche (the “First Tranche”) private placement with L1 Capital Global Opportunities Master Fund. On March 4, 2022, the Company and the Investor entered into a First Amendment to the Purchase Agreement and the Second Tranche Amount was increased from $2,000,000 to $5,000,000. This financing will help cover the $9,000,000 expected drilling cost for six new wells to be drilled in next 12 months.

The Company believes that the Company’s current cash and cash equivalents and anticipated cash flows from operating and financing activities will be sufficient to meet its anticipated working capital requirements and commitments for at least the next 12 months after the issuance of the Company’s accompanying audited consolidated financial statements. The Company has prepared the consolidated financial statements on a going concern basis. If the Company encounters unforeseen circumstances that place constraints on its capital resources, management will be required to take various measures to conserve liquidity. Management cannot provide any assurance that the Company will raise additional capital if needed.

F-25

NOTE 17 – IMPACT OF COVID-19

Since March 2020, the World Health Organization declared the COVID-19 as a pandemic. There is ongoing impact of COVID-19, which has spread rapidly to many parts of the world. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities worldwide for the year. Given the rapidly expanding nature of the COVID-19 pandemic, the Company believes there is a substantial risk that the Company’s business, results of operations, and financial condition will be adversely affected. Potential impact to the Company’s results of operations will also depend on future developments and new information that may emerge regarding the duration and severity of the COVID-19 and the actions taken by government authorities and other entities to contain the COVID-19 or mitigate its impact, almost all of which are beyond the Company’s control.

The COVID-19 pandemic has caused the Company to modify its business practices, including restricting employee travel, requiring employees to work remotely and cancelling physical participation in meetings, events and conferences. Since the COVID-19 outbreak, crude oil prices have been negatively impacted due to low oil demand, increased production and disputes between the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia on production cuts. As a consequence, the Company’s revenue and profit could decrease due to the factors discussed above, and other unforeseen and unpredictable consequences of the COVID-19 outbreak. Besides, the COVID-19 pandemic may disrupt the Company’s ability to raise additional capital to finance the operations in the future, which could materially and adversely affect the Company’s business, financial condition and prospects.

The COVID-19 pandemic may continue to affect the Company’s business, financial condition and results of operations for the full year 2022 to some extent. Except for the impact discussed above, we do not anticipate any prolonged material adverse impact on our business, results of operations and financial condition from the COVID-19 pandemic. The Company is nonetheless closely monitoring the development of the COVID-19 pandemic and continuously evaluating any potential impact on its business, results of operations and financial condition.

NOTE 18 – SUBSEQUENT EVENTS

Management has evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than those subsequent events described below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

On January 21, 2022, the Company closed an initial $5,000,000 million tranche (the “First Tranche”) of a total then anticipated $7,000,000 million private placement with L1 Capital Global Opportunities Master Fund, Ltd. (the “Investor”) pursuant to the terms of Securities Purchase Agreement, dated January 21, 2022, between the Company and the Investor (the “Purchase Agreement”). In connection with the closing of the First Tranche, the Company issued to the Investor (i) a Senior Convertible Promissory Note in a principal amount of up to $7,000,000 (the “Original Note”) and (ii) a five year Ordinary Share Purchase Warrant (the “Initial Warrant”) to purchase up to 383,620 ordinary shares of the Company (the “Ordinary Shares”) at an exercise price of $6.00 per share, subject to “full ratchet” price-based anti-dilution adjustments for future issuances of Ordinary Shares by the Company (subject to certain exceptions) and customary share-based adjustments for stock splits and the like.

After deduction of 6.0% original issue discount and related legal expenses to the “First Tranche”, a total of $4,271,000 was received by the Company on January 24, 2022.

A second tranche of funding (the “Second Tranche”) under the Original Note, in the principal amount of $2,000,000 (subject to potential reduction, the “Second Tranche Amount”) was to be funded two (2) trading days following the declaration of effectiveness a registration statement covering the resale of the Ordinary Shares underlying the Original Note and Warrants (as defined below) (the “Registration Statement”), subject to the satisfaction of certain conditions precedent. At the closing of the Second Tranche, the Investor was to be entitled to receive an additional Ordinary Share Purchase Warrant (carrying the same terms as the Initial Warrant) (the “Second Warrant”, and collectively with the Initial Warrant, the “Warrants”) to purchase up to 153,450 Ordinary Shares, if the full amount of the Second Tranche was funded, at an exercise price of $6.00 per share, subject to adjustment as described above.

On March 4, 2022, the Company and the Investor entered into a First Amendment to the Purchase Agreement (the “SPA Amendment”) and an Amended and Restated Senior Convertible Promissory Note, which amends and restates the Original Note in its entirety (the “Replacement Note”), to memorialize the following amendments to the terms of the financing transaction:

1. The Second Tranche Amount was increased from $2,000,000 to $5,000,000 (less a 6% original issuance discount as provided for in the Original Note) (the “New Second Tranche Amount”).

2. Because of the increase in the Second Tranche Amount, at the closing of the Second Tranche, the Investor will be entitled to receive a Second Warrant to purchase up to 383,620 Ordinary Shares (rather than 153,450 Ordinary Shares per the initial Purchase Agreement terms, and assuming the full New Second Tranche Amount is funded) at an exercise price of $6.00 per share, subject to adjustment as described above.

3. Without the prior approval of the Investor, the Company will be restricted in issuing new Ordinary Shares or Ordinary Share equivalents (subject to certain exceptions) during the period from March 4, 2022 through the date that is seven (7) trading days after the Registration Statement is declared effective; provided that this restriction will not apply if then trading price of the Ordinary Shares is over $9.00 with average five (5) day trading volume of 500,000 shares.

4. The New Second Tranche Amount, and the corresponding number of Ordinary Shares underlying the Second Warrant, is subject to reduction if the principal amount of the Replacement Note (after funding the Second Tranche) would be 20% (as opposed to 25% as provided for in the Original Note) of the market capitalization of the Company on the trading following the date of effectiveness of the Registration Statement.

F-26

SUPPLEMENTARY INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

The following supplemental unaudited information regarding the Company’s oil and gas activities is presented pursuant to the disclosure requirements of ASC 932. All oil and gas operations are located in Indonesia.

All of the Company’s operations are directly related to oil and natural gas producing activities from the Kruh Block in Indonesia.

Capitalized Costs Relating to Oil and Gas Producing Activities

	As of December 31,
	2021	2020
Proved properties
Mineral interests	$15,084,658	$15,084,658
Wells, equipment and facilities	8,743,485	5,827,383
Total proved properties	23,828,143	20,912,041

Unproved properties
Mineral interests	1,151,804	1,113,494
Uncompleted wells, equipment and facilities	-	-
Total unproved properties	1,151,804	1,113,494

Less accumulated depletion and impairment	(20,223,663)	(19,573,054)
Net Capitalized Costs	$4,756,284	$2,452,481

Costs Incurred in Oil and Gas Property Exploration, and Development

Amounts reported as costs incurred include both capitalized costs for exploration and development activities and costs charged to expense for normal maintenance operational activities under TAC and KSO of Kruh Block. Exploration costs presented below include the costs of drilling and equipping successful and unsuccessful exploration wells during the year, geological and geophysical expenses, and the costs of retaining undeveloped leaseholds. Development costs include the costs of drilling and equipping development wells, and construction of related production facilities.

	Years Ended December 31,
	2021	2020	2019
GWN (Kruh)
Exploration	$-	$-	$-
Development	2,916,102	566,244	245,202
	$2,916,102	$566,244	$245,202
CNE (Citarum)
Exploration	$38,309	$155,362	$142,207
Development	-	-	-
	$38,309	$155,362	$142,207
GWN (Rangkas)
Exploration	$-	$4,943	$276,810
Development	-	-	-
	$-	$4,943	$276,810
Total Costs Incurred in Oil and Gas Property Exploration, and Development	$2,954,411	$726,549	$664,219

Results of Operations from Oil and Gas Producing Activities

Results of operations for producing activities consist of all activities within the operating reporting segment. Revenues are generated from entitlement of oil and gas property –Kruh Block Proven and profit sharing of the sale of the crude oil under the TAC and KSO. Production costs are costs to operate and maintain the Company’s wells, related equipment, and supporting facilities used in oil and gas operations, including expenditures made and obligations incurred in the exploration, development, extraction, production, transportation, marketing, abandonment and site restoration; and production-related general and administrative expense. The results of operations exclude general office overhead and interest expense attributable to oil and gas activities.

	Years Ended December 31,
	2021	2020	2019
Oil and gas revenues	$2,452,540	$1,980,773	$4,183,354
Production costs	(2,492,476)	(2,017,856)	(2,474,230)
Depletion, depreciation, and amortization	(810,855)	(698,851)	(876,676)
Result of oil and gas producing operations before income taxes	$(850,791)	$(735,934)	$832,448
Provision for income taxes	-	-	-
Results of oil and gas producing operations	$(850,791)	$(735,934)	$832,448

F-27

Proved Reserves the Company Expects to Lift in Kruh Block

The Company’s proved oil reserves have not been estimated or reviewed by independent petroleum engineers. The estimate of the proved reserves for the Kruh Block was prepared by IEC representatives, a team consisting of engineering, geological and geophysical staff based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission (“SEC”) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations).

The Company’s estimates of the proven reserves are made using available geological and reservoir data as well as production performance data. These estimates are reviewed annually by internal reservoir engineers, and Pertamina, and revised as warranted by additional data. Revisions are due to changes in, among other things, development plans, reservoir performance, TAC and KSO effective period and governmental restrictions.

Kruh Block’s general manager, Mr. Denny Radjawane, and the Company’s chief operating officer, Mr. Charlie Wu, have reviewed the reserves estimate to ensure compliance to SEC guidelines for (1) the appropriateness of the methodologies employed; (2) the adequacy and quality of the data relied upon; (3) the depth and thoroughness of the reserves estimation process; (4) the classification of reserves appropriate to the relevant definitions used; and (5) the reasonableness of the estimated reserve quantities. The estimate of reserves was also reviewed by the Company’s chief business development officer and chief executive officer.

The table below shows the individual qualifications of the Company’s internal team that prepares the reserves estimation:

			Total
Reserve	University		professional	Field of professional experience (years)
Estimation Team*	degree major	Degree level	experience (years)	Drilling & Production	Petroleum Engineering	Production Geology	Reserve Estimation
Charlie Wu	Geosciences	Ph.D.	44	12	-	32	23

Denny Radjawane	Geophysics	M.S.	31	12	-	19	15
Fransiska Sitinjak	Petroleum Engineering	M.S.	18	5	13	-	9
Yudhi Setiawan	Geology	B.S.	19	13	2	4	2
Oni Syahrial	Geology	B.S.	15	1	-	14	9
Juan Chandra	Geology	B.S.	16	1	-	15	10

*	The individuals from the reserves estimation team are member of at least one of the following professional associations: American Association of Petroleum Geologists (AAPG), Indonesian Association of Geophysicist (HAGI), Indonesian Association of Geologists (IAGI), Society of Petroleum Engineers (SPE), Society of Indonesian Petroleum Engineers (IATMI) and Indonesian Petroleum Association (IPA).

F-28

In a “cost recovery” system, such as the TAC or KSO, in which Kruh Block operates or will operate, the production share and net reserves entitlement to the Company reduces in periods of higher oil price and increases in periods of lower oil price. This means that the estimated net proved reserves quantities are subject to oil price related volatility due to the method in which the revenue is derived throughout the contract period. Therefore, the net proved reserves are estimated based on the revenue generated by the Company according to the TAC and KSO economic models.

As of December 31, 2021 and 2020, the Company estimates that it will be entitled to approximately 46.65% and 43.57% of the revenues from the sales of the crude oil produced throughout the operatorship in Kruh Block. The estimates are based on the extension of the Kruh Block operatorship to May 2030 and the cost recovery balance reset to nil in May 2020.

Following the confirmation of the Kruh Block extension, the Company approved a development plan for a drilling program of 16 Proved Undeveloped Reserves (or PUD) wells, according to the schedule below:

	Unit\Year	2022	2023	2024	Total
Planned PUD wells	Gross well	4	6	6	16
Future wells costs (1)	US$	6,000,000	9,000,000	9,000,000	24,000,000
Total gross PUD added	Bbls	592,992	1,312,446	1,036,968	2,942,406
Total net PUD added	Bbls	276,636	612,267	483,754	1,372,657

(1)	Future wells costs are the capital expenditures associated with the new wells costs and do not include other capital expenditures such as production facilities.

F-29

The fiscal 2021 and 2020 proved developed and undeveloped reserves are summarized in the tables below:

	Crude Oil (Bbls) as of December 31,
	2021	Note	2020	Note
Total Proved Developed (PDP) and Undeveloped Reserves (PUD)
Beginning of the period	4,309,877		4,619,992
Revisions of previous estimates	(988,090)	(a)	(226,585)	(1)
Improved recovery	(7,533)	(b)	(11,006)	(2)
Purchase of minerals in place	-		-
Extensions and discoveries	-		-
Production	(60,637)	(c)	(72,524)	(3)
Sale of minerals in place	-		-
End of the period	3,253,617		4,309,877
Net Proved Developed Reserves (PDP) and Undeveloped Reserves (PUD)
Beginning of the period	2,532,934		1,965,577
Revisions of previous estimates	(983,291)	(d)	618,421	(4)
Improved recovery	(3,514)	(e)	(6,728)	(5)
Purchase of minerals in place	-		-
Extensions and discoveries	-		-
Production	(28,288)	(f)	(44,335)	(6)
Sale of minerals in place	-		-
End of the period	1,517,841		2,532,934
Total Proved developed reserves (PDP)
Beginning of the period	239,357		387,154
Revisions of previous estimates	32,132	(g)	(64,267)	(7)
Improved recovery	(7,533)	(b)	(11,006)	(8)
Purchase of minerals in place	-
Extensions and discoveries	104,436	(h)	-
Production	(57,181)	(i)	(72,524)	(9)
Sale of minerals in place	-		-
End of the period	311,211		239,357
Total Proved undeveloped reserves (PUD)
Beginning of the period	4,070,520		4,232,838
Revisions of previous estimates	(1,020,222)	(j)	(162,318)	(10)
Improved recovery	-		-
Purchase of minerals in place	-		-
Extensions and discoveries	(104,436)	(k)	-
Production	(3,456)	(l)	-
Sale of minerals in place	-		-
End of the period	2,942,406		4,070,520
Net Proved developed reserves (PDP)
Beginning of the period	44,542		121,182
Revisions of previous estimates	82,110	(m)	(25,576)	(11)
Improved recovery	(3,514)	(e)	(6,728)	(5)
Purchase of minerals in place	-		-
Extensions and discoveries	48,720	(n)	-
Production	(26,676)	(o)	(44,335)	(12)
Sale of minerals in place	-		-
End of the period	145,182		44,542
Net Proved undeveloped reserves (PUD)
Beginning of the period	2,488,392		1,844,395
Revisions of previous estimates	(1,065,401)	(p)	643,997	(13)
Improved recovery	-		-
Purchase of minerals in place	-		-
Extensions and discoveries	(48,720)	(q)	-
Production	(1,612)	(r)	-
Sale of minerals in place	-		-
End of the period	1,372,659		2,488,392

F-30

(a)	The revision of previous estimates in the amount of negative 988,090 bbls refers to the sum of 1) revision of previous PDP reserves estimates of 32,132 bbls (note g) and 2) revision of previous PUD reserves estimate of negative 1,020,222 bbls (note j);

(b)	The improved recovery amount of negative 7,533 bbls refers to the reduced amount of crude oil production of 57,181 bbls in 2021 compared to previous estimates of 64,714 bbls for Kruh Block in 2020 as a result of rescheduling of drilling program and reserves revision;

(c)	The production in the amount of negative 60,637 bbls refers to the amount of total gross crude oil produced from 1) PDP reserves production in the amount of negative 57,181 bbls (note i) and 2) PUD reserves production in the amount of negative 3,456 bbls (note l) in the Kruh Block;

(d)	The revisions of previous estimates of negative 983,291 bbls refers to the total amount of 1) net PDP reserves revision of previous estimates in the amount of 82,110 bbls (note m), and 2) net PUD reserves revision of previous estimates in the amount of negative 1,065,401 bbls (note p);

(e)	The Improved recovery in the amount of negative 3,514 bbls refers to the net share (46.65%) of crude oil production decrease of 7,533 bbls (note b) as a result of rescheduling of drilling program;

(f)	The net PDP and PUD production of negative 28,288 bbls refers to the sum of the net PDP production in the amount of negative 26,676 bbls (note o) and net PUD production in the amount of negative of 1,612 bbls (note r);

(g)	The revisions of previous estimates in the amount of 32,132 bbls refers to the total gross amount of PDP reserves increase as a result of new drilling;

(h)	The extension and discoveries in the amount of 104,436 bbls refers to the gain of PDP reserves from the completion of two new wells, K-25 and K-26;

(i)	The PDP production in the amount of negative 57,181 bbls refers to the gross amount of PDP reserves produced in 2021;

(j)	The revisions of previous estimates in the amount of negative 1,020,222 bbls refers to the total gross amount of PUD reserves decrease from the 4,070,520 bbls in 2020 to 2,942,406 bbls in 2021 excluding the 104,436 bbls conversion of PUD to PDP and 3,514 bbls reduction due to rescheduling of drilling schedule and reserves revision;

(k)	The extension and discoveries in the amount of negative 104,436 bbls refers to the conversion of PUD reserves to PDP reserves as a result of the completion of two new wells, K-25 and K-26;

(l)	The PUD production in the amount of negative 3,456 bbls refers to the gross amount of PUD reserves produced in 2021;

(m)	The revision of previous estimates of net PDP reserves in the amount of 82,110 bbls refers to the sum of 1) net share difference (46.65% in 2021 as compared to 61.13% in 2020) of the beginning total PDP reserves in the amount of 239,357 bbls, 2) net share (46.65%) of revision of previous estimates of total PDP reserves estimates in the amount of 32,132 bbls (note g), and 3) correction of net Non-shareable oil (NSO) transferred to Pertamina and a revision of 47,515;

(n)	The net extension and discoveries in the amount of 48,720 bbls refers to the PDP reserves gain from the net share (46.65%) of the gross amount of 104,436 bbls oil converted from PUD reserves as a result of the completion of two new wells, K-25 and K-26;

(o)	The net PDP production in the amount of negative 26,676 bbls refers to the net share (46.65%) of gross amount of 57,181 bbls PDP reserves produced in 2021;

(p)	The revision of previous estimates of net PUD reserves in the amount of negative 1,065,401 bbls refers to the sum of 1) net share difference (46.65% in 2021 as compared to 61.13% in 2020) of the beginning total PUD reserves in the amount of 4,070,520 bbls, and 2) net share (46.65%) of revision of previous estimates of total PUD reserves estimates in the amount of negative 1,020,222 bbls (note j);

(q)	The extension and discoveries amount of negative 48,720 bbls refers to the net share (46.65%) of the gross amount of 104,436 bbls (note h) PUD reserves converted to PDP reserves as a result of the completion of two new wells, K-25 and K-26;

(r)	The net PUD production in the amount of negative 1,612 bbls refers to the net share (46.65%) of gross amount of PUD reserves 3,456 bbls produced in 2021;

F-31

(1)	The revision of previous estimates in the amount of negative 226,585 bbls refers to the sum of 1) revision of previous PDP reserves estimates of 64,267 bbls and 2) revision of previous PUD reserves of negative 162,318 bbls;

(2)	The improved recovery amount of negative 11,006 bbls refers to the decrease of crude oil produced from the Kruh Block in 2020 as compared to the prediction from previous year;

(3)	The production in the amount of negative 72,524 bbls refers to the total gross amount of crude oil produced from the Kruh Block in 2020;

(4)	The revisions of previous estimates in the amount of 618,421 bbls refer to the total amount of 1) 25,576 bbls of PDP reserves revisions, and 2) 643,997 bbls of PUD reserves revisions;

(5)	The improved recovery in the amount of negative 6,728 bbls refers to the net share (61.13%) of the PDP production decrease of negative 11,006 bbls in 2020;

(6)	The net PDP and PUD production in the amount of negative 44,335 bbls refers to the net share (61.13%) of gross amount of 72,524 bbls PDP reserves produced in 2020;

(7)	The revisions of previous estimates in the amount of 64,267 bbls refers to the total gross amount of PDP reserves increase as a result of new drilling schedule and reserves revision;

(8)	The improved recovery in the amount of negative 11,006 bbls refers to the reduced amount of crude oil produced from the Kruh Block in 2020 compared to the prediction from the previous year;

(9)	The PDP production in the amount of negative 72,524 bbls refers to the gross amount of PDP reserves produced in 2020;

(10)	The revisions of previous estimates in the amount of negative 162,318 bbls refers to the total gross amount of PUD reserves decrease from the 4,232,838 bbls in 2019 to 4,070,520 bbls in 2020 as a result of new drilling schedule and reserves revision;

(11)	The revision of previous estimates of net PDP reserves in the amount of negative 25,576 bbls refers to the sum of 1) net share difference (61.13% in 2020 as compared to 43.57% in 2019) of the beginning total PDP reserves in the amount of 387,154 bbls, 2) net share (61.13%) of revision of previous estimates of total PDP reserves estimates in the amount of 64,267 bbls, and 3) net difference of Non-shareable oil (NSO) transferred to Pertamina between 2019 and 2020.

(12)	The net PDP production in the amount of negative 44,335 bbls refers to the net share (61.13%) of gross amount of 72,524 bbls PDP reserves produced in 2020;

(13)	The revision of previous estimates of net PUD reserves in the amount of negative 643,997 bbls refers to the sum of 1) net share difference (61.13% in 2020as compared to 43.57% in 2019) of the beginning total PUD reserves in the amount of 4,232,838 bbls, and 2) net share (61.13%) of revision of previous estimates of total PUD reserves estimates in the amount of negative 162,318 bbls.

F-32

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following information is based on the Company’s best estimate of the required data for the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2021 and 2020, respectively, in accordance with SFAS No. 69, “Disclosures About Oil and Gas Producing Activities” which requires the use of a 10% discount rate. This information is not the fair market value, nor does it represent the expected present value of future cash flows of the Company’s proved oil and gas reserves.

	As of December 31,
	2021	2020
Future cash inflows	$101,718,042	$100,920,387
Future production costs (1)	(43,837,125)	(43,360,461)
Future development costs	(34,285,268)	(41,056,457)
Future income tax expenses	(11,284,102)	(5,571,112)
Future net cash flows	$12,311,547	$10,932,358
10% annual discount for estimated timing of cash flows	(4,714,315)	(5,352,516)
Standardized measure of discounted future net cash flows at the end of the year	$7,597,232	$5,579,842

(1)	Production costs include oil and gas operations expense, production ad valorem taxes, transportation costs and general and administrative expense supporting the Company’s oil and gas operations.

Future cash inflows are computed by applying the ICP previous 12 months average monthly price, to year-end quantities of proved reserves. ICP is determined by the Directorate General of Oil and Gas (“DGOG”) of The Ministry of Energy and Mineral Resources of Indonesia (“MEMR”) on a monthly basis and presented as the monthly price of the crude oil according to the region where the oil is produced. The discounted future cash flow estimates do not include the effects of the Company’s derivative instruments, if any. See the following table for average prices.

	Years ended December 31,
	2021	2020	2019
Average crude oil price per Bbl	$67.02	$37.58	$61.89

Future production and development costs, which include abandonment and site restoration expense, are computed by estimating the expenditures to be incurred in developing and producing the Company’s proved crude oil reserves at the end of the year, based on year-end costs, and assuming continuation of existing economic conditions.

Sources of Changes in Discounted Future Net Cash Flows

Principal changes in the aggregate standardized measure of discounted future net cash flows attributable to the Company’s proved crude oil and natural gas reserves at year end are set forth in the table below.

	Year ended December 31,
	2021	2020	2019
Standardized measure of discounted future net cash flows at the beginning of the year	$5,579,842	$10,120,562	$14,513,446
Extensions, discoveries and improved recovery, less related costs	500,000	500,000	500,000
Revisions of previous quantity estimates	(14,979,996)	6,073,161	(3,431,073)
Changes in estimated future development costs	4,046,951	811,043	752,299
Purchases (sales) of minerals in place	-	-	-
Net changes in prices and production costs	19,129,705	(21,967,808)	(4,090,493)
Accretion of discount	638,201	2,377,063	1,384,269
Sales of oil and gas produced, net of production costs	(4,328,719)	(2,536,006)	(2,166,491)
Development costs incurred during the period	2,724,238	201,946	245,202
Change in timing of estimated future production and other	-	-	-
Net change in income taxes	(5,712,990)	9,999,882	2,413,403
Standardized measure of discounted future net cash flows at the end of the year	$7,597,232	$5,579,842	$10,120,562

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Up to 9,100,574

Ordinary Shares

PROSPECTUS

, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. Indemnification of Directors and Officers

We are a Cayman Islands exempted company limited by shares. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended articles of association provide, to the extent permitted by law, for the indemnification of each existing or former director (including alternate director), secretary and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), secretary or that officer for those legal costs.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. Recent Sales of Unregistered Securities

During the past three years, we issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances to private placement investors was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. We believe that our issuances of incentive shares and options to our employees, directors, officers and consultants were exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act.

We were incorporated on April 24, 2018 as an exempted company with limited liability under the laws of the Cayman Islands and are a holding company for WJ Energy Group Limited (or WJ Energy), which in turn owns our Indonesian holding and operating subsidiaries. We presently have two shareholders: MADERIC Holding Limited (or Maderic) and HFO Investment Group (or HFO).

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On June 30, 2018, we entered into two agreements with Maderic and HFO (the two then shareholders of WJ Energy): a Sale and Purchase of Shares and Receivables Agreement and a Debt Conversion Agreement (which we refer to collectively as the Restructuring Agreements). The intention of the Restructuring Agreements was to restructure our capitalization in anticipation of our initial public offering which was concluded in December 2019. As a result of the transactions contemplated by the Restructuring Agreements: (i) WJ Energy (including its assets and liabilities) became a wholly-owned subsidiary of our company, (ii) loans amounting to $21,150,000 and $3,150,000 that were owed by WJ Energy to Maderic and HFO, respectively, were converted for nominal value into ordinary shares of our company and (iii) we issued an aggregate of 15,999,000 ordinary shares to Maderic and HFO.

As of the date of this prospectus, Maderic owns 68.29% of our issued and outstanding shares, while HFO owns less than 5% of our issued and outstanding shares. As of the date of this prospectus, we have 7,647,214 ordinary shares issued and outstanding.

On January 23, 2020, pursuant to the terms of his employment agreement with us, we granted Frank Ingriselli 35,000 ordinary shares as an equity incentive award which vested as follows: 18,750 vested on December 19, 2019, 9,375 vested on June 16, 2020, and 9,375 vested on December 19, 2020.

On February 25, 2021, we issued 5,000 ordinary shares to a consultant in consideration of consulting services.

On January 23, 2022, pursuant to the terms of his employment agreement with us, we granted Frank Ingriselli 60,000 ordinary shares as an equity incentive award which vested as follows: 30,000 shares vest on July 1, 2022 and 30,000 vest on January 1, 2023.

On January 21, 2022, we entered into a convertible note and warrant financing transaction with L1 Capital (subsequently amended on March 4, 2022 and May 16, 2022) as described in the accompanying prospectus.

ITEM 8. Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed as part of this registration statement:

		Incorporated Herein by Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit	Filing Date	Filed Herewith	Previously Filed
3.1	Amended and Restated Memorandum of Association of the Registrant	F-1	333-232894	3.1	November 12, 2019
3.2	Amended and Restated Articles of Association of the Registrant	F-1	333-232894	3.2	November 12, 2019
5.1	Opinion of Ogier regarding the validity of the ordinary shares being registered						X
10.1	Sale and Purchase of Shares and Receivables Agreement, dated June 30, 2018, by and between the Registrant, Maderic Holding Limited, HFO Investment Group Limited, Opera Cove International Limited and WJ Energy Group Limited.	F-1	333-232894	10.1	July 30, 2019
10.2	Debt Conversion Agreement, dated June 30, 2018, by and between the Registrant, Maderic Holding Limited and HFO Investment Group Limited	F-1	333-232894	10.2	July 30, 2019
10.3	Debt Acknowledgement Note, dated June 30, 2018 (Maderic Holding Limited)	F-1	333-232894	10.3	July 30, 2019
10.4	Debt Acknowledgement Note, dated June 30, 2018 (HFO Investment Group)	F-1	333-232894	10.4	July 30, 2019
10.5	Contract regarding acquisition of Citarum Block and/or the 2016 joint study regarding the Citarum Block (Joint Study Agreement)	F-1	333-232894	10.5	November 12, 2019

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10.6	Technical Assistance Contract with PT Pertamina in regards to the Kruh Block	F-1	333-232894	10.6	July 30, 2019
10.7	Letter extending Kruh contract	F-1	333-232894	10.7	August 21, 2019
10.8	Employment Agreement, dated February 1, 2019, between the Registrant and Dr. Wirawan Jusuf+	F-1	333-232894	10.8	July 30, 2019
10.9	Share Option Agreement, dated February 1, 2019, between the Registrant and Dr. Wirawan Jusuf+	F-1	333-232894	10.9	July 30, 2019
10.10	Employment Agreement, dated February 1, 2019, between the Registrant and Frank C. Ingriselli+	F-1	333-232894	10.10	July 30, 2019
10.11	Share Option Agreement, dated February 1, 2019, between the Registrant and Frank C. Ingriselli+	F-1	333-232894	10.11	July 30, 2019
10.12	First Amendment to Employment Agreement, dated January 23. 2020, between the Company and Frank Ingriselli+	6-K	001-39164	10.1	January 29, 2020
10.13	Employment Agreement, dated February 1, 2019, between the Registrant and Chia Hsin “Charlie” Wu+	F-1	333-232894	10.12	July 30, 2019
10.14	Share Option Agreement, dated February 1, 2019, between the Registrant and Chia Hsin “Charlie” Wu+	F-1	333-232894	10.13	July 30, 2019
10.15	Employment Agreement, dated February 1, 2019, between the Registrant and Mirza F. Said+	F-1	333-232894	10.14	July 30, 2019
10.16	Share Option Agreement, dated February 1, 2019, between the Registrant and Mirza F. Said+	F-1	333-232894	10.15	July 30, 2019
10.17	Employment Agreement, dated February 1, 2019, between the Registrant and James J. Huang+	F-1	333-232894	10.16	July 30, 2019
10.18	Share Option Agreement, dated February 1, 2019, between the Registrant and James J. Huang+	F-1	333-232894	10.17	July 30, 2019
10.19	Employment Agreement, dated February 1, 2019, between the Registrant and Gregory L. Overholtzer+	F-1	333-232894	10.18	July 30, 2019
10.20	First Amendment to Employment Agreement, dated January 29. 2020, between the Company and Gregory Overholtzer+	6-K	001-39164	10.2	January 29, 2020
10.21	Indonesian Energy Corporation Limited 2018 Equity Incentive Plan+	F-1	333-232894	10.19	July 30, 2019
10.22	Securities Purchase Agreement, dated January 21, 2022, between the Company and the Selling Shareholder	6-K	001-39164	10.1	January 25, 2022
10.23	Senior Convertible Promissory Note issued to the Selling Shareholder, dated January 21, 2022	6-K	001-39164	10.2	January 25, 2022
10.24	Form of Ordinary Share Purchase Warrant issued to the Selling Shareholder	6-K	001-39164	10.3	January 25, 2022
10.25	Guaranty, dated January 21, 2022, by WJ Energy Group Limited favor of the Selling Shareholder	6-K	001-39164	10.4	January 25, 2022
10.26	Second Amendment to Employment Agreement, dated January 21, 2022, between the Company and Frank Ingriselli+	6-K	001-39164	10.5	January 25, 2022
10.27	Second Amendment to Employment Agreement, dated January 21, 2022, between the Company and Gregory Overholtzer+	6-K	001-39164	10.6	January 25, 2022
10.28	First Amendment to Securities Purchase Agreement, dated March 4, 2022, between the Company and the Selling Shareholder	6-K	001-39164	10.1	March 9, 2022
10.29	Amended and Restated Senior Convertible Promissory Note issued to the Selling Shareholder, dated March 4, 2022	6-K	001-39164	10.2	March 9, 2022
10.30	Second Amended and Restated Senior Convertible Promissory Note issued to the Selling Shareholder, dated May 16, 2022	6-K	001-39164	10.1	May 16, 2022
21.1	Subsidiaries of the registrant	F-1	333-232894	21.1	July 30, 2019
23.1	Consent of Marcum Bernstein & Pinchuk LLP					X
23.2	Consent of Ogier (included in Exhibit 5.1)						X
24.1	Powers of Attorney (included on signature page)						X
101	Interactive Data File (XBRL)#					X
107	Filing Fee Table						X

+	Management contract or compensatory plan or arrangement.
#	Pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

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ITEM 9. Undertakings

The undersigned registrant hereby undertakes that:

(1)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in an offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jakarta, Indonesia, on May 19, 2022.

INDONESIA ENERGY CORPORATION LIMITED

By:	/s/ Wirawan Jusuf
Name:	Wirawan Jusuf
Title:	Chief Executive Officer
(principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Wirawan Jusuf	Director, Chairman of the Board	May 19, 2022
Dr. Wirawan Jusuf	and Chief Executive Officer

*	Chief Business Development Officer and Director	May 19, 2022
Mirza F. Said

/s/ James J. Huang	Chief Investment Officer and Director	May 19, 2022
James J. Huang

/s/ Gregory L. Overholtzer	Chief Financial Officer	May 19, 2022
Gregory L. Overholtzer

*	Director	May 19, 2022
Mochtar Hussein

*	Director	May 19, 2022
Benny Dharmawan

*	Director	May 19, 2022
Tamba P. Hutapea

*	Director	May 19, 2022
Michael L. Peterson

* = By:	/s/ James J. Huang
James H. Huang, Attorney-in-fact

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